Exhibit 1.2

Memorandum

and

Articles of Association

of

SESA STERLITE LIMITED

GOVERNMENT OF INDIA - MINISTRY OF CORPORATE AFFAIRS

Registrar of Companies, Goa, Daman and Diu

Fresh Certificate of Incorporation Consequent upon Change of Name

Corporate Identity Number: L13209GA1965PLC000044

In the matter of M/s SESA GOA LIMITED

I hereby certify that SESA GOA LIMITED which was originally incorporated on Twenty Fifth day of June Nineteen Hundred Sixty Five under the Companies Act, 1956 (No, 1 of 1956) as Sesa Goa Private Limited having duly passed the necessary resolution in terms of Section 21 of the Companies Act, 1956 and the approval of the Central Government signified in writing having been accorded thereto under Section 21 of the Companies Act, 1956, read with Government of India, Department of Company Affairs, New Delhi, Notification No. G.S.R 507 (E) dated 24/06/1985 vide SRN B83568964 dated 18/09/2013 the name of the said company is this day changed to Sesa Sterlite Limited and this Certificate is issued pursuant to Section 23(1) of the said Act.

Given at Goa this Eighteenth day of September Two Thousand Thirteen.

Registrar of Companies, Goa, Daman and Diu

*	Note: The corresponding form has been approved by SRIDHAR PAMARTHI, Registrar of Companies and this certificate has been digitally signed by the Registrar through a system generated digital signature under rule 5(2) of the Companies (Electronic Filing and Authentication of Documents) Rules. 2006.

The digitally signed certificate can be verified at the Ministry website (www.mca.gov.in).

Mailing Address as per record available in Registrar of Companies office:

Sesa Sterlite Limited

SESA GHOR 20 EDCCOMPLEX PATTO, PANJIM,

GOA - 403001,

Goa, INDIA

SESA STERLITE LIMITED

CONTENTS

INDEX TO MEMORANDUM OF ASSOCIATION

			Page

I		Name of the Company
	II	Registered Office	1
	III	Objects of the Company	1
	IV	Liability of Members	1
	V	Share Capital	7
		Subscribers to the Memorandum of Association	8

	Copy of the order dated 25-3-1980 of the Court Of the Judicial Commissioner, Goa, Daman & Diu, Panaji, made under section 394 of the Companies Act, 1956, in the matter of amalgamation of Mingoa Private Limited, with Sesa Goa Private Limited, annexed to the Memorandum of Association.		9

	Copy of the order dated 5th October, 1996 of high court of judicature at Bombay, Panaji bench made under section 394 of the companies act, 1956 in the matter of Sesa Shipping Limited with Sesa Goa Limited annexed to the memorandum of association pursuant to section 391(4) of the companies act, 1956.		15

	Copy of the order dated 6th June, 2003 of high court of Bombay at Goa made under section 394 of the companies act, 1956 in the matter of the scheme of amalgamation of a Narain mines limited with Sesa Goa limited annexed to the memorandum of association pursuant to section 391(4) of the companies act, 1956.		24

	Copy of the order dated 4th February, 2005 of high court of Bombay at Goamade under section 394 of the companies act, 1956 in the matter of the scheme of amalgamation of Sesa Kembla Coke company with Sesa Goa Limited annexed to the memorandum of association pursuant to section 391(4) of the companies act, 1956.		28

	Copy of the order dated 7th February, 2011 of supreme court of India made under section 394 of the companies act, 1956 in the matter of the scheme of amalgamation of Sesa Industries Limited with Sesa Goa Limited annexed to the memorandum of association pursuant to section 391 (4) of the companies act, 1956.		37

Copy of the order dated 3rd April, 2013 of single judge of high court of Bombay at Goa made under section 394 of the companies act, 1956 in the matter the Scheme of amalgamation and arrangement amongst Sterlite, Madras Aluminium Company Limited (MALCO), Sterlite Energy Limited (SEL), Vedanta Aluminium Limited (VAL) and Sesa Goa and their respective Shareholders and Creditors (‘Composite Scheme’) and the Scheme of Amalgamation of Ekaterina Limited (Ekaterina) with Sesa Goa and their respective Shareholders and Creditors (‘Ekaterina Scheme’) annexed to the memorandum of association pursuant to section 391 (4) of the companies act, 1956.

			129

I

Copy of the order dated 12th August, 2013 of Division Bench of high court of Bombay at Goa in the matter the Scheme of amalgamation and arrangement amongst Sterlite, Madras Aluminium Company Limited (MALCO), Sterlite Energy Limited (SEL), Vedanta Aluminium Limited (VAL) and Sesa Goa and their respective Shareholders and Creditors (‘Composite Scheme’) and the Scheme of Amalgamation of Ekaterina Limited (Ekaterina) with Sesa Goa and their respective Shareholders and Creditors (‘Ekaterina Scheme’) annexed to the memorandum of association.	200

Copy of the order dated 27th August, 2013 of Supreme Court of India made in the matter the Scheme of amalgamation and arrangement amongst Sterlite, Madras Aluminium Company Limited (MALCO), Sterlite Energy Limited (SEL), Vedanta Aluminium Limited (VAL) and Sesa Goa and their respective Shareholders and Creditors (‘Composite Scheme’) and the Scheme of Amalgamation of Ekaterina Limited (Ekaterina) with Sesa Goa and their respective Shareholders and Creditors (‘Ekaterina Scheme’) annexed to the memorandum of association.	266

INDEX TO ARTICLES OF ASSOCIATION

TABLE ‘A’ EXCLUDED	Article

Table ‘A’ not to apply but Company to be governed by
These articles	1	267
INTERPRETATION
Interpretation Clause

“The Company” or “this Company”	2	267
“The Act”	2	267
“Auditors”	2	267
“Beneficial Owner”	2	267
“Board” or “Board of Directors”	2	267
“Capital”	2	267
“Debenture”	2	267
“Depository Act”	2	267
“Depository”	2	268
“Directors”	2	268
“Dividend”	2	268
“Employees Stock Option”	2	268
“Gender”	2	268
“In Writing” and “Written”	2	268
“Member”	2	268
“Meeting” or “General Meeting”	2	268
“Annual General Meeting”	2	268
“Extraordinary General Meeting”	2	268
“Month”	2	268
“Office”	2	268
“Paid-up”	2	268
“Persons”	2	268
“Register of Members”	2	268
“The Registrar”	2	268
“Secretary”	2	268
“Securities”	2	269
“Seal”	2	269
“Share”	2	269
“ Share with differential rights”	2	269
“FINSIDER”	2	269
“Singular number”	2	269
“Ordinary Resolution” and “Special Resolution”	2	269
“Year” and “Financial Year”	2	269
“Marginal Notes and Catch Lines”	2	269
Company to be Private Company- Deleted	3	269

II

	Articles Article	Page
INCREASE AND REDUCTION OF CAPITAL
Increase of capital by the Company, and how carried into effect	4	269
New capital same as existing capital	5	269
Redeemable Preference Shares	6	270
Provisions to apply on issue of Redeemable Preference Shares	7	270
Reduction of Capital	8	270
Sub-division consolidation and cancellation of shares	9	270
Modification of rights	10	271

SHARES AND CERTIFICATES
Register and Index of Members	11	271
Branch Register of Members	12	271
Shares to be numbered progressively and no share to		271
be sub-divided	13	271
Further issue of capital	14	271
Issue of Sweat Equity	14	272
Shares under control of directors	15	272
Power also to company in General Meeting to issue shares	16	272
Acceptance of shares	17	272
Deposit and call etc. to be a debt payable immediately	18	273
Liability of Members	19	273
Share Certificates	20	273
Renewal of Share Certificates	21	274
Joint holders	22	275
Company not bound to recognise any interest in shares other than that of registered holder	23	275
Facility of Nomination	23	276
Funds etc. of Company may not be applied in purchase of shares of the Company	24	276
Power of Company to purchase its own securities	24	276
UNDERWRITING AND BROKERAGE
Commission may be paid	25	277
Brokerage	26	277

INTEREST OUT OF CAPITAL		277
Interest may be paid out of capital	27

CALLS		277
Directors may make calls	28
Notice of calls	29	277
Call to date from resolution	30	277
Call may be revoked or postponed	31	277
Liability of joint holders	32	277
Directors may extend time	33	278
Calls to carry interest	34	278
Sums deemed to be calls	35	278
Proof on trial of suit for money due on shares	36	278
Partial payment not to preclude forfeiture	37	278
Payment in anticipation of calls may carry interest	38	278

LIEN
Company’s lien on shares	39	279
As to enforcing lien by sale	40	279
Application of proceeds of sale	41	279

III

	Articles	Page
FORFEITURE OF SHARES
If money payable on shares not paid notion to be given to Members	42	280
Form of Notice	43	280
In default of payment, shares to be forfeited	44	280
Notice of Forfeiture to a Member	45	280
Forfeited share to be property of the company & May be sold, etc.	46	280
Member still liable to pay calls owing at the time of Forfeiture and interest	47	280
Effect of Forfeiture	48	280
Evidence of forfeiture	49	281
Validity of sale under Articles 40 and 46	50	281
Cancellation of share certificate in respect of forfeited Shares	51	281
Power to annul forfeiture	52	281

TRANSFER AND TRANSMISSION OF SHARES AND DEBENTURES
Register of Transfers	53	281
Beneficial Owner deemed as member	53	281
Securities in fungible form	53	281
Transfer of Depository Shares & Debentures	53	281
Rectification of Register on Transfer	53	282
Allotment of Shares & Debentures under Depository	53	282
Distinctive numbers not required under Depository	53	282
Register & Index of Beneficial Owner	53	282
Form of transfer	54	282
Transfer to be left at office and evidence of title given	55	282
No transfer to minors etc.	56	282
Closure of Register of members or Debenture holders	57	282
Directors’ powers to refuse to register a transfer	58	282
Title to shares of deceased holder	59	283
Transmission Clause	60	283
Refusal to register in case of transmission	61	283
The Company is not liable for disregard of notice Prohibiting registration of transfer	62	283
Rights of successors	63	284

COPIES OF MEMORANDUM AND ARTICLES TO BE SENT TO MEMBERS
Copies of Memorandum and Articles of Association To be sent by the Company	64	284

BORROWING POWERS
Borrowing powers	65	284
Payment or repayment of borrowed moneys	66	284
Terms of issue of Debentures	67	285
Register of Mortgages etc. to be kept.	68	285
Register and Index of Debenture holders	69	285
CONVERSION OF SHARES INTO STOCK AND RECONVERSION
Shares may be converted into stock	70	285
Rights of stock holders	71	285

MEETINGS OF MEMBERS Annual General Meeting and Annual Return	72	285
Extraordinary General Meeting	73	286

IV

	Articles	Page
Requisition of Members to state object of meeting	74	286
On receipt of requisition, Directors to call meeting and in default requisitionists may do so	75	286
Meeting called requisitionists	76	287
Twenty-one days’ notice of meeting to be given	77	287
Business to be transacted at the General Meeting and nature thereof	78	287
Omission to give notice not to invalidate a resolution Passed	79	287
Meeting not to transact business not mentioned in Notice	80	287
Quorum for the General Meeting	81	287
Body corporate deemed to be personally present	82	287
If quorum not present meeting to be dissolved or adjourned	83	287
Chairman of General Meeting	84	288
Business confined to election of Chairman whilst chair vacant	85	288
Chairman with consent may adjourn meeting	86	288
Question at General Meeting how decided	87	288
Chairman’s casting vote	88	289
Poll to be taken, if demanded	89	289
Scrutineers at poll	90	289
In what case poll taken without adjournment	91	289
Demand for poll not to prevent transaction of other business	92	289

VOTES OF MEMBERS
Members in arrears not to vote	93	289
Number of votes to which Member entitled	94	289
Casting of votes by a Member entitled to more than one vote	95	290
Vote of a Member of unsound mind or who is a minor	96	290
Votes of joint Members	97	290
Voting in person or by proxy	98	290
Votes in respect of shares of deceased and insolvent Member	99	290
Appointment of proxy	100	290
Proxy either for specified meeting or for a period	101	291
Votes by members present or by proxy	102	291
Deposit of instrument of appointment	103	291
Form of Proxy	104	291
Validity of votes given by proxy notwithstanding death of Member	105	291
Time for objection to vote	106	291
Chairman of the meeting to be the judge of the validity of every vote	107	291

MINUTES OF GENERAL MEETINGS
Minutes of General Meetings and inspection thereof by Members	108	291

DIRECTORS
Number of Directors	109	292
Appointment of Directors	110	292
Appointment of Directors by FINSIDER	111	293
Debenture Directors	112	294

V

	Articles	Page
Power to appoint ex-officio Directors	112A	294
Appointment of Director by ICICI	112B	294
Appointment of alternate Directors	113	295
Directors’ power to add to the Board	114	295
Directors’ power to fill casual vacancies	115	295
Qualification of Directors	116	296
Remuneration of Directors	117	296
Travelling Expenses incurred by Director not a bonafide resident or by Director going out on Company’s business	118	296
Directors may act notwithstanding any vacancy	119	296
When office of Directors to become vacant	120	296
Directors may contract with Company	121	297
Disclosure of interest by Directors	122	298
Interested Directors not to participate or vote in Board’s proceedings	123	298
Register of Contracts in which Directors are interested	124	299
Directors may be Directors of companies promoted by the Company	125	299
Company may increase or reduce the number of Directors	126	299
Register of Directors etc. and notification of change to Registrar	127(a)	299
Register of shares or debentures held by the Directors	127(b)	300
Disclosure by Director of appointment to any other Body corporate	128	300
Disclosure by a Director of his holdings of shares and debentures of the Company	129	300

MANAGING/WHOLETIME DIRECTOR
Board may appoint Managing/Wholetime Director	130	300
Restriction on management	131	300
Certain persons not to be appointed Managing/Wholetime Directors	132	301
Special position of Managing/Wholetime Directors	133	301

PROCEEDINGS OF THE BOARD OF DIRECTORS
Meetings of Directors	134	301
Notice of Directors’ Meeting	135	301
Quorum at Board Meeting	136	301
Adjournment of meeting for want of quorum	137	301
When meeting to be convened	138	302
Chairman	139	302
Questions at Board meetings how to be decided	140	302
Powers of Board Meeting	141	302
Directors may appoint Committee	142	302
Meeting of Committee how to be governed	143	302
Resolution by circulation	144	302
Acts of Board or Committee valid notwithstanding informal defect in appointment	145	303
Minutes of Proceedings of meetings of the Board	146	303
Powers of Directors	147	304
Certain powers of the Board	148	304

VI

	Articles	Page
THE SECRETARY
Secretary	149	308

THE SEAL
The seal its custody and use	150	308
Deeds how executed	151	309

DIVIDENDS
Division of profits and dividens in proportion to Amount paid-up	152	309
The Company in General Meeting may declare a Dividend	153	309
Dividends only to be paid out of profits	154	309
Interim dividend	155	309
Capital paid-up in advance at interest not to earn Dividend	156	309
Retention of dividends until completion of transfer under Articles 59 and 60	157	309
Dividend etc. to joint holders	158	310
No Member to receive dividend whilst indebted to the Company and Company’s right of reimbursement thereout	159	310
Transfer of shares must be registered	160	310
Dividends how remitted	161	310
No interest on dividends	162	310
Dividend and call together	163	310
Unclaimed dividend	164	310
CAPITALISATION
Capitalisation	165	310
ACCOUNTS
Directors to keep true accounts	166	312
As to inspection of accounts or books by members	167	313
Statement of Accounts to be furnished to General Meeting	168	313
Copies shall be sent to each Member	169	313
AUDIT
Accounts to be audited	170	313
DOCUMENTS AND NOTICES
Manner of service of documents or notices on members by Company	171	313
When notices or documents served on members	172	314
By Advertisement	173	314
On joint holders	174	314
On personal representatives etc.	175	314
To whom documents or notices must be served or given	176	314
Members bound by documents or notices served on or given to previous holders	177	315
Documents or notices by Company and Signature thereto	178	315
Service of document or notice by member	179	315

WINDING UP
Liquidator may divide assets in specie	180	315

INDEMNITY AND RESPONSIBILITY
Indemnity	181	315

SECRECY CLAUSE
Secrecy clause	182	315

EXTRACTS OF MINUTES		317

VII

MEMORANDUM OF ASSOCIATION OF

*SESA STERLITE LIMITED

I	The name of Company is SESA STERLITE LIMITED.

II.	The Registered Office of the Company will be situated in the state of Goa.

III. The objects for which the Company is established extend to India and abroad and are the following:

(1)	To continue to carry on the business of this Company, which was a Sociedade Por Quotas Resposabilidade Limitada, and to carry on all or any of the business of prospecting, exploring, mining, winning, importing, exporting, dealing, processing, buying, selling and distributing and generally dealing in earth and ore of all kinds including iron-ore, ferro-manganese, china-clay, quartz, silica, abrasive minerals, aluminium minerals, anlydrite, antimony minerals aquamarine, asbestos, barium minerals, bauxite, fluorspars and others.

(2)	To purchase, take on lease or otherwise acquire mines, lands, and mineral properties, and also grants, concession, leases, claims, licences of or other interest in mines, mining rights, lands, mineral properties, water rights, either absolutely or conditionally and either solely or jointly with others.

(3)	To buy, sell, import, export, distribute, prepare, produce, process and manufacture agriculture, forest, mineral, animal or any other goods, ware commodities, merchandise, article and things of any description or kind whatsoever.

(4)	To crush, win, get, quarry, smelt, calcine, refine, dress, amalgamated, manipulate, and prepare for market, ore, metal and mineral substances of all kinds, and to carry on any other metallurgical operations which may seem conducive to any of the Company’s objects.

(5)	To carry on all or any of the business of exploring, discovering, producing, refining, processing, importing, exporting, distributing and generally dealing in crude oil, natural gas and other hydrocarbons.

*(6)	To carry on the business of mechanical, electrical, railway, marine, aeronautical, agricultural, sanitary, civil and constructional engineers, ferrous and non-ferrous metal founders, casters, spinners, follers, and workers of all metals and their alloys, welders by any process whatsoever of ferrous and non ferrous metals and metal compounds, manufacturers of welding applications, tool makers, metal workers, boiler makers, mill-wrights, machinists, manufacturers of iron, pig iron, steel, metal wires, ingots, metals and their alloys of all kinds and descriptions, metal conductors, wires, galvanized wires, rods and things in all its branches, wire nails, bolts, nuts and appliances, tools and implements, sheets that could be manufactured out of aluminum, iron, steel, brass, zinc, copper, gold, silver or any other kind and combination of metal, converters of iron and steel and other metals, smiths, tin manufacturers and tinkers, wheelwrights, wood workers, builders, painters, metallurgists, water supply engineers; gas makers, varnishers, vulcanizers, electroplaters, silverplates, nickel plates, aluminium platers, importers, exporters and distributors in all kinds of plant and machinery, apparatus, tools, component parts, accessories, and to buy, sell, manufacture, repair, convert, alter, let on hire and deal in any kind of metals, machinery, implements, tools, accessories, rolling stock, hardware of all kinds and things necessary or convenient for carrying on the business or usually dealt in by persons in like business.

*(7)

To carry on the business of manufacturers of, and dealers in chemicals of any nature and kind whatsoever, including acids, alkalies and salts, manures, fertilizers, dyes, caustic soda, soda ash, sulphur, sulphuric acid, phosphoric acid, silicic acid, magnesite and drugs, tannins, essences, pharmaceutical, sizing, medicinal, chemical, industrial and other preparations and articles of any nature and kind whatsoever, mineral and other waters, soaps, oils, paints, varnishes, compounds, drugs, dyestuffs- organic and mineral- intermediates, paints and colour grinders, makers of and dealers in proprietary articles of all kinds and of electrical, chemical, photographical, surgical and scientific apparatuses and materials and to manufacture, refine manipulate, import and deal in salts and marine minerals and their derivatives, by products and compounds of any nature and kind whatsoever.

*(8)	To generate, supply, sell, accumulate, convert, transmit and distribute electric power or energy (conventional and non-conventional) and to do all such things as may be required in connection therewith and to acquire, establish, maintain and run power plant(s) whether for captive use or otherwise. To carry on the business of acquiring, establishing, commissioning, setting up, operating and maintaining thermal, hydro, nuclear and all kinds of conventional and non-conventional power plants, power transmission systems, power systems, generation stations based on conventional/non-conventional resources for evacuation, generation, transmission and distribution of power through establishing or using station, tie-lines sub-stations and transmission lines on commercial basis including build, own and transfer (BOT), built own and operate (BOO) and/or build, own lease and transfer (BOLT) and/or build, own, operate and transfer (BOOT) basis and to carry on the business of acquiring, operating, managing and maintaining power transmission system, power generation stations, tile-lines, sub-stations and transmission lines, either newly set up or acquired from State Electricity Boards, Vidyut Boards, Power Utilities Generating Companies, Transmission Companies, Distribution Companies, State Governments, licensees, Statutory Bodies, other organizations and bulk consumers of power and for any or all of the aforesaid purposes, to do trading and all the necessary or ancillary activities as may be considered necessary or beneficial or desirable. To manufacture, buy, sell, exchange, alter, improve, manipulate, prepare for market, import or export or otherwise deal in electrical wires, electrical goods and cables of all kinds, including but not limited to power/electrical/telecommunication cables, jelly filled cables, dry core cables, coaxial, optic fibre cables, switch board cables, jumparwires, telephone handset cords and other suitable alike cables and wires.

*(9)	To carry on the business of developing Special Economic Zones in India in compliance with the applicable Governmental policies and procedures

*	Pursuant to Scheme of amalgamation and arrangement approved by High Court of Bombay at Goa vide Order dated April 03, 2013.

(10)	To purchase, take on lease, or in exchange, hire, or otherwise acquire any real, immovable or personal property and / or to build, construct, alter, enlarge, pull down, work, manage any buildings, offices, factories, machinery, engines, roads, ways and other works either solely or jointly with others.

(11)	To buy, sell, manufacture, repair, alter, improve, exchange, let out on hire, import, export and deal in all factories, work, plant, machinery, tools, utensils, appliances, apparatus, products, materials, substances, articles and things capable of being used in any business which this Company is competent to carry on.

(12)	To establish, maintain and operate shipping, road transport service and all ancillary services and for those purposes or as independent undertakings, to purchase, take in exchange, charter, hire, build, construct or otherwise acquire, and to own, work, mange and trade with ships, trawlers, drifters, tugs and vessels, motor and other vehicles with all necessary and convenient equipments, stores and accessories and to maintain, repair, fit out, refit, improve, insure, alter, sell, exchange or let out on hire or hire purchase or charter or otherwise deal with and dispose of any of the ships, vessels and vehicles or any of the equipments, stores and accessories of the Company.

(12A)

To carry on the business of manufacturing, buying, selling, reselling, exchanging, altering, importing, improving, assembling or distributing and dealing in motor vehicles, packages of components parts thereof, trucks, tractors, chassis, motors, motorcycles, mopeds, scooters, cycles, buses, lorries, omni buses, engines, ships, boats, barges, launches and other vehicles, and components of motor vehicles replacement parts, tools, implements, spare parts, accessories, materials and products for the transport or conveyance of passengers, merchandise, and goods of every description whether propelled or used by electricity, steam, oil, vapour, gas, petroleum or any other motive or mechanical power.

(12B)	To carry on the business as structural engineers, construction engineers, mechanical engineers, electrical engineers, automobile engineers, fabricators, iron founders, fitters, wire drawers, tool-makers, enamellers, electroplaters, painters, tools, equipment, metal workers, smiths, wood-workers and metallurgists and in particular to manufacture and fabricate engineering goods, machine tools, precision instruments, pneumatic tools, structural steels and material handling equipment.

(Sub-clauses (8A) and (8B) inserted by Special Resolution dated 30.9.1982, as confirmed by the Company Law Board in its order dated 31.3.1983)

(12C)	To carry on the business of manufacturing, converting, altering, processing, assembling, improving, buying, selling, exchanging, importing, exporting, operating, distributing or otherwise dealing in any or all of the following items, namely,

i)	Electronic and electrical equipment, instruments, components and parts for consumer electronics and appliances, telecommunications, space application, automotive electronics, industrial applications including integrated circuits and packages, semiconductor devices, chips, television sets, video recorders and computer peripherals, monitors, micro-processors, logic controllers and other control equipment, all types of radar, transmitters and receivers, telephone, switching equipment and systems, calculators and digital electronic devices and instruments.

ii)	Pig iron and all types of steel including alloy, special steels, stainless steel, cold and hot rolled steels.

iii)	Equipment for production and conservation of energy covering non- conventional and renewable/non-renewable sources of energy including wind driven generators, solar powered equipment and all types of batteries and accumulators and the components, parts and accessories thereof.

iv)	All types of finished leather goods.

(Sub-clause (8C) inserted by Special Resolution dated 28.9.1985, as confirmed by the Company Law Board in its order dated 21.5.1986)

(12D)	(i)	To construct, develop, maintain, build, operate equip, hire or otherwise deal with ports, shipyard, jetties, harbours, docks ship breaking, ship repair, ship building at any port in India or elsewhere.

(ii)	To carry on business of inland and sea transport including goods, passengers and mail, shippers, ship agents, ship underwriters, ship managers, tug owners, barge owners, loading brokers, freight brokers, freight contractors, stevedores, warehouseman, Wharfingers and building, assembling, fitting, constructing, repairing and managing ships, seagoing vessels for inland waterways.

(iii)	To carry on in India and in any part of the world the business to construct, erect, build, buy, sell, give or take on lease or license, repair, remodel, demolish, develop, improve, own, equip, operate and maintain, ports and port approaches, breakwaters for protection of port or on the fore shore of the port approaches with all such convenient arches, drains, lending places, hard jetties, floating barges or pontoons, stairs, fences, roads, railways, sidings, bridges, tunnels and approaches and widening deepening and improving any portion of the port or port approaches, light houses, light ships, beacons, pilot boats or other appliances necessary for the safe navigation of the ports and the port approaches and to build highways, roads, parks, streets, sideways building structure, building and warehouses and to construct and establish, dry docks, shipways and boat basins and workshops to carry out repairs or overwhelming of vessels, tugs, boats, machinery or appliances.

(iv)	To establish and develop Special Economic Zones and Industrial Estates/Parks and to

carry on the business of properties developers, builders, creators, operators, owners, contractors of all and any kind of Infrastructure facilities and services including cities, towns, roads, seaports, airports, hotels, airways, railways, tramways, mass rapid transport system, cargo movement and cargo handling including mechanised handling system and equipment, shipyard, land development, water desalination plant, water treatment & recycling facilities, water supply & distribution system, solid waste management, effluent treatment facilities, power generation, transmission, distribution, power trading, generation and supply of gas or any other form of energy, environmental protection and pollution control public utilities, security services, municipal services, clearing house agency and stevedoring services and of like infrastructure facilities and services viz., telecommunication, cell services, cable and satellite communication networking, data transmission network, information technology network, agriculture and food processing zone, textile & apparel park, automobile & auto ancillaries park, chemical park, drugs & pharmaceuticals parks, light & heavy engineering parks, trading & warehousing zone, gem and jewellery and other industrial parks, factory buildings, warehouses, internal container depots, container freight station, clearing houses, research centre, trading centres, school and educational institutions, hospitals, community centre, training centres, hostels, places of worship, courts, markets, canteen, restaurants, residential complexes, commercial complexes and other social infrastructures and equip the same with all or any amenities, other facilities and infrastructure required by the various industries and people, entertainment centres, amusement park, green park, recreational zone, import & export house, to purchase, acquire, take on lease or in exchange or in any other lawful manner land, building, structures to promote industrial, commercial activity for inland and foreign trade, to carry on the business of international financial services centers, banks, insurance, postal services, courier services and to purchase plant & machineries, tools and equipment and carry on business of import and export, buying, selling, marketing and to do government liaison work and other work.’

*	Amended vide Special Resolution passed by the shareholders by Postal Ballot on 17th November, 2008.

(13)	To enter into any arrangements with any Government or authorities, municipal, local or otherwise, or any persons or company, in India or abroad, that may seem conducive to the objects of the Company or any of them and to obtain from any such government, authority, persons or company any rights, privileges, charters, contracts, licences and concessions including, in particular, right in respect of waters, waterways, roads and highways, which the Company may think it desirable, and to carry out, exercise and comply therewith.

(14)	To procure the Company to be registered in any place, and to establish subsidiary companies, agencies and branches for conducting the business of the Company in any part of India and abroad.

(15)	To acquire the whole or any part of the undertaking and assets of any business within the objects of the Company and any lands, privileges, rights, contracts, property or effects held or used in connection therewith and upon any such purchase to undertake the liabilities of any company, association, partnership or person.

(16)	To amalgamate, enter into partnership, or into any arrangement for sharing profits union of interests, cooperation, joint adventures, or reciprocal concessions, or for limiting competition with any person or Company carrying on or engaged in, or about to carry on or engage in, any business or the transaction which the Company is authorised to carry on or engage in or which can be carried on in conjunction therewith or which is capable of being conducted so as to directly or indirectly benefit the company.

(17)	To sell, lease, mortgage or otherwise dispose of the property, assets or undertaking of the Company or any part thereof for such consideration as the Company may think fit, and in particular for shares, stock, debentures or other securities of any other company whether or not having objects all together or in part similar to those of the Company.

(18)	To distribute among the members in specie in the event of winding up, any property of the company or any proceeds of the sale or disposal of any property of the Company but so that no distribution amounting to a reduction of capital be made except with the sanction (if any) for the time being required by law.

(19)	To act as agents or Brokers and as trustees for any person or company and to undertake and perform sub-contracts and to do all or part of the above things in any part of the world and either as principals, agents, trustees, contractors, or otherwise and either alone or jointly with others, and either by or through agents, managing agents, sub-contractors, trustees or otherwise.

(20)	To apply for, purchase , or otherwise acquire and protect and renew in any part of the world any patents, patent rights, inventions, licenses, concession and the like, concerning any exclusive or non-exclusive or limited right to their use, or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company, or the acquisition of which may seem calculated directly to benefit the Company, and to use, exercise, develop or grant licenses in respect of or otherwise turn to account the property, rights or information so acquired, and to spend money in experimenting upon, testing or improving any such patents, invention or rights.

(21)	To invest and deal with the moneys of the Company not immediately required in any manner and in particular to accumulate funds or to acquire or take by subscription, purchase or otherwise howsoever or to hold shares or stock in or the security of any company, association or undertaking in India or abroad.

(22)	To lend and advance money or give credit to such persons or companies and on such terms as may seem expedient, and in particular to customers and others having dealing with the Company, and to guarantee the performance of any contract or obligation and the payment of money of or by any such persons or companies and generally to give guarantees and indemnities.

(23)	To receive money on deposit or loan and borrow and raise money in such manner as the Company shall think fit, and in particular by the issue of debentures or debenture-stock (perpetual or otherwise) and to secure the repayment of any money borrowed, raised or owing by mortgage, charge or lien upon all or any of the property or assets of the Company (both present and future) including its uncalled capital, and also by a similar mortgage, charge or Hen to secure and guarantee the performance by the Company or any other person or company of any obligation undertaken by the Company or any other person or company, as the case may be, provided that the Company shall not carry on the business of banking within the meaning of the Banking Companies Act, 1949.

(24)	To pay for any business, property or rights acquired or agreed to be acquired by the Company and generally to satisfy any obligation of the Company by the issue or transfer of shares of this or any other company directed as fully or partly paid up or of debentures or other securities of this or any other company.

(25)	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures, and other negotiable or transferable instruments.

(26)	To pay for any rights or property acquired by the Company and remunerate any person or company whether by cash payment or by the allotment of shares, debentures or other securities of the Company credited as paid full or in part or otherwise.

(27)	To establish and maintain or procure the establishment and maintenance of any contributory pension or superannuation funds for the benefit of and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or any Company which is subsidiary of the Company or is allied to or associated with the Company or with Company or with any such subsidiary company, or who are or were at any time Directors or Officers of the Company, or for any such other company as aforesaid, and the wives, widows, families and dependents of any persons, and also establish and subsidise and subscribe to any institutions, including in particular, any cafeterias, canteens or clubs, or funds calculated to be for the benefit of or to advance the interests and well being of the Company or of any such other company as aforesaid and make payments to or towards the insurance of any such persons as aforesaid and do any of the matters aforesaid, either alone or in conjunction with any such company as aforesaid.

(28)	To subscribe or contribute or otherwise assist or to grant money to charitable, benevolent, religious, scientific, national, public, political, or any other useful institutions, objects or purposes.

(29)	To create any depreciation fund, reserve fund, sinking fund, or any other special fund whether for depreciation or for preparing, improving, extending or maintaining any of the properties of the Company or for any other purpose conducive to the interest of the Company.

(30)	To place, reserve or distribute as dividend or bonus among the members, or otherwise to apply, as the Company may from time to time think fit, any moneys received by way of premium on shares or debentures issued at a premium by the Company, and any money received in respect of dividends accrued on forfeited shares or from unclaimed dividends.

(31)	To establish, provide, maintain and conduct or otherwise subsidise research laboratories and experimental workshops for scientific and technical research and experiments; to undertake and carry on scientific and technical researches, experiments and tests of all kinds; to promote studies and researches both scientific and technical, investigations and inventions by providing, subsidising, endowing, or assisting laboratories, workshops, libraries, lectures, meetings and conferences and by providing or contributing to the remuneration of scientific or technical professors or teachers and by providing or contributing to the award of scholarships, prizes, grants to students or otherwise and generally to encourage, promote, and reward studies, researches, investigations, experiments, tests and invention of any kind that may be considered likely to assist any business which the Company is authorised to carry on.

(32)	To take part in the management, supervision or control of the business or operations of any company or undertaking, and for that purpose to appoint and remunerate any Director, accountants, or other experts, or agents and to act as managing agents or secretaries and treasurers or as Secretary of any such company or undertaking.

(33)	Subject to the provisions of the Companies Act 1956, or any other enactment in force, to indemnify and keep indemnified members , officers, directors, agents and servants of the Company against proceedings, costs, damages, claims and demands in respect of anything done or ordered to be done by them, for and in the interest of the Company and for any loss, damage, or misfortune, whatever and which shall happen in execution of the duties of their office or in relation thereto.

(34)	To do all or any of the above things in any part of the world, and either as principals, agents, contractors, trustees or otherwise, and by or through trustees, agents, or otherwise, either alone or in conjunction with others, and to do all such other things as are incidental or conducive to the attainment of the above objects or any of them. And it is hereby declared that the word “Company” in this clause, except where used in reference to this Company, shall be deemed to include any partnership or other body of persons, whether corporate or unincorporated, and whether domiciled in India or elsewhere.

(35)	To carry on business of manufacture of coke and market the same both in wholesale and retail in the local and international markets.

(36)	To provide consultancy service in the specialized technology in the setting up of non-recovery type of coking ovens.

Clauses 33 to 36 inserted pursuant to the order dated 7th February, 2011 of The Hon’ble Supreme Court of India, upholding the Order of Single judge of High Court of Bombay at Goa dated 18th December, 2008 approving the Scheme of Amalgamation of SIL with SGL with appointed date of 1st April, 2005, effective date being 14th February, 2011.

(37)	To carry on business of manufacturing Sinter, Sponge iron, Cast iron including derivatives thereof and all types of Steel including structural steel, in the form of cast, rolled or forged or in any other form; machine tools, precision instruments, pneumatic tools, material handling equipment and other engineering goods, and marketing the same, both in wholesale and retail in local and international markets.

(38)	To carry on the business of sale of waste gases emanating from the Pig Iron blast furnace or any other process for the purpose of utilization of its energy content, calorific value or sensible heat.

(39)	To purchase waste heat with the purpose of utilizing its energy content, calorific value or sensible heat.

(40)	To carry on the business of generation of power from the waste gases emanating from the Pig Iron blast furnace, coke oven and to supply/market the same to local parties and Government/Electricity Board.

IV	The liability of the members is limited.

*V “The Authorized Share Capital of the Company will be Rs. 51,260,000,000 (Rupees Five Hundred Twelve Crore Sixty Lakhs) divided into 51,260,000,000 (Rupees Five Hundred Twelve Crore Sixty Lakhs) equity shares of Rs. 1/- (Rupees one) each with the rights, privileges and conditions attaching thereto as are provided by the Articles of Association of the Company for the time being, with power to divide the shares in the capital for the time being into several classes and to attach thereto respectively such preferential, qualified, or special rights, privileges or conditions as may be determined by or in accordance with the Articles of Association of the Company for the time being and to vary, modify or abrogate any such rights, privileges or conditions in such manner as may be permitted by the Companies Act, 1956 or provided by the Articles of Association of the Company for the time being”.

*	Pursuant to Scheme of amalgamation and arrangement approved by High Court of Bombay at Goa vide Order dated 3rd April, 2013 in CP No. 11 of 2012 and 12 of 2012, the authorized share capital stands enhanced to Rs. 51,260,000,000 (divided into 51,260,000,000 equity shares of Re. 1 each)

We, the several persons whose names, addresses are hereunder subscribed, are desirous of being formed into a company in pursuance of this Memorandum of Association and we agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses, Descriptions and Occupations of Subscribers.		Number of shares taken by each Subscriber

PAOLO TRADARDI	Genoa, Gorso Italian 36 Mining Engineer Son of Renato Tradardi	500 (five hundred equity share)

RENZO FONTANI	Genoa, Via Del Pino Business Son of Giovarini Fontani	500 (five hundred equity share)

	Total	1000

(One thousand equity shares)

Dated this 23rd day of March, 1965

Witness to the above signatures.

Fernando Sabatini, Genoa, Via Caffaro, 22.

Son of Luigi Sabatini

Marcello Bernardini, Genoa, via Manfredi, 2

Son of Bernardino Benardini.

COPY OF THE ORDER DATED 25-3-1980 OF COURT OF THE JUDICIAL COMMISSIONER, GOA, DAMAN & DIU, PANAJI, MADE UNDER SECTION 394 OF THE COMPANIES ACT, 1956, IN THE MATTER OF AMALGAMATION OF MINGOA PRIVATE LIMITED WITH SESA GOA PRIVATE LIMITED ANNEXED TO THE MEMORANDUM OF ASSOCIATION PURSUANT TO SECTION 391(4) OF THE COMPANIES ACT, 1956.

IN THE COURT OF THE JUDICIAL COMMISSIONER

GOA, DAMAN & DIU AT PANAJI ORIGINAL

JURIDICTION

IN THE MATTER OF THE COMPANIES ACT, 1956

AND

IN THE MATTER OF AMALGAMATION OF MINGOA PRIVATE LIMITED

(TRANSFEROR COMPANY) WITH SESA GOA PRIVATE LIMITED

(TRANSFEREE COMPANY)

COMPANY PETITION NO. 5 OF 1979

BEFORE THE HON’BLE MR. JUSTICE TITO MENEZES

DATED 25TH MARCH, 1980.

ORDER UNDER SECTION 394

Upon the above petition coming on for further hearing on the 11th day of March 1980, upon reading the said petition and upon hearing Mr. Joachim Dias, Pleader for Government of Goa, Daman & Diu and Mr. P.K. Patkar, Pleader for the Government of India, and Mr. Atul Setlavad and Mr. V.N.S. Neurencar, Advocates for the Petitioner Companies.

THIS COURT DOTH ORDER

1)	That all the property, rights and powers of the Transferor Company specified in the first, second and third parts of the Scheduled hereto and all the other property, rights and powers of the Transferor Company be transferred without further act or deed to the Transferee Company and accordingly the same shall, pursuant to section 394 (2) of the Companies Act, 1956, be transferred to and vest in the Transferee Company for all the estate and interest of the Transferor Company therein but subject nevertheless to all charges now affecting the same; and

2)	That all the liabilities and duties of the Transferor Company be transferred without further act or deed to the Transferee Company and accordingly the same shall, pursuant to Section 394 (2) of the Companies Act, 1956, be transferred to and become the liabilities and duties of the Transferee Company; and

3)	That all proceedings now pending by or against the Transferor Company be continued by or against the Transferee Company; and

4)	That the Transferee Company do without further application allot to such members of the Transferor Company the shares in the Transferee Company to which they are entitled under the Compromise or Arrangement; and

5)	That the Transferor Company do within 30 days after the date of this order cause a certified copy of this order to be delivered to the Registrar of Companies for registration and on such certified copy being so delivered the Transferor Company shall be dissolved effective from 1st April, 1979 and the Registrar of Companies shall place all documents relating to the Transferor Company and registered with him on the file kept by him in relation to the Transferee Company and the files relating to the said two Companies shall be consolidated accordingly; and

6)	That any person interested shall be at liberty to apply to the Court in the above matter for any directions that may be necessary.

SCHEDULE

PART I

A.	Mining Concessions granted under the Portuguese Colonial Mining Laws.

No. of Title of Concession & Date	Date of Transmission	Name of Village & Taluka in Goa where situated	Area in hectares

9 — 23-09-1949	24-2-1958	Malinguem Bicholim	92.5385
10 — 23-09-1949	24-2-1958	—do— Codli,	78.9306
69 — 14-12-1951	24-2-1958	Sanguem	99.7900
70 — 18-08-1952	24-2-1958	—do—	99.7600
126 — 04-12-1953	24-2-1958	—do— Maulinguem,	100.0000
3 — 15-01-1954	3-3-1958	Bicholim	32.0400
9 — 02-04-1955	3-3-1958	—do— Daucona,	33.0900
38 — 03-09-1955	17-2-1958	Sanguem Darbandora,	100.0000
39 — 03-09-1955	17-2-1958	Sanguem	23.9580

B.	Land plots (Free-hold property) acquired and held upto - date

Name of plot	Situation	Area in Sq. Mts.	Date of Acquisition	Particulars of Registration
	Sanvordem			Included in the Sale

	Bunder plot		9-12-57	Deed of Machinery etc. Registered with Notary Crisna Porobo Tamba, Panjim in Book No 505 pages 99 V.

DABE- CASANA	Sanquelim	4,700	5-4-58	Panjim Notary Crisna Porobo Tamba, Book 508/75
(Used for Virdi road which is now a public road)
(Bicholim Land Registry Nos. 363, 901, 1110, 1294 and
Land Revenue Nos. 145, 147, 158, 160, 163, 149, 144, 146, 148, 162, 165, 166, 169, 180, & 181)

Name of plot	Situation	Area in Sq. Mts.	Date of Acquisition	Particulars of Registration

PORTION OF PLOTS DATTA, BOROD, ODLE MOL	Sanquelim	9,700	17-4-58	Panjim Notary, Crisna, porob Tamba, Book 509/7V.
(Used for Virdi road which is now a public road)

(The plots are not described in Land (Registry)

MACAR- XENDO	Sanquelim	68,893	4-8-62	Panjim Notary, Fernando, Jorge Colaco Book 549/40V.
(Bicholim Land Registry No. 3026 - Book B8 New and Land Revenue No. 36)

VAGACHO GOINDO	Virdi	24,274	12-1-70	Bicholim Sub-Registry under No. 1212 of Book 1 Vol. 15 pages 167 to 172
(Bicholim Land Registry No. 10088 - Book B26 New and Land Revenue No. 117)

DHAT	Sanquelim	79,000	9-7-70	Bicholim Sub-Registry
(Bicholim Land Revenue Nos. 35246, 247 & 248) (Not described in Land Registry)				under No. 1389 of Book 1 Vol. 16 pages 197 to 206 and under No. 1395 of Book 1 Vol. 16 pages 217 to 221.

MACAR- XENDO	Sanquelim	7,900	17-12-71	Bicholim Sub-Registry under No. 1911 of Book 1 Vol. 21 pages 232 to 235
(Land Registry No. 3026 Book B8 New and Land Revenue No. 36)

DOLCHO CANTOR	Virdi	9,287	21-4-72	Bicholim Sub-Registry under No. 2039 of Book 1 Vol. 22 pages 384 to 389
(Bicholim Land Registry No. 2453 Book B7 New and Land Revenue No. 185)

DOLCHO CANTOR	Virdi	5,491	10-11-72	Bicholim Sub-Registry under No. 2269 of Book 1 Vol. 26 pages 50 to 55.
(Bicholim Land Registry No. 2453 Book B7 New and Land Revenue No. 185)

Name of plot	Situation	Area in Sq. Mts.	Date of Acquisition	Particulars of Registration

CANTOR	Sanquelim	7,100	21-8-73	Bicholim Sub-Registry under No. 2504 of Book 1 Vol. 27 pages 286 to 289
(Bicholim Land Registry No. 8852 New and Land Revenue No. 37)

VAGACHO GOINDO	Virdi	4,365	29-8-75	Bicholim Sub-Registry under No. 255 of Book 1 Vol. 38 pages 104 to 107.
(Bicholim Land Registry No. 10088 Book B26 New and Land Revenue No. 117)

VAGACHO GOINDO	Virdi	4,540	14-4-76	Bicholim Sub-Registry under No. 144 of Book 1 Vol. 41 pages 1 to 5.
(Bicholim Land Registry No. 10088 - Book B26 New and Land Revenue No. 117)

CANTOR	Sanquelim	907	12-12-78	Bicholim Sub-Registry under No. 40 of Book 1 Vol. 53 pages 291 to 294.
(Bicholim Land Registry No. 8852 New and Land Revenue No. 37)

CANTOR	Sanquelim	3,168	2-8-79	Bicholim Sub-Registry under No. 333 of Book 1 Vol. 57 pages 218 to 221.
(Bicholim Land Registry No. 8852 New and Land Revenue No. 37)

C.	Bunders at Virdi and Sanvordem along with Loading bridges, constructions and approach roads costing Rs. 4,97,841.58 having their written down value at Rs. 1,06,923.88 as on the appointed day.

D.	Buildings at mining establishments, bunders, workshops and offices along with the furniture and fixture and plants under construction costing Rs. 26,27,806.99 having their written down value at Rs. 20,96,439.06 as on the appointed day.

E.	Machinery & Equipments, Road Transport Vehicles and River Fleet Barges and Launches, costing Rs. 4,06,25,108.81 having their written down value at Rs 1,31,39,216.16 as on the appointed day.

Name of plot	Situation	Area in Sq. Mts.	Date of Acquisition	Particulars of Registration
PART II

Leasehold property held upto-date

Sanvordem Bunder comprising 3 plots	Sanvordem	9,360	1-11-74	Sanguem Sub-Registry under No. 127 of Book 1 Vol. IV pages 360 to 366.

(Quepem Land Registration and Land Revenue Nos. 5380 page 88 overleaf book B 17 and 278; 18297 page 33 overleaf book B50 and 277; 15529 page 1 overleaf book B43 and 281; 5379 page 88 book B17 and 280, 5381 page 89 book B17 and 282; 23890 page 80 book B64 and 27, 23891 page 80 overleaf book B64 and 276)

DABAMOLA	Codli	3,440	26-3-75	Sanguem Sub-Registry under No. 25 of Book 1 Vol. V pages 197 to 200.
(Quepem Land Registry No. 22144 Book B-59) (Not registered in Revenue Officer)

DHAT	Sanquelim	10,000	29-5-75	Bicholim Sub-Registry under No. 200 of Book 1 Vol. 37 pages 35 to 39.
(Bicholim Land Revenue Nos. 35246, 247, & 248) (Not described in Land Registry)

GHOL & MOSNICHEM MOL	Sanquelim	842	30-10-75	Bicholim Sub-Registry under No. 327 of Book 1 Vol. 38 pages 176 to 180
(Bicholim Land Registry No. 153911 and Land Revenue No. 260)

DHAT	Sanquelim	16,000	17-12-75	Bicholim Sub-Registry under No. 9 of Book 1 Vol. 31 pages 270 to 274.
(Bicholim Land Revenue Nos. 35246, 247 & 248) (Not described in Land Registry)

DHAT	Sanquelim	9,960	9-5-77	Bicholim Sub-Registry under No. 143/77 of Book 1 Vol. 45 pages 195 to 199.
(Bicholim Land Revenue Nos. 35246, 247 & 248) (Not described in Land Registry)

Name of plot	Situation	Area in Sq. Mts.	Date of Acquisition	Particulars of Registration

PART III

Other Assets

i)	Investments in 1267 Equity Shares of Rs. 100/- each fully paid in Goa Shipyard Limited.

ii)	All other current assets, loans and advances as determined according to the audited balance sheets as at 31st March, 1979

Dated the 3rd day of April, 1980	Sd/- E.P. LOBO, 3.4.80 REGISTRAR

“TRUE COPY” SD/- 14.4.80 Asstt. Registrar Judicial Commissioner’s Court Goa, Daman & Diu, Panaji.

SEAL of the COURT OF THE JUDICIAL COMMISSIONER GOA, DAMAN & DIU.

COPY OF THE ORDER DATED 5TH OCTOBER, 1996 OF HIGH COURT OF JUDICATURE AT BOMBAY, PANAJI BENCH MADE UNDER SECTION 394 OF THE COMPANIES ACT, 1956 IN THE MATTER OF SESA SHIPPING LIMITED WITH SESA GOA LIMITED ANNEXED TO THE MEMORANDUM OF ASSOCIATION PURSUANT TO SECTION 391(4) OF THE COMPANIES ACT, 1956.

IN HIGH COURT OF JUDICATURE AT BOMBAY, PANAJI BENCH,

PANAJI-GOA.

COMPANY PETITION NO. 11-S OF 1996

WITH

COMPANY APPLICATION NO.7-S OF 1996

AND

COMPANY PETITION NO. 12-S OF 1996

WITH

COMPANY APPLICATION NO. 8-S OF 1996

COMPANY PETITION NO. 11-S OF 1996

WITH

COMPANY APPLICATION NO. 7-S OF 1996

SESA SHIPPING LIMITED
A Company incorporated
Under the provision of
The Companies Act, 1956 having its registered office at ‘Sesa Ghor’.
20 EDC Complex,
Patto, Panaji, Goa-403 001.	.…… Petitioner

Shri. S. K. Kakodkar, Sr. Advocate with Shri. R. V. Kamat, Advocate for the petitioner Company.

Shri. E. P. Badrinaraynan, Additional Central Government Standing Counsel for the Regional Director, Department of Company Affairs, Government of India.

Shri. R. V. Dani, Official Liquidator present.

COMPANY PETITION NO. 12-S OF 1996

WITH

COMPANY APLICATION NO.8-S OF 1996

Sesa Goa Limited,
A Company incorporated under
The provisions of the Companies
Act, 1956 having its registered
Office at ‘Sesa Ghor’, 20 EDC
Complex, Patto, Panaji, Goa-403 001.	………. Petitioner

Shri. S. K. Kakodkar, Sr. Advocate with Shri. E. Afonso, Advocate for the Petitioner Company. Shri. E. P. Badrinarayanan, Additional Central Government Standing Counsel for the Regional Director, Department of Company Affairs, Government of India.

Shri. R. V. Dani, Official Liquidator present.

CORAM: F. I. REBELLO, J. DATED: 5TH OCTOBER, 1996.

ORAL JUDGEMENT

Both these Company Petitions are being disposed of by a common Order as the Petitioner Company in Company Petition No. 11-S/96 is to be amalgamated with the Company in Company Petition No. 12-S/96.

2. On filling of the above Company Petitions, this Court on 8th May, 1996 directed that a meeting of the shareholders of the respective Companies be held on 29th June, 1996. The Court also directed that the notice of the meeting be advertised. Copies of the notice as advertised had been taken on record. The Court dispensed with the advertisement in the Gazette.

3. In terms of the Order, an Affidavit has been filed along with the resolution approved by the shareholders of the Companies approving amalgamation in terms of the report. On 25th July, 1996, an order was passed directing notice of the Petitions to be served on the Regional Director, Company Law Board and the Official Liquidator. Pursuant to the said notice, the Official Liquidator is present in the Court. Insofar as the Regional Director is concerned, it is apparent that there was some mis-discrepancy in the said Order and the notice in fact was to the Regional Director, Western Region, Department of Company affairs, Bombay. Shri. Badrinarayanan, additional Central Government Sanding Counsel appears on behalf of the Regional Director, Western Regional Department of Company Affairs.

4. On 5th September, 1996 a further order was passed in the presence of the official liquidator as also the Additional Central Government Standing Counsel representing the Regional Director of Company Affairs. The matter was adjourned for report of the liquidator.

5. The liquidator has field his report has required by the second proviso to section 394 of the Companies Act. The said report has been taken on record. The said report is in the respect of Sesa Shipping Limited. In para 12 of the said report, the official liquidator has set out that there is no material available which could prove that the affairs of the Company has been conducted in a manner prejudicial to the interest of its members or the public interest. In other words, he has not opposed the scheme of amalgamation has approved by the members of the Company.

Shri. Badrinarayanan, also does not oppose the said scheme on instruction from his clients.

6. On hearing Counsel for the Companies, the official Liquidator and Counsel for the Regional Director, Department of Company Affairs, Western Region, Bombay. I am satisfied that the Companies have complied with the requirements of Sections 391 and 394 of the Indian Companies Act and that there is no valid objection to the scheme as approved by the shareholders of the respective Companies. In view of the above, both the Company Petitions have to be allowed.

7. Company Petition No 11-S/96 is allowed in terms of prayers (a) and (b).

8.	Company Petition No. 12-S/96 is allowed in terms of prayers (a) and (b).

9.	The Additional Registrar at Panaji is directed to transcribe this Order in Form No. 41 of the Companies (Court) Rules, 1959 and in terms of the draft submitted.

10.	Each of the petitioners to pay cost of Rs. 1000/- to the Official Liquidator in the respective Company Petitions.

11.	In the circumstances of the case, Company Petitions are accordingly disposed of.

Sd/-

Assistant Registrar

High Court of Mumbai

Panaji (Goa)

‘ANNEXURE P1’

THE HIGH COURT OF JUDICATURE AT BOMBAY, PANAJI BENCH,

PANAJI – GOA.

In the matter of the Companies Act, 1956

And

In the matter of Sesa Goa Limited

Company Petition No. 12-S of 1996

Connected with

Company Application No. 8-S of 1996.

SESAGOA LIMITED	………Petitioner

Before the Hon’ble Mr. Justice F.I. Rebello

Dated: October 5th, 1996

ORDER ON PETITION

The above petition coming on for hearing on 5th October, 1996, upon reading the said petition, the order dated 8th May, 1996 (further modified by order dated 13th June, 1996) whereby the petitioner Company was ordered to convene a meeting of its equity shareholders for the purpose of considering and if though fit, approving with or without modification, the Scheme of Amalgamation of Sesa Shipping Limited with Sesa Goa Limited and annexed to the affidavit of Shri C.D. Chitnis, Secretary of the petitioner Company, dated 23rd April, 1996 and the issues of ‘Navhind Times’ dated 1st June, 1996, and ‘Sunaprant’ dated 1st June, 1996 respectively, each containing the advertisement of the said notice convening the said meeting directed to be held by the said order dated 8th May, 1996, the affidavit of Mr. T. Pooran filed on the 19th June, 1996 showing the publication and dispatch of the notices convening the said meeting and the report of the Chairman of the said meeting dated 29th June, 1996 as to the result of the said meeting, and upon hearing Shri, E. P. Badrinarayanan, Addl. Central Government Standing Counsel for the Regional Director, Western Region, Department of Company Affairs, Government of India and it appearing from the report that the proposed Scheme of Amalgamation has been approved unanimously by the members present and voting in person or by proxy.

This Court doth hereby sanction the Scheme of Amalgamation of Sesa Shipping Limited with Sesa Goa Limited set forth as Annexure P1 to the petition and the Schedule hereto doth hereby declare the same to be binding on the petitioner Company, its members and creditors.

And this Court doth further order:-

(i)	that with effect from 1st January 1996 (hereinafter called’ the transfer date’) the entire business and undertaking including all movable and immovable and other assets of whatsoever nature and all licences, rights, trade-marks, patents, privileges, claims, etc. of Sesa Shipping Limited shall be transferred to and be deemed to be transferred, without further act or deed, to Sesa Goa Limited and the same be pursuant to Section 394 of the Companies Act, 1956, transferred to and vested in Sesa Goa Limited free from all estate and interest of Sesa Shipping Limited subject to the mortgages and charges now affecting the same;

(ii)	that with effect from the transfer date, all liabilities, debts, obligations and duties of Sesa Shipping Limited shall also be transferred and be deemed to be transferred, without further act or deed, to Sesa Goa Limited and accordingly the same be, pursuant to Section 394 (2) of the Companies Act, 1956, transferred to and become liabilities and duties of Sesa Goa Limited;

(iii)	that all proceedings, by or against the petitioner Company pending on the transfer date and relating to the property, rights, powers, liabilities, obligations and duties of Sesa Shipping Limited shall be continued and enforced by or against Sesa Goa Limited.

(iv)	that with effect from the transfer date Sesa Shipping Limited be and is dissolved without winding up.

That the said Company do file with the Registrar of Companies a certified copy of this order within 30 days from this date.

Date this 5th day of October, 1996.

Addln. Registrar.

The Seal of the High Court

of Bombay.

SCHEME OF AMALGAMATION

(Under Sections 391 and 394 of the Companies Act, 1956)

OF

SESA SHIPPING LIMITED

WITH

SESA GOA LIMITED

PRELIMINARY

A.	In this SCHEME, unless inconsistent with the subject or context, the following expressions shall be deemed to mean:

a)	“Transferor Company” or “Amalgamating Company” means SESA SHIPPING LIMITED, a Company within the meaning of the Companies Act, 1956 and having its Registered Office at “Sesa Ghor”, 20 EDC Complex, Patto, Panaji, Goa 403 001.

b)	“Transferee Company” or “Amalgamated Company” means SESA GOA LIMITED, a Company incorporated under the provisions of the Companies Act, 1956 and having its Registered Office at “Sesa Ghor”, 20 EDC Complex, Patto, Panaji, Goa 403 001.

c)	“The Act” means the Companies Act, I of 1956.

d)	“Transfer Date” means the commencement of business on the 1st day of January One thousand nine hundred and ninety six (01.01,1996)

e)	“Effective Date” means the day on which the last of the sanctions/permissions/ approvals specified in this scheme shall have been obtained.

B.	The Authorised Share Capital of Transferor Company is Rs. 20,00,00,000/- (Rupees Twenty crores only) divided into 2,00,00,000 Equity Shares of Rs. 10/- (Rupees ten only) each, out of which the issued and subscribed capital is Rs. 20,00,00,000/- (Rupees Twenty crores only) divided into 2,00,00,000 Equity Shares of Rs. 10/- (Rupee ten only) each.

C.	The Authorised Share Capital of Transferee Company is Rs. 20,00,00,000/- (Rupees Twenty crores only) divided into 2,00,00,000 Equity Shares of Rs. 10/- (Rupess ten only) each, of which the issued capital is Rs. 19.68,12,000/- (Rupees Nineteen crores sixty eight lakhs twelve thousand only) divided into 1,96,81,200 Equity Shares of Rs. 10/- (Rupees ten only) each and the subscribed capital is 19,63,35,870/- (Rupees Nineteen crores sixty three lakhs thirty five thousand eight hundred and seventy only) divided into 1,96,33,587 equity shares of Rs. 10/- (Rupees ten only) each.

D.	The Transferor Company is the wholly owned subsidiary of the Transferee Company.

SCHEME

1.	The undertaking and business of the Transferor Company shall with effect from the Transfer Date and without further act or deed stand transferred to the Transferee Company, pursuant to Sections 391 (2) and 394 (2) of the Act and vest in the Transferee Company for all the estate, interest of the Transferor Company as a going concern but subject nevertheless, to all charges, if any, then affecting the same or any part thereof and on the Transfer Date, the Transferor Company, shall be amalgamated with the Transferee Company,

2.	(a) For the purposes of the SCHEME, the undertaking and business of the Transferor Company shall include:

(i)	All the assets, movable and immovable properties, of the Transferor Company immediately before the amalgamation, and

(ii)	All the liabilities of the Transferor Company immediately before the amalgamation.

(b)	Without prejudice to the generality of the foregoing sub-clause (a), the said undertaking and the business of the Transferor Company shall include:

(i)	All the properties, rights and claims whatsoever of the Transferor Company and its entire undertaking, authorities, privileges, industrial and other licences, and the rights in respect of property, movable and immovable, leases, tenancy rights and other industrial property rights, registrations, approvals, clearances, fittings and fixtures, telephones, telex and fax connections, cash balances, reserves, security deposits, refunds, outstanding balances, stocks, investments, licences, contracts, agreements and other rights and interests of all description in and arising out of such properties as may belong to or be in possession of the Transferor Company and all books of accounts and documents and records relating thereto, but subject to all charges affecting the same.

PROVIDED ALWAYS the SCHEME shall not operate to enlarge the security for any loan, deposit or faculty created by or available to the Transferor Company which shall vest in the Transferee Company by virtue of the amalgamation and the Transferee Company shall not be obliged to create any further or additional security there for after the amalgamation has been effective or otherwise.

(ii)	All the liabilities, debts, obligation and duties of the Transferor Company shall also stand transferred to the Transferee Company with effect from the Transfer Date without any further act or deed pursuant to Section 394 (2) of the Act so as to become the liabilities of the Transferee Company.

3.	The General Reserve, Share Premium Account and the balance in the Profit and Loss Account in the Balance Sheet of the Transferor Company be included in the General reserve, Share Premium Account Transferee Company.

4.	Upon this SCHEME being effective, if any suit, appeal or other proceedings of whatsoever nature by or against the Transferor Company or any of them be pending, the same be continued, prosecuted and enforced by any or against the Transferee Company.

5.	The Transferee Company undertakes that on the SCHEME of amalgamation becoming fully effective in accordance with the provisions of Section 391 and 394 of the Act, to engage from the Effective Date all employees who may be in service with the Transferor Company on the aforesaid date on terms and conditions not less favourable than the terms of employment which the said employees enjoyed as on that date.

6.	On and from the Transfer Date, the Transferor Company shall be deemed to have carried on and to be carrying on the business on behalf of and on account of the Transferee Company until such time as the SCHEME of amalgamation becomes effective in terms herein contained. From the Transfer Date, the Transferor Company shall carry on its business with proper prudence and shall not without the concurrence of the Transferee Company, alienate, charge or otherwise deal with the said undertaking or any part thereof except in the ordinary course of business or vary the terms and conditions of employment of any of its employees, income, or profit accruing to the Transferor Company or losses incurred by it, shall for all intents and purposes be the income, profit or losses or the case may be, of the Transferee Company and the Transferor Company shall account to and be entitled to be indemnified by the Transferee Company.

7.	The Transfer and vesting of the properties and liabilities and the continuance of the proceedings mentioned herein above shall not affect transactions or proceedings already concluded by the Transferor Company on or after the Transfer Date to the end and intent that the Transferee Company accepts on behalf of itself all acts, deeds, bonds agreements and other instruments of whatsoever nature done and executed by the Transferor Company.

8.	Subject to the other provisions herein contained, all contracts, deeds, agreements, and other instruments of whatsoever nature subsisting or having effect immediately before the Amalgamation to which the Transferor Company or any of them are a party, shall be in full force and effect against or in favour of the Transferee Company and may be enforced as fully and effectively as if instead of the Transferor Company, the Transferee Company had been a party thereto.

9.	Upon the Amalgamation becoming effective, the shares held by the Transferee Company in the Transferor Company i.e. 2,00,00,000 Equity Shares of Rs. 10/- each, shall stand cancelled and shall vest in the Transferee Company.

10.

This SCHEME is subject to such modifications as the High Court of Bombay at Panaji may impose or the Transferor Company may prefer and the High Court may approve and the Board of Directors of the Transferor Company and the Transferee Company may

consent on behalf of all concerned to any condition which the High Court may think fit to impose. In the construction herein, the word “SCHEME” shall also means the SCHEME as so modified.

11.	This SCHEME shall not in any manner affect the rights of any of the Creditors of the Transferor Company, in particular the Secured Creditors shall continue to enjoy and hold charge upon their respective securities.

12.	The implementation of this SCHEME is conditional upon and subject to:

a)	The sanction of the SCHEME by the High Court of Bombay at Panaji, under Section 391 of the Act and the appropriate orders being made by the said High Court pursuant to Section 394 of the Act for effecting the Amalgamation under this SCHEME.

b)	The approval and consent of any authorities concerned as may be required under any statute being obtained and granted in respect of any of the matters in respect of which such approval and consent be required.

13.	This SCHEME although operative from the Transfer Date shall take effect finally and from the date on which any the aforesaid sanctions or approvals or order shall be last obtained, which shall be Effective Date for the purpose of this SCHEME.

14.	All costs, charges, and expenses of the Transferor Company and the Transferee Company respectively in relation to or in connection with negotiations leading upto the SCHEME and/or carrying out and completing the terms and provisions of this SCHEME and of and incidental to the completion of Amalgamation of the Transferor Company in pursuance of this SCHEME shall be borne and paid by the Transferee Company.

15.	The Transferor Company and/or any other person interested shall be at liberty to apply to the Court from time to time for necessary directions in matters relating to the SCHEME or any terms thereof.

16.	Upon this SCHEME becoming effective the Transferor Company shall stand dissolved without winding up as and from the Effective Date or such date as the High Court may direct.

17.	In the event of this SCHEME failing to take effect finally before the 30th day of September 1997, or within such further period or periods as may be agreed upon between the Transferor Company (by its Directors) and the Transferee Company (by its Directors) this SCHEME shall become null and void and in that event no rights and liabilities whatsoever shall accrue to or be incurred interse to or by the parties or any of them.

MADE UNDER SECTION 394 OF THE COMPANIES ACT, 1956 IN THE MATTER OF THE SCHEME OF AMALGAMATION OF A. NARAIN MINES LIMITED WITH SESA GOA LIMITED ANNEXED TO THE MEMORANDUM OF ASSOCIATION PURSUANT TO SECTION 391(4) OF THE COMPANIES ACT, 1956.

IN THE HIGH COURT OF BOMBAY AT GOA

COMPANY PETITION N0.6-S OF 2003

Sesa Goa limited, A Company incorporated Under the Companies Act, 1956 having its Registered office at Sesa Ghor, 20 EDC Complex, Patto, Panaji, Goa-403 001	……..Petitioner

Mr. R.G. Ramani, Advocate for the Petitioner.

Mr. V. P. Thali, Senior Central Government Standing Counsel for Regional Director.

Mr. Ahmed Kunju, Official Liquidator present in person.

CORAM: P.V. HARDAS DATED: 6TH JUNE, 2003

ORAL JUDGEMENT

Heard Mr. R. G. Ramani, learned Councel for the Petitioner, Mr. V. P. Thali, learned Senior Central Government Standing Councel for Regional Director and Mr. Ahmed Kunju, learned Official Liquidator.

2. Mr. V.P. Thali, learned Senior Central Government Standing Counsel has produced on record a letter signed by the Regional Director, Company Affairs Western Region, Government of India, giving no objection to the approval of the Scheme of Amalgamation.

3. Mr. Ahmed Kunju, learned Official Liquidator has also filed his report on record wherein it is stated that the affairs of the Company have not been conducted in the manner prejudicial to the interests of its members and of the Transferor Company.

4. Mr. R. G. Ramani, learned Counsel for the Petitioner has placed the Minutes of the order on record. The same is marked ‘X’ for the purpose of identification. Order in terms of the Minutes of the Order at ‘X’ is passed.

5. The Petitioner shall pay the costs of Rs.2000/- each to the learned Official Liquidator and to the Regional Director, Department of Company Affairs Western Region, Government of India.

P.V. HARDAS, J.

RD

IN THE HIGH COURT OF BOMBAY AT PANAJI

Original Jurisdiction

Company Petition No 6-S/2003

Connected with

Company Application No.65-S/2002

In the matter of section 391

and 394 of the Companies Act, 1956

                    AND

In the matter of the scheme of

Amalgamation of

A. Narrain Mines Limited

(Transferor Company) with Sesa

Goa Limited (Transferee Company)

Sesa Goa Limited, a Company Incorporated under the Companies Act, 1956 having its Registered Office at Sesa Ghor, 20 EDC Complex, Patto, Panaji, Goa-403 001.	……..Petitioner

Before the Hon’ble Mr. Justice P.V.Hardas

Dated: 6th June, 2003

Order under Section 394

Upon the above petition coming on for further hearing on the 6th day of June 2003, upon reading the said petition and upon hearing Mr. V.P. Thali, Sr. Central Government Standing Counsel for Regional Director, Western Region, Department of Company Affairs, Government of India and Shri Ahmed Kunju, the official Liquidator and Mr. R.G. Ramani, Advocate for the petitioner company.

THIS COURT DOTH ORDER

1. That all the property, rights and powers of the Transferor Company specified in the first, second and third parts of the Schedule hereto and all the other property, rights and power of the Transferor Company be transferred without further act or deed to the Transferee Company and accordingly the same shall, pursuant to Section 394(2) of the Companies Act, 1956, be transferred to and vest in the Transferee Company for all the estate and interest of the Transferor Company therein but subject nevertheless to all charges now affecting the same; and

2. That all the liabilities and duties of the Transferor Company be transferred without further act or deed to the Transferee Company and accordingly the same shall, pursuant to section 394(2) of the Companies Act, 1956, be transferred to and become the liabilities and duties of the Transferee Company; and

3. That all proceeding now pending by or against the Transferor Company be continued by or against the Transferee Company; and

4. That the Transferee Company shall not allot to the members of the Transferor Company any shares in the Transferee Company as the scheme of amalgamation does not involve transfer of any shares to the Transferee Company since the shares of the Transferor Company are entirely held by the Transferee Company; and

5. That the Transferor Company do within 30 days after the date of this order cause a certified copy of this order to be delivered to the Registrar of Companies for registration and on such certified copy being so delivered the Transferor Company shall be dissolved effective from 1st April 2002 and the Registrar of Companies shall place all documents relating to the Transferor Company and registered with him on the Transferee Company and the files relating to the said two companies shall be consolidated accordingly ;and

6. That any person interested shall be at liberty to apply to the Court in the above matter for any directions that may be necessary.

SCHEDULE

PART-I

A. Mining Lease No.2236 dated 29.5.1998 effective from 28.10.1992 granted by Department of Mines & Geology, Govt. of Karnataka, in accordance with Mineral Concession Rules, 1960.

B. Land (Freehold property) acquired and held upto date as under:-

(i)	Survey No.23/2P2 admeasuring 3 acres 32 guntas;

(ii)	Survey No. 42 admeasuring 2 acres 20 guntas;

Located at Megalahalli, Hireguntanur Hobli, Holalkere Taluka, Chitradurga District, State of Karnataka.

C. Buildings at mining establishment, workshops and offices along with furniture and equipment having their Written Down Value at Rs20,47,000/-as on the appointed date. Capital work in progress of Rs.5,91,000/- as on the appointed date.

D. Plant and Machinery, Equipments, Vehicles having their Written Down Value at Rs.62,02,000/- as on the appointed date.

PART-II

Leasehold property held under Lease Agreement dated 15th February, 1997 between A. Narrain Mines Limited and Governor of Karnataka (Principal Chief Conservator of Forest. Bangalore,) admeasuring 163.50 hectares, located at Madikeripura Village (Nirthadi State Forest). Holalkere Taluka. Chitradurga District, Karnataka.

PART-III

Other Assets

All other current assets, loans and advances as determined according to the audited Balance Sheet as at 31st March, 2002.

Dated this 6th day of June, 2003.

(By the Court)

COPY OF THE ORDER DATED 4th FEBRUARY, 2005 OF HIGH COURT OF BOMBAY AT GOA MADE UNDER SECTION 394 OF THE COMPANIES ACT, 1956 IN THE MATTER OF THE SCHEME OF AMALGAMATION OF SESA KEMBLA COKE COMPANY WITH SESA GOA LIMITED ANNEXED TO THE MEMORANDUM OF ASSOCIATION PURSUANT TO SECTION 391(4) OF THE COMPANIES ACT, 1956.

IN THE HIGH COURT OF BOMBAY AT GOA

COMPANY PETITION NO, 18-S OF 2004

Sesa Goa Limited, a Company incorporated under the Companies Act, 1956 having its Registered Office at Sesa Ghor, 20 EDC Complex. Patto Panaji, Goa 403 001	………Petitioner.

Mr. R.G. Ramani, Advocate for the petitioner,

Mr. V.A. Lavande, Advocate for the GHRSSIDC Ltd.

Mr. C.A. Fereira. Sr. Central Government Standing Counsel for the Ministry of Company Affairs.

CORAM: A.P. LAVANDE.J.

DATE: 4th FEBRUARY, 2005.

ORAL JUDGMENT:

Heard Mr. Ramani learned Counsel appearing for the petitioner. Order interms of the Minutes of the Order submitted today which is taken on record and marked “X” for identification.

2. The petitioner to pay costs of Rs. 5,000/- in favour the Regional Director, Ministry of Company Affairs, Mumbai. The costs shall be paid within a period of four weeks from today. The petition stands disposed of.

A.P. LAVANDE, J.

IN THE HIGH COURT OF BOMBAY AT GOA

Original Jurisdiction

Company Petition No. 18-S of 2004

Connected with

Company Application No. 46-S/2004

In matter of Sections 391 and 394 of the Companies Act, 1956

AND

In matter of the Scheme of Amalgamation of Sesa Kembla Coke Company (Transferor Company) with Sesa Goa Limited (Transferee Company)
Sesa Goa Limited, a Company incorporated under The Companies Act, 1956 having its Registered Office at Sesa Ghor, 20 EDC Complex, Patto, Panaji, Goa – 403001.	--- Petitioner

Before the Hon’ble Mr. Justice A. P. Lavande

Dated 4th February 2005

Minutes of Order under section 394

Upon the above petition coming on for further hearing on the 28th day of January, 2005, and 4th day of feer 2005, upon reading the said petition and upon hearing Mr. C. A. Fereira, Senior Central Government Standing Counsel for the Regional Director, Ministry of Company Affairs, Western Region, Government of India and Mr. R. G. Ramani, Advocate for the Petitioner Company

THIS COURT DOTH ORDER

1.	That the scheme of amalgamation of the Transferor Company with the Transferee Company is hereby sanctioned as set forth in Annexure P1 to the Petition and the Schedule I hereto doth hereby declare the same to be binding on the Transferee Company, its Members and Creditors.

2.	That from the effective date, Clause III of the Memorandum of Association of the Transferee Company would stand amended with the addition of clauses detailed hereunder to carry out the business of the transferor Company.

(i)	To carry on business of manufacture of coke and market the same both in wholesale and retail in the local and international markets.

(ii)	To provide consultancy service in the specialized technology in the setting up of non-recovery type of coking ovens; and

3. That the entire business and undertaking including all the properties, rights, claims interests and titles of every description of or relating to the Transferor Company and its entire authorities, privileges, technology licenses, industrial and other licenses, and the rights in respect of property, movable and immovable, leases, tenancy rights, sanctions, Govt. approvals and other assets of whatsoever nature including patent rights, trade marks and other industrial property rights, registrations, approvals, clearances, fittings and fixtures, telephones, telex and fax connections, cash balances, reserves, security deposits, refunds, outstanding balances, stocks investments, licenses, contracts, agreements and other rights and interests of all description in and arising out of such properties as may belong to or be in possession of the Transferor Company and all books of accounts and documents and records relating thereto, and all the properties, right and powers of the Transferor Company more particularly specified in the first, second and third parts of the Schedule II hereto be transferred without further act or deed to the Transferee Company and accordingly the same shall, pursuant to Section 394(2) of the Companies Act, 1956, be transferred and vest in the Transferee Company for all the estate and interest of the Transferor Company therein but subject to all charges now affecting the same; and

4 That all the liabilities, debts, obligations and duties of the Transferor Company be transferred without further act or deed to the Transferee Company and accordingly the same shall, pursuant to Section 394(2) of the Companies Act, 1956, be transferred to and become the liabilities debts, obligations and duties of the Transferee Company; and

5. That all proceedings now pending by or against the Transferor Company be continued by or against the Transferee Company; and

6. That the Transferee Company shall not allot to the member of the Transferor Company any shares in the Transferee Company as the scheme of amalgamation does not involve transfer of any shares to the Transferee Company since the shares of the Transferor Company are entirely held by the Transferee Company; and

7. That the Transferor Company do within 30 days after the date of this order cause a certified copy of this order to be delivered to the Registrar of Companies for registration and on such certified copy being so delivered, the Transferor Company shall be dissolved effective from 1st April 2004 without winding up and the Registrar of Companies shall place all documents relating to the Transferor Company and registered with him on the file kept by him in relation to the Transferee Company and the files relating to the said two companies shall be consolidated accordingly; and

8. That any person interested shall be at liberty to apply to the Court in the above matter for any directions that may be necessary.

SCHEDULE I

Scheme of Amalgamation as annexed

SCHEDULE II

PART – I

A.	Buildings at its establishments at Amona Village, Bicholim Taluka, along with furniture & fixtures and office equipments having their Written Down Value at Rs. 76.818 million as on the appointed date. Capital work in progress of Rs. 18.016 million as on the appointed date.

B.	Plant and Machinery, Vehicles having their Written Down Value Rs. 737.273 million as on the appointed date.

PART – II

Leasehold property admeasuring 11,85,413 square meters, granted by Goa Industrial Development Corporation, bearing survey nos. 61/1 (part), 61/3 (part) 62, 63 (part) 120/1, 121, 177 (part), 205 (part), 206 (part) & 207 (part) of Navelim Village, Bicholim taluka and survey nos. 54 (part) and 56/17 (part) of Amona Village, Bicholim Taluka.

PART – III

Other Assets

All other current assets, loans and advances as determined according to the audited Balance Sheet as at 31st March 2004.

Dated this 4th day of February, 2005

(By the Court)

Asst. Registrar

SCHEDULE I

SCHEME OF AMALGAMATION

(Under Sections 391 and 394 of the Companies Act, 1956)

OF

SESA KEMBLA COKE CO. LTD.

WITH

SESA GOA LIMITED

THE SCHEME

PRELIMINARY

A. In this Scheme, unless inconsistent with the subject or context, the following expressions shall be deemed to mean:

a)	“Transferor Company” or “Amalgamating Company” means SESA KEMBLA COKE CO. LTD., A Company within the meaning of the Companies Act, 1956 and having its, Registered Office at “Seas Ghor” , 20 EDC Complex, Patto, Panaji, Goa, 403 001.

b)	“Transferee Company” or “Amalgamated Company” means SESA GOA LIMITED, a Company incorporated under the provisions of the Companies Act, 1956, and having its Registered Office at “Sesa Ghor”, 20 EDC Complex, Patto, Panaji, Goa. 403 001.

c)	“The Act” means the Companies Act, I of 1956.

d)	“Appointed Date” means the commencement of business on the first day of April, 2004 or such other date as the High Court of Bombay at Panjim may direct.

e)	“Effective Date” means the date on which certified copies of the High Court orders sanctioning the Scheme of Amalgamation and vesting the undertaking including the assets, liabilities, rights, duties, obligations and the like of the Transferor Company in the Transferee Company are filed with the Registrar of Companies, Goa, after obtaining all the consents, approvals permissions, resolutions, agreements, sanctions and orders necessary thereto.

f)	“The Board” means the Board of Directors of the Transferor Company, or the Transferee Company as the case may be.

g)	“The High Court” means the High Court of Judicature at Bombay (Panaji Branch).

h)	“The Scheme” means the Scheme of Amalgamation for the amalgamation in its present form submitted to the High Court for sanction or with any modification approved by the shareholders or imposed or directed by the High Court.

B.	The Authorised Share, Issued, Subscribed and Paid-up Share Capital of Transferor Company is Rs. 25,00,00,000/- (Rupees Two Hundred Fifty Million Only) divided into 2,50,00,000 Equity Shares of Rs. 10/-( Rupees Ten Only) each.

C.

The Authorised Share Capital of the Transferee Company is Rs. 20,00,00,000/- (Rupees Two Hundred Million Only) divided into 2,00,00,000 Equity Shares of Rs. 10/- (Rupees Ten Only) each, of which the issued, subscribed and paid-up capital is Rs.19,68,10,100/- (Rupees One Hundred Ninety Six Million Eight

certified copy of this order to be delivered to the Registrar of Companies for registration and on Rs. 10/- (Rupees Ten Only) each.

D.	The Transferor Company is the wholly owned subsidiary of the Transferee Company.

I.	AMENDMENT OF CLAUSE III OF THE MEMORANDUM OF ASSOCIATION OF THE TRANSFEREE COMPANY

From the effective date, the Memorandum of Association of the Transferee Company would stand amended with the addition of clauses detailed here under to carry out the business of the Transferor Company

(1)	To carry on business of manufacture of coke and market the same both in wholesale and retail in the local and international markets.

(2)	To provide consultancy service in the specialized technology in the setting up of non-recovery type of coking ovens.

II	TRANSFER OF UNDERTAKING UNDER THE SCHEME

I.	The undertaking and business of the Transferor Company shall with effect from the Appointed Date and without further act or deed stand transferred to and vest in or deemed to be vested in the Transferee Company pursuant to Section 391(2) and 394(2) of the Act without any further act, deed, matter or thing so as to become the property of the Transferee Company for all the estate, interest of the Transferor Company as a going concern but subject nevertheless, to all charges, if any, then affecting the same or any part there of and on the Appointed Date, the Transferor Company, shall be amalgamated with the Transferee Company.

2.	(a)	For the purposes of the Scheme, the undertaking and business of the Transferor Company shall include:

	(i)	All the assets, movable and immovable properties, of the Transferor Company immediately before the amalgamation; and

	(ii)	All the liabilities of the Transferor Company immediately before the amalgamation.

	(b)	Without prejudice to the generality of the foregoing sub-clause (a), the said undertaking and the business of the Transferor Company shall include:

	(i)	All the properties, rights, claims, estates, interests, and titles of every description of or relating to the Transferor Company and its entire undertaking, authorities, privileges, technology, licenses, industrial and other licences, and the rights in respect of property, movable and immovable, leases, tenancy rights, sanctions, Govt. approvals and other assets of whatsoever nature including patents, patent rights, trade marks and other industrial property rights, registrations, approvals, clearances, fittings and fixtures, telephones, telex and fax connections, cash balances, reserves, security deposits, refunds, outstanding balances, stocks investments, licenses, contracts, agreements, and other rights and interests of all description in and arising out of such properties as may belong to or be in possession of the transferor Company and all books of accounts and documents and records relating thereto, but subject to all charges affecting the same.

(ii)	All the liabilities, debts, obligations, and duties of the Transferor Company shall also stand transferred to the Transferee Company with effect from the Appointed

Date without any further act or deed pursuant to Section 394 (2) of the Act so as to become the Transferee Company.

3.	In no case shall the Scheme operate to enlarge the security for any loan, deposit or facility created by or available to the Transferor Company which shall vest in the Transferee Company by virtue of the amalgamation and in no case shall the Transferee Company be obliged to create any further or additional security therefor after the amalgamation has been effective or otherwise.

4.	The balance in the Profit and Loss Account in the Balance Sheet of the Transferor Company as on the Appointed Date be included in the balance in the Profit and Loss Account in the Balance Sheet of the Transferee Company as on the Appointed Date.

5.	Upon this Scheme being effective, if any suit, appeal or other proceedings of whatsoever nature by or against the Transferor Company or any of them be pending, the same be continued, prosecuted and enforced by any or against the Transferee Company.

6.	The Transferee Company undertakes that on the Scheme of amalgamation becoming fully effective in accordance with the provisions of Section 391 and 394 of the Act, to engage from the Effective Date all employees who may be in service with the Transferor Company on the aforesaid date on terms and conditions not less favourable than the terms of employment which the said employees enjoyed as on that date. The services of the said employees shall for all purposes, including accrued leave benefits, gratuity, provident fund, retirement benefits, retrenchment compensation and so on shall be regarded as continuous and without any break or interruption of service by reason of the transfer of the undertaking to the Transferee Company,

7.	With effect from the Appointed Date and up to the Effective Date, the Transferor Company shall carry on and be deemed to carry on all its business and activities and stand possessed of its properties and assets for and on account of and in trust for the transferee Company. From the Appointed Date and up to the Effective Date, the Transferor Company shall carry on its business with proper prudence and shall not without the concurrence of the Transferee Company, alienate, charge or otherwise deal with the said undertaking or any part thereof except in the ordinary course of business or vary the terms and conditions of employment of any of its employees. From the Appointed date and upto the Effective date, all the profits accruing to the Transferor Company or losses arising or incurred by it shall for all purposes be treated as the profits or losses of the Transferee Company as the case may be.

8.	The Transferor Company shall not without the consent of the Transferee Company declare any divided for the financial year commencing from 1st April, 2004 and subsequent financial years during which the Scheme has not become effective.

Subject to the provisions of this scheme becoming effective, the profits of the Transferor Company for the period beginning from 1st April, 2004 shall belong to and be the profits of the Transferee Company and will be available to the Transferee Company for being disposed of in any manner as it thinks fit including declaration of dividend by the Transferee Company in respect of its year ending 31st March, 2005 or any year thereafter.

9.	The transfer and vesting of the properties and liabilities and the continuance of the proceedings mentioned herein above shall not affect transactions or proceedings already concluded by the Transferor Company on or after the Appointed Date to the end and intent that the Transferee Company accepts on behalf of itself all acts, deeds, bonds agreements and other instruments of whatsoever nature done executed by the Transferor Company.

10.	Subject to the other provisions herein contained, all contracts, deeds, agreements, lease rights and other instruments of whatsoever nature subsisting or having effect immediately before the Amalgamation to which the Transferor Company or any of them are a party, shall be in full force and effect against or in favour of the Transferee Company and may be enforced as fully and effectively as if instead of the Transferor Company, the Transferee Company had been a party thereto.

11.	Upon the Amalgamation becoming effective, the shares held by the Transferee Company in the Transferor Company i.e. 2,50,00,000 Equity Shares of Rs. 10/- cach, shall stand cancelled.

12.	The Transferor Company and the Transferee Company through their respective Boards may consent on behalf of all persons concerned to any modifications or amendments of this scheme or to any conditions which the High Court and / or any other authority under the law may deem fit to approve of or impose or which may otherwise be considered necessary or desirable for settling any question or doubt or difficulty that may arise for carrying out the scheme and do all acts, deeds and things as may be necessary, desirable or expedient for putting the scheme into effect, The aforesaid powers of the Transferor Company and the Transferee Company may be exercised by the respective Boards or a committee or committees of the Boards or by any Director authorised by the respective Boards. In the event that any condition or conditions are imposed by any authority which the Transferor Company and/or the Transferee Company find unacceptable for any reason whatsoever then the Transferor Company and/or the Transferee Company shall be entitled to withdraw from the Scheme.

13.	This Scheme shall not in any manner affect the rights of any of the Creditors of the Transferor Company, in particular the Secured Creditors shall continued to enjoy and hold charge upon their respective securities.

14.	The implementations of this Scheme is conditional upon and subject to:

a)	The sanction of the Scheme (with or without modifications) by the High Court of Bombay at Panaji, under Section 391 of the Act and the appropriate orders being made by the said High Court pursuant to Section 394 of the Act for effecting the Amalgamation under this Scheme.

b)	The approval and consent of any authorities concerned as may be required under any statute being obtained and granted in respective of any of the matters in respect of which such approval and consent be required.

15.	Scheme although operative from the Appointed Date shall take effect finally and from the date on which any of the aforesaid sanctions or approvals or order shall be last obtained, which shall be Effective date for the purpose of this Scheme.

16.	All costs, charges and expenses of the Transferor Company and the Transferee Company respectively in relation to or in connection with negotiations leading upto the Scheme and/or carrying out and completing the terms and provisions of this Scheme and of and incidental to the completion of Amalgamation of the Transferor Company in pursuance of this Scheme shall be borne and paid by the Transferee Company.

17.	The Transferor Company and/or any other person interested shall be at liberty to apply to the Court from time to time for necessary directions in matters relating to the Scheme or any terms thereof.

18.	Upon this Scheme becoming effective the Transferor Company shall stand dissolved without winding up as and from the Effective Date or such date as the High Court may direct.

19.	In the event of this Scheme failing to take effect finally before the 31st day of December, 2005 or within such further period or periods as may be agreed upon between the Transferor Company (by its Directors) and the Transferee Company (by its Directors) this Scheme shall become null and void and in that event no rights and liabilities whatsoever shall accrue to or be incurred interse to or by the parties or any of them,

COPY OF THE ORDER DATED 7th FEBRUARY, 2011 OF SUPREME COURT OF INDIA MADE UNDER SECTION 394 OF THE COMPANIES ACT, 1956 IN THE MATTER OF THE SCHEME OF AMALGAMATION OF SESA INDUSTRIES LIMITED WITH SESA GOA LIMITED ANNEXED TO THE MEMORANDUM OF ASSOCIATION PURSUANT TO SECTION 391(4) OF THE COMPANIES ACT, 1956.

IN THE COURT OF BOMBAY AT GOA

COMPANY PETITION NOS. 9 AND 10 OF 2006

Sesa Industries Limited, a Company incorporated under the Companies Act, 1956 having its Registered Office at Sesa Ghor, 20 EDC Complex Patto, Panaji Goa-403 001	.. Petitioner

Mr. I. Chagla and Mr. J. J. Bhat. Senior Advocates with Mr. R. Chagla and Mr. R. G. Ramani, Advocates for the Petitioner.

Mr. S. Kakodkar, Senior Advocate with A. Kakoadkar and Mr. R. Rivankar, Advocates for the Objector

Mr. C.A Ferreira, Assistant Soliciter General For Central Government.

CORAM:	N.A. BRITTO J.

DATE:	18TH DECEMBER 2008.

JUDGEMENT

These petitions have been filed for sanctioning a scheme of amalgamation of Sesa Industries Limited, the transferor, Company with Sesa Goa Limited the transferee Company, but have been objected to, by the Objector Smt. H. Bajaj who presently helds 0.29% of shares in Sesa Industries Limited on the ground that the amalgamation is not bonafide and has been thought of to get of the mess in which both the said Companies find themselves and to stiffle further investigations,

2. Sesa Goa Limited (SGL) was in corporated on 25-6-1965 as Private Limited Company under the provisious of the companies Act, 1956 and became a Public Company

Limited w.e.f. 16-4-1991. Sesa Industries Limited (SIL) was incorporated on 17-5-1993 as a subsidiary of SGL, the latter holding 88.85% of its shares. Vide letter dated 3-7-1993 the SGL informed its share holders to subscribe to the shares of SIL at a premium of Rs. 12.50 per share with a promise that the shares of SIL would be listed on the Bombay Stock Exchange after 12 to 18 months, and on 28-8-1993 issued its preferential offer in the ratio of one equity share for every two equity shares held in SGL i.e. Rs. 22.50 per share. By letter dated 26-4-1999 SIL has informed its various shareholders including the Objector the reasons for non listing of the shares. Since the shares of SIL were not listed the Objector complained to the Registrar of Companies by her letter dated 24-5-2003. Prior to that on or about 24-4-1999 the Objector filed a Writ Petition, bearing No. 1280/99 seeking refund of monies invested in shares but the same came to be dismissed on or about 17-6-1999, inter alia, with an observation that the Objector may have his remedy either under the Contract Act or under its under the Companies Act. Thereafter on or about 15-1-2000 the Objector filed a Criminal Complaint bearing No. 4/S/2000 (renumbered as 111/SW/05) against the Directors of SIL, for offences under Sections 63, 68 r/w 64, 65 and 67 of the Companies Act r/w Sections 403,406/420 r/w/20B l.P.C On or about 5-6- 2003 the SGL offered to buy back the shares of SIL at Rs. 30/- per share, between 30-6-2005 to 29-7-2003. As per the Objector, the share value of SIL share then ought to have been at least Rs. 57/ per share. Nevertheless, the Objector who had about 531,950 shares of SIL accepted the existing offer and sold the shares pursuant to the said offer at Rs. 30/- per share but retained only 57,450 shares which now represents 0.29% of shares in SIL. Mrs. Bhandari, too, accepted the offer and sold her 31990 shares. That was after another Writ Petition bearing No. 1604/03 filed by some other share holders seeking direction to the Company and the offer should be withdrawn failed. Another complaint bearing No. 152/SS/04 (renumbered as 125/SW/05) was filed in September, 2003 which is pending before the 14th Court of Metropolitan Magistrate at Girgaum, Mumbai.

3. The salient features of the amalgamation scheme are set out in para 16 of petition the scheme was approved at the separate Board Meetings of the aforesaid Companies on 26-7-2005. The benefits to arise from the scheme are set out in parts 15 of SGL’s petition and inter alia, it is stated that the amalgamation will help to consolidate the position of SGL which will be in a position to operate on a larger scale in terms of production and sales turnover; there will be considerable savings by eliminating duplication of administrative expenses, overheads, etc. The scheme provides that 17,65,284 shares of Rs. 10/- each held by the SGL shall be cancelled and the equity share holders of SIL would be allotted one equity share as against five equity shares of s. 10/- each held by the share holders in SIL which would stand paripasu with the existing ordinary equity shares SGL. The exchange ratio of 1:5 has been worked out by M/s N. M, Rajiand Co. and harebhakti & Co., reputed firms of Chartered Accounts. The scheme was approved at the meetings of the Companies held on 8-5-2006. The said meeting was held pursuant to the order of this Court dated 18-3-2006 as modified by Orders dated 27-3-2006 and 31-3-2006. It will not be out of context to refer to some of the observation of this Court in the said Order dated 18-3-2006.

“However, here is a case where one of the share holders of one of the Companies, is before the Court, asking the Court that the share holders have a right to informed that the Companies are under investigation by the Central Government so as to enable them to take an informed decision. In my view, the said prayer of the intervenor cannot be stated to be unreasonable. It is the financial interest of the share holders which would be at stake in the event, the investigations being carried out by the Central Government, lead to the winding up of the said companies at the instance of the central Government”

“Nevertheless the prayer of the intervenor that the share holders should know, before they approve the scheme, that the Companies are under investigation so as to allow them to take an informed decision, cannot he simply brushed aside. The share holders are the first Judges, if I may use that expression, to consider whether the scheme to be placed before them is to be approved or not, and for this purpose, they would be certainly entitled to know whether the Companies of which they the share holders are being investigated by the Central Government, and, as a result of that what decision they are required to take. As a result an explanatory statement was added to the individual notices sent to the share holders under Section 393 of the Companies Act, 1956. The said statement reads as follows.:-

“The Central Governemt has issued a letter dated 17th February, 2006 to various governmental agencies including the Regional Director (Western Region) enclosing a copy of the inspection report and recording that during the course of the inspection, the inspecting officer has pointed out contravention of Section 269 read with Section 198/309, contravention of Section 289 read with Article no. 111 and 140 of the Articles, contravention of section 260 and 313, contravention of Section 268 read with Section 256 and contravention of Section 628 of the Act. The investigating Officer has suggested invoking the provisions of Section 397 and 398 read with Section 388B, 401, 402 and 406 of the Act including that of Section 542 of the Act. The Inspection report has also pointed out financial irregularities and also examined the complaints of Mrs. Kalpana Bhandari and Mrs. Krishna H. Bajaj which have been reported in Part “A” of the Inspection Report. Contravention of Section 297 of the Act has been reported in Part “B” of the Inspection Report. It has also been suggested Part “D” of the inspection report for references to be made in the Ministry of Finance and SEBI. Accordingly, the Central Government has requested the addresses to examine the report and take appropriate action”.

4. The Complaints of the Objector dated 24-5-2003 and that of one Mrs. Bhandari dated 17-6-2003 have now resulted in two reports under Section 209A of the Companies Act, 1956 dated 17-2-2006 (of SGL) which is at page 876 of the paper book and dated 20-3-2006 (of SIL) which is at page 1133 of the paper book, of which initially the Objector had sought production and the Objector’s request was rejected by the Order of this Court dated 9-2-2007. However, the learned Division Bench in appeal No. 268/07 by order dated 25-4-2007 was pleased to order that this Court (Company Judge) “should take into consideration the said reports before passing any final orders in the matter of approving the scheme of amalgamation of the two Companies for considering the purpose of its relevancy, in order in grant approval”. The controversy as regards the production the said two reports has now come to end, with the production of the same by the Objector herself, Two missing pages thereof, namely page 9 of report dated 17-2-2006 and page 15 of report dated 20-3-2006 were required to be made good by the Regional Director by virtue of Order of this Court dated 29-8-2008. One of the missing pages have been made good. The other is nowhere in sight. This Court need not wait for the same.

Extensive reference was made to the said reports by the learned Senior Counsel appearing on behalf of the Objector, and which report certainly are not flattering to either of the said Companies. Both the reports conclude this :-

“It will be apparent from the various findings of the Inspection Reports that the entire control of the day to day working of the company is being managed by Mitsui & Co. Ltd., Japan whereby huge turnover and profits are being siphoned away through systematic under invoicing of international financial transactions and over invoicing of import of coal, As regards inter-se transactions between SGL & SIL, systematic efforts have been made by SGL to put SIL into weak financial position by siphoning of the funds from SIL to SGL by over invoicing the price of iron ore and coke. In the process, the minority shareholders of SIL have been deprived of their reasonable return in the forms of dividend or gains out of fair price of its shares. The minority shareholders of SIL have been cheated through the systematically siphoning the funds by SGL to the ultimate holding company i.e. M/s Mitsui & Co. Ltd., Japan. The I. Q. has suggested for redressal of grievances of SIL by SGL in rescending the contract of presence of shares at under value price of Rs. 30/- per shares”

5. The scheme therefore came to be approved at the meetings held on 8-5-2006. Three numbers of SIL and one member of SGL opposed the said scheme but the fact remains that as required under Section 391 of the Act the majority in number and more than three fourths in value of the equity share holders of both the companies have approved the said scheme. Infact the Scheme has been approved by more than 99% of the shareholders. In other words, the shareholders of both the companies have approved the Scheme as being of commercial advantage to them and that they have done, inspite of the fact that they were aware that certain provisions of the Companies Act were contravened and the authorities were directed to examine the reports and take appropriate action. The Official Liquidator in his affidavit dated 10-8-2006 filed on the report of auditors has stated that the affairs of the transferor Company have not been conducted in a manner prejudicial to the interest of its member or the public and that he has no objection for the approval of the scheme. The Official Liquidator in his affidavit dated 10-8- 2006, filed on behalf of Regional Director (Central Government) has stated that he has been authorized by the Regional Director (WR) to file the affidavit and has further stated that both the companies were inspected under Section 209A. of the Act during the year 2005 and “any violation which may be noticed during the course of inspection, there will be no dilution for initiating legal action under the Act and that will not in any way affect the amalgamation. This part of the contraversy was dealt with in pares 13, Hand 17 of the Order dated 9-2-2007 which can be taken as reproduced herein. The scheme having been approved by all concerned and by 99% of the shareholders of both the companies and the Central Government as well as the Official Liquidator not having objected to the same, the only function of this Court in this supervisory jurisdiction is only to examine and find out whether the scheme is just and fair to the minority of the shareholders and is otherwise not opposed to any law or public interest including the economic interest of the country, though it is contended on behalf of the Objector by her learned Senior Counsel that the Court has a pivotal role to play in terms of the proviso below sub-section (2) of section 391 of the Act, While learned senior counsel on behalf of the Petitioner has contended that the jurisdiction is not inquisitorial. The relief being discretionary, it will be refused in case the aforesaid criteria is not met.

6. It was reiterated in Order dated 9-2-2007 relying on the law laid down by the Apex Court in Hindustan Lever Employees Union V. Hindustan Lever Ltd (1995) 83 Company Cases 30) that the jurisdiction of the Company Court sanctioning scheme of amalgamation is not appellate but only supervisory. That Section 394 of the Act casts an obligation on the Court to satisfy that the scheme for amalgamation or merger is not contrary to public interest and the basic principle of such satisfaction is none other than the broad and general principle inherent in any compromise or settlement entered into between the parties that it should not be unfair or contrary to public policy or unconscionable. In amalgamation of companies, the Courts have evolved the principle of “prudent business management tests” or that the scheme should not be a device to evade the law. In Mehir H.V. Mafatlal Industries Limited (1996 87 Company Cases 792) the Apex Court after considering various decided cases has come to the conclusion that the

Company Court whistle sanctioning the scheme is not to go merely by the ipsi dixit of the majority of the share holders or creditors or their respective classes who might have voted in favour of the scheme by requisite majority and the Court is required to consider the pros and cons of the scheme with a view to find out whether the scheme is fair, just and reasonable and is not contrary to any provision of law and does not violate any public policy. The court will not sanction a scheme which is otherwise or which is unjust to a class of shareholders or creditors or whom it is meant.

7. To repeat, it was observed in Order dated 9-2-2007 that the Central Government through its Regional Director, has filed an affidavit through Registrar of Companies assuring the Court that any violation which have been noticed, there will be no dilution for initiating legal action under the Act and that will not in any way affect amalgamation, The action to be taken at the most will be criminal action against the Directors or other persons responsible for the violation of the relevant Sections. In case the said reports would lead to supersession of the Board of Directors of the petitioners, then the Regional Director would have certainly stated to be so and the fact that the Central Government has left the matter to the discretion of this Court would only indicate that there is nothing in the said reports which will come in the way of the Boards of the said Companies being superseded on approving the scheme of amalgamation. As assured to this Court, the Central Government is bound to take criminal action against the Directors or other persons responsible for the violation of the relevant provisions of the Act. The Objector is always at liberty to file appropriate proceedings to compel the Central Government to take necessary action, permissible in law.

8. Notice is given to Central Government under Section 394A of the Act with the object to enable it to study the proposal and raise objections, if any, in the light of information available with it and with a view to assist the Court by placing facts which it has and which otherwise might have not been disclosed to the Court by those approaching the Court so that the interests of the investing public do not suffer and so that such facts are also considered by the Court before any order is made. The Central Government as a repository of public interest has a duty and interest to ensure that public interest i.e. interests of investing public do not suffer and laws are not violated. As stated in Modus Analysis and Information P. Ltd. [(2008) 142 Company Cases 410 (Cal)] notice is issued to Central Government to allow it to look into the mechanics of the scheme and to appraise the Court, upon scrutiny, the legality, propriety and resonableness of the clauses thereof The Central Government is required to ensure that there is procedural compliance by the concerned companies and that the terms of the scheme are not opposed to public policy. The very fac that the Regional Director has not objected to the scheme, it is presumed that there is nothing in it which is illegal, or improper or unreasonable and it is not opposed to public interest. As stated in Larsen and Toubro (2004 Company Cases 523) if the Regional Director, after considering the material on record makes a positive statement in the Court that they have no objection to consider the scheme of arrangement in question, that is in itself sufficient reason to consider that the scheme is in public interest or at least not against the public interest or interest of shareholders.

9. The first objection taken by the Objector is that the petitions filed are in violation of the provision of the proviso to sub-section (2) of section 391 of the Act as the companies have deliberately suppressed the pendency of an inspection investigation initiated under the provision of Section 209A of the Act. It is contended that the said proviso casts a duty upon the company court to satisfy itself that the company has made full disclosure of the material facts relating to the company. It is further contended that the company has not disclosed in the petition two very important material facts, namely, (i) that the criminal proceedings are pending against the Directors of SIL and SGL for violating certain provisions of the Act as well as offences under the Indian Penal Code, and (ii) proceedings under Section 209 A are pending against the companies which as per the Objector are proceedings like those under Sections 235 to 251 of the Act. As per the Petitioner a report of investigation under Section 209A can certainly be included under the proviso of the said provision as it would squarely fall under the caption of investigation made under the “alike” sections of the said Act and it is further contended neither SIL nor SGL have disclosed in the petitions about the pendency of the said proceedings. It is also submitted that both the companies had received the preliminary letter of findings dated 28-9- 2005 but intentionally omitted to disclose the same in the petitions which are filed before this Court and the same were also not disclosed to the shareholders of either of the said companies in the notice sent to them for summoning the statutory meeting to be held on 8-5-2006 for the purpose of approving the scheme of amalgamation. In this context reliance has been placed on Miheer H. Mafatlal V. Mafatlal Industries Ltd. (supra) wherein the Apex Court has stated, inter alia, that the sanctioning Court has to see to it that all the statutory procedure for supporting such a scheme has been complied with and all the requisite material contemplated by the proviso to the sub-section (2) of section 391 of the Act is placed before the court by the concerned Applicant seeking sanction for such a scheme and the Court gets satisfied about the same. Reliance is also placed on Bedrock Limited (1998 (4) BCR 710) wherein it has been held that a party seeking a discretionary relief from a Court must come with clean hands and must not suppress any relevant fact from the Court and must refrain from making misleading statements or from giving incorrect information to the Court. Reliance is also placed or T. Mathew V. Smt. Suraj G. Poddari ((1996) 22 CLA 200).

10. On the other hand, on behalf of the companies, it is submitted that Section 209A of the Act deals with “inspection proceedings” and not “investigation proceedings” and the proviso to Section 391(2) of the Act is not applicable to inspection proceedings as the said proviso only speaks of investigation proceedings in respect of the company under Sections 235 to 251 of the Act and the like Reliance is placed on Zee Telefilms Limited (Appeal No. 164/03 decided by the Division Bench of this Court on 12-3-2003) wherein it was held that Section 391 (2) of the Act speaks of investigation proceedings under Section 235 to 251 of the Act in relation to the company and not to other proceedings. It is further submitted that assuming that proceedings under Section 209A is included in the proviso of section 391 (2) of the Act then the SIL had disclosed the inspection proceedings under Section 209A of the Act to the shareholders in its Explanatory statement accompanying the notice to the shareholders for its approval of the scheme as directed by this Court by order dated 18-3-2006 and it is only thereafter that the shareholders of SIL voted in favour of the scheme of amalgamation. Reliance has been placed on Reliance Petroleum Limited [(2003) 46 SCL 38] contending that an inspection report under Section 209A of the Act cannot stand in the way of granting approval to the scheme of amalgamation, if other factors stand satisfied. It is submitted that one cannot wait o see the end of inspection proceedings which are bound to take its won course and its own time and that an endless wait cannot be in the economic interests of the country and this is so because on inspection under Section 209A of the Act are only result in prosecution against the Directors / other Officers responsible for the contravention of various Sections of the Act as indicated in the preliminary letter dated 17-2-2006 accompanying the two reports in respect of SIL and SGL and that it would not be in public interest nor in the interest of the company sought to be amalgamated in the light of the consent given by the majority shareholders. As regards the criminal complaints, it is submitted that criminal proceedings are separate proceedings and if the scheme is sanctioned such sanction would have no effect or impact on the criminal proceedings which are totally alien and irrelevant to the present scheme.

11. The requirement of maintaining books of accounts are dealt with by Section 209 of the Act and Section 209A of the Act deals with inspection of books of accounts while Section 224 deals with appointment and remuneration of auditors and Section 235 deals with the investigation of affairs of a company. The object of inspection of the books of accounts is not only to keep a watch on the performance of the companies but also to evaluate the level of efficiency in the conduct of the affairs of the company. It also enables the Government to ascertain the quantum of profits which have accrued but not adequately accounted for taxation purposes, concealment of Income, by falsification of accounts, misuse of fiduciary responsibilities by management, for personal aggrandizement, etc. so that the Government can take effective emergent remedial measures before a company goes into liquidation and thus not only save the industry or trade as such, but also to prevent distress to the employees and workers. The object of inspection is also to ensure that the transactions have been validity entered into according to the rules and procedures and also to ascertain whether the statutory auditors have discharged their functions in certifying true and fair view of the companies accounts and their proper maintenance.

12. Investigations into the affairs of the company are dealt with by Section 235 of the Act and sub-section (1) thereof gives to the Central Government a discretion to appoint one or more persons as inspectors to investigate the affairs of a company and to report thereon in such matter as the Central Government may direct while sub-section (2) gives no notice but to order an investigation when the requirements of that sub-section are fulfilled. It is not disputed that an initial inspection report may invite an action by the Central Government of investigation into the affairs of the company in terms of Section 235 of the Act or it may also invite an action in terms of Sections 397/398 r/w 401 of the Act or for that matter an action is winding up in terms of Section 433(h) of the Act. It is obvious that an inspection carried out in terms of Section 209A is different from an investigation carried out in terms of Section 235 of the Act and the very fact that the second follows the first, they cannot be termed to be alike, as contemplated by the proviso. An inspection of books of accounts and investigation of affairs are differently dealt with under the Act and one cannot be like the other and therefore what is required to be disclosed in terms of the proviso to the Section is only pendency of investigation proceedings and the like. Inspection proceedings are not like investigation proceedings and therefore need not have been disclosed by the companies in the petition. That apart, even if inspection proceedings were to be read into the proviso to Section 391 of the Act and were required to be disclosed, the Petitioners cannot be atributed with suppression of facts. The Petitioners have more than complied with the said provision when the letter dated 17-2-2006 was made part of individual notices to be sent to the shareholders by, Order dated 18-3-2006 and inspite of knowing the contents of the said letter dated 17-2-006 that the companies were inspected and certain conventions of the Act were pointed out, the majority of shareholders have approved the scheme of amalgamation. The said letter dated 17-2-2006 showed that SGL was inspected under Section 209A of the Act and was again reinspected and during the course of inspect certain contraventions of Section 248 r/w 198, 289, and with Articles 111 and 140 of the Articles were pointed out, etc. Not only the Court was aware of the said inspection reports but the shareholders too were made aware of the same. Whether it is the letter or that the explanatory statements bares it all and nothing more than that was required to be more than that was required to be place before the Court of before the shareholders. Even then, they approved the scheme . The passage of time of almost three years and the stand taken by the Regional Director, clearly shows the investigations on action in terms of Section 401 of the Act are not in the offing.

13. In Reliance Petroleum Limited (supra), the Gujrat High Court has clearly stated that inspection report under Section 209 A the Act cannot stand in the way while granting approval to the scheme of amalgamation, if other factors, stand satisfied. The Court has stated that upon inspection of books and records, the person making the inspection is required to report to the Central Government and in case of default sub-sections (8) and (9) of the Section 209A provided for punishment, but the same are in relation to the company or its officers and cannot come in the way while granting approval to the scheme. In that case the scheme of amalgamation was sanctioned with a clarification that the sanction will not come in the way of the proceedings that may be pending or that may be commenced in relation to its liabilities arising from the past activities. The same also could be done in this case. Past actions certainly could not be allowed to come in the way of future steps when past actions can otherwise be adequately dealt with by taking appropriate action.

14. A Division Bench of this Court in Zee Telefilms Limited (supa) held that certain proceedings filed under Sections 217(5), 212(9), 209(5), 307(7) and 211 (7) of the Act could not stall in any manner the merger of the Programe Asia Trading Company Limited into Zee Telefilms Limited and that was particularly because the transferor company was a fully owned company by the transferee company. In this case it was also held that those proceedings could continue in accordance with law and further noted that the Regional Director having filed in affidavit and not having objected to the merger of the transferor company into the transferee company the merger could be granted. The ratio of both the aforesaid decisions, namely, Reliance Petroleum Limited and Zee Telefilms (supa) is that inspection carried out under section 209A of the Act can only result in prosecutions of those responsible for the contravention of various sections of the Act and cannot come in the way of merger. In Core Health Care Ltd. V. Nirma Limited (2007) 79 CLA 318 the Gujrat High Court on facts which are similar to the facts of this case, has held that:-

“So far as other allegations of malfeasance and misfeasance mishandling of the property, siphoning away of the funds and purchase of the property at a higher price or advancement of the loans are concerned, the same cannot be considered in these proceedings For that, the objector - Mr. Modi, in his capacity as shareholder, would be free to take appropriate action in accordance with law. The objections of Mr. Modi deserve to and are hereby rejected.

From this judgement, it would be clear that in the scheme proceedings, the court does not sit in judgement over the commercial wisdom of the parties to the scheme, the court has supervisory role in the matter of sanction of the scheme, the court is not required to find out as to whether a better scheme could have been adopted by the parties and unless the court finds that the action of majority is manifestly unfair and fraud is involved in the scheme, the court cannot reject the same.”

The Court further held that a scheme can always be sanctioned subject to, and, without prejudice to the liability, if any, in the civil and criminal proceedings in respect of the past transaction. It further held an objection like transfer fo funds to the subsidiaries by giving interest free loans could not be considered in proceedings under Section 391-394 of the Act and the acts of the Board of Directors or the management of the Core had nothing to do with the present scheme. The Court also noted that Core was not amalgamated with Nirma nor is with winding up and if ultimately it is found with the Board of Directors or the management of Core is guilty of an act of commission or omission mishappenings or malhappenings then it could certainly be brought before the Court and their liability under the law would continue. To repeat, from the time the said two inspection reports were prepared, almost three years have lapsed, and no action has been taken by the Central Government either to proceed with inspection or prevention of mismanagement or dissolution and the stand taken by the Registrar shows that no such action is contemplated and they would only take appropriate action in terms of the said inspection reports. One is certainly not expected to wait to see the end results of the proceedings which the Central Government has assured will be launched and if launched are bound to take are to rake considerable number of years before the scheme of amalgamation is sanctioned. A scheme of amalgamation cannot wait for its sanction, for criminal proceedings to be launched, or if launched to be terminated and that is bound to take its own course and its own time. An endless wail cannot be in the interest of the holding Company or the shareholders of both or the investing public and that would certainly not be in public interest in the light of the consent given by the majority of the shareholders. As far as non disclosure of the filing of the criminal complaints, firstly it may be stated that the objector could have raised, this plea prior to the Order dated 18th March, 2006 and if raised the Petitioners might have agreed that the same could also form part of explanatory statement sent with the notices to the shareholders. It is also not the case of the Objector that any charge has been framed into the said criminal complaints filed by her. Filing of criminal complaints also cannot be equated with material facts required to be disclosed in terms of the proviso. On that court also, the petitions cannot be rejected. Those involved in contraventions of the provisions of the Act are bound to be punished for acts committed by them and merger cannot come in their way. In other words, if the merger is sanctioned it will have no effect or impact on the said complaints. The submission that there is violation of the proviso to Section 391(2) or the Petitions have suppressed material facts needs to be rejected.

15. That takes us to the proviso below sub section (1) or Section 394 which states that no compromise or arrangement proposed for the purpose of, or in connection with, a scheme for the amalgamation of a company, which is being wound up with any other company, or companies, shall be sanctioned by the Court unless the Court has received a report from the Registrar that the affairs the company have not been conducted in a manner prejudicial to the interest of its members or to public interest. It is contended on behalf of the objector that a persual of the report of the Registrar / Official Liquidator shows that he has handled the matter in a cavalier fashion without any concern to the interest of the shareholders and the vesting public. It is submitted that the Registrar after calling for a report from M/s. S. R. Kenkre and Associates, Chartered Accountants has arrived at a conclusion that the affairs of he SIL had not been conducted in a a manner prejudicial to the interest of its members or the public. It is submitted that the Registrar/Official Liquidator was aware about the inspection reports prepared by the Ministry of Company Affairs, New Delhi and was in possession of the same and thus was conscious of the fact that the Investigating Officer in the said reports had suggested the invocation of Sections 397, 398 r/w 388B, 401 402 and 406 of the Act including Section 542 of the Act against both the companies and he was also conscious of the fact that the report had unambiguously suggested that the affairs of SIL had been managed in a manner which was fraudulent or unlawful in nature and thus prejudicial to the interest of its shareholders or to the public interest at large and in a manner oppressive of the members of the company and the said Registrar despite being in possession of the said reports and despite being aware of the contents of the same has stated in para 3 of his affidavit dated 10-8-2006 that:-

“This report of the Official Liquidator is mainly based on the report of the said auditors and the Official Liquidator has no other material either to supplement or to comment on the same”

16. It is further submitted that M/s, S. R. Kenkre and Associaes in their report had opined that “the transferor company had generally complied with the provisions of the Companies Act, 1956” and the said observations was made entirely on the basis of the information furnished by the companies and had carried out no independent verification, and it further stated in para 18 that the “confirmation was not done” by them due to paucity of time. The objector has submitted that the Registrar of Companies was aware of the inspection reports of both the companies and despite the same they were not considered either by the said Chartered Accountant or by the Registrar of the said companies whilst arriving at their individual conclusions and forming an opinion that the affairs of SIL have not been conducted in a manner prejudicial to the interest of the members or its public and thus the report of the Registrar certifying that the affairs of SIL have not been conducted in a manner prejudicial to the members of the public or to the public interest and thus the SIL has committed breach of the aforesaid proviso appended below clause (b) of sub-section (1) of Section 394 of the Act and in view of that, the present scheme of amalgamation ought to the rejected.

17. On the other hand, it is submitted, on behalf of the Companies, that it is well settled practice that the Official Liquidator places reliance on Professional Chartered Accountant’s report in observing that the affairs of the company is not being conducted in a manner prejudicial to the members of the public and the Official Liquidator has arrived at a finding that the affairs of the company has not been conducted in a manner prejudicial to the interest of its members or to the public. It may be noted that it is the Registrar of Companies who with authority from the Regional Director who has filed an affidavit and it is not the case of the Registrar of Companies that he was not aware of the inspection reports prepared by the Inspection Officer of the Ministry of Company Affairs and inspite of that he has opined that the affairs of the company have not been conducted in a manner prejudicial to the interest of its members or to the public In doing so, the Registrar has certainly failed in his duties by not placing the correct facts before the Court. However, only because the Registrar of Companies has not placed the correct position as regards the affairs of SIL with reference to the said two inspection reports, in my view, it would not be a fit case of reject the scheme which has otherwise been approved by the majority of shareholders of both the companies and regarding which the Regional Director on behalf of the Central Government, as repository of public interest, has given his consent at the same time stating that any violation which might have been noticed at the time of inspection, legal action would be initiated regarding the same and that will not affect the amalgamation. The Court is only required to consider the report from the Registrar. It does not mean that in case the report is incorrect, the scheme itself needs to be rejected. A scheme which is just and fair to all shareholders, cannot be rejected because the Registrar has failed in his duty in placing the correct position before the Court and that would be like punishing the majority of shareholders for no faults of theirs. The stand taken by the Regional Director is more than clear that they would take action in terms of the inspection reports and the reports ought not to come in the way of merger or amalgamation. The contention that the Regional Director has not discharged his duties as required by law cannot be accepted. What is said of the Registrar cannot be said of the Regional Director. The Central Government has made its stand clear. It is not the stand of Central Government that the scheme is contrary to law or sanctioning the same would adversely affect the interest of investing public. It was noted in the Order dated 9-2-2007 that the Assistant Solicitor General had made a statement that the said two inspection reports would be placed in scaled cover before the Court, if required, and it was further noted that there was nothing unusual by the stand taken by the Regional Director on behalf of the Central Government. It may be stated that in Mihir H. Mafatlal V. Mafatlal Industries Ltd. (supa) also notice was issued to the Central Government and the learned Additional Central Government Standing Counsel had appeared before the High Court and had submitted to the order of the Court making it clear that the Central Government was not to make any representation in favour or against the proposed scheme. The same position was in the case of Larsen and Turbo Limited (2004 Company Cases 523, Vo. 521)

18. There cannot be any dispute with the proposition of law as stated in T. Mathew v. Smt. Saroj G. Poddari (1996 22 CLA (Bom)) that public interest demands that irrespective of whether such a charge is levelled (i.e of evasion of tax) in any of the affidavits filed, it is the duty of the Court to be satisfied with all the aspects of the scheme. The burden is entirely on the propounder to remove all daubts and satisfy the Court’s conscience that the scheme is not only fair and reasonable but also not contrary to public interest, though on facts it stood on its own. Likewise, in Wood Polymer Ltd V. Bengal Hotels (1977 Company Cases 597) the purpose of the scheme was found to be to escape capital gains Tax and hence sanction was declined. Here, it may he noted that the Regional Director not having taken any objection to the scheme that it was not in the interest of the public or the companies shareholders it is to be presumed that it is in public interest. In fact nothing has been bought forward on behalf of the objector to show that the scheme is not in public interest when the business of the subsidiary is being taken over by the holding company and the shareholders of the subsidiary are being adequately compensated by issuing shares of the holding company.

19. The third objection taken, on behalf of the objector, is that the proposed schemes is a ruse to stiffle further inquiry into the affairs of the transferor and transferee companies and their diligent management which has been initiated by the Ministry of Affairs, New Delhi, and, which inquiry could lead to the winding up of both the companies or the Government Directors being appointed on the Board of either of the said two companies and is also a ruse to camouflage the past conduct of the Directors of the transferor or transferee companies. This appears to be a perception of the objector alone since the majority of the shareholders perceived the scheme otherwise. Even if it was so, this submission needs to be rejected in the light of the stand taken by the Central Government through the Regional Director that the acceptance of the scheme would not come in the way of action to be taken persuant to the said two inspection reports. A scheme can also be sanctioned without prejudice to the civil or criminal liabilities which might have been incurred in the light of the said inspection reports and therefore, the scheme can never be ruse even if intended, to cover the past liabilities. In case there is any breach of Section 73 of the Act the same could also be taken care of by prosecuting those who are responsible for the said breach. Even if the objectors allegation is accepted that in the past SIL was used as a vehicle company for enrichment of the SGL and ultimately Mitsui and Company the same cannot come in the way of the amalgamation since necessary action both under civil as well as criminal law can be taken against those responsible in the light of the stand taken by the Regional Director. The scheme can never be used as a device to protect the delinquent Directors against the liabilities and consequences which might have incurred in the past and as reflected to the said inspection reports and the same cannot come in the way of approval of the scheme in the light of the limited jurisdiction which the Court exercises in the matter of amalgamation. As already stated, on behalf of the Central Government the Regional Director has given a solemn assurance that the approval of the schemes will not come in the way of action which will taken against those found responsible for various violations as reflected in the said two reports and in the light of that the observations in the case of J. S. Davar and another V. Dr. Shankar Vishnu Marathe and others (AIR 1967 Bombay 456) and in the case of T. Mathew v. Smt. Saroj G. Poddar (supra) are irrelevant in the facts and circumstances of this case. In the last mentioned case what the Court found was that the scheme was not genuine nor propounded in good faith and was put forward only as cloak to cover the misdeeds of the Directors. Likewise the observations in the case of Calcutta Industrial bank Limited ((1948) Company Cases 144) are also irrelevant. There can be not quarrel with the observation made in the case of Travancore National & Quilon Bank Ltd. (AIR 1939 Madras 318) that even if the scheme is approved by majority of creditors the Court can decline the sanction it if is made out that the object of the scheme is to veil the wrongs of the Directors and burke investigation in the matter.

20. The next objection of the objector is that the proposed scheme is based on unfair valuation of SIL there by affecting the swap ration of one share of SGL for five shares of SIL since there was systematic devaluation of the assets of SIL owning to the supply of materials of highly exaggerated prices; the valuation report prepared by the Chartered Accountants could not go behind the balance sheets, no explanation was given by both the companies with regard to procurement of coke which has caused a loss of 152 crores that the swap ratio ought to have been 1:2; that the valuation report of N. M. Raiji & Co. and M/s. Haribhakti & Co. determining the swap ration of 1:5 is not acceptable. In fact the learned Senior Counsel, on behalf of Objector has severely criticized the valuation reports, as if this court was sitting in appeal against the said reports.

21. On the other hand, it is submitted that the swap ratio has been correctly arrived at based on a joint verification carried out by reputed valuers who have submitted their report to that effect and the same have been accepted by majority of the shareholders. It is also submitted that the objector has failed to produce her own independent valuation report which would state other wise. It is also submitted that the procurement costs of a company situated at West Bengal could never be compared with consumption costs of another company situated in Goa as the business economy of that location is totally different from the economics of the location of SIL and compansion between the average procurement cost of company situated in Goa is totally misplaced, irrelevant and extraneous.

22. In Miheer H. Mafatlal v. Mafatlal Industries Ltd. ((1996) 87 Company Cases 792) the Apex Court has stated that unless material is shown and produced on record to show that the valuation, as done, was unfair, or contrary to the record or material, the Court has no reason to interfere with such expert opinion in proceedings like this. It is to be noted that the Court does not sit in appellate Jurisdiction over the valuation done by the experts in the field and which has now been approved by a vast majority of the shareholders who in their financial wisdom have found that it is just and it is only the objector who is going about saying it is unjust even without producing another expert report to prove to the contrary. Valuation is nothing but an estimate which is generally based to some extent on guess work and generally it varies from individual to individual. As stated by the Gujrat High Court in Reliance Petroleum Limited ((2003) 46 SCL 38) value is a word of many meanings and the basic meaning is how much something is worth. The concept of value predominantly is used for the purpose of ascertainment of “price” or “value” A fair value assumes that some values could be unfair. In this case reference was made to a Book “Study on share valuation” published by Institute of Chartered Accountants wherein it was stated that “The subject of valuation of shares has always been controversial in the accounting profession. No two accountants have ever agreed in the past or will ever agree in future on the valuation of the shares of a company, as inevitably they involve the use of personal judgement on which professional men will necessarily differ….” and the Court noted that even an expert body of accountants had emphatically expressed an opinion that no two valuers would ever agree to a method of valuating the share. In this case, joint valuation has be done by two renowned experts in the field and this has been accepted by the overwhelming majority of shareholders and being so there is no reason to hold that the valuation is unfair, only because the objector says so. In Larsen and Toubro Limited ((2004) Company Cases 523, Vol. 121) this Court referred to various decisions including the case of Miheer H. Mafatlal Industries Ltd. ((1996) 87 Company cases 792) and stated that unless material is shown and produced on record to show that the valuation, as done, was unfair or contrary to the record or material, the Court has no reason to interfere with experts opinion. The Court also noted that the valuation of the shares which is mandatory in a scheme of amalgamation may not be necessary in cases of demerger since the shareholders continued to hold shares in the transferor company & are also issued shares in the transferor company and are also issued shares in the transferee company. The Court also referred to Piramal Spinning and Weaving Mills Ltd. ((1980) 50 Company Case 514) and reiterated that is possible for the Court to examine the various methods of valuation which are available for valuing the shares of the company. The valuation of shares is a technical matter which requires skills and expertise. There to bound to be differences of opinion as to what the correct value of shares of any given company is Simply because it is possible to value the shares in a manner different from the one which has been adopted in a given case, it cannot be said that the valuation which has been agreed upon, is unfair. The Court also noted that in case all the shareholders of both the companies have unanimously accepted the valuation which was arrived at by the auditors of the transferor and transferee companies and none of the shareholders had complained of any unfairness. In Miheer H. Mafatlal v. Mafatlal Industries Ltd. (supra) the Apex Court has also reitrated that the valuation of shares is a technical and complex problem which can be left best to the consideration of the experts in the field of accountancy: Many imponderables enter the exercise of valuation of shares and which exchange ratio is better is in the realm of commercial decision of well informed equity shareholders. It is not to for Court to sit in appeal over this valuation judgement over equity shareholders valuation judgement over equity shareholders who are supposed to be men of the world and reasonable persons who know their own benefit and interest underlying any proposal scheme and who with open eyes have okayed the ratio and the entire scheme. The Apex court also noted that the objector had not produced any contrary expert opinion for supporting his ipse dixit. The same is the position in the case at hand. The Apex Court stated the correct legal position in the following words:

“Once the exchange ratio of the shares of the transferee company to be allotted to the shareholders of the transferor company has been worked out by a recognised firm of chartered accountants who are experts in the field of valuation and if no mistake can be pointed out in the said valuation, it is not for the Court to substitute its exchange ratio, especially when the same has been accepted without demur by the overwhelming majority of the shareholders of the two companies or to say that the shareholders in their collective wisdom should not have accepted the said exchange ratio on the ground that it will he detrimental to their interest”

Reverting to the facts of the case the proposed share ratio has been arrived at by two experts in the field and has been approved by the vast majority of the shareholders who in their wisdom know what is best for them, particularly, considering the fact that the shares of the SIL were otherwise not listed In Core Health Care Ltd. v. Nirma Limited (supra) the Court stated that:

“It is also to be seen that thumping majority had found that the scheme is fair and reasonable, then it would not be possible to hold that any further valuation report would have changed the excercise of discretion. I must agree with the petitioner that it is in the realm of commercial wisdom of the creditors as to what should be the amount payable to them under the scheme of compromise. Furthermore, statutory majority of the lenders believe that instead of waiting for years together and getting uncertain amount of money, it would be advisable to take what is offered to them under the scheme immediately, then majority decision cannot be bypassed or thrown away because some are raising some technical objections. AH this stage, the court would also be required to see that what are the stakes”, “If majority shareholders and the majority of the leaders are of the opinion that particular decision should be taken to receive best of the benefits and avoid delay, then further valuation report is not necessary”

That being the position the objections as regards share valuation need to be rejected.

23. The fifth objection taken is that the proposed scheme is invalid in view of the fact that it is violation of the provision of section 73 of the Act. This objection again needs to be rejected. Past events can’t be a disqualification. Those responsible for violation can be prosecuted and punished. The scheme cannot be said to be in violation of Section 73 of the Act. Admittedly, the shares of SIL were not listed, and at one time an exit opinion given was availed by the objector except for certain amount of shares. In case the SIL has violated Section 73 of the Act by not listing its shares, the same can be dealt with by the authorities under the Act, particularly the Central Government who has assured that necessary, action in terms of the inspection reports will be taken and therefore on those court approval to the scheme cannot be declined Sanctioning of the scheme certainly will not come in the way of the Directors of SIL or other Officers responsible for acts of commision or ommission, misfeasance or malfeasances being dealt within accordance with law. The observations of the Apex Court in Hindustan Lever Employees’ Union v. Hindustan Lever Ltd. and others ((1995) Company Cases 30, Vol. 83) that the Court will decline to sanction a scheme of merger, if any tax fraud or any other illegality is involved, are irrelevant for our purpose. The scheme itself is not contrary to any provision of law nor such any provision has been pointed out on behalf of the objector. I have already stated that taking over the business of a subsidiary and compensating the shareholders of the same adequately with shares of SGL cannot be said to be violative of any public policy. If the Director of SIL are guilty of Section 73 for sins of omissions and commissions in that regard they can certainly be dealt with under the law, as stated on behalf of the Central Government pursuant to the said two inspection reports and it cannot be said that the scheme would enable the said Directors or other Officers o wriggle out of the breach of the provisions of Section 73 of the Act.

24. The objection that the proposed scheme is unconscionable also needs to be rejected. It is true that in the past there was no exit route to the shareholders of SIL but one stage an exist route was provided and was availed of by the objector and now yet another exist route has been provided for by alloting the shares in the SGL and because of that the scheme cannot be branded as unconscionable. An overwhelming majority of shareholders have not found it to be so nor the Central Government. The objection that the scheme ought not to be approved because the scheme involves the amalgamation of an Indian Company with a subsidiary of a foreign company also needs to be rejected since it has been stated on behalf of both the companies that both companies are Indian Companies and SIL was 88.85% subsidiary of SGL. The fact that the Central Governments through its Regional Director has not opposed the scheme is indicative of the fact that it is in public interest or at any any rate not opposed to public interest or public policy. As already stated the repository of public interest is the Central Government who has made it clear that in case there are any violations as pointed out in the inspection reports would be taken care of and there would be dilution of action against the management which will not conic in the way of the sanctioning of the scheme. A scheme which is beneficial to the shareholders and which is not opposed to public policy cannot be rejected only because in the past certain contraventions of the provisions of the Act were made by those in charge of the management of the company and for that reason a scheme cannot be rejected as being not bonafide. True, the objector will become the shareholder of SGL after the scheme is approved but she is always at liberty to exit from it in case she feels that she should not be member of company which has committed violation of the provisions of the Act in the past.

25. The submission that the proposed scheme of amalgamation is devoid of any merit needs again to be rejected. The benefits arising from amalgamation have been stated in clause 15(i) to (vii) which, inter alia, show that the amalgamation will enable the establishment of optimum size of business which would be essential for better utilization of the available resources thereby ensuring long term economic and financial benefits to the transferee company and its employees and the transferee company with increase turnover and assets will be in stronger position to raise funds for modernization, expansion and working capital requirements and this has been accepted by the vast majority of the shareholders of the companies and is not being opposed by any of the authorities under the Act and therefore there is no reason why the proposed scheme ought not to be accepted.

26. The objection as regards violation of section 176 (4) of the Act that proxies were solicited by the Directors in favour of the proposed scheme of amalgamation was given up on behalf of the objector.

27. On behalf of the objector, if is also submitted that several material facts have been suppressed from this Court which have been set out in paragraphs 5(iv), 5(viii), 5 (ix) and 5 (xv) of the affidavit of the objector dated 10-8-2006 including the correspondence between SGL, BSE and the NSE with regard to SGL’s application on the said exchanges. However, in my opinion, these objections are flimsy and need to be rejected. The explanatory statement gave a fair idea to the shareholders about the functioning of the companies. In any event, the same are unmaterial for the purpose of the petitions. Otherwise, there can be no dispute with the proposition that all material facts are required to be placed before the Court whilst considering sanction of a proposed scheme and suppression of material facts would entitle the Court to reject the scheme.

28. Likewise, the objection that the scheme has been formulated to wriggle out from the criminal complaints filed by the objector cannot be accepted. The said criminal complaints are bound to take its own time and in case the objector succeeds those responsible for the violations or commission of offences would be adequately punished.

29. In conclusion, it may be stated that the objections raised have no substance at all and it appears that the objector has a grudge against the companies particularly SIL for not listing the shares of SIL as initially promised. The share valuation has been done by experts in the field and has been approved by the vast majority of the shareholders of both the companies and there is no reason why the same should not be accepted by this Court. There is nothing unfair in the scheme and in a way it also gives an exit route to the minority shareholders of SIL to obtain the shares of the SGL. In case the objector is unwilling to continue to be a member of SGL she is always free to sell the shares and cease to be a member. There is nothing unfair in the said scheme and as stated on behalf of both the companies and otherwise accepted by the overwhelming majority of the shareholders, to whom no oblique motive is attributed. The merger of the subsidiary with the holding company will benefit the holding company The scheme is fair, just and reasonable and is not volatile of any law or contrary to public interest.

30. In the light of the above, the objections are rejected with costs of Rs. 25,000/-to be paid by the objector to SGL. The petitions succeed. However, it is made clear that the sanction to the scheme will not come in the way of either civil or criminal proceedings which may be initiated pursuant to the inspection reports as well as further progress of criminal complaints filed by the objector.

N. A. BRITTO, J.

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Section Officer High Court of Bombay at Goa Panaji-Goa

IN THE HIGH COURT OF BOMBAY AT GOA

COMPANY PETITION NO. 9 & 10 OF 2006

COMPANY PETITIONS NO. 9 OF 2006

Sesa Industries, Panaji, Goa.	…. Petitioner

V/s

COMPANY PETITION NO. 10 OF 2006

Sesa Goa. Industries Ltd. Panaji, Goa.	…. Petitioner

V/s

Mr. R.G. Ramani, Advocate for the Petitioners.

Mr. C.A. Ferreira, Asst. Solicitor General for Central Government.

Mr. V.A. Lawande, Advocate for the Objector.

CORAM: N. A. BRITTO. J. DATE: 18/12/2008

P.C.:

Shri. Ramani is present on behalf of the petitioners. Shri. C.A. Ferreira, learned Assistant Solicitor General is present on behalf of the for Central Government and Shri. V.A. Lawande is present on behalf of the Objector.

2. Shri. Ferreira, upon instructions, states that page 9 of Sesa Goa’s report is not available with the Regional Director, in the original report, and inquiry is being made with the Inspector who had prepared the said report and who is presently posted in Calcutta. It is but obvious that production of page 9 will take some time, but this Court need not wait for the same. Page 15 submitted on 18/11/2008 be placed at the appropriate page of the paper book. The Regional Director is at liberty to produce page 9 of Sesa Goa’s report as soon as it is available.

3. Judgment pronounced, dismissing the objections and allowing the petitions. Shri. Ramani on behalf of the petitioners, submits that the petitioners be dispensed with from filing of drawn up order and instead be allowed to file with the Registrar of Company a certified copy of the order of this court passed today along with authenticated copy of the Scheme for Amalgamation. Request granted.

4. Costs of each petition of Rs. 10,000/- to be paid by the petitioners to the Central Government and to the Registrar of Companies, each.

5. Shri Lawande, the learned Counsel on behalf of the Objector prays for stay of operation of the judgment/order passed today dismissing the objections and granting the petitions. Shri Ramani on behalf of the petitioners objects. Considering the facts and circumstances of the case and including the time taken for disposal of the petitions, in my view, this is not a fit case to stay the operation of the judgment/order. Request rejected.

6. Authenticated copy be issued to the Objector on payment of necessary charges.

N. A. BRITTO, J.

NH/-

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Annexure -C

SCHEME OF AMALGAMATION

(Under Sections 391 and 394 of the Companies Act, 1956)

OF

SESA INDUSTRIES LIMITED

WITH

SESA GOA LIMITED

THE SCHEME

PRELIMINARY

I.	In this Scheme, unless inconsistent with the subject or context, the following expressions shall be deemed to mean:

(a)	“Transferor Company” or “Amalgamating Company” means SESA INDUSTRIES LIMITED a Company within the meaning of the Companies Act, 1956 and having its Registered Office at “Sesa Ghor”, 20 EDC Complex, Patto, Panaji, Goa. 403 001.

(b)	“Transferee Company” or “Amalgamated Company” means SESA GOA LIMITED a Company within the meaning of the Companies Act, 1956 and having its Registered Office at “Sesa Ghor”, 20 EDC Complex, Patto, Panaji, Goa. 403 001.

(c)	“The Act” means the Companies Act, I of 1956.

(d)	“Appointed Date” means the commencement of the business on the first day of April, 2005 or such other date as the High Court of Bombay at Goa may direct.

(e)

“Effective Date” means the date on which certified copies of the High Court orders sanctioning the Scheme of Amalgamation and vesting the undertaking including the assets, liabilities, rights, duties, obligations and the like of the Transferor Company in the Transferee Company are filed with the Registrar of Companies, Goa, after obtaining all the consents, approvals, permissions, resolutions, agreements, sanctions and orders necessary thereto.

(f)	“the Board” means the Board of Directors of Transferor Company or Transferee Company, as the case may be.

(g)	“the High Court” means the High Court of Bombay at Goa.

(h)	“the Scheme” means the scheme of Amalgamation for the amalgamation of the Transferor Company with the Transferee Company in its present form submitted to the High Court for sanction or with any modification approved by the shareholders or imposed or directed by the High Court.

II.	The Authorised Issued, Subscribed and Paid-up Share Capital of Transferor Company is Rs. 20,00,00,000/- (Rupees Two Hundred Million Only) divided into 2,00,00,000/- Equity Shares of Rs. 10/- (Rs. Ten Only) each.

III.	The Authorized, Share Capital of Transferee Company is Rs. 50,00,00,000/- (Rupees Five Hundred Million Only) divided into 5,00,00,000/- Equity Shares of Rs. 10/- (Rs. Ten Only) cach, of which issued, subscribed and Paid-up capital is Rs. 39,36,20,200/- (Rupees Three Hundred Ninety Three Million Six Hundred Twenty Thousand Two Hundred Only) divided into 3,93,62,020 Equity Shares of Rs. 10/- (Rs. Ten Only) each.

IV.	The Transferor Company is a subsidiary of the Transferee Company.

V.	AMENDMENT OF CLAUSE III OF THE MEMORANDUM OF ASSOCIATION OF THE TRANSFEREE COMPANY

From the effective date, the objects clause of the Memorandum of Association of the Transferee Company would stand amended with addition of the clauses detailed hereunder as clauses 33 to 36 to enable the Transferee Company to carry on the business of the Transferor Company.

(1)	To carry on business of manufacturing Sinter, Sponge Iron, Cast Iron including derivatives thereof and all types of Steel including structural steel, in the form of cast, rolled or forged or in any other form; machine tools, precision instruments, pneumatic tools, material handling equipment and other engineering goods, and marketing the same, both in wholesale and retail in local and international markets.

(2)	To carry on the business of sale of waste gases emanating from the Pig Iron blast furnace or any other process for the purpose of utilization of its energy content, calorific value or sensible heat.

(3)	To purchase waste heat with the purpose of utilizing its energy content calorific value or sensible heat.

(4)	To carry on the business of generation of power from the waste gases emanating from the Pig Iron blast furnace, cock oven and to supply/market the same to local parties and Government/Electricity Board.

VI.	TRANSFER OF UNDERTAKING UNDER THE SCHEME

(1)	The whole undertaking and business of the Transferor Company shall with effect from the Appointed Date and without any further act, deed, matter or thing, stand transferred to and vested in or deemed to be vested in the Transferee Company pursuant to Sections 391(2) and 394(2) of the Act so as to become the property of the Transferee Company for all the estate and interest of the Transferor Company as a going concern but subject nevertheless, to all charges, if any, then affecting the same or any part thereof and with effect from the Appointed Date, the Transferor Company, shall be amalgamated with the Transferee Company. The same shall be transferred and vested in the Transferee Company in the following manner

(a)	With effect from the Appointed Date the whole of the undertaking and properties, as aforesaid, of the Transferor Company, except for the portions specified in sub-clauses (b) and (c) below, of whatsoever nature and wheresoever situated and incapable of passing by manual delivery, shall, under the provisions of Sections 391 and 394 and all other applicable provisions, if any, of the Act, without any further act or deed, be transferred to and vested in the Transferee Company so as to vest in the Transferee Company all the right, title and interest of the Transferor Company therein;

(b)	All the moveables assets including cash in hand, if any, of the Transferor Company, capable of passing by manual delivery or by endorsement and delivery shall be so delivered or endorsed and delivered, as the case may be, to the Transferee Company to the end and intent that the property therein passes to the Transferee Company, on such delivery or endorsement and delivery. Such delivery and transfer shall be made on a date mutually agreed upon between the Board of Directors of the Transferor Company and the Board of Directors of the Transferee Company within thirty days from the date of last of the Orders of the High Court of Bombay at Goa sanctioning the Scheme of Amalgamation specified herein under Sections 391 and 394 of the Act.

(c)	In respect of moveable other than those specified in sub-clause (b) above, including sundry debtors, outstanding loans and advances, if any, recoverable in cash or in kind or for value to be received, bank balances and deposits, if any, with Government, semi Government, Local and other authorities and bodies, the following modus operandi shall to the extent possible be followed:

(i)	The Transferee Company shall give notice in such form as it may deem fit and proper, to each person. Debtor or depositee as the case may be, that pursuant to the High Court of Bombay at Goa having sanction the Scheme of Amalgamation between the Transferor Company, the Transferee Company and their respective members under Sections 391 and 394 of the Act, the said debit, loan, advance or deposit be paid or made good or held on account of the Transferee Company as the person entitled thereto to the end and intent that the right of the Transferor Company to recover or realize the same stands extinguished and that appropriate entry should be passed in its books to record the aforesaid change;

(ii)	The Transferor Company shall also give notice in such form as it may deem fit and proper to each person, debtor or depositee that pursuant to the High Court of Bombay at Goa having sanction the Scheme of Amalgamation between the Transferor Company, the Transferee Company, and their respective members under Sections 391 and 394 of the Act, the said debit, loan, advance or deposit be paid or made good or held on account of the Transferee Company and that the right of the Transferor Company to recover or realize the same stands extinguished;

2. (a)	For the purposes of the Scheme, the undertaking and business of the Transferor Company shall include:

(i)	All the assets, moveable and immoveable properties, of the Transferor Company immediately before the amalgamation; and

(ii)	All the liabilities of the Transferor Company immediately before the amalgamation

(b)	Without prejudice to the generality of the foregoing sub-clause (a), the said undertaking and the business of the Transferor Company shall include:

(i)	All the properties, rights, claims, estates, interests and titles of every description of or relating to the Transferor Company and its entire undertaking, authorities, privileges, industrial and other licenses, and the rights in respect of property, moveable and immoveable, leases, tenancy rights, sanctions, Government approvals and other assets of whatsoever nature including patents, patent rights, trade marks and other industrial property rights, registrations, approvals, clearances, fittings and fixtures, telephones, telex and fax connections, cash balances, reserves, security deposits, refunds, outstanding balances, stocks, investments, licences, contracts, agreements and other rights and interests of all description in and arising out of such properties as may belong to or be in possession of the Transferor Company and all books of accounts and documents and records relating thereto, but subject to all charges affecting the same.

(ii)	All the liabilities, debts, obligations and duties of the Transferor Company shall also stand transferred to the Transferee Company with effect from the Appointed Date without any further act, deed, matter or thing pursuant to Section 394(2) of the Act so as to become the liabilities, debts, obligations and duties of the Transferee Company. To the extent that there are inter corporate loans or balances between the Transferor Company and the Transferee Company the obligations in respect thereof shall come to an end and corresponding effect shall be given in the books of account and records of the Transferee Company for the reduction of any assets or liabilities, as the case may be. For the removal of doubts it is hereby clarified that there would be no accrual of interest or other charges in respect of any such inter-company loans or balances.

3.	In no case shall the Scheme operate to enlarge the security for any loan, deposit, or facility created by or available to Transferor Company, which shall vest in the Transferee Company by virtue of the amalgamation and in no case shall the Transferee Company be obliged to create any further or additional security therefore after the amalgamation has been effective or otherwise.

4.	The balance in the Profit and Loss Account in the Balance Sheet of the Transferor Company as on the Appointed Date be included in the balance in the Profit and Loss Account in the Balance Sheet of the Transferee Company as on the Appointed Date.

5.	Upon this Scheme being effective, if any suit, appeal or any other proceedings of whatsoever nature by or against the Transferor Company be pending, the same shall be continued, prosecuted and enforced by or against the Transferee Company, as the case may be.

6.	The Transferee Company undertake, on the Scheme of the amalgamation becoming fully effective in accordance with the provisions of Section 391 and 394 of the Act, to engage from the Effective Date all employees who may be in service with the Transferor Company on the Effective Date on the terms and conditions not less favorable than the terms of employment which the said employees enjoyed as on said date. The services of the said employees shall for all purposes, including accrued leave benefits, gratuity, provident fund, retirement benefits, retrenchment compensation and other similar benefits shall be regarded as continuous and without any break or interruption of service by reason of the transfer of the undertaking to the Transferee Company.

7.	It is expressly provided that, on the Scheme becoming effective, the Provident Fund, Gratuity Fund, Superannuation Fund or any other Special Fund created or existing for the benefit of the employees of the Transferor Company shall be transferred to and form part of the corresponding funds of the Transferee Company and the Transferee Company shall stand substituted for the Transferor Company for all purposes whatsoever in relation to the administration or operation to make contribution to the said Fund or Funds in accordance with the provisions thereof as per the terms provided in the respective Trust Deed, if any, to the end and intent that all rights, duties, powers and obligations of the Transferor Company in relation to such Fund or Funds shall become those of the Transferee Company. It is clarified that the services of the employees of the Transferor Company will be treated as having been continuous for the purpose of the said Fund or Funds.

8.

With effect from the Appointed Date and up to the Effective Date, the Transferor Company shall carry on and be deemed to carry on all its business and activities and stand possessed of its properties and assets for and on account of and in trust for the Transferee Company. From the Appointed Date and up to the Effective Date, the Transferor Company shall carry on its business with proper prudence and shall not without the concurrence of the Transferee Company, alienate, charge or otherwise deal with the said undertaking or any part thereof except in the ordinary course of business or vary the terms and conditions of employment of any of its employee. From the Appointed Date and up to the Effective Date, all the profits accruing to the Transferor Company or losses arising or incurred by it shall for all purposes be treated as the profits or losses of the Transferee Company, as the case may be.

9.	Neither the Transferor Company nor the Transferee Company shall alter its capital structure other than alterations pursuant to commitments, obligations or arrangements subsisting prior to the Appointed Date, either by fresh issue of shares or convertible securities (on a right basis or by way of bonus shares or otherwise) or by any decrease, reduction, reclassification, sub-division, consolidation, re-organisation or in any other manner which may in any way affect the share exchange ratio prescribed hereunder, except by the consent of the Board of Directors of both the Companies. The Transferee Company is hereby permitted to increase its Authorized Capital if so required to give effect to the provisions of this Scheme or pursuant to any existing obligation of the Transferee Company without the consent of the Board of Directors of the Transferor Company.

10.	The Transferor Company shall not, without the consent of the Transferee Company, declare any dividend for the financial year commencing from 1st April, 2005 and subsequent financial years during which the Scheme has not become effective. Subject to this Scheme becoming effective, the profits of the Transferor Company for the period beginning from 1st April, 2005 shall belong to and be profits of the Transferee Company and will be available to the Transferee Company for being disposed of in any manner as it thinks fit including declaration of dividend by the Transferee Company in respect of its year ending 31st March, 2006 or any year thereafter.

11.	The transfer and vesting of the properties and liabilities and the continuance of the proceedings mentioned hereinabove shall not affect transactions or proceedings already concluded by the Transferor Company on or after the Appointed Date to the end and intent that the Transferee Company accepts on behalf of itself all acts, deeds, bonds, arrangements and other instruments of whatsoever nature done and executed by the Transferor Company.

12.

Subject to the other provisions herein contained, all contracts, deeds, agreements, lease rights and other instruments of whatsoever nature substituting or having effect immediately before the Effective date to which the Transferor Company is a party, shall be in full force and effect against or in favour of the Transferee Company and may be enforced as fully and effectively as if instead of the Transferor Company, the

Transferee Company had been a party thereto.

13.	Upon the Scheme becoming effective, the shares held by the Transferee Company in the Transferor Company i.e. 1,76,50,284 Equity Shares of Rs. 10/- each shall stand cancelled.

14.	Upon the Scheme becoming effective and in consideration thereof, the Transferee Company shall, without any application, act or deed, issue and allot to every member of Transferor Company (save and except the Transferee Company) holding fully paid-up equity shares in the Transferor Company and whose names appear in the Register of Members of the Transferor Company on such date (hereinafter called “the Record Date”) as the Board of Directors of the Transferee Company will determine 1(one) fully paid-up Ordinary (Equity) shares of Rs. 10/- each of Transferee Company with rights attached thereto as hereinafter mentioned (hereinafter referred to as “the new Equity Shares”) in respect of every 5 (Five) fully paid-up Equity Shares of the face value of Rs. 10/- each held by such member in the Capital of the Transferor Company as on the Record Date. It is clarified that the Transferee Company, for the purpose of issuing the aforesaid shares to the shareholders of the Transferor Company, shall not be required to pass a separate Special Resolution under Section 81 (1A) of the Act, and on the members of the TRANSFEREE COMPANY giving their consent to the scheme, it shall be deemed that the shareholders of the Transferee Company have given their consent to issue aforesaid shares to the shareholders of the Transferor Company as required under Section 81(1A) of the Act.

15.	No fractional certificates shall be issued by the Transferee Company in respect of the fractional entitlements, if any, to which the shareholders of the Transferor Company may be entitled on issue and allotment of the Equity shares of the Transferee Company. The Board of Directors of the Transferee Company shall instead consolidate all such fractional entitlements to which the shareholders of the Transferor Company may be entitled on issue and allotment of the Equity Shares of the Transferee Company as aforesaid and thereupon issue and allot Equity Shares in lieu thereof to a Director or an Officer of the Transferee Company with the express understanding that such Director or Officer to whom such equity shares are issued and allotted shall hold the same in trust for those entitled to the fractions and sell the same in the market at the best available price and pay to the Transferee Company, the net sale proceeds thereof whereupon the Transferee Company will distribute such net sale proceeds to shareholders of the Transferor Company in the proportion to their fractional entitlements.

16.	Upon the Scheme becoming operative, all the shareholders of the Transferor Company, if so required by the Transferee Company by notice in this behalf shall surrender their Certificates representing equity shares of the Transferor Company, according to their respective entitlements to the Transferee Company for cancellation thereof. Notwithstanding the foregoing, upon the new Equity Shares being issued and allotted, as aforesaid, the Share Certificates in respect of the equity shares held in the Transferor Company shall be deemed to have been automatically cancelled and of no effect and the Transferee Company instead of requiring surrender of such Certificates may directly issue and dispatch new Certificates in respect of the New Equity Shares issued and allotted by the Transferee Company.

17.	The New Equity Shares of the Transferee Company to be issued and allotted to the Equity Shareholder of the Transferor Company shall rank paripassu in all respect with the Equity Shares of the Transferee Company, save and except that such shares shall be entitled to proportionate dividend in relation to any financial year ending, on any date after the Appointed Date. The holders of the shares of the Transferor Company shall, save as expressly provided otherwise in this Scheme, continue to enjoy their existing rights under their respective Articles of Association including the right to reserve dividend from the Transferor Company till the Effective Date.

18.	It is clarified that the aforesaid provisions in respect of declaration of dividends are enabling provisions only and shall not be deemed to confer any right on any member of the Transferor Company to demand or claim any dividend which, subject to the provisions of the said Act, shall be entirely at the discretion of the Boards of Directors of the Transferor Company and the Transferee Company and subject to the approval of the shareholders of the Transferor Company and the Transferee Company respectively.

19.

The Transferor Company and the Transferee Company through their respective Boards may consent on behalf of all persons concerned to any modifications or amendments of this Scheme or in any conditions which the High Court and/or any other authority under the law they deem fit to approve of or impose or which may otherwise be considered necessary or desirable for settling any question or doubt or difficulty that may arise for carrying out the Scheme and do all acts, deeds and things as may be necessary, desirable or expedient for putting the Scheme into effect. The aforesaid powers of the Transferor Company and the Transferee Company may be exercised by the respective Boards or a committee or committees of the boards or by any Director authorized by the respective Boards. In the event that any condition or conditions are imposed by any authority which the Transferor Company and/or the Transferee Company find unacceptable for any reason whatsoever then the Transferor Company and/or the Transferee Company shall be entitled to withdraw from the Scheme.

20.	This Scheme shall not in any manner affect the rights of any of the Creditors of the Transferor Company, in particular the secured Creditors shall continue to enjoy and hold charge upon their respective securities.

21. (i)	The Transferor Company and the Transferee Company shall, with all reasonable dispatch, make application to the High Court of Bombay at Goa under Section 391 of the Act, seeking orders for dispensing with or convening, holding and conducting of the meetings of the respective classes of the members and/or creditors of each of the Transferor Company and the Transferee Company as may be directed by the Hon’ble High Court.

(ii)	On the Scheme being agreed to by the requisite majorities of the classes of the members and/or creditors of the Transferor Company and the Transferee Company as directed by the Hon’ble High Court of Bombay at Goa, the Transferor Company and the Transferee Company shall, with all reasonable dispatch apply to the High Court of Bombay at Goa for sanctioning the Scheme of Amalgamation under Section 391 and 394 of the Act, and for such other order or orders, as the Hon’ble Court may deem fit for carrying, this Scheme into effect and for dissolution of the Transferor Company without winding-up.

22.	The implementation of this Scheme is conditional upon and subject to:

(a)	The sanction of the Scheme (with or without modifications) by the High Court of Bombay at Goa, under Section 391 of the Act and the appropriate orders being made by the said High Court pursuant to the Section 394 of the Act for effecting the Amalgamation under this Scheme.

(b)	The approval and consent of any authorities concerned as may be required under the statute being obtained and granted in respect of any of the matters in respect of which such approval and consent be required.

16.	Upon the Scheme becoming operative, all the shareholders of the Transferor Company, if so required by the Transferee Company by notice in this behalf, under Section 391 and 394 of the Act.

23.	Scheme although operative from the Appointed Date shall take effect finally and from the date on which any of the aforesaid sanctions or approval or order shall be last obtained, which shall be Effective Date for the purpose of this Scheme.

24.	All costs, charges and expenses of the Transferor Company and the Transferee Company respectively in relation to or in connection with negotiations leading upto the Scheme and/or carrying out and completing the terms and provisions of this Scheme and of and incidental to the completion of this scheme including the stamp duty payable on order of the High Court shall be borne and paid by the Transferee Company.

25.	Any person interested in the Scheme shall be at liberty to apply to the Court from time to time for necessary directions in matters relating to the scheme or any terms thereof.

26.	Upon this Scheme becoming effective the Transferor Company shall stand dissolved without winding up as and from the Effective Date or such date as the High Court may direct.

27.	In the event of this Scheme failing to take effect finally before the 31st day of December, 2006 or within such further period or periods as may be agreed upon between the Transferor Company (by the Directors) and the Transferee Company (by the Directors) this Scheme shall become null and void and in that event no rights and liabilities whatsoever shall accrue to or be incurred inter se to or by the parties or any of them.

IN THE HIGH COURT OF BOMBAY AT GOA

COMPANY APPEAL NO.4 OF 2008

WITH

COMPANY APPLICATION NO. 48/2008

Krishna H. Bajaj,
24/25, Bhartiya Bhavan,
7th Floor, 72, Marine Drive,
Mumbai - 400 020 through her
Constituted Attorney
Mr. Shailesh Bajaj	……….. Appellant

Versus
1. Sesa Industries Ltd.,
Sesa Ghor, 20 EDC Complex,
Patto, Panjim, Goa 403 00L.

2. The Regional Directorate
(Western Region), Everest
5th Floor, 100 Netaji Subhash
Road, Mumbai - 400 002.

3. Registrar of Companies, Goa
Daman & Diu, Panaji, Ministry of
Company Affairs, Govt of India,
Company Law Bhavan,
Plot No. 21, EDC Complex,
Patto, Panjim, Goa 403 001

4. The Official Liquidator High
Court of Judicature at Bombay,
Panaji Bench, Goa	………… Respondents

Mr. Shailesh Bajaj, Appllant in person (duly constituted attorney)

Mr. J. J. Bhat, Senior Advocate with Mr. R. Chagla and Mr. R. G. Ramani, Advocate for respondent No. 1.

Mr. C.A. Ferreira, Asst. Solicitor General for respondents No. 2 & 3.

CORAM:	P.B. MAJUMDAR &
C.L. PANGARKAR, JJ.

Date of reserving the Judgement :31st January, 2009

Date of pronouncing the Judgement 21st February, 2009.

JUDGEMENT: (Per P. B. MAJUMDAR, J.)

The matter was heard at length at the admission stage, as the contesting parties are all appearing in the matter through their Advocates. Learned Asst. Solicitor General is appearing for respondent No.2 and so far as Registrar of Companies is concerned, in the original proceedings, he has files an affidavit on behalf of the Regional Director and it was agreed by both sides that the matter can be decided finally at the stage of admission itself. As regards respondent No. 4, for the first time when an order was passed on 24.12.2008, the Official Liquidator had appeared and his appearance is shown in that order. However, since there was some error in the name of Official Liquidator, the same was corrected as Shri Sanjay Kumar Gupta in the next order dated 31.12.2008. Accordingly, the matter was heard finally and a formal order of admission is passed. Admit Respective Advocates waive service for the concerned respondents. The Appeal is now being disposed off by this Judgement.

2. This appeal is directed against the Judgement and Order dated 18.12.2008 delivered in Company Petition Nos. 9 and 10 of 2006. The Sesa Industries Limited (SIL) submitted a company petition for sanctioning a scheme of amalgamation between the petitioner Company i.e. Transferor Company and the Transferee Company i.e. Sesa Goa Limited (SGL), which was incorporated on 25.6.1965 as a private limited company, and subsequently became a public limited company with effect from 16.5.1994. The SIL was incorporated on 17.5.93. The scheme of amalgamation is annexed as Annexure A-6 along with the Company Petition. On behalf of the present appellant, objections were lodged before the learned Company Judge opposing the scheme of amalgamation on various grounds and as per various objections taken by the objector before the learned Single Judge, it was prayed on behalf of the objector that the scheme may not be sanctioned. The learned Company Judge, by the impugned Judgement and Order came to the conclusion that there is no substance in the objections raised by the Objector. The learned Company Judge found that the objector has a grudge against the companies, particularly SIL for not listing the shares of SIL as initially promised. The learned Company Judge found that there is nothing unfairs in the scheme. The learned Company judge also found that the scheme also gives an exit route to the minority shareholders of SIL to obtain the shares of SGL. The learned Company Judge found that in case the objector is unwilling to continue to be a member of SGL, she is always free to sell the shares and cease to be a member of SGL. The learned Company Judge found that there is nothing unfair in the said scheme, as the scheme is accepted by overwhelming majority of the shareholders of the Company. The learned Company Judge also found that the merger of the subsidiary company with the holding company will benefit the holding company will benefit the holding company. The learned Judge also found that the said sanctioning of the scheme will not, in any way affect the civil or criminal proceedings which may be initiated pursuant to the inspection reports, as well as further progress of criminal complaint filed by the objector. The learned Single Judge, accordingly, allowed the Company Petition by sanctioning the scheme by Judgement and Order dated 18.12.2008.

3. Being aggrieved by the said order, the appellant - objector has filed this appeal. The appellant who is appearing as party in person, has challenged the said order of the learned Company Judge on various grounds. It is submitted on behalf of the appellant that the direction given by a Division Bench of this Court in Appeal NO. 268/07 vide order dated 25.4.2007 has not been complied with, as the Division bench has observed in the said order that the Company Judge should take into considerations the reports before passing any final orders in the matter of approving the scheme of amalgamation of two companies for considering the purpose of its relevancy. It is submitted by the party in person that in view of the reports of the Central Government, Ministry of Company Affairs, the Scheme should not have been sanctioned by the learned Single Judge, as it is clear that it is a case of siphoning of funds and because of the same, minority shareholders are affected. It is submitted that as per the reports, both the Companies have committed a fraud and since the scheme is against the public interest, the same is not required to be sanctioned. It is submitted that the proposed scheme is nothing but an operation on the minority shareholders. It is submitted that after amalgamation, the transferor company shall stand dissolved and therefore, no action against the company will be maintainable. It is further submitted that the transferor company has not disclosed the fact in petition about pending investigation under Section 209A of the Companies Act, It is also submitted that as per the proviso to section 391 of the Companies Act no order sanctioning any compromise or arrangement shall be made, unless the Court is satisfied that the company or any other person by whom an application has been made under sub-section (1) has disclosed to the Court by affidavit or otherwise, all material facts relating to the company, such as the latest financial position of the company, the latest auditor’s report requiring the accounts of the company, pendency of any investigation proceedings in relation to the company under Sections 235 to 351. It is submitted that the scheme could not have been sanctioned in view of the fact that the company has not disclosed in the petition pendency of investigation, as the said fact is also required to be disclosed as per the said proviso to Section 391. It is also submitted that since the company has suppressed the fact about the investigation being carried out and there is adverse report against the company, the scheme should not have been sanctioned by the learned Single Judge. It is submitted that the report of the Registrar of Companies, having not been accepted by the learned Company Judge, the learned Company Judge should not have sanctioned the scheme of amalgamation. It is further submitted that the proposed scheme of amalgamation was based on an invalid scheme in view of the fact that the same is in violation of section 73 of the Companies Act. It is submitted that the shares of SIL though were required to be listed on the Stock Exchanges as per the provisions of the law, as also in terms of the promises given by the petitioning company to its shareholders at the time of initial public offering, have not been listed till the date. It is submitted that the shares of respondent No. 1 Company are not listed on any of the Stock Exchanges in India, nor any application has been made by the said company for getting its shares listed and, in view of the same, there is violation of Section 73 of the Companies Act in as much as it was statutorily bound to refund the monies so collected by it from its shareholders along with interest due. It is also submitted that since there is violation of Section 73 of the Companies Act, entire allotment of shares of respondent No. 1 Company is invalid. It is submitted that the proposed scheme was an unconsolable scheme in as much as the minority shareholders of the transferor company have been subjected to complete operation by a majority, i.e. by transferee Company. It is also submitted that the entire scheme has been floated with view to stifle further investigation which is pending against the transferor Company. It is submitted that there is also violation of Section 394(2) of the Companies Act, as appropriate material was not planed the meeting before the shareholders. It is also submitted that the Regional Director himself has not filed any affidavit, but, on his behalf the Registrar of Companies has files an affidavit and the Registrar was also acting as an Official Liquidator. It is submitted that the Official Liquidator has also filed an affidavit. The same person could not have filed an affidavit in his capacity as Registrar and in that respect, an affidavit should have been filed by the Regional Director himself, as the Official Liquidator and the Registrar, both are functioning in a different capacity and when their interest is overlapping, the same person could not have filed two affidavits, one in the capacity as the Official Liquidator while the other in the capacity as the Registrar. It is submitted that the financial reports of the Chartered Accounts also do not reflect the correct picture, as the Chartered Account has gone only as per the entries in the Company’s Books of Account and as per the Balance Sheet. On the aforesaid grounds, the party in person submitted that the scheme, in question, is not required o be sanctioned and, therefore, order of the learned Company Judge is required to be set aside and this Court may reject the scheme submitted by the Company by not sanctioning the same. The party in person has relied upon the following decisions to substantiate his say.

1)	Miheer H. Mafatlal v. Mafatlal Industries Ltd, reported in Company Cases Vol. 87 page 792.

2)	In re Travancare National and Onilon Bank Ltd., reported in AIR 1939 Madras 318.

3)	In the matter of Calcutta Industrial Bank Ltd., reported in Company Cases Vol. XVIII page 144.

4)	J. S Davar and another v. Dr. Shankar Vishnu Marathe and others, reported in AIR 1967 Bombay 456 (V 54 C 98)

5)	T. Mathew v. Smt. Saroj G. Poddar and others, reported in (1996) 22CLA200 (Bom.)

6)	Bedrock Ltd., reported in 1988 (4) Bom. C. r. 710

7)	Modus Analysis and Information P. Ltd. and others, In re, reported in (2008) 142 Comp Cas 410 (Cal.)

8)	Larsen and Toubro Limited, In re. reported in 2004 page 523

9)	Jyotsna Naliniknat Kilachand and others v. Nandilal Kilachand Investment Pvt. Ltd. and others, reported in 1996 page 361.

10)	Raymond Synthetics Ltd, and others v. Union of India and others, reported in AIR 1992 Supreme Court 847.

11)	Hindustan Lever Employees’ Union v. Hindustan Lever Ltd. and others, reported in Company Cases Vol. 83 page 30.

12)	1. Securities and Exchange Board of India. (Appeal Lodging No 520 of 2002 in Company Petition No. 203 of

2002 in Company Application No. 18 of 2002) 2. Union of India (Appeal Lodging No. 526 of 2002 in Company Petition No. 203 of 2002 in Company Application No. 18 of2002) v. Sterlite Industries (India) Ltd.

13)	Wood Polymer Limited, In re and Bengal Hotels Pvt. Ltd., In re., reported in 1977 page 597.

14)	IPCO Paper Mills Ltd. ,In re. Reported in 1984 page 281.

15)	Mahendra Kumar Sanghi v. Ratan Kumar Sanghi reported in Spl. A. Nos. 24 and 30 of 1994- Equivalent Citation:
RLW2003 (3) Raj 1529,
[2003] 44SCL 592 (Raj), 20039(1) WLC 445.

16)	Sesa Goa Limited & Ors. v. State of Maharashtra & Anr. Writ Petition No. 2739 of 2006.

17)	Shree Niwas Girni Kamgar Kriti Samiti v. Rangnath Basudoo Somant and others reported in Appeal no. 821 of 1994 in Company Application no. 339 of 1994 in Comapny Petition No. 642 of 1983.

4. Learned Senior Counsel Shri Bhat appearing for respondent No. 1, on the otherhand, submitted that there is no substance in any of the objections raised by the objector. Mr. Bhat submitted that the party in person mainly relied upon the contents of the reports submitted by the Deputy Director on behalf of the Ministry of company Affairs, New Delhi. It is submitted that the matter is only at the inspection stage and there is nothing to suggest that subsequently it has resulted into any further investigation against the affairs of the Company. Mr. Bhat submitted that the inspection carried out under Section 209A of the Act cannot construed as an investigation against the company. It is submitted by Mr. Bhat that if the contention of the party in person is accepted that the share allotment is void or that it is in violation of Section 73 of the Companies Act, then the objector cannot be said to be shareholder on the basis of void allotment. He has, however, submitted that there is no breach of section 73 as the allotment was not made in favour of the public at all. It is submitted that the only right available to the petitioner is to claim money and even that claim is also time barred. It is submitted that the objector can still pursue his remedy against the transferee company and his right is not extinguished by sanctioning the scheme of amalgamation. It is submitted by Mr. Bhat that assuming that the Directors have committed any wrong act or even if they have committed any offence, the remedy of taking out prosecution against the erring Director or Directors is available and that cannot be ground for rejecting the scheme. Mr. Bhat further submitted that the Registrar of Companies, who is a delegate of the Regional Director of Company Affairs has already delegated the powers to the Registrar of Companies, for filing affidavit and the Registrar of Companies has already made its stand clear in the affidavit. It is submitted that the respondent company had also filed a writ petition before the High Court of Bombay for quashing the proceedings and the learned Company Judge was pleased to hold that there is an violation of section 73. Mr Bhat further submitted that ultimately the inspection reports were already placed before the learned Company Judge and the said aspect was also placed before the shareholders during the meeting and, therefore, when the majority of shareholders have approved the scheme, it cannot be said that respondent company has defrauded the shareholders in any manner and no fact is suppressed from the shareholders. It is submitted that the investigation as well as the inspection, both are different things and they are separate chapters for the same. It is submitted that the scheme is not against the public interest in any manner and since majority of the shareholders have approved the scheme in their wisdom, this Court cannot sit in appeal over such decision at the time fo considering whether the scheme should be sanctioned or not. Mr. Bhat has relied upon the following decisions to substantiate his say that the objections raised by the objector is devoid of any merit and the scheme is required to be sanctioned.

1)	Reliance Petroleum Ltd., In Re., reported in [2003] 46Scl 38(Guj).

2)	Zee Telefilms Limited, In re., reported in Appeal No. 164

of 2003 in C.P. no. 116 of 2002.

3)	Kalpana Bhandari & ors. v. Securities & Exchange Board of India & ors., reported in Writ Petition No., 1604 of 2003.

4)	Sesa Industries Ltd. v. Krishna H. Bajaj, reported in Misc. Civil Appln. no. 24 of 2007 in Company Petition no. 9 of 2006 connected with company Appln. no. 1 of 2006.

5)	Miheer H. Mafatlal v. Mafatlal Industries Ltd., reported in Company Cases Vol. 87 page 792

It is submitted that in view of the Judgement of the Supreme Court in Miheer H. Mafatlal v. Mafatlal Industries Ltd., (supra), only two aspects are required to be considered by the Court at the time of sanctioning the scheme. It is submitted that there is no violation of any statutory rules. It is also submitted by Mr. Bhat that the valuation of the shares is properly done or not is in the realm of the expert body and once the Chartered Accountants have accepted the said valuation, this Court cannot sit in appeal over the said decision expert body. It is also submitted by Mr. Bhat that it is true that the same person was acting as a Registrar as well as Official Liquidator Since their interest is not conflicting even if same person has filed an affidavit in two different categories, that cannot be said to be any violation of statutory provision.

5. We have heard both sides at great length and we have gone through voluminous record and proceedings. We have also considered the scheme submitted by the respondent Company. We have gone through the Judgement of the learned Company Judge and we have also gone through various judgements cited by both sides. At this stage, it is necessary to make a reference to various provisions of the Companies Act, more particularly Sections 391, 392, 393 and 394 of the Act. The said Section read thus:

“391 - Power to compromise or make arrangements with creditors and members - (1) Where a compromise or arrangement is proposed-

(a)	between a company and its creditors or any class of them:

or

(b)	between a company and its members or any class of them, the (Tribunal) may, on the application of the company or of any creditor or member of the company or, in the case of a company which is being wound up, of the liquidator, order a meeting of the creditors or class of creditors, or of the members or class of members, as the case may be to be called, held and conducted in such manner as the (Tribunal) directs.

(2) If a majority in number representing three fourths in value of the creditors, or class of creditors, or member, or class of members as the case may be, present and voting either in person or, where proxies are allowed (under the rules made under section 643) by proxy, at the meeting, agree to any compromise or arrangement, the compromise or arrangement shall, if sanctioned by the (Tribunal) be binding on all the creditors, all the creditors of the class, all the members, or all the members of the class, as the case may be, and also on the company, or, in the case of a company which is being wound up, on the liquidator and contributories of the company.

[Provided that no order sanctioning any compromise or arrangement shall be made by the [Tribunal] unless the [Tribunal] is satisfied that the company or any other person by whom an application has been made under sub-section

(1) has disclosed to the [Tribunal], by affidavit or otherwise, all material facts relating to the company, such as the latest financial position of the company, the latest auditor’s report on the accounts of the company, the pendancy of any investigation proceedings in relation to the company under sections 235 to 351, and the like]

(3) An order made by the [Tribunal] under sub-section (2) shall have no effect until a certified copy of the order has been filed with the Registrar.

(4) A copy of every such order shall be annexed to every copy of the memorandum of the company issued after the certified copy of the order has been filed as aforesaid, or in the case of a company not having a memorandum, to every copy so issued of the instrument constituting or defining the constitution of the company.

(5) If default is made in complying with sub-section (4), the company, and every officer of the company who is in default, shall be punishable with fine which may extend to [one hundred rupees] for each copy in respect of which default is made.

(6) The [Tribunal] may, at any time after an application has been made to it under this section stay the commencement or continuation of any suit or proceedings against the company on such terms as the [Tribunal] thinks fit, until the application is finally desposed of.

392 Power of Tribunal to enforce compromise and

arrangement -(1) where the tribunal makes an order under section 391 sanctioning a compromise or an arrangement in respect of a company, if-

(a) shall have power to supervise the carrying out of the compromise or an arrangement; and

(b) may, at the time of making such order or at any time thereafter, give such directions in regard to any matter or make such modifications in the compromise or arrangement as it may consider necessary for the proper working of the compromise or arrangement.

(2) If the Tribunal aforesaid is satisfied that a compromise or an arrangement sanctioned under section 391 cannot be worked satisfactorily with or without modification, it may, either on its own motion or on the application of any person interested in the affairs of the company, make an order winding up the company, and such an order shall be deemed to be an order made under Section 433 of this Act.

(3) The provisions of this section shall, so far as may be, also apply to a company in respect of which an order has been made before the commencement of the Companies (Amendment) Act, 2001 sanctioning a compromise or an arrangement).

393. Information as to compromises or arrangements with the creditors and members - 1) Where a meeting of creditors or any class of creditors, or of member or any class of members, is called under section 391-

(a) with every notice calling the meeting which is sent to a creditor or member, there shall be sent also a statement setting forth the terms of the compromise or arrangement and explaining its effect; and in particular stating any material interests of the directors’ managing director 1 [***] or managers of the company, whether in their capacity as such or as members or creditors of the company or otherwise, and the effect on those interests of the compromise or arrangement if, and in so far as, it is different from the effect on the like interests of other persons; and

(b) in every notice calling the meeting which is given by advertisement, there shall be included either such a statement as aforesaid or a notification of the place at which and the manner in which creditors or members entitled to attend the meeting may obtain copies of such a statement as aforesaid

(2) Where the compromise or arrangement affects the rights of debenture-holders of the company, the said statement shall give the like information and explanation as respects the trustees of any deed for securing the issue of the debentures as it is required to give as respects the company’s directors.

(3) Where a notice given by advertisement includes a notification that copies of statement setting forth the terms of the compromise or arrangement proposed and explaining its effect can be obtained by creditors or members entitled to attend the meeting, every creditor or member so entitled shall on making an application in the manner indicated by the notice, be furnished by the company, free of charge, with a copy of the statement.

(4) Where default is made in complying with any of the requirements of this section, the company, and every officer of the company who is in default, shall be punishable with fine which may extend to (fifty thousand rupees); and for the purpose of this sub-section any liquidator of the company and any trustee of a deed for securing the issue of debentures of the company shall be deemed to be an officer of the company.

Provided that a person shall not be punishable under this sub-section if he shows that the default was due to the refusal of any other person, being a director, managing director 1 [***] manager or trustee for debenture holders, to supply the necessary particulars as to his material interests.

(5) Every director, managing director, 1 [***] or manager of the company, and every trustee for debenture holders of the company, shall give notice to the company of such matters relating to himself as may be necessary for the purpose of this section; and if he fails to do so, he shall be punishable with fine which may extend to [five thousand rupees].

Section 394. Provision for facilitating reconstruction and amalgamation of companies. -

(1) Where an application is made to the [Tribunal] under Section 391 for the sanctioning of compromise or arrangement proposed between a company and any such persons as are mentioned in that section, and it is shown to the [Tribunal] -

(a) that the compromise or arrangement has been proposed for the purpose of, or in connection with a scheme for the reconstruction of any company or companies, or the amalgamation of any two or more companies; and

(b) that under the scheme the whole or any part of the undertaking, property or liabilities of any company concerned in the scheme (in this section referred to as a “transferor company”) is to be transferred to another company (in this section referred to as “the transferee company”);

the [Tribunal] may, either by the order sanctioning the compromise or arrangement or by a subsequent order, make provision for all or any of the following matters:-

(i) the transfer to the transferee company of the whole or any part of the undertaking, property or liabilities of any transferor company;

(ii) the allotment or appropriation by the transferee

company of any shares, debentures policies, or other like interests in that company which, under the compromise or arrangement, are to be allotted or appropriated by that company to or for any person;

(iii) the continuation by or against the transferee company of any legal proceedings pending by or against any transferor company;

(iv) the dissolution without winding up, or any transferor company;

(v) the provision to be made for any persons who, within such time and in such manner as the Court directs dissent from the compromise or arrangement; and

(vi) such incidental, consequential and supplemental matters as are necessary to secure that the reconstruction or amalgamation shall be fully and effectively carried out;

[Provided that no compromise or arrangement proposed for the purposes of, or in connection with, a scheme for the amalgamation of a company, which is being wound up, with any other company or companies, shall be sanctioned by the [Tribunal] unless the Court has received a report from [***] the Registrar that the affairs of the company have not been conducted in a manner prejudicial to the interest of its members or to public interest.

Provided further that no order for the dissolution of any transferor company under clause (iv) shall be made by the

[Tribunal] unless the Official Liquidator has, on scrutiny of the books and papers of the company, made a report to the [Tribunol] that the affairs of the company have not been conducted in a manner prejudicial to the interests of its members or to public interest.]

(2) Where an order under this section provides for the transfer of any property or liabilities, then, by virtue of the order; that property shall be transferred to an vest in and those liabilities shall be transferred to an become the Liabilities of the transferee company and in the case of any property, if the order so directs, freed from any charge, which is, by virtue of the compromise or arrangement, to cease to have effect.

(3) Within (thirty) days after the making of an order under this section, every company in relation to which the order is made shall cause a certified copy thereof to be files with the Registrar for registration.

If default is made in complying with this sub-section, the company, and every officer of the company who is in default, shall be punishable with fine which may extend to (five hundred rupees)

(4) In this section -

(a)	“property” includes property rights and powers of every description; and “liabilities” includes duties of every description, and

(b)	“transferee company’ does not include any company other than a company within the meaning of this act; but “transferor company” includes any body corporate, whether a company within the meaning of this act or not”

6. Both sides have relied upon the decision of the Supreme Court in the case of Miheer H. Mafatlal v. Mafatlal Industries Ltd., (Supra) The Supreme Court in the Miheer H. Mafatlal’s case has held that a compromise or arrangement can be proposed between a company and its creditors or any class of them. Such a compromise would also take in it sweep any scheme of amalgamation / merger of one company with another. The Supreme Court in the aforesaid Judgement has pointed out the scope and ambit of the jurisdiction of the Court. It has been held at page 818 as under:

“In view of the aforesaid settled legal position, therefore, the scope and ambit of the jurisdiction of the company court has clearly got earmarked. The following broad contours of such jurisdiction have emerged:

(1) The sanctioning court has to see to it that all the requisite statutory procedure for supposing such a scheme has been complied with and that the requisite meetings as contemplated by section 391 (1) (a) have been held.

(2) That he scheme put up for sanction of the court is backed up by the requisite majority vote as required by section 391 (2).

(3) That the concerned meetings of the creditors or

members or any class of them had the relevant material to enable the voters to arrive at an informed decision for approving the scheme in question. That the majority decision of the concerned class of voters is just and fair tot he class as a whole so at to legitimately bind even the dissenting members of that class.

(4) That all necessary material indicated by section 393 (1) (a) is placed before the voters at the concerned meetings as contemplated by section 391(1).

(5) That all the requisite material contemplated by the proviso to sub-section (2) of section 391 of the Act is placed before the court by the concerned applicant seeking sanction for such a scheme and the court gets satisfied about the same.

(6) That the proposed scheme of compromise and arrangement is not found to be violative of any provision of law and Is not contrary to public policy. For ascertaining the real purpose underlying the scheme with a view to be satisfied on this aspect, the court, if necessary, can pierce the veil of apparent corporate purpose underlying the scheme and can judiciously x-ray the same.

(7) That the company court has also to satisfy itself that members or class of member or creditors or class of creditors, as the case may be, were acting bonafide and in good faith and were not coercing the minority in order to promote any interest adverse to that of the latter comprising the same class whom they purported to represent.

(8) That the scheme as a whole is also found to be just, fair and reasonable from the point of view of prudent men of business taking a commercial decision beneficial to the class represented by them for whom the scheme is meant.

(9) Once the aforesaid broad parameters about the requirements of a scheme for getting sanction of the court are found to have been met, the court will have no further jurisdiction to sit in appeal over the commercial wisdom of the majority of the class of person who with their open eyes have given their approval to the scheme even if in the view of the court there could be a better scheme for the company and its members or creditors for whom the scheme is framed. The court cannot refuse to sanction such a scheme on that ground as it would otherwise amount to the court exercising appellate jurisdiction over the scheme rather than its supervisory jurisdiction.

The aforesaid parameters of the scope and ambit of the jurisdiction of the company court which is called upon to sanction a scheme of compromise and arrangement are not exhaustive but only broadly illustrative of the contours of the court’s jurisdiction.”

7. Keeping in mind the said principles enumerated by the Supreme Court in the aforesaid Judgment, the question that requires to be considered is whether te scheme submitted by respondent No. 1 Company is required to be sanctioned or not ? So far as the objection of the objector regarding allotment of shares and violation of Section 73 is concerned, it is required to be noted that it has been found by the learned Company Judge in this behalf that if there is any violation the Directors can be prosecuted in accordance with law. It is the say of the respondent company that the shares were not offered to the public and if the objector has monetary claim, he can take out appropriate proceedings for recovery of the sam. Mr. Bhat has placed on record a copy of the Judgement of the learned Company Judge in Writ Petition No. 2739 of 2006 dated 11/12/2008. The learned Company Judge has found that there is no violation of Section 73. However, we are not expressing any opinion on the point whether the concerned Directors have violated the provisions of law and if at all there is any violation, legal proceedings against such Directors can be initiated as per law. In our opinion, if at all there is any violation of Section 73, appropriate proceedings can be initiated against the erring Director/Directors, though, or course, the contention of the Company is that the shares were not offered to the public and therefore, there was no question of listing the same. We, however make it clear that we are dealing with the point only in connection with sanctioning of the scheme and if any investigation is going on, on the bases of the inspection report, the observations made by us is this behalf shall not be taken into account and such proceedings may go on as per the evidence that may be available in that behalf. The Court is required to consider as to whether can it be said that the affairs of the company are not conducted in a manner prejudicial to the interests of the members or to public interest and for that purpose, the Court is required to consider the report of the Official Liquidator and the Registrar as per the statutory provision. Suffice it to say that even if it is found that there is violation of Section 73, the appropriate remedy is to launch prosecution against the erring directors and that itself is not a ground for not sanctioning the scheme of amalgamation. Ultimately, this Court is required to see whether the statutory requirement is complied with or not and see that the report of the Official Liquidator and the Registrar of Companies about the affairs of the company have not been conducted in a manner prejudicial to interest of its members or to public interest are made available or not and when majority of the shareholders have approved the scheme, this Court will have thereafter a limited role to play. Moreover, so far as the duties of the Official Liquidator and the Registrar of Companies are concerned, they are two independent authorities under the statute and they are required to submit their two independent reports and the Court is normally guided by such independent authorities.

8. So far as the contention of the party in person as regards valuation and exchange ratio is concerned, since the firm of Chartered Accountants which is expert in the field has approved such a scheme, this Court cannot substitute its own views in this behalf as powers of this Court on this aspect are limited.

9. So far as the argument of party in person that there is no reference in the company petition about the reports submitted by the Deputy Director, Ministry of Company Affairs, New Delhi is concerned, it is required to be noted that it is no doubt true that the fact that inspection has been carried out is not mentioned in the petition, but, subsequently, by an order of this Court, the necessary material was already placed before the shareholders at the time of meeting and ultimately by majority decision of the shareholders the scheme was approved. It is true that as per the inspection reports, various irregularities have been found by the Officer who inspected the subject matter on behalf of the Company affairs. It is also true that it has not reached finality. It is also not disputed by the respondent company that final decision based on the inspection report is not yet taken and the said issue seems to be pending before the concerned authorities. It is not in dispute that the inspection of books of accounts was carried out with a view to find out as to whether the affairs of the company are being carried out properly or not and while carrying out the said exercise of inspection of books of accounts, other material is also taken into consideration. So far as Section 235 is concerned, the same deals with the investigation of affairs of a company. The inspection carried out under Section 209 A is the first step towards carrying out the investigation of the affairs of the respondent No. 1 Company. It is true that the company has not said anything in the scheme regarding the inspection being carried out under 209A of the Act. In our view, normally the company should point out all relevant aspects in the scheme and the fact that the inspection is carried out should also have to be mentioned in the scheme. Proviso to subsection (2) of Section 391 clearly provides that no order sanctioning any compromise or arrangement shall be made by the [Tribunal] unless the [Tribunal] is satisfied that the company or any other person by whom an application has been made under-sub-section (1) has disclosed to the [Tribunal], by affidavit or otherwise, all material facts relating to the company, such as the latest financial position of the company, the latest auditor’s report on the accounts of the company, the pendency or any investigation proceedings in relation to the company under sections 235 to 351 and the like. In our view, interpretation of the said proviso cannot be restricted only to a limited aspect that it takes care of the investigation pending in relation to the company under Sections 235 to 351 as the words “and the like” arc to be interpreted to mean that the company is required to disclose all material facts relating to the affairs of the company, in our view, the inspection is being carried out with a view to find out whether any investigation is required to be carried out or not. It is not matter of playing hide and seek game and all aspects are required to be disclosed in the scheme. In our view, the proviso to Section 391 is widely worded and the words “and the like” may even in its sweep take care of pending inspection also. It is, however, required to be noted that subsequently, reports on the basis of such investigation, have also been placed before the shareholders and ultimately, the scheme has been approved by the shareholders after considering the said reports. In view of the same, in our view, it may not be just and proper to reject the scheme as, ultimately, the reports were made available with the shareholders for discussion at the time of shareholders meeting.

10. Mr. Bhat also submitted that at the time of placing the scheme, inspection reports were not available with the company. However, in our view, the fact about inspection being carried out should have been disclosed by the company, as ultimately, the affairs of the Company, in all respects should be transparent. However, the learned Company Judge has come to the conclusion that since majority of the shareholders have approved this scheme, even though reports were also available with the shareholders, it cannot be said that the learned Company Judge overlooked the reports or that the order passed is contrary to the directions given by the Division Bench. It is required to be noted that the mandate of law provides that the Court cannot sanction the scheme, unless, the Court has received reports from the Registrar of Company Affairs as well as the Official Liquidator. Similarly, the Official Liquidator is required to submit his report after considering the books of accounts of the Company that the Affairs of the company have not been conducted in a manner prejudicial to the interests of its members or to public interest. Accordingly, in view of the provisions of Sections 394, the Court cannot sanction the scheme unless the aforesaid requirement is fulfilled. The Court is not required to blindly approve the scheme simply because majority of shareholders have approved the scheme But the Court is required to consider whether the scheme is contrary to public interest and can examine whether the affairs of the company have not been carried out in a manner prejudicial to the interests of its members or to public interest. It is true, as pointed out earlier, that the Court cannot substitute the view taken by majority of shareholders in accepting the scheme on various aspects such as violation regarding exchange ratio, etc., but there is also additional duty cast upon the Judge before sanctioning the scheme, even if the scheme is approved by majority of shareholders to see whether the affairs of the company have not been carried out in a manner prejudicial to the interest of its members or to public interest and in order to facilitate the Court, in the matter of sanction of the scheme specific reports are also required to be submitted by the Registrar of Companies as well as the Official Liquidator in this behalf. In the light of the aforesaid statutory provisions, it is required to be found out as to whether the said requirement which is mandatory in nature can be said to have been complied with in the present case.

11. The Registrar of Companies has filed an affidavit dated 10.8.2006 stating that he was holding temporary charge of Registrar of Companies, Goa, Daman and Diu, Panaji, Ministry of company Affairs, Government of India. In his affidavit, he has stated that the has been authorised and competent to affirm the affidavit in reply on behalf of the Regional Director (Western Region), Ministry of Company Affairs, Mumbai. He has stated in paras (3), (4) and (5) as under:

“3)	I say that I am conversant with the facts of the case and I am competent to depose in my official capacity as the Registrar of Companies, Goa, Daman & Diu, Ministry of Company Affairs, Panaji, Goa and I am duly authorized by the Regional Director, Ministry of Company Affairs, Western Region, Mumbai.

(4)	I say that the Scheme of Amalgamation proposed by the Petitioner Company has been examined by the Regional Director, Western Region, Mumbai and he has the following observations for granting the Scheme.

a)	That the Transferor and Transferee Company were inspected under Section 209A of the Companies Act, 1956 by the inspecting officers of the Ministry of Company Affairs during the year 2005 and any violation which may be noticed during the course of inspection, there will be no dilution for initiating legal action under the act and that will not in any way affect the amalgamation.

b)	The office of Registrar of Companies, Goa has received two complaints for non listing of the Shares of the Transferor Company which is a subsidiary of the Transferee Company. The copies of the complaints of Mrs. Krishna H. Bajaj dated 24/05/2003 and Mrs. Kalpana Bhandari dated 17/06/2003 are annexed hereto and marked as Exhibit “A” and Exhibit “B” respectively.

(c)	The Office of Registrar of Companies, Goa as well as office of Official Liquidator, Goa and the Regional Director, Mumbai have received objection from Mrs. Krishna H. Bajaj against the instant scheme. The copy of the objection letter dated 1 0/07/2006 is annexed hereto and marked as Exhibit “C”.

(d)	The Petitioner Company may be directed to furnish the latest financial position before this Hon’ble Court at the time of final hearing.

(5)	I say that save as except above, I have no objection for approval of the Scheme of Amalagamation by this

Hon’ble High Court with such order as it may deem fit and proper”

The inspection report submitted by the Deputy Director (Inspection) dated 20.3.2006 which report has been submitted in view of the directions issued by the Ministry of Company Affairs regarding the inspection of the books of account of SIL (transferor company) and its holding company SGL (transferee company) In the said report, the Deputy Director has concluded as under:

“Conclusion:

It will be apparent from the various findings of the Inspection report that the entire control of the day today working of the company is being managed by Mitsui & Co. Ltd. Japan whereby huge turnover and profits are being siphoned away through systematic under invoicing of international financial transactions and over invoicing of import of coal. As regards inter-se transactions between SGL & SIL, systematic efforts have been made by SGL to put SIL into weak financial position by siphoning of the funds from SIL to SGL by over invoicing the price of iron ore and coke. In the process, the minority shareholders of SIL have been deprived of their reasonable return in the forms of dividend or gains out of fair price of its shares. The minority shareholders of SIL have been cheated through the systematically siphoning the funds by SGL to the ultimate holding company i.e. M/s. Mitsni & Co. Ltd. Japan. The I. O. has suggested for redressal of grievances of SIL by SGL in reascending the contact of purchase of shares made by offer documents dated 05.06.03 at under value price of Rs. 30/- per share.”

12. In para 26.12 of the report, it has been found that as per provisions of Section 542 of the Act read with Section 406 thereof, the business of the company has been carried on with intent to defraud creditors of the company and its shareholders and in this regard, all the directors who are occupying the positions as its Managing Director / whole time Directors and other directors even though are occupying the position as Simplicitor Directors are in fact Directors who are looking after the day today policy matters of the company on behalf of the principal i.e. Mitsui & Co. Ltd. Japan being the ultimate holding company who is exerting common control over all its subsidiaries and fellow subsidiaries as admitted in the notes to accounts annexed to the balance sheet of 3 years i.e. 2002-03, 2003-04, 2004-05 are officers in default under Section 5 of the Act. The report has dealt with various aspects and it has been found that it is a case of siphoning of the funds. In para 26.11 of the Inspection Report, it has been found that Mitsui & Co. Japan is exercising common control over SGL and SIL and erstwhile SKCL (which later merged with SGL) and making SGL and SIL into lowering of profits through siphoning off funds, from its own subsidiary company SIL and putting Mitsui & Co. Ltd., and its associate companies in undue gains. The Official Liquidator in his report has stated in para 3 that his report is mainly based on the report of the Auditors and the Official Liquidator has no other material either to supplement or to comment on the same. It seems from the record of the case, that it is clear that the Registrar of Companies who has filed an affidavit as a delegate of the Regional Director as well as Official Liquidator is the same person, acting both as Official Liquidator as well as Registrar of Companies. It is required to be noted that the Registrar at the time of filing the affidavit was in possession of the inspection report and in his capacity as Official Liquidator he has stated that his report would mainly be based on the report of the Auditors and he has no other material either to supplement or to comment on the same. It is also required to be noted that the learned Single Judge has observed in para 17 of his Judgement as under:

“It may be noted that it is the Registrar of Companies who with authority from the Regional Director who has filed an affidavit and it is not the case of the Registrar of Companies that he was not aware of the inspection reports prepared by the Inspection Officer of the Ministry of Company Affairs and inspite of that he has opined that the affairs of the company have not been conducted in a manner prejudicial to the interest of its members or to the public. In doing so, the Registrar has certainly failed in his duties by not placing the correct facts before the Curt. However, only because the Registrar of Companies has not placed the correct position as regards the affairs of SIL with reference to the said two inspection reports, in my view, it would not be fit case to reject the scheme which has otherwise been approved by the majority of shareholders of both the companies and regarding which the Regional Director on behalf of the Central Government, as repository of public interest, has given his consent at the same time stating that any violation which might have been noticed at the time of inspection, legal action would be initiated regarding the same and that will not affect the amalgamation.”

13. In our view, when serious irregularities have been found in the inspection report and when the proceedings on the basis of the said inspection report are still pending and no further decision has been taken in his behalf and the Registrar as a delegate of the Regional Director who was in possession of such inspection report, should not have filed affidavits both, as the Official Liquidator as well as the Registrar as the delegate of the Regional Director. An affidavit is required to be filed by a person who is supposed to have knowledge of the facts. In considering the said aspect, no appropriate care has been taken in the matter of submitting the report on the part of the Regional Director and the Registrar of Companies. Once it is found that the report/affidavit on behalf of the Registrar/Regional Director is not in conformity with the statutory provisions, this Court mechanically cannot sanction the scheme simply because the majority of the shareholders have approved the scheme and the majority shareholders in their wisdom have accepted the valuation regarding exchange ratio.

14. Keeping in mind the aforesaid factual aspects, in our view, the Registrar should have specifically stated in his affidavit as to whether the affairs of the Company have been conducted in a manner prejudicial to the interest of its members or to public interest. It is required to be noted that as per the provisions of Section 393, the Registrar as well as the Liquidator, both are required to submit their separate reports and both are, therefore, functioning in a different capacity. It is surprising as to how the Official Liquidator who was the incharge of the Registrar could have filed the affidavits one in the capacity as a delegate of the Regional Director and the other in the capacity as the Official Liquidator. Even if the Registrar was asked to file affidavit by the Regional Director, considering the facts of the case that the said Registrar was already acting as an Official Liquidator, he should have informed the said aspect to the Regional Director. The affidavit submitted by the Registrar is as vague as it can be. By the said affidavit he has given no objection for sanctioning the scheme. In the instant case, since the Registrar is required to file an affidavit independently and the Official Liquidator and the Registrar are acting in a different capacity, the same persons could not have filed affidavits, both in the capacity as Registrar as well as in the capacity as the Official Liquidator. The statutory requirements of Section 394, therefore, cannot be said to be complied with in the present case. It is to be noted that as per Section 394, the Registrar as well as the Official Liquidator are required to file their separate affidavits. If one is incharge, the same person could not have filed affidavits of the Registrar as well as the Official Liquidator. The Affidavit of the Registrar is absolutely noncommittal. In the affidavit of the Official Liquidator, he has mentioned that the affairs of the company are not being conducted in a manner prejudicial to the interests of its members or to public interest. But when the same person filed affidavit as Registrar, this aspect is clearly omitted in his reply. In his affidavit, the Registrar has tried to become noncommittal. Before us, even no attempt was made on behalf of the Central Government or the Registrar to file any further affidavit. It is also pointed out to us that no final decision on the basis of the inspection reports has been arrived at one way or the other. Mr. Bhat during the course of his argument has submitted that the Registrar has acted as a mere delegate of the Regional Director. If that be so, then the Registrar could have informed the Regional Director that he has also filed an affidavit as Official Liquidator and that he would not be in a position to file an affidavit as delegate of the Regional Director.

15. In our view, the learned Company Judge himself has found that from the stand taken by the Registrar, he has failed in his duty and it cannot be said that the requirement of Section 394 has been complied with. In fact, two contradictory affidavits have been filed by the same gentleman, one in his capacity as the delegate of the Regional Director and the other in his capacity as the Official Liquidator. When the law requires that there should be two independent reports, it is clear that the statutory provision has not been complied with.

16. Considering the aforesaid aspect of the matter, though this Court has got only supervisory jurisdiction in the matter of sanctioning the scheme of amalgamation, surely this Court is not required to sanction the scheme in a mechanical manner and as per the mandate of Section 394 the Court shall not sanction the scheme, unless the said statutory requirement is complied with and in this case, since it is not in dispute the very same persons has filed affidavits, both as Official Liquidator and as the delegate of the Regional Director and that too his report is also not in conformity with the provisions of Section 394. Simply because the Central Government might have not opposed the scheme, that itself is not ground for sanctioning the scheme. As per the mandate of law, even if the majority shareholders have approved the scheme, the Court is not required to straight away sanction the scheme. Proviso of Section 394 speaks otherwise and in that view of the matter, in our view, it is not correct to say that simply because the scheme is not opposed by the Central Government, the Court is required to put its seal on the scheme placed before it. In view of what is stated above, as per the proviso to Section 394 that no Court shall sanction the scheme unless statutory requirement cannot be said to have been complied with, this appeal is required to be allowed and the order of the learned Single Judge, sanctioning the scheme is required to be set aside. We may also it clear that in a given case by some omission even if avement is not made by the Registrar that the affairs of the company are not being conducted in a manner prejudicial to the interest of its members or to public interest, that may not be treated as fatal in every case in connection with the sanctioning of the scheme. However, so far as facts of the present case are concerned, when the Registrar was mindful of the inspection reports, it was his duty to state clearly that the affairs of the company are not being conducted in a manner prejudicial to the interests of its members or to public interest. The Registrar cannot sit at fence and remain noncommittal in his behalf Even, otherwise, from the facts it is clear that the same person has filed both the affidavits, one in the capacity as Official Liquidator and the other in the capacity as the Registrar, although both of them are required to given separate reports in different capacity.

17. Before parting with this order, we make it clear that our observations are only meant for the purpose of considering whether the scheme can be sanctioned by this Court or not and whatever, observations made herein above will have no relevant and the same are not to be taken into account in any other proceedings which might be pending or may be initiated in future of any kind.

18. For the reason stated above, we are of the opinion that the scheme, in question, cannot be sanctioned by this Court as it is in violation of mandatory provision of Section 394 of the Companies Act. As pointed out earlier, the learned Company Judge has not accepted the report submitted by the Registrar and if that report is taken into consideration, it is clear that the requirement of provisions of Section 394 cannot be said to have been fulfilled in the present case.

19. The appeal is allowed. The Order of the learned Company Judge is, accordingly, set aside. The scheme submitted by respondent No. 1 Company is accordingly, not sanctioned and accordingly not approved Company Petition No. 9 submitted before the learned Company Judge, accordingly stands rejected. No costs.

P.B. MAJUMDAR, J.

C. I. PANGARKAR, J.

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Section Officer

High Court of Bombay at Goa

Panaji-Goa

REPORTABLE

IN THE SUPREME COURT OF INDIA

CIVIL APPELLATE JURISDICTION

CIVIL APPEAL NOS. 1430-1431 OF 2011

(Arising out of S.L.P. (C) Nos. 8497-8498 of 2009)

SESA INDUSTRIES LTD.	-	APPELLANT

VERSUS

KRISHNA H. BAJAJ & ORS.	-	RESPONDENTS

J U D G M E N T

D. K. JAIN. J.

Leave granted.

2.	These appeals, by special leave, are directed against the judgment dated 21st February, 2009 delivered by a Division Bench of the High Court of Bombay at Goa whereby the Division Bench has set aside the judgment of the learned Single Judge dated 18th December, 2008 sanctioning a scheme of amalgamation between the appellant company and Sesa Goa Limited (for short ‘SGL’), the Transferee Company.

3.	Shorn of unnecessary details, the facts material for the adjudication of these appeals may be stated thus:

SGL was incorporated on 25th June, 1965 as a private limited company, and thereafter, on 16th April, 1991 became a public company. The appellant company viz. Sesa Industries Ltd. (for short ‘SIL’) was incorporated on 17th May, 1993 as a subsidiary of SGL with the latter holding 88.85% of the shares in the former.

4.	On 26th July, 2005, a resolution was passed by the Board of Directors of SIL to amalgamate SIL with SGL, effective from 1[s]t April, 2005. In pursuance thereof, on 12th

January, 2006, SIL and SGL filed respective company applications in the Bombay High Court seeking the Court’s permission to convene a general body meeting.

5.	Respondent No. 1 herein, holder of 0.29% of the shares in SIL, filed an affidavit on 18th January, 2006 intervening in the aforementioned company petitions. Subsequently, on 6th March, 2006, respondent No. 1 also filed a letter dated 17th February, 2006 issued by the Director of Inspection & Investigation, Ministry of Company Affairs, Government of India, respondent No. 3 herein, addressed to the Regional Director, respondent No. 2 in these appeals, together with a copy of the inspection report under section 209A of the Companies Act, 1956 (for short ‘the Act’). At this juncture, it would be useful to extract relevant portion of the said report, which reads as follows:

“ It will be apparent from various findings of the inspection report that the entire control of the day to day working of the company is being managed by Mitsui & Co. Ltd., Japan whereby huge turnover and profits are being siphoned away through systematic under invoicing of international financial transactions’ and over invoicing of import of coal. As regards inter-se transactions between SGL & SIL, systematic efforts have been made by SGL to put SIL into weal financial position by siphoning of the funds from SIL to SGL by over invoicing the price of iron ore and coke. In the process the minority shareholders of SIL have been deprived of their reasonable return in the forms of dividend or gains out of fair price of its shares. The minority shareholders of (sic.) SIL have been cheated through the systematically siphoning the funds by SGL to the ultimate holding company I.O. M/s Mitsui & Co. Ltd., Japan. The I. O. has suggested for redressal of grievances of SIL by SGL in rescinding (sic.) the contract of purchase of shares at under value price of Rs. 30/- per share.”

6.	Ignoring the objections raised by respondent No. 1, vide order dated 18th March, 2006, the High Court, allowed SIL and SGL to convene meetings for seeking approval of shareholders for the said amalgamation, and directed the companies to disclose as part of the Explanatory Statement to be sent with individual notices, the following observations from the inspection report:

“The central Government has issued a letter dated 17th February, 2006 to various governmental agencies including the Regional Director (Western Region) enclosing a copy of the inspection report and recording that during the course of the inspection the inspecting officer has pointed out contraventions of Section 269 read with Section 198/309, contravention of Section 289 read with Article no. 111 and 140 of the Articles, contravention of Section 260 and 313, contravention of Section 268 read with Section 256 and contravention of Section 628 of the Act. The Investigating Officer suggested invoking the provisions of Section 397 and 398 read with Section388B, 401, 402 and 406 of the Act including that of Section 542 of the Act. The Inspection report has also pointed out financial irregularities and also examined the complaints of Mrs. Kalpana Bhandari and Mr. Krishna H. Bajaj which have been reported in part “A” of the Inspection Report. Contravention of Section 297 of the Act has been reported in Part “B” of the Inspection Report. It has also been suggested part “D” of the Inspect in Report for references to be made to the Ministry of Finance and SEBI. Accordingly, the Central Government has requested the addressees to examine the report and take appropriate action.”

7.	Thereafter, on 8th May, 2006, the shareholders of SIL and SGL, by 99% majority , approved the scheme of amalgamation, and respondent No. 1 was thesole shareholder who objected to the said scheme. SIL and SGL both filed petitions in the High Court for according approval to the amalgamation scheme.

8.	On 10th August, 2006, the Registrar of Companies, Goa filed an affidavit as the delegate of the Regional Director stating that SIL and SGL were inspected under Section 209A of the Act by the Inspecting Officers of the Ministry of Company Affairs during the year 2005 and “any violation which may be noticed during the course of inspection, there will be no dilution for initiating legal action under the Act and that will not in any way affect the amalgamation”. The Registrar stated save and except the observations in para 4 of the affidavit, which included forwarding of two complaints received from respondent No. 1, he had no objection to the scheme of amalgamation.

9.	On the same day, Official Liquidator, respondent No. 1 in these appeals, also filed a report in the High Court, inter alia, stating that in light of the Auditor’s report dated 2nd August, 2006, according to him the affairs of the transferor company have not been conducted in a manner prejudicial to the interest of its members or the public. Respondent No. 1 filed an affidavit objecting to the sanctioning of the scheme.

10.	On 24th August, 2006, respondent No. 1 filed Application No. 56 of 2006 praying for production and/or inspection of some documents, including joint valuation report submitted by M/s. N. M. Raiji and M/s. Hairbhakti & Co.; the aforementioned Inspection Report relating to SGL and SIL, and issuance of notice to the Bombay Stock Exchange and the National Stock Exchange; the Ministry of Company Affairs and the Central Government. On 9th February, 2009, while partly allowing the said application the Company Court directed SGL and SIL to place on record the joint valuation reports, the proxy registrar along with relevant proxies held on 8th May, 2006. However, as regards other prayers, the application was dismissed, Being aggrieved, respondent No. 1 preferred an appeal before the Division Bench. Vide order dated 25[t]h April, 2007, the Division Bench dismissed the appeal preferred by respondent No. 1 observing that:“ We have gone through the two reports. We are of the opinion that the learned Company Judge should take into consideration the said reports before passing any final orders in the matter of approving the scheme of amalgamation of the two companies for considering the purpose of its relevancy, in order to grant approval.”

11.	Thereafter, respondent No. 1 filed yet another Company Application No. 24 of 2007, praying that the reports dated 17th February, 2006 and 20th March, 2006 sent to the Regional Director by the Ministry of Company Affairs be furnished to her. Vide order dated 13th July, 2007, the Single Judge allowed the application. Being aggrieved, SIL preferred an appeal before the Division Bench. Admitting the appeal, vide order dated 23[r]d August, 2007, the Division Bench granted interim stay of the order dated 13th July, 2007. The order reads:

“Perusal of the impugned order, however, nowhere discloses consideration of the said aspect of the relevancy of the document for the purpose of deciding the issue relating to amalgamation of the Company. We, however, make it clear that the process regarding amalgamation shall proceed further in accordance with the provisions of law and in terms of direction in order dated 25.04.07 regarding relevancy of the said report.”

12.

Finally, vide judgment dated 18[t]h December, 2008, the learned Company Judge sanctioned the scheme of amalgamation between SGL and SIL, interalia, observing that: (i) since inspection proceedings under Section 209A of the Act are different from an investigation carried out in terms of Section 235 of the Act, they are not required to be disclosed under the proviso to section 391 of the Act; (ii) in any event, SIL and SGL have not suppressed any material facts as the letter dated 17th February, 2006 was made part of the individual notices sent to the shareholders; (iii) inspections carried out under Section 209A of the Act cannot come in the way of sanctioning of amalgamation, as they can only result in criminal prosecution of those responsible for contravention of various Sections of the Act; (iv) three years have elapsed since the inspections but the Central Government has not taken any further actions in terms of the inspection reports, which shows that investigations or action in terms of Section 401 of the Act was not in the offing; (v) the Central Government has, through the Regional Director, clarified that the merger would not come in the way of any action to be taken pursuant to the two inspection reports, (vi) non-disclosure of pending criminal complaints is also not fatal to sanctioning of the scheme as the objector did not raise this contention earlier; pendency of criminal complaints cannot be equated to “material facts” in terms of the proviso to Section 391 of the Act and the merger will have no effect on the criminal complaints; (vii) merely because the Registrar has failed to perform his duties, it cannot be said that the scheme of amalgamation, which has been approved by a majority of the shareholders, should be rejected; (viii) the onus is on the objector to prove that a scheme is contrary to public interest and is not just, fair and reasonable, and in the instant case, the objector has not discharged the burden cast on her; (ix) the objection in relation to the share valuation was not well founded in as much as the Objector has not placed any material to show that the valuation was unfair, especially when an overwhelming majority of shareholders have approved the share valuation; (x) violation of Section 73 of the Act is not sufficient to stall an amalgamation as the persons responsible for the violation can be effectively dealt with even after the merger and (xi) the objection that the proposed scheme is unconscionable deserves to be rejected, as the scheme has been approved by majority of the shareholders, as also the central Government. The learned Judge also clarified that the sanctioning of the Scheme will not come in the way of either civil or criminal proceedings which may be initiated pursuant to the inspection reports as well as further progress of criminal complaints filed by the objector.

13.

Aggrieved, respondent No. 1 preferred an intra-court appeal before a Division Bench of the Court. The Division Bench has, vide the impugned judgment, set aside the order of the learned Single Judge and revoked the sanction to the amalgamation scheme. The Division Bench has, inter-alia, observed that: (i) when serious irregularities have been found in the inspection report and when the proceedings on the basis of the said inspection report are still pending and no further decision has been taken in this behalf and the Registrar as a delegate of the Regional Director who was in possession of such inspection report, should not have filed affidavits both, as the Official Liquidator as well as the Registrar as the delegate of the Regional Director; (ii) once it is found that the report/affidavit on behalf of the Registrar/Regional Director is not in conformity with the statutory provisions, this Court mechanically cannot sanction the scheme simply because the majority of the shareholders in their wisdom have accepted the valuation regarding exchange ratio; (iii) as per the provisions of Section 393, the Registrar as well as the

Liquidator, both are required to submit their separate reports and both are, therefore, functioning in a different capacity. It is surprising as to how the Official Liquidator who was the incharge of the Registrar could have filed the affidavits one in the capacity as a delegate of the Regional Director and the other in the capacity as the Official Liquidator; (iv) the Affidavit of the Registrar is absolutely noncommittal. In the affidavit of the Official Liquidator, he has mentioned that the affairs of the company are not being conducted in a manner prejudicial to the interests of its members or to public interest. But when the same person filed affidavit as Registrar, this aspect is clearly fitted in this reply and (v) the learned Company Judge himself has found that from the stand taken by the Registrar, he has failed in his duty and it cannot be said that the requirement of Section 394 has been complied with. In fact, two contradictory affidavits have been filed by the same gentleman, one in his capacity as the delegate of the Regional Director and the other in his capacity as the Official Liquidator. When the law requires that there should be two independent reports, it is clear that the statutory provision has not been complied with.

14.	Hence these appeals by SIL.

15.	We heard Mr. K. K. Venugopal, Senior Advocate for the appellant, Mr. H. P. Raval, learned Additional Solicitor General of India on behalf of respondent Nos. 2 to 4 and Mr. Amar Dave, learned Advocate on behalf of respondent No.1 at considerable length.

16.	Mr. K. K. Venugopal, learned Senior counsel strenuously urged that once a scheme of amalgamation has been approved by a majority of the shareholders after sufficient disclosure in the explanatory statement regarding the pendency of an inspection under Section 209A of the Act, it is neither expedient nor desirable for Courts to sit in judgment over a commercial decision of the shareholders. Relying on the decisions in Reliance Petroleum Ltd., In re1, programme Asia Trading Company Limited, In re2 and Core Health Care Ltd., In re3, learned counsel contended that it is settled that pendency of an inspection under Section 20 9A or under Section 235 of the Act should not stall a scheme of amalgamation.

17.	Learned counsel submitted that the Division Bench erred in rejecting the scheme of amalgamation on the sole ground that requirement of the first proviso to Section 394(1) of the Act has not be complied with, as it is settled that the said proviso only applies to the amalgamation of a company which is being wound up. Learned counsel stressed that in the instant case, the prayer in the amalgamation petition was for “dissolution without winding up” and hence only the second proviso to Section 394(1) was applicable. Relying on the decision of this Court in Regional Director, Company Law Board, Government of India Vs. Mysore Galvanising Co. Pvt. Ltd. & Ors.[4], Sugarcane Growers & Sakthi Sugars Shareholders’ Association Vs. Sakthi Sugars Ltd.[5] Marybong and Kyel Tea Estata Ltd., In re6 and Mathew Philip & Ors. Vs. Malyalam Plantations (India) Ltd. & Anr.[7], learned counsel contended that the use of word “further” in the second proviso to Section 394 (1) of the Act does not indicate that the said proviso is an additional provision in relation to the situation contemplated under the first proviso.

18.	While pointing out that the current investigation under Section 235 of the Act was initiated in July, 2009, after the impugned judgment was delivered and was based on a fresh complaint by respondent No.1, learned counsel urged that these investigations are at a preliminary stage of mere allegations and the final report/accusation, if any, the trial, its outcome and appeals etc., would all be a long drawn process, which cannot hold up the amalgamation, as was opined by the Company Judge. Learned counsel argued that the said finding of the Company Judge having not been disturbed by the appellate bench, the same has attained finality. Drawing an analogy with cases under the Election laws, learned counsel pleaded that unless a person is convicted, no adverse inference can be drawn against him. In support of the proposition, reliance was placed on the decision of this Court in Ranjitsingh Brahmajeetsing Sharma Vs. State of Maharashtra & Anr.[8]

19.

Reliance was placed on the decisions in Search Chem Industries Ltd., In re9, and Banaras Beads Ltd., In re10 to contend that the pendency of investigation cannot come in the way of amalgamation in as much as even if the allegations are found to be true, the same will lead only to a report under Section 241 of the Act and ultimately a prosecution under section 242 of the Act against the Directors/ Principal officers of the Company, which would not dilute or affect the scheme of amalgamation.

20.	Highlighting the advantages of the amalgamation, learned counsel submitted that SIL being a subsidiary of SGL, the amalgamation between both the said companies would entail several benefits for both the companies, including consolidation of the management, control and operation of both companies thereby resulting in considerable savings by elimination of duplication of administrative expenses etc. Moreover, according to the learned counsel, the shareholders of SIL, including the appellant, will also stand to gain tremendously by allotment of shares of SGL, a very healthy company. As per the amalgamation scheme, the shareholders of SIL will get one share of SGL, against five shares held by them in SIL. Learned counsel submitted that 99.68% of the shareholders of both the appellants, viz. SIL and SGL having approved the scheme, allowing a scheme of amalgamation to be stalled due to the pendency of an investigation or inspection would lead to a situation whereby any scheme for amalgamation can be held to ransom by a minority shareholder, like in the instant case, where the first respondent /complainant had voluntarily offloaded 5,31,950 shares pursuant to a voluntary offer made by SGL out of total 5,89,400/- shares held by him in SIL.

21.	Assailing the observation of the appellate Bench that the same person viz. the Registrar of Companies ought not to have filed both Affidavits himself as delegate of Regional Director as well as the Official Liquidator, learned counsel urged that as Section 448(1) (a) of the Act contemplates the possibility of part time Official Liquidators, there was nothing improper in the approach of the Registrar in as much as the Registrar had filed both the affidavits on 10th August, 2006, and the same had to be read together, which disclosed all relevant materials. Additionally, it was urged that the Single Judge had rightly concluded that a scheme of amalgamation, which is just and fair, cannot be rejected merely because the Official Liquidator had failed in his duty in placing the correct position before the Court.

22.

Learned counsel then submitted that in Life Insurance Corporation of India vs Escorts Ltd & Ors, “this court has held that the functioning of a company was akin to that of a parliamentary democracy wherein the overall control is exercised, by the majority of the shareholders. In the instant case, majority of the shareholders had approved the scheme of amalgamation despite having full knowledge of the proceedings against the companies and the prima facie findings. Moreover, Section 395 of the Act provides the power to acquire shares of the shareholders dissenting from the scheme if the said scheme has been approved by the holders of not less than nine-tenth in value of the shares of whose transfer is involved.

23.	Mr. Raval, the learned Additional Solicitor General, on the other hand, relying on a decision of the Gujarat High Court in Wood Polymer Ltd., In re12, submitted that since the sanctioning of a scheme of amalgamation has the effect of imposing it on dissenting members, before exercising the 0power conferred on it by Section 391(2) of the Act, the Court needs to examine the scheme in its proper perspective. Learned counsel urged that it cannot be argued that merely because statutory formalities are duly carried out, the Court has no option but no sanction the scheme. Learned counsel also submitted that since inspection reports had been received by the Registrar of Companies and Official Liquidator, respectively on 19th October, 2006 and 15th November, 2006. i.e. after the filling of affidavit by them on 10th August, 2006, under section 394 of the Act, no fault can be found with their affidavits. It was asserted that since serious irregularities had been found in the affairs of both SGL and SIL, cheating the minority shareholders of SIL, the order sanctioning amalgamation of the said companies cannot be permitted to be used for thwarting the investigations. Thus, the learned Additional Solicitor General supported the impugned order.

24.	Mr. Amar Dave, learned counsel appearing for respondent No. 1 contended that the provisions of Chapter V of part VI of the Act were intended to introduce a system of checks and balances to promote the interests of shareholders, creditors and society at large so as to promote a healthy corporate governance culture, and the Courts should adopt an interpretation that advances this object.

25.	Learned counsel urged that in the instant case the provisions of Section 393(1) (a) of the Act had not been complied with in as much as all material facts were not placed before the shareholders, in particular the preliminary letters of findings addressed to the Managing Director of SIL by the Inspector pursuant to the inspection under Section 209A of the Act on 28th September, 2005. According to the learned counsel, a mere enclosure of an extract of covering letter dated 17th February, 2006 cannot be construed as sufficient compliance with the mandate of Section 393(1) (a), as the said letter did not disclose the details of the findings to the effect that the affairs of the company had been conducted in a manner which was prejudicial to the interests of its members. Relying on the decision of this Court in Miheer H. Mafatlal Vs. Mafatlal Industries Ltd. learned counsel contended that sufficient information had not been disclosed to the shareholders so as to enable them to take an informed decision.

26.	Learned counsel contended that in light of the dictum laid down in Miheer H. Mafattal (supra); Bedrock Ltd., In re14 and T. Mathew vs Smt Saroj G. Poddar[15], the companies had violated the provisions of the proviso to Section 391(2) of the Act in as much as SIL and SGL had not disclosed the pendency of the criminal proceedings against the companies and its directors, and of proceedings under Section 209A of the Act. Learned counsel submitted that proceedings under Section 209A of the Act would fall under the category “and of the like” as mentioned in the proviso to Section 391(2) of the Act, as every material fact which could affect the Company Court’s discretion has to be disclosed. Moreover, both the companies had not disclosed the final inspection reports under Section 209A of the Act, and the same was brought on record by respondent No. 1 . Learned counsel further submitted that the petitioner has failed to disclose even before this Court, that the Serious Fraud Investigation Office (SFIO) was conducting an investigation into the affairs of the company under the provisions of Section 235 of the Act, and even though the investigation proceedings arose later, the obligation under the proviso of section 391 (2) is a continuing obligation and therefore, the applicant was obliged to disclose the same before this Court as well.

27.

Learned counsel strenuously urged that the reports submitted by the Registrar as delegate of the Regional Director and as Official Liquidator were clearly in violation of the mandate of the proviso to section 394(1) of the Act, in as much as despite being in possession of the inspection reports prepared by the Inspecting Officer of the Ministry of Company Affairs, the Official Liquidator filed a misleading affidavit before the Company Court, reporting “that the affairs of the transferor Company were not being conducted in a manner prejudicial to the interests of its members or to the public interest”. It was alleged that the affidavit submitted by the Official Liquidator was solely based on the report of one M/s S. R. Kenkre & associates, Chartered Accountants, who in turn had based their entire report on the information supplied by the Company, without any independent verification. Relying on the decisions in Securities and Exchange Board of India Vs. Sterlite Industries (India) Ltd.[16], Modus Analysis Information P. Ltd & Ors, In re [17]; Miheer H. Mafatlal (supra); Larsen and Toubro Limited; In re 18; Wood Polymer (supra) & T. Mathew (supra), learned counsel argued that the Division Bench had rightly concluded that the mandate of section 394 had not been complied with thereby raising a statutory embargo on the approval of the scheme of amalgamation . Further , the disclosure of all material information to the shareholders, which included the pendency of criminal proceeding ; inspection proceedings under section 209A of the Act, and proceedings under section 235 of the Act in the report of the official Liquidator under section 394(1)of the Act constitute jurisdictional requirements, and unless all of them were satisfied, the Company Court had no jurisdiction to sanction the scheme. In support, reliance was placed on the decision of this court in Corona Ltd. Vs. Parvathy Swamina than & Sons[19]

28.	Learned counsel then contended that the fact of huge siphoning off the funds from the transferor company (SIL) to the transferee company (SGL) being within the knowledge of the Company Court, it should not have sanctioned the scheme, as the distinction between the wrongdoer and the beneficiary gets effaced due to sanctions of law. Learned counsel also argued that under the attending circumstances the swap ratio of 1 share of the transferee company for 5 shares of the transferor company was also unfair, especially when the valuers did not have an opportunity to examine the inspection reports under Section 209A of the Act.

29.	Reliance was placed on the decision in J.S. Davar & Anr: Vs. Dr. Shankar Vishnu Marathe & ors [20], T. Mathew (Supra), Calcutta Industrial Bank Ltd., In re [21] and Travancove National & Ovilon Bank Ltd., In re [22], to contend that the proposed scheme was a ruse to stifle further inquiry into the affairs of the transferor and transferee company and their managements which have been initiated by the Ministry of Company Affairs, as also criminal and civil proceedings that may arise thereafter because after the amalgamation, it may not be possible to initiate any proceedings against the transferor company as it would cease to exist. Moreover, the proceedings under sections 244, 397, 398, 401, 402, 406, and 542 of the Act against the transferor company cannot be initiated against the transferee company even if the transferee company has undertaken to take over all the future liabilities of the transferor company. Learned counsel thus, asserted that in light of the serious findings in the inspection report under section 209A of the Act, sanction of the scheme would be detrimental to public interest, more so when on sanction of the scheme of amalgamation, the transferor company would cease to exist, losing its entity and in the process its functionaries will go scot free.

30.	Relying on Miheer H. Mafatlal (supra), learned counsel contended that the proposed scheme of amalgamation was unconscionable, in as much as the minority shareholders of the transferor company have been oppressed, and in fact the “exit option” offered by the transferee company to the minority shareholders of transferor company on 5th June 2003, at an extremely undervalued price of 30 per share was in violation of section 395 of the Act.

31.	Lastly, learned counsel urged that though the decision of the majority of the shareholders, while sanctioning the scheme, is of paramount importance, but in the instant case, since 99.80% of the votes of the transferor company were those of the transferee company itself, the significance of the majority decision was of no relevance and, therefore, under these circumstances the Company Court was required to ensure that the rights of the minority were not trammeled upon, as observed in Miheer H. Mafatlal ( supra); Bedrock Ltd. ( supra) T. Mathew (supra); J. S. Davar (supra) and Calcutta Industrial Bank Ltd. (supra).

32.	Before addressing the issues raised, it will be useful to survey the relevant provisions contained in Chapter V of part VI of the Act, which deal with “Arbitrations, compromises, arrangements and reconstructions”. Section 391 of the Act, clothes the Court with the power to sanction a compromise or arrangements made by a company with its creditors and members. It reads as follows:-“S.391. Power to compromise or make arrangements with creditors and members.- (1) Where a compromise or arrangement is proposed-

(a)	between a company and its creditors or any class ofthem; or

(b)	between a company and its members or any class ofthem;

The Court may, on the application of the company or of any creditor or member of the company, or in the case of a company which is being wound up, of the liquidator, order a meeting of the creditors or class of creditors, or of the members or class of members, as the case may be, to be called, held and conducted in such manner as the Court directs.

(2) If a majority in number representing three-fourths in value of the creditors, or class of creditors, or of the members or class of members as the case may be present and voting either in person or, where proxies are allowed under the rules made under Section 643, by proxy, at the meeting, agree to any compromise or arrangement, the compromise or arrangement shall, if sanctioned by the Court, be binding on all the creditors, all the creditors of the class, or all the members, or all the members of the class, as the case may be, and also on the company, or, in the case of the company which is being wound up, on the liquidator and contributories of the company: Provided that no order sanctioning any compromise or arrangement shall be made by the Court unless the Court is satisfied that company or any other person by whom an application has been made under sub-section (1) has disclosed to the Court, by affidavit or otherwise, all material facts relating to the company, such as the latest financial position of the company, the latest auditor’s report on the accounts of the company, the pendency of any investigation proceedings in relation to the company under Sections 235 to 251, and the like.”

Section 394 of the Act, lays down the procedure for facilitating reconstruction and amalgamation of companies, it reads as under:“S.394 Provisions for facilitating reconstruction and amalgamation of companies: -

(1) Where an application is made to the Court under Section 391 for the sanctioning of a compromise or arrangement proposed between a company and any such persons as are mentioned in that section, and it is shown to the Court-

(a) that the compromise or arrangements has been proposed for the purposes of, or in connection with, a scheme for the reconstruction of any company or companies, or the amalgamation of any two or more companies; and (b)that under the scheme the whole or any part of the undertaking, property or liabilities of any company concerned in the scheme ( in this section referred to as a ‘transferor company’) is to be transferred to another company (in this section referred to as ‘the transferee company’)

The Court may, either by the order sanctioning the compromise or arrangement or by a subsequent order, make provision for all or any of the following matters:-

(i) the transfer to the transferee company of the whole or any part of the undertaking, property or liabilities of any transferor company; (ii)the allotment or appropriation by the transferee company of any shares, debentures, policies or other like interests in that company which, under the compromise or arrangement, are to be allotted or appropriated by the company to or for any person; (iii) the continuation by or against the transferee company of any legal proceedings pending by or against any transferor company; (iv)the dissolution, without winding up, of any transferor company; (v)the provision to be made for any persons who, within such time and in such manner as the Court directs, dissent from the compromise or arrangement; and (vi)such incidental, consequential and supplemental matters as are necessary to secure that the reconstruction or amalgamation shall be fully and effectively carried out; provided that no compromise or arrangement proposed for the purposes of, or in connection with, a scheme for the amalgamation of a company, which being wound up, with any other company or companies, shall be sanctioned by the Court unless the Court has received a report from the Company Law Board or the Registrar that the affairs of the company have not been conducted in a manner prejudicial to the interests of its members or to public interest: Provided further that no order for the dissolution of any transferor company under clause (iv) shall be made by the Court unless the Official Liquidator has, on scrutiny of the books and papers of the company, made a report to the Court that the affairs of the company have not been conducted in a manner prejudicial to the interests of its members or to public interest.”

33.	It is plain from the afore-extracted provisions that when a scheme of amalgamation/merger of a company is placed before the Court for its sanction, in the first instance the Court has to direct holding of meetings in the manner stipulated in Section 391 of the Act. Thereafter before sanctioning such a scheme, even though approved by a majority of the concerned members or creditors, the Court has to be satisfied that the company or any other person moving such as application for sanction under sub-section (2) of Section 391 has disclosed all the relevant matters mentioned in the proviso to the said sub-section. First proviso to Section 394 of the Act stipulates that no scheme of amalgamation of a company, which is being wound up, with any other company, shall be sanctioned by the Court unless the Court has received a report from the Company Law Board or the Registrar to the effect that the affairs of the company have not been conducted in a manner prejudicial to the interests of its members or to public interest. Similarly, second proviso to the said Section provides that no order for the dissolution of any transferor company under clause(iv) of sub-section (1) of Section 394 of the Act shall be made unless the Official Liquidator has, on scrutiny of the books and papers of the company, made a report to the Court that the affairs of the company have not been conducted in a manner prejudicial to the interest of its members or to public interest. Thus, Section 394 of the Act casts an obligation on the Court to be satisfied that the scheme of amalgamation or merger is not prejudicial to the interest of its members or to public interest.

34.

Therefore, while it is trite to say that the court called upon to sanction a scheme of amalgamation would not act as a court of appeal and sit in judgment over the informed view of the concerned parties to the scheme, as the same is best left to the corporate and commercial wisdom of the parties concerned, yet it is clearly discernible from a conjoint reading of the aforesaid provisions that the Court before whom the scheme is placed, is not expected to put its seal of approval on the scheme merely because the majority of the shareholders have voted in favour of the scheme. Since the scheme which gets sanctioned by the court would be binding on the dissenting minority shareholders or creditors, the court is obliged to examine the scheme in its proper perspective together with its various manifestations and ramifications with a view to finding out whether the scheme is fair, just and reasonable to the concerned members and is not contrary to any law or public policy. (See : Hindustan Lever Employees Union V. Hindustan Lever Ltd. & Ors 23) The expression is incapable of precise definition. It cannotes some matter which concerns the public good and the public interest (see: Central Inland Water Transport Corporation Limited & Anr Vs. Brojo Nath Ganguly & Anr24)

35.	In Miheer R. Mafatlal (supra), this Court had, while examining the scope and ambit of jurisdiction of the Company Court, called out the following broad contours of such jurisdiction:

1. The sanctioning court has to see to it that all the requisite statutory procedure for supporting such a scheme has been complied with and that the requisite meetings as contemplated by Section 391(1)(a) have been held.

2. That the scheme put up for sanction of the Court is backed up by the requisite majority vote as required by Section 391 sub-section (2).

3. That the meeting concerned of the creditors or members or any class of them had the relevant material to enable the voters to arrive at an informed decision for approving the scheme in question. That the majority decision of the concerned class of voters is just and fair to the class as a whole so as to legitimately bind even the dissenting members of that class.

4. That all necessary material indicated by Section 393(1) (a) is placed before the voters at the meetings concerned as contemplated by Section 391 sub-section (1)

5. That all the requisite material contemplated by the proviso of sub-section (2) of Section 391 of the Act is placed before the Court by the applicant concerned seeking sanction for such a scheme and the Court gets satisfied about the same.

6. That the proposed scheme of compromise and arrangement is not found to be violative of any provision of law and is not contrary to public policy. For ascertaining the real purpose underlying the scheme with a view to be satisfied on this aspect, the Court, if necessary, can pierce the veil of apparent corporate purpose underlying the scheme and can judiciously X-ray the same.

7. That the Company Court has also to satisfy itself that members or class of members or creditors or class of creditors, as the case may be, where acting bona fide and in good faith and were not coercing the minority in order to promote any interest adverse to that of the latter comprising the same class whom they purported to represent.

8. That the scheme as a whole is also found to be just, fair and reasonable from the point of view of prudent man of business taking a commercial decision beneficial to the class represented by them for whom the scheme is meant.

9. Once the aforesaid broad parameters about the requirements of a scheme for getting sanction of the Court are found to have been met, the Court will have no further jurisdiction to sit in appeal over the commercial wisdom of the majority of the class of persons who with their open eyes have given their approval to the scheme even if in the view of the Court there would be a better scheme for the company and its members or creditors for whom the scheme is framed. The Court cannot refuse to sanction such a scheme on that ground as it would otherwise amount to the Court exercising appellate jurisdiction over the scheme rather than its supervisory jurisdiction.”

36.

It is manifest that before according its sanction to a scheme of amalgamation, the Court has to see that the provisions of the Act have been duly complied with; the statutory majority has been acting bona fide and in good faith and are not coercing the minority in order to promote any interest adverse to that of the latter comprising the same class whom they purport to represent and the scheme as a whole is just, fair and reasonable from the point of view of a prudent and reasonable business man taking a commercial decision.

37.	Thus, the first question is as to whether the appellant and SGL had disclosed sufficient information to the share holders so as to enable them to arrive at an inform decision? The proviso to Section 391(2) requires a company “disclose pendency of any investigation in relation to the company under Sections 235 to 351, and the like.” Though it is true that inspection under Section 209A of the Act, strictly speaking, may not be in the nature of an investigation, but at the same time it cannot be construed as an innocuous exercise for record, in as much as if anything objectionable or fraudulent in the conduct of the affairs of the company is detected during the course of inspection, it may lay the foundation for the purpose of investigation under Sections 235 and 237 of the Act, as is the case here. Therefore, existence of proceedings under Sections 209A must be disclosed in terms of the proviso to Section 391(2). In any event, we are of the opinion that since the said issue is a question of fact, based on appreciation of evidence, and both the Courts below have held that the information supplied was sufficient, particularly in light of the order passed by the Single Judge on 18th March, 2006, we are not inclined to disturb the said concurrent finding of the Courts below particularly when it is not shown that the said finding suffers from any demonstrable perversity. (See: Firm Sriniwas Ram Kumar Vs. Mahabir Prasad & Ors [25] and Ganga Bishnu Swai Ka Vs. Calcutta Pinj Vapole Society26)

38.	The next issue that arises for our determination is whether the Division Bench was correct in holding that the affidavit filed by the Official Liquidator was vitiated on account of non-disclosure of all material facts. From a bare perusal of the affidavit dated 10th February, 2006, it is manifest, ex facie, that before filing the affidavit, the said official had not examined and applied its mind to the findings contained in the inspection report under Section 209A of the Act. While it is true that it was not within the domain of the Official Liquidator to determine the relevancy or otherwise of the said report, yet he was a obliged to incorporate in his affidavit the contents of the inspection report. We are convinced that the official liquidator had failed to discharge the statutory burden placed on him under the second proviso to Section 394(1) of the Act.

39.	An Official Liquidator acts as a watchdog of the Company Court, reposed with the duty of satisfying the Court that the affairs of the company, being dissolved, have not been carried out in a manner prejudicial to the interests of its members and the interest of public at large. In essence, the Official Liquidator assists the Court in appreciating the other side of the picture before it, and it is only upon consideration of the amalgamation scheme, together with the report of the Official Liquidator, that the Court can arrive at a final conclusion that the scheme is in keeping with the mandate of the Act and that of public interest in general. It, therefore, follows that for examining the questions as to why the transferor- company came into existence; for that purpose it was set up; who were its promoters; who were controlling it; what object was sought to achieved by dissolving it and merging with another company, by way of a scheme of amalgamation, the report of an official liquidator is of seminal importance and in fact facilitates the company judge to record its satisfaction as to whether or not the affairs of the transferor company had been carried on in a manner prejudicial to the interest of the minority and to the public interest.

40.	In the present case, we are unable to appreciate why the Official Liquidator, who was aware of the inspection report dated 17th February, 2006 under Section 209A containing adverse comments on the affairs of both the companies, relied only on the report of the auditors, which admittedly was not even verified. We can only lament the conduct of the official liquidator.

41.

Having held that the Official Liquidator had failed to discharge the duty cast on him in terms of the second proviso to Section 394(1) of the Act, the next issue that requires consideration is whether sanction of a scheme of amalgamation can be held up merely because the conduct of an Official Liquidator is found to be blameworthy? We are of the view that it will neither be proper nor feasible to lay down absolute parameters in this behalf. The effect of misdemeanor on the part of the official liquidator on the scheme as such would depend on the facts obtaining in each case and ordinarily the Company Judge should be the final arbiter on that issue. In the instant case, indubitably, the findings in the report under Section 209A of the Act were placed before the Company Judge, and he had considered the same while sanctioning the scheme of amalgamation. Therefore, in the facts and circumstances of the present case, the Company Judge had, before him, all material facts which had a direct bearing on the sanction of the amalgamation scheme, despite the aforestated lapse on the part of the Official Liquidator. In this view of the matter, we are of the considered opinion that the Company Judge, having examined all material facts, was justified in sanctioning the scheme of amalgamation, particularly when the current investigation under Section 235 of the Act was initiated pursuant to a complaint filed by respondent No. 1 subsequent to the order of the Company Judge sanctioning the scheme.

42.	For the foregoing reasons, the appeals are allowed, and the impugned judgment is set aside. Consequently, the order passed by the Company Judge sanctioning the scheme of amalgamation is restored. However, it is made clear that the scheme of amalgamation will not come in the way of any civil or criminal proceedings which may arise pursuant to the action initiated under Sections 209A or 235 of the Act, or any criminal proceedings filed by respondent No. 1.

43.	In the facts and circumstances of the case, there will be no order as to costs.

(D. K. JAIN, J.)

(H. L. DATTU, J.)

NEW DELHI :

FEBRUARY 7, 2011.

ARS

IN THE HIGH COURT OF BOMBAY AT GOA

COMPANY PETITION NO. 11 OF 2012

WITH

COMPANY APPLICATIONS N0. 2/2013. 3/2013 &

4/2013 WITH

COMPANY PETITION NO. 12 OF 2012

WITH

COMPANY APPLICATIONS NO.S/2013. 6/2013 &

7/2013.

COMPANY PETITION NO. 11 OF 2012

Sesa Goa Limited, a Company incorporated under the Companies Act, 1956 and having its registered Office at Sesa Ghar, 20, EDC Complex, Patto, Panaji 403001, State of Goa.	Petitioner/ Company.

COMPANY APPLICATIONS N0.2/2013. 3/2013 &

4/2013.

Sesa Goa Limited, a Company incorporated under the Companies Act, 1956 and having its registered Office at Sesa Ghar, 20, EDC Complex, Patto, Panaji 403001, State of Goa.	Petitioner.

V/s Shailesh Bajaj.	Objector/ Applicant.

COMPANY PETITION NO. 12 OF 2012

Sesa Goa Limited, a Company incorporated under the Companies Act, 1956 and having its registered Office at Sesa Ghar, 20, EDC Complex, Patto, Panaji 403001, State of Goa.	Petitioner/ Company.

COMPANY APPLICATIONS NO.S/2013. 6/2013 &

7/2013.

Sesa Goa Limited, a Company incorporated under the Companies Act, 1956 and having its registered Office at Sesa Ghar, 20, EDC Complex, Patto, Panaji 403001, State of Goa.	Petitioner.

V/s
Shailesh Bajaj.	Objector/ Applicant.

Mr. I. Chagla, Senior Advocate with Mr. V. Tulzapurkar, Senior Advocate with Mr. Riyaz Chagla, P. Wagle and Mr. D.

Lawande, Advocates for the petitioner Company.

Mr. Shailesh H. Bajaj, the Objector/Applicant in person.

CORAM : V.M. KANADE j.

judgment reserved on :        8th February, 2013

judgment pronounced on:         3rd April, 2013

ORAL JUDGMENT:

Both these petitions and applications taken out therein by the Objector can be disposed of by a common order since the petitioner company in both the petitions and the objector who has taken objection to the scheme of amalgamation are the same.

2. After the company petition was filed, objections were filed by the objector Shailesh H. Bajaj and he also filed three applications in each of the petitions. In Company Petition No.IIof 2012, he has filed company application No. 2/2013, 3/2013 and 4/2013 and similar applications have been filed by him seeking identical prayers vide Company Applications No.S/2013, 6/2013 and 7/2013 in Company Petition No. 12/2012. After the applications were heard for sometime, this Court was pleased to direct that both, the applications and the company petitions, should be heard together.

3. Brief facts are as under :

(I) Company Petition No.II/2012 was filed in this Court seeking sanction to the scheme of amalgamation (concurrent scheme of Ekaterina Limited (Ekaterina) with Sesa Goa Limited).

(II) Ekaterina Limited is a company based in Mauritius.

(III) Company Petition No.12/2012 has been filed in this Court, seeking sanction to the Scheme of Amalgamation and Arrangement (Composite Scheme) amongst Sterlite Industries (India) Limited (SilL), The Madras Aluminium Company Limited (MACO), Sterlite Energy Limited (SEL), Vedanta Aluminium Limited (VAL) and Sesa Goa Limited which is the petitioner herein. The petitioner Company is a trasferee company, which is registered in Goa and as such, the present petition has been filed in this Court. The transferor companies have filed their petitions in the appropriate Courts having jurisdiction over them.

(IV) So far as Ekaterina is concerned, the concurrent scheme has been approved by the Supreme Court of Mauritius by order dated 24th August, 2012.

(V) The company petitions filed by SilL, MALCO,

SEL and VAL for sanction of the Composite Scheme have been heard by High Court of Judicature at Madras and the judgment has been reserved by the Honourable Court on the said Company Petitions. In both the petitions, therefore, it is prayed that the Scheme of Amalgamation referred to in the petitions be sanctioned by this Court, so as to be binding on all the equity shareholders of the petitioner Company and on the petitioner Company and for orders in respect of such incidental, consequential and supplemental matters as are necessary to secure that the scheme is fully and effectively carried out.

4. Shri Shailesh Bajaj has filed his objections and is representing himself and his family members. He has filed his objections-affidavit dated 21st August, 2012 and reply-affidavits have been filed by the petitioner company. Rejoinder-affidavit also has been filed by the objector. During the pendency of the petition, Shri Shailesh Bajaj (hereinafter, referred to as “the objector”) has filed Company Application No.2/2013 in company Petition No. 11/2012 and a corresponding application in Company Petition No.12/2012, seeking the following reliefs :

“ 7(a) necessary notices be issued to FII’s such as “Robeco”, “City of New York Group Trust”, “Eaton Vance” and “Stitching

Pensioenfonds” and their respective custodians viz. Deutsche Bank A.G., JP Morgan Chase Bank N.A. directing them to file their individual Affidavits in the present petition stating the stance taken by the each of the aforesaid FII’s on the resolution concerning the present scheme of merger and the instructions given by the said FII’s to their respective custodians in terms of voting on the resolute concerning the approvaljdisproval of the present scheme and the manner in which the said custodian cast the vote on behalf of the concerned FII;

(b) this Honourable Court may summon the papers concerning the declaration of invalid votes from the Petitioner Company and direct the Official Liquidator/Registrar of Companies, Goa to scrutinize the said votes and file a report in this Honourable Court concerning their validity/ invalidity;

(c) this Honourable Court may decide the issue of authenticity and credibility of the Report submitted by the Chairman of the Petitioner in respect of the results of the Court convened meeting as a preliminary issue before dealing with the other aspects of the present Petition, if found necessary;

(d) any other and further directions that may be issued in view of the facts and circumstances of the present matter by this Honourable Court as deemed fit and proper.”

Vide Company Application No.3/2013 in Company Petition No.II/2012, along with corresponding application filed in company Petition No. 12/2012, he is seeking the following reliefs :

“ 7 (a) necessary direction be issued to the Central Government to produce the papers, files (including the processing note, examination note etc.) and other documents in relation to the actions taken and/or contemplated to be taken by the Ministry of Corporate Affairs in terms of reimbursement of the amount of Rs.1,000 crores that has been siphoned away from the Petitioner Company as per the findings arrived at by the SFIO in its Report dated 29th April, 2011;

(b) necessary direction be issued to the Central Government to produce the papers, files (including the processing note, examination note etc.) and other documents in relation to the actions taken and/or contemplated to be taken by the Ministry of Corporate Affairs in terms of supersession of the board of directors of the Petitioner Company in view of the findings arrived at by the SFIO in its Report dated 29th April, 2011;

(c) any other and further directions that may be issued in view of the facts and circumstances of the present matter by this Honourable Court as deemed fit and proper.”.

Similarly, in Company Application No.4/2013 in Company Petition No.II/20 1 2 and the corresponding application filed in company Petition No. 12/2012, he has prayed for the following reliefs :

“9 (a) necessary direction be issued to the Petitioner to produce the Valuation Reports compiled by Grant Thornton LLP and KPMG India Private Limited and the Fairness Opinion Report compiled by Citigroup Global Markets India Private Ltd. in this Honourable Court;

(b) necessary direction be issued to the directors/concerned personnel of Grant Thornton LLP and KPMG India Private Limited

and Citigroup Global Markets India Private Ltd. to file their respective affidavits in this Honourable Court stating whether the Petitioner Company had furnished the SFIO Report to them for the purpose of arriving at the exchange/swap ratio in the present proceedings and whether the valuations arrived at by them had taken into consideration the contents of the said SFIO Report;

(c) any other and further directions may be issued in view of the facts and circumstances of the present matter by this Honourable Court as deemed fit and proper.”.

5. The petitioner company has annexed the Memorandum and Articles of Association of the SGL and has stated that the petitioner is a producer and exporter of iron ore, pig iron and metallurgical coke and that the equity shares of the petitioner are listed on the BSE Limited and the National Stock Exchange of India Limited. The petitioner has enumerated the objects of the Company which is established to carry on the business in India and abroad. The petitioner then has given the details of Ekaterina (Transferor company) and also the share capital of Ekaterina for the period

December 21, 2011 to April 1, 2012. The main objects of Ekaterina, the decision taken by the Board of Directors, along with the resolution approving the scheme have been stated. The particulars of the scheme have been mentioned in the petition regarding transfer and vesting, conduct of businesses till effective date, dissolution of Ekaterina, and consideration. The petitioner Company has annexed all the relevant documents along with the petition, including explanatory statement under Section 393 of the Companies Act, and the judgments.

6. The objector filed his affidavit and has, inter alia, objected to the scheme of amalgamation on the following grounds in the affidavit in reply :

(A) Non-disclosure of relevant material to this Honourable Court under the provisions of Section 391(2) of the Act;

(B) Non-disclosure of relevant and necessary information to the shareholders of the petitioner Company under the provisions of Section 393 of the Companies Act;

(C) Skewed Exchange/Swap Ratio;

(D) that it is against public policy and public interest;

(E) unconscionable nature of the scheme inasmuch as the interests of the minority shareholders of the petitioner

Company have been completely overlooked.

(F) Stifle further action in terms of the Serious Frauds Investigation Report;

(G) Real reason and rationale behind the proposed Scheme has not been mentioned;

(H) transfer of Vedanta Resources Pic.’s holding of 38.80 % in Cairn India Ltd. along with associated debt of $5.9 billion;

(I) the validity of the votes cast in the Court convened meeting and the validity of the Chairman’s Report concerning the same.

The objector has annexed Serious Fraud Investigation Office, Ministry of Corporate Affairs’s report.

7. Reply affidavit has been filed by the petitioner to the affidavit filed by the objector, explaining the detailed objections which are raised along with the relevant documents.

8. Regional Director, Western Region, Ministry of Corporate Affairs, Mumbai also has filed a report and has stated that as regards para 6(D)(i) and 6(D)(ii), the objections raised by the petitioner have some force in the eye of law. However, the Regional Director has stated that having participated in the General Body Meeting and having not raised at the appropriate platform, the validity of the objections raised by the objector may be considered by the High Court. He has further stated that so far as para 6(D)(iii) and 6(D)(iv) is concerned, the facts relate to matters considered at the meeting of shareholders and are part of the indoor management of the company and therefore, the Regional Director is not in a position to make any comments and further for the reason that no supporting documents are annexed in support of the allegations. Save and except, as stated in Clause 6(A), (B), (C) and (D), the Regional Director, however, has stated that the scheme is not prejudicial to the interest of shareholders and public.

9. Similar objections have been taken in Company Petition No. 12/2012 and they have been replied by the petitioner Company and the Regional Director.

10. The objector who appears in person has, in context of the objections which are raised by him, relied on the prayers made by him in the three company applications and has prayed that before hearing the matters any further, initial order may be passed on the said application. We had made clear that the prayers in the said applications would be considered along with other objections which are raised by the objector.

11. Mr. Chagla, learned Senior Counsel appearing on behalf of the petitioners placed on record sequence of relevant facts and circumstances, which are as under :

(I) On 25th February, 2012, the Board of Directors of Ekaterina and the Petitioner Company approved the Concurrent Scheme, including the share exchange ratio;

(II) On 25th February, 2012 itself, the Board of Directors of the petitioner Company, SilL, MALCO, SEL and VAL approved the Composite Scheme and the share exchange ratio(s) after considering the Valuation Report of Grant Thornton India LLP and KPMG India Private Limited, the independent valuers and the fairness opinions of Citi Group Global Markets India Private Limited (to the Board of Directors of the petitioner) and DSP Merill Lynch Private Limited (to the Board of Directors of SilL).

(III) On 2nd April, 2012 and 12th April, 2012, the National Stock Exchange of India Limited and the Bombay Stock Exchange Limited, respectively granted their no objection to the Concurrent Scheme.

(IV) On 2nd April, 2012 and 12th April, 2012 itself, the National Stock Exchange of India Limited and the Bombay Stock Exchange Limited, respectively granted their no objection to the Composite Scheme.

(V) On 23’d April, 2012, the Competition

Commission of India approved the proposed combination, including the proposed combination including the transaction as proved for in the Concurrent Scheme and the Composite Scheme.

(VI) On 26th April, 2012, the High Court of Judicature at Madras dispensed with the convening of the meeting of the Equity Shareholders of SEL in view of the consent affidavits given by all Equity Shareholders to the Composite Scheme.

(VII) On 26th April, 2012, itself, the High Court of Judicature at Madras dispensed with the convening of the meeting of the Equity Shareholders of VAL in view of the consent affidavits given by all Equity Shareholders and Preference Shareholders to the Composite Scheme.

(VIII) On 19th June, 2012, the Equity Shareholders of the petitioner approved the Composite Scheme at the court convened meeting with the requisite majority as prescribed under Section 391(2) of the Companies Act, 1956.

(IX) On 19th June, 2012 itself, the Equity Shareholders of the petitioner approved the Concurrent Scheme at the court convened meeting with the requisite majority as prescribed under Section 391(2) of the Act.

(X) On 21st June, 2012, the Equity Shareholders of SilL approved the Composite Scheme at the court convened meeting.

(XI) On 23’d June, 2012, the Equity Shareholders of MALCO approved the Composite Scheme at the court convened meeting.

(xii) On 29th June, 2012, the Foreign Investment Promotion Board of India approved the transaction as proposed in the Concurrent Scheme.

(XIII) On 2nd August, 2012, the advertisement of the petition in accordance with Rule 80 of the Companies (Court) Rules, 1959 with respect of the Company Petition No. 11 of 2012 was published in the Navhind Times and Sunaprant newspapers.

(XIV) On 2nd August, 2012 itself, the advertisement of the petition in accordance with Rule 80 of the Companies (Court) Rules, 1959 with respect of the Company Petition No. 12 of 2012 was published in the Navhind Times and Sunaprant newspapers. (XV) On 24th August, 2012, the Supreme Court of Mauritius approved the Concurrent Scheme.

Learned Counsel for the petitioner Company then invited our attention to the contours of the jurisdiction of the Company Court while sanctioning the scheme of arrangement, having been laid down by the Supreme Court. He relied on judgments of the Apex Court in Mihir Mafatlal

vs. Mafatlal Industries Ltd.1 (paras 27, 28 and 29) and in Hindustan Lever Employees Union vs. Hindustan Lever Ltd., and others2 (paras 3, 4 and 6). He submitted that the petitioners had duly complied with the statutory provisions under the Act and the Rules and the requisite meeting as directed by this Court had been convened and the scheme was approved by the equity shareholders in terms of section 391(2) of the Act. The relevant material under Section 391 of the Act was provided to the equity shareholders and/or made available for inspection. It was submitted that the scheme is not violative of any provision of law and is not contrary to the public policy. He submitted that the scheme is just, fair and it advances the interest of the petitioner and their shareholders. He, therefore, submitted that the scheme may be sanctioned. He has relied on a number of Judgments which I will refer to at later stage.

12. Shri Bajaj has filed his objections. Firstly, he submitted that the three applications filed in the company petitions should be allowed. It was submitted that so far as Company Application No.2/2013 in Company Petition No.II/20 1 2 is concerned, notices be issued to Fils such as “Robeco”, “City of New York Group Trust”, “Eaton Vance”, etc., and their respective custodians viz. Deutsche Bank A.G.,

1	(1997) 1 sec 579
2	1995 Supp (1) sec 499

JP Morgan Chase Bank N.A. directing them to file their individual Affidavits stating the stance taken by the each of the aforesaid Fils on the resolution concerning the present scheme of merger and the instructions given by the said Fils to their respective custodians. It is further prayed that this Court should summon the papers concerning the declaration of invalid votes and direct the Official Liquidator to scrutinize the said votes. Thirdly, it is contended that the issue of authenticity and credibility of the report submitted by the Chairman of the petitioner in respect of the results of the Court convened meeting, may be decided first. It was contended that though on record it can be seen that Fils had given specific instructions not to vote in favour of the scheme, a part of the votes have been given against the scheme and, therefore, it was necessary to ask the Fils and their respective custodians to file affidavits.

In my view, such an exercise cannot be permitted in a petition which is filed under Section 391 of the Act for grant of sanctionof the scheme of amalgamation. Secondly, even otherwise, the stand taken by such Fils and their custodians now after voting is over would be irrelevant and could be an afterthought and would not be germane for the purpose of considering a petition which is filed under Section 391 seeking sanction for the scheme. Similarly, other prayers namely direction to the Official Liquidator to scrutinize the votes, also is an exercise which cannot be carried out after the Chairman of the said meeting who is a Retired Chief Justice of the High Court under whose supervision the said meeting was held. It would only amount to granting permission to carry out the exercise of determining the validity of the votes, after the individual scrutinizers have submitted the report. The same is the case with prayer clause (c). In view of this, it is not possible to consider the reliefs which are claimed by the objector in this application.

13. So far as Company Application No.3/2013 is concerned, in the said application it is claimed that directions be given to the Central Government to produce the papers and other documents in respect of the actions taken or contemplated to be taken by the Ministry of Corporate Affairs in terms of reimbursement of the amount of Rs.1,000 crores that has been siphoned away from the Petitioner Company as per the findings arrived at by the SFIO in its Report dated 29th April, 2011 and seeking further direction to produce the necessary files, etc., in respect of the action taken by the Ministry of Corporate Affairs in terms of the supersession of the Board of Directors in view of the report. In my view, so far as these prayers are concerned, they have nothing to do with the grant of sanction of the scheme which is filed for amalgamation. It is well settled position in law that any pending investigation or proceedings cannot come in the way of the Court considering the grant of sanction under Section 391 of the Act.

14. In Company Application No.4/2013, it is prayed that necessary direction be issued to produce the Valuation Reports compiled by Grant Thornton LLP and KPMG India Private Limited and the Fairness Opinion Report compiled by Citigroup Global Markets India Private Ltd. and for a further direction, directing the concerned persons of the said expert to file their respective affidavits stating therein whether the Petitioner Company had furnished the SFIO Report to them. It has been contended that so far as SFIO Report is concerned, though a letter has now been shown which states that SFIO Report was in fact brought to the notice of the valuers, according to the objector, the said letter is fabricated and reality of the said SFIO Report was not placed before the valuers and for that purpose it is necessary to direct the said valuers to file their personal affidavits.

15. It has been consistently held that a Court cannot question the correctness or otherwise of an opinion given by the experts, since the Court is not equipped either with knowledge or with expertise to consider and give an opinion as to whether the expert opinion is correct or not reliable. In this view of the matter, in an inquiry under Section 391, the question ofdirection sought by the objector in this application cannot be granted. The experts have stated in their report the basis on which they have given their opinion. It is not now open for the objector to say that in fact a particular document which the valuers claim was shown to them, was in fact not shown. This Court is not expected to go into the disputed questions of fact and hold an inquisitorial inquiry when an application is filed under Section 391 of the Act, seeking sanction of the scheme. Such a power is not given to the Court under the provisions of Section 391 of the Act and the scope of the inquiry, therefore, is to a large extent limited which I shall consider while taking into consideration the powers of this Court which can be exercised when a petition is filed under Section 391 of the Act. It appears that the only intention of the objector is to delay and prolong the proceedings by filing frivolous applications and raising the objections which are based on conjectures and surmises and by creating hypothetical situations which are based on paranoid fears and apprehensions. All these applications, therefore, are dismissed and in my view, it is not necessary to issue the directions which are sought by the objector in these three applications. The three applications filed in Company Petitions No.II/2012 and 12/2012 are dismissed.

16. Before taking into consideration the rival submissions made by the learned Senior Counsel appearing on behalf of Petitioners and the Objector who is appearing in person, it would be relevant to take into consideration contours of the jurisdiction of the Company Court as also the ambit and scope of inquiry which is contemplated under section 391 of the Companies Act while sanctioning the scheme of arrangement/amalgamation. In order to appreciate the nature and scope of the inquiry under section 391 of the Companies Act, 1956, it would be necessary to firstly have a look at section 391 which reads as under:-

“391. Power to compromise or make arrangements with creditors and members- (1) Where a compromise or arrangement is proposed-

(a) between a company and its creditors or any class of them; or

(b) between a company and its members or any class of them; the Court may, on the application of the company or of any creditor or member of the company, or, in the case of a company, which is being wound up, of the liquidator, order a meeting of the creditors or class of creditors, or of the members or class of members, as the case may be, to be called, held and conducted in such manner as the Court directs.

(2) If a majority in number representing three-fourths in value of the creditors, or class of creditors, or members, or class of members as the case may be, present and voting either in person or, where proxies are allowed [under the rules made under section 643], by proxy, at the meeting, agree to any compromise or arrangement, the compromise or arrangement shall, if sanctioned by the Court, be binding on all the creditors, all the creditors of the class, all the members, or all the members of the class, as the case may be, and also on the company, or, in the case of a company which is being wound up, on the liquidator and contributories of the company: [Provided that no order sanctioning any compromise or arrangement shall be made by the Court unless the Court is satisfied that the company or any other person by whom an application has been made under sub- section (1) has disclosed to the Court, by affidavit or otherwise, all material facts relating to the company, such as the latest financial position of the company, the latest auditor’s report on the accounts of the company, the pendency of any investigation proceedings in relation to the company under sections 235 to 351, and the like.]

(3) An order made by the Court under sub-section (2) shall have no effect until a certified copy of the order has been filed with the Registrar.

(4) A copy of every such order shall be annexed to every copy of the memorandum of the company issued after the certified copy of the order has been filed as aforesaid, or in the case of a company not having a memorandum, to every copy so issued of the instrument constituting or defining the constitution of the company.

(5) If default is made in complying with sub-section (4), the company, and every officer of the company who is in default, shall be punishable with fine which may extend to [one hundred rupees] for each copy in respect of which default is made.

(6) The [Tribunal] may, at any time after an application has been made to it under this section, stay the commencement or continuation of any suit or proceeding against the company on such terms as the Court thinks fit, until the application is finally disposed of.”

The Apex Court in its several judgments has, after taking into consideration the said provisions of the Companies Act has summarized and succinctly laid down the scope of inquiry under the said provisions. In Miheeer H. Mafat/a/ vs. Mafat/a/ Industries Ltd1 the Apex Court has observed in para 29 of its judgment as under:-

“29. ............... In view of the aforesaid settled legal position, therefore, the scope and ambit of the jurisdiction of the Company Court has clearly got earmarked. The following broad contours of such jurisdiction have emerged :

1. The sanctioning court has to see to it that all the requisite statutory procedure for supporting such a scheme has been

1	(1997) 1 sec 579

complied with and that the requisite meeting as contemplated by Section 391(1) (a) have been held.

2. That the scheme put up for sanction of the Court is backed up by the requisite majority vote as required by Section 391 sub-section (2).

3. That the meetings concerned of the creditors or members or any class of them had the relevant material to enable the voters to arrive at an informed decision for approving the scheme in question. That the majority decision of the concerned class of voters is just and fair to the class as a whole so as to legitimately bind even the dissenting members of that class.

4. That all the necessary material indicated by Section 393(1)(a) is placed before the voters at the concerned meetings as contemplated by Section 391 sub-Section (1).

5. That all the requisite material contemplated by the proviso of sub-Section (2) of Section 391 of the Act is placed before the Court by the applicant concerned seeking sanction for such a scheme and the Court gets satisfied about the same.

6. That the proposed scheme of compromise and arrangement is not found to be violative of any provision of law and is not contrary to public policy. For ascertaining the real purpose underlying the Scheme with a view to be satisfied on this aspect, the Court, if necessary, can pierce the veil of apparent corporate purpose underlying the scheme and can judiciously X-ray the same.

7. That the Company Court has also to satisfy itself that members or class of members or creditors or class of creditors as the case may be, were acting bona fide and in good faith and were not coercing the minority in order to promote any interest adverse to that of the latter comprising of the same class whom they purported to represent.

8. That the scheme as a whole is also found to be just, fair and reasonable from the point of view of prudent men of business taking a commercial decision beneficial to the class represented by them for whom the scheme is meant.

9. Once the aforesaid broad parameters about the requirements of a scheme for getting sanction of the Court are found to have been met, the Court will have no further jurisdiction to sit in appeal over the commercial wisdom of the majority of the class of persons who with their open eyes have given their approval to the scheme even if in the view of the Court there would be a better scheme for the company and its members or creditors for whom the scheme is framed. The Court cannot refuse to sanction such a scheme on that ground as it would otherwise amount to the Court exercising appellate jurisdiction over the scheme rather than its supervisory jurisdiction.

The aforesaid parameters of the scope and ambit of

the jurisdiction of the Company Court which is called upon to sanction a Scheme of Compromise and Arrangement are not exhaustive but only broadly illustrative of the contours of the Court’s jurisdiction.”

Similarly, the Apex Court in Hindustan Lever Employees Union Vs. Hindustan Lever Ltd and Others1 has taken into consideration the role of the court while making inquiry under section 391 of the said Act and has observed m paras 3,4, and 6 of its judgment as under:-

“3. But what was lost sight of was that the jurisdiction of the Court in sanctioning a claim of merger is not to ascertain with mathematical accuracy if the determination satisfied the arithmetical test. A company court does not exercise an appellate jurisdiction. It exercises a jurisdiction founded on fairness. It is not required to interfere only because the figure arrived at by the valuer was not as better as it would have been if another method would have been adopted. What is imperative is that such determination should not have been contrary to law and that it was not unfair to the shareholders of the company which was being merged. The Court’s obligation is to be satisfied that valuation was in accordance with law and it was carried out by an independent body. The High Court appears to be correct in its approach that this test was satisfied as even though the chartered accountant who performed this function was a Director of TOMCO but he did so as a member of a renowned firm of chartered accountants. His determination was further got

1	(1995) Supp. 1 sec 499

checked and approved by two other independent bodies at the instance of shareholders of TOMCO by the High Court and it has been found that the determination did not suffer from any infirmity. The company court, therefore, did not commit any error in refusing to interfere with it. May be as argued by the learned counsel for the petitioner that if some other method would have been adopted probably the determination of valuation could have been a bit more in favour of the shareholders. But since admittedly more than 95% of the shareholders who are the best judges of their interest and are better conversant with market trend agreed to the valuation determined it could not be interfered by courts as,

“certainly, it is not part of the judicial process to examine entrepreneurial activities to ferret out flaws. The court is least equipped for such oversights. Nor, indeed, is it a function of the judges in our constitutional scheme. We do not think that the internal management, business activity or institutional operation of public bodies can be subjected to inspection by the court. To do so, is incompetent and imorooer and, therefore, out of bounds. Nevertheless, the broad parameters of fairness in administration, bona fides in action, and the fundamental rules of reasonable management of public business, if breached, will become justiciable.” [Fertilizer Corpn Kamagar Union (Regd) v. Union of India, (1981) 1 SCC 568, 588-89, para 47 : (1981) 2 SCR 52. See Buckley on Companies Act, 14’h Edn., pp. 473 & 474 and Palmer on Company Law, 23’d Edn., para 79.16.”

4. Nor is there much merit in the claim of the employees that their interest had not been adequately protected. The scheme of amalgamation provides that all the staff, workmen or other employees in the service of the transferor company (TOMCO) immediately preceding the effective date shall become the staff, workmen and employees of the transferee company. Clause 11.1 provides that their services shall be deemed to have been continuing and not have been interrupted. Clause 11.2 and 11.3 protect the interest by providing that the terms and conditions of such employees shall not be less favourable and all benefits such as PF etc shall stand transferred to HLL. The grievance of the employees that no safeguard has been provided for Hindustan Lever Employees’ Union appears to be off the mark as it is the interest of the employees of TOMCO which had to be protected. Even the submission that merger will create unemployment or it may result in many employees of TOMCO being rendered surplus does not carry much weight as these are matters which can be taken care of by the labour court if the contingency arises. The learned counsel for the petitioner time and again took strong exception to the observations made by the High Court that any dispute about retrenchment etc could be adjudicated by the labour court. He vehemently submitted that the availability of remedy after retrenchment should not have coloured the vision of the court to adjudicate upon the reasonableness of the scheme. The submission overlooks the primary duties and functions of a company court in matters of merger. When the court found that service conditions of the merged company shall not be to their prejudice it was fully justified in rejecting the claim of employees as it was neither unfair nor unreasonable. Further the court in its anxiety to be fair to the employees recorded the statement of the learned Advocate General who appeared for HLL that no employee of HLL has been rendered surplus and in such contingency the company has resorted to friendly handshake by either giving lump sum or pension. A scheme of amalgamation cannot be faulted on apprehension and speculation as to what might possibly haooen in future. The present is certain and taken care of by clauses 11.1.2 and 3 of the Scheme. And unfriendly throwing out being amply protected by taking recourse to labour court no unfairness arises, apparent or inherent. Nor the claim that merger shall result in ‘synergies’ can render the scheme bad. Improved technology and scientific methods result in better employment prospects. Anxiety should be to protect workers and not to obstruct development and growth. May be that advanced technology may reduce the manpower but so long as those who are working are protected they are not entitled to hinder modernisation or merger under misapprehension that future employment of same number of workers may stand curtailed. The wage differential arising between employees of two companies cannot result in making the merger unfair since the service conditions of TOMCO workers having been protected they cannot claim that unless they are paid the same emoluments as is being paid by Hindustan Lever the merger was unjust. Various subsidiary submissions that the workers, shareholders were not permitted to attend the meeting or that material facts were concealed from them, does not appear to be correct as when more than 95% of the shareholders have agreed to the valuation determined by the Chartered Accountant all these procedural irregularities cannot vitiate the determination.”

“6 Section 394 casts an obligation on the court to be satisfied that the scheme of amalgamation or merger was not contrary to public interest. The basic principle of such satisfaction is none other than the broad and general principles inherent in any compromise or settlement entered between parties that it should not be unfair or contrary to public policy or unconscionable. In amalgamation of companies, the courts have evolved, the principle of “prudent business management test” or that the scheme should not be a device to evade law. But when the court is concerned with a scheme of merger with a subsidiary of a foreign company then the test is not only whether the scheme shall result in maximising profits of the shareholders or whether the interest of employees was protected but it has to ensure that merger shall not result in impeding promotion of industry or shall obstruct growth of national economy. Liberalized economic policy is to achieve this goal. The merger, therefore, should not be contrary to this objective. Reliance on English decision Hoare & Co. Ltd. [1933 ALL ER Rep 105, Ch D]and Bugle Press Ltd. [1961 Ch 270 : (1960) 1 All ER 678 : (1960) 2 WLR 658] that the power of the court is to be satisfied only whether the provisions of the Act have been complied with or that the class or classes were fully represented and the arrangement was such as a man of business would reasonably approve between two private companies may be correct and may normally be adhered to but when the merger is with a subsidiary of a foreign company then economic interest of the country may have to be given precedence. The jurisdiction of the court in this regard is comprehensive.” (emphasis supplied)

The Apex Court in Hindustan Lever and another vs. State of Maharashtra and another1 in para 12 of its judgment has observed as under: -

“12 Two broad principles underlying a scheme of amalgamation which have been brought out in this judgment are:

1. that the order passed by the court amalgamating the company is based on a compromise or arrangement arrived at

1	(2004) g sec 438

between the parties;

and

2 that the jurisdiction of the Company Court while sanctioning the scheme is supervisory only i.e. to observe that the procedure set out in the Act is met and complied with and that the proposed scheme of compromise or arrangement is not violative of any provision of law, unconscionable or contrary to public policy. The Court is not to exercise the appellate jurisdiction and examine the commercial wisdom of the compromise or arrangement arrived at between the parties. The role of the court is that of an umpire in a game, to see that the teams play their role as per rules and do not overstep the limits. Subject to that how best the game is to be played is left to the players and not to the ump1re.

Both these principles indicate that there is no adjudication by the court on the merits as such.” (Emphasis supplied)

17. Keeping in view the provisions of section 391 and the law laid down by the Supreme Court in the aforesaid two cases as also the other judgments, it is now quite well settled that, firstly, the Court is not expected to sit in appeal over the commercial wisdom of the majority of shareholders of the Company who have given their seal of approval to the Scheme of amalgamation. The Court is expected to act as an umpire and dispassionately consider whether the procedure which is laid down under the said section has been followed meticulously, fairly and impartially and proper opportunity is given to all the shareholders and the creditors of the Company who has filed the Petition in order to ensure that sanction and approval of the Scheme is not obtained by suppression of material facts or that a decision is contrary to the interest of minority shareholders or creditors. Thirdly, it is not against the public policy or is illegal and contrary to the provisions of any Act or Rules. Once the Court is satisfied that a proper procedure has been followed, there is no suppression of material facts and documents then, in such circumstances, Court is not supposed to make a fishing and roving inquiry in hypothetical, imaginary and fanciful apprehension expressed by the objector of the scheme. The Court is expected to be guided by the experts’ opinion in respect of Fairness Report, Valuation Report and Feasibility Report given by the experts. The Court also is not expected to make a detailed inquiry to see whether the voting made in the meeting which is held is in accordance with law. The Court, therefore, is not expected to sit in appeal over the Report given by the Chairperson of the meeting in which the voting is made.

18. Keeping in mind the aforesaid principles laid down by the Apex court, I propose to first examine the chronology of dates and events which has not been disputed and which is as under:-

Date	Events

25.02.2012	The Board of Directors of Ekaterina and the Petitioner approved the Concurrent Scheme including the share exchange ratio.

25.02.2012	The Board of Directors of the Petitioner, SilL, MALCO, SEL and VAL approved the Composite Scheme and the share exchange ratio(s) after considering the Valuation Report of Grant Thorntor India LLP and KPMG India Private Limited, the independent valuers and the Fairness Opinions of Citi Group Global Markets India Private Limited [to the Board of Directors of the Petitioner] and DSP Merill Lynch Private Limited [to the Board of Directors of SilL]

02.04.2012 and 12.04.2012	The National Stock Exchange of India Limited and the Bombay Stock Exchange Limited respectively granted their No Objection to the Concurrent Scheme.

02.04.2012 and 12.04.2012	The National Stock Exchange of India Limited and the Bombay Stock Exchange Limited respectively granted their No Objection to the Composite Scheme.

23.04.2012	The Competition Commission of India approved the proposed combination including the transactions as provided for in the Concurrent Scheme and the Composite Scheme.

26.04.2012	The High Court of Judicature at Madras dispensed with the convening of the meeting of the Equity Shareholders of SEL in view of the consent affidavits given by all Equity Shareholders to the Composite Scheme.

26.04.2012	The High Court of Judicature at Madras dispensed with the convening of the meetings of the Equity Shareholders and Preference Shareholders of VAL in view of the consent affidavits given by all Equity Shareholders and Preference Shareholders to the Composite Scheme.

19.06.2012	The Equity Shareholders of the Petitioner approved the Composite Scheme at the court convened meeting with the requisite majority as prescribed under Section 391(2) of the Companies Act, 1956.

19.06.2012	The Equity Shareholders of the Petitioner approved the Concurrent Scheme at the court convened meeting with the requisite majority as prescribed under Section 391(2) of the Act.

21.06.2012	The Equity Shareholders of SilL, approved the Composite Scheme at the court convened meeting.

23.06.2012	The Equity Shareholders of MALCO approved the Composite Scheme at the court convened meeting.

29.06.2012	The Foreign Investment Promotion Board of India approved the transaction as proposed in the Concurrent Scheme.

02.08.2012	Advertisement of the Petition in accordance with Rule 80 of the Companies (Court) Rules 1959 with respect to Company Petition No.I of 2012 was published in the Navhind Times and Sunaprant newspapers.

02.08.2012	Advertisement of the Petition in accordance with Rule 80 of the Rules with respect to Company Petition No. 12 of 2012 was published in the Navhind Times and Sunaprant newspapers.

24.08.2012	The Supreme Court of Mauritius approved the Concurrent Scheme.

19. The first objection is regarding the Valuation Report and fairness opinion. It has been submitted that swap/exchange ratio arrived at by valuers should not be accepted. The Objector has filed a detailed written submissions on 18/02/3013 which run into 72 pages. A gist of the objections is as under:-

(i) The SFIO Report was not placed before the the Valuers by the Petitioner-Company since no reference has been made by the Valuers about SFIO Report and that the affidavit stating that the said Report was placed is an afterthought.

(ii) The share exchangeratio between the Companies which are amalgamated is skewed. In the present case, Valuers have given opm1on that a shareholder who has 100 shares in Sesa Goa Ltd would get 29 shares in the amalgamated Company. Great emphasis has been laid on the fact that this ratio is not in favour of the minority shareholders and is in favour of majority shareholders and promoters of the Company. It has been submitted that the said ratio is arrived at on certain absurd valuations for financially sick companies and is also arithmetically not in compliance. Secondly, it is contended that it is hedged by several qualifications which can be seen from the reply filed by the Petitioner- Company to Company Application No. 4 of 2013. It has been submitted that the valuation which is made in respect of valuation of the shares is not uniform. Reliance has been placed on the judgments of the Apex Court in Miheer H. Mafat/a/(supra), Hindustan Lever Employees Union1 and this Court in Larsen and Toubro

1	(1995) 83 Camp Cases 30 (SC)

Limited1 & in T. Mathew vs. Smt. Saroj G. Poddar2 and also on the judgment of the Calcutta High Court in Modus Analysis & Information P. Ltd3 It is, therefore, contended that the swap ratio arrived at in the Scheme, apart from being unfair, unjust and predetermined and to the disadvantage of the shareholders of the Petitioner-Company, is a result of incorrect and suppressed financial data being supplied to the Valuers resulting in fallacious exchange ratio being reached by them.

(iii) It has been contended that if this Court is of the opinion that it could not go into the conclusion reached by the expert Valuers then, in that case, this Court may appoint fresh Valuers at the cost of the Objector.

(iv) It has been contended that as a result of the said Scheme, price of the shares of the Petitioner-Company dropped from Rs 227/- per share in the stock market to Rs 163/- per share owing to the announcement of the terms of the present amalgamation.

1	(2004) Company Cases 523 Volume 121
2	(1996) 22 CLA 200 (Bam)
3	(2008) 142 Camp Cases 410

(v) The Objector has given his own opinion as to how the Valuation Report is incorrect in a detailed analysis made by him of vanous documents, statements, SFIO Report etc.

(vi) In para 3(i) to 3(x) of his written submissions, the Objector has firstly tried to demonstrate as to how the valuation is not correct. Secondly, he has tried to demonstrate as to how the method of valuation which has been chosen by the Valuers is wrong and thirdly he tried to point out as to how the swap ratio even arithmetically is incorrect by giving various details.

20. On the other hand, the learned Senior Counsel Mr. Chagla appearing on behalf of the Petitioner has submitted that share exchange ratio has been determined by two independent and reputed firms of Valuers viz Grant Thornton India LLP and KPMG India Private Limited and the fairness of the Valuation Report has been given by Citi Group Global Markets India Private Limited (to the Board of Directors of the Petitioner) and DSP Merill Lynch Private Limited (to the Board of Directors of SilL). It has been contended that the Valuers had applied the commonly accepted valuation principles to arrive at the exchange ratio including adoption of the market price approach, discounted cash offer approach, net asset value approach and pnce of recent investments and transactions. He contended that Concurrent Scheme and Composite Scheme including the share exchange ratio had been approved by the equity shareholders of the Company and the Objector representing himself and his family members who voted against the Concurrent Scheme and Composite Scheme, represents only 0.43% in number and 0.01% in value of the Equity Shareholders present and voting at the court convened meeting held on 19/06/2012. He submitted that the objections raised are mere conjectures and surmises and no resolution was proposed by the Objector at both court convened meetings for amendment of the share exchange ratio nor has he provided any alternative Valuation Report. It has been submitted that subsequent to the filing of the Petitions before this Court, the relatives of the Objector have increased their equity shareholding in the Petitioner-Company.

21. In my view, submission made by the Objector is without any substance. It is a well settled position in law that the Court, while making inquiry under section 391, cannot substitute the conclusions which are arrived at by the experts. It is not disputed by the Objector that the said Valuers are experts in the field and no allegations of malafide have been made against the said experts. The detailed objections regarding swap ratio and Valuation Report which the Objector has argued at length before me and further elaborated in the written submissions in para 3. By way of illustration, I would like to point out the submissions which have been made and mentioned in the said para 3. He has stated that the Valuation Report does not take into consideration the findings arrived at by SFIO in its Report dated 28/4/2011. This submission is without any substance. Petitioner-Company has annexed a letter written by the said Valuer in which they have clearly stated that SFIO Report was placed before them by the Petitioner-Company. It has been contended that in the Scheme concerning merger of Ekaterina Ltd, the only methodology that could apply for arriving at the valuation of the said Company as per the Valuation Report submitted by the Valuers was the “Price of Recent Investment” methodology. It has also been submitted that other forms of methodologies that were used to arrive at the exchange/swap ratios in the aforesaid schemes could not be made applicable to Ekaterina Ltd. It has been contended that since Ekaterina Ltd is an unlisted company the “Market Price Approach” methodology could not have been applied while arriving at its valuations. It has also been contended that the “Discount Cash Flow Approach” and/or the “Net Asset Value Approach” could not have been applied by the Valuers to Ekaterina Ltd.

22. It has been contended that Valuers 1n the present

Scheme have even arithmetically arrived at some absurd valuations and swap/exchange ratios and, therefore in the written arguments the Objector has proceeded to illustrate in support of the said contention.

23. In my v1ew, these submissions are nothing but conjectures and surmises and the own opinion of the Objector in respect of Valuation and Fairness Report and his own analysis as to how the swap ratio which is arrived by the Valuers is incorrect. It is an admitted position that the Objector was present at the court convened meeting and, at that time, no amendment was proposed to the swap ratio nor any Valuation Report was submitted by him. In my view, therefore, it is now not open for the Objector to make a submission that this Court should appoint fresh Valuers on the basis of Objector’s own analysis of the Valuation Report and other documents. Admittedly, the Objector is not an expert in the field since he is an engineer by profession as submitted by him during the course of his arguments. There is no material on record to show that minority shareholders would suffer by this ratio whereas promoters and the majority shareholders would stand to gain by this ratio. It is an admitted position that this ratio is applicable to all the equity shareholders without making any exception either in respect of promoter shareholders or any other category of equity shareholders. There cannot be any dispute regarding the ratio of the judgments on which reliance has been placed by the Objector. However, the said observations have been made in the facts of each individual case and, therefore, the said ratio cannot be made applicable to the facts of the present case.

24. Secondly, it has been submitted by the Objector that the present Scheme violates the proviso appended to sub-section (2) of section 391 of the Companies Act which states that the Court has to be satisfied that the Company has disclosed by affidavit or otherwise all material facts relating to the Company. It has been submitted that the Petitioner-Company has deliberately suppressed the Report compiled by the Serious Fraud Investigation Office (SFIO) after having investigated the Petitioner-Company under the provisions of Section 235 of the Act. It has been submitted that the said SFIO Report contains findings against the Petitioner-Company which apart from having huge effect on the swap/exchange ratio would also reflect the manner in which state of affairs of the Company are being handled by its management and also demonstrates the manner in which issues public policy and public interest has been managed by it. It has been submitted that in para 26 of the Petition (in the case of the Scheme relating to Ekaterina Ltd) and para 44 of the Petition (in the case of the Scheme relating to other companies) it has been stated that there was a “pending investigation before SFIO and the Ministry of Corporate Affairs”. It has been submitted that similar averments have been made in para 26 in the Petition concerning Ekaterina Ltd. Reliance has been placed on the judgments of the Supreme Court in Miheer H. Mafatlal (supra), Bedrock Ltd 1 and on the judgment of this Court in T. Mathew vs. Smt. Saroj G. Poddar 2

25. On the other hand, the learned Senior Counsel Mr. Chagla appearing on behalf of the Petitioner submitted that SFIO Report is not a bar to the sanction of the Scheme. It has been contended that the Petitioner would be subject to consequences that would arise from SFIO Report. It has been contended that the Petitioner is bound by the provisions of law and even after the Scheme is sanctioned, proceedings, if any, initiated by any authority against the Petitioner- Company would continue. Reliance has been placed on the judgment of the Apex Court in Sesa Industries Limited vs. Krishna H. Bajaj and Others3 (paras 28, 43, 44), Hindustan Lever Employees Union4 (paras 71 and 77), Zee Telefilms Limited5, Lifeline Drugs and Intermediates Pvt. Ltd6, Reliance Petroleum Limited7 (para 31) and Sesa Industries Limited Vs. Krishna H. Bajaj and Ors8. It has been further submitted that

1	199S (4) SCR 710
2	(1996) 22 CLA 200 (Sam)
3	(2011) 3 sec 21s
4	(1995) Supp. 1sec 499
5	In re- (Appeal No.164 of 2003 in C.P. No.1116 of 2002)
6	Company Petition No.220 of 200S, Company Application No.1S of 200S)
7	In re- [2003] 46 SCL 3S
S	[2009] 152 Camp. Cases 16 (Sam)

sufficient disclosure as required in respect of SFIO Report has been made in explanatory statement dated 19/05/2012. It has been further contended that the Objector had been 1n possession of the SFIO Report and no other equity shareholder has raised any issue with respect to the alleged non-disclosure of the matters in respect of SFIO Report.

26. In my v1ew, submissions made by the Objector cannot be accepted. It is a well settled position in law that pending investigation or pending cases cannot come in the way of the Court granting sanction to the Scheme of amalgamation filed by the Company under section 391. It is further held that even after the Scheme is sanctioned, prosecution, if any, initiated by the Central Government or any other Agency would continue against those Directors or persons responsible for committing the said illegalities and, as such, therefore, merely because Report has been tendered making allegations against the Company would not deter the Court from granting sanction on that ground alone, if it is satisfied that the provisions of section 391 have been complied with by the Company.

27. The Apex Court in Sesa Industries Limited 1 has observed in paras 28, 43, 44 of its judgment as under:-

“28. The learned counsel then contended

1	(2011) 3 sec 21s

that the fact of huge siphoning off the funds from the transferor company (SIL) to the transferee company (SGL) being within the knowledge of the Company court, it should not have sanctioned the scheme, as the distinction between the wrongdoer and the beneficiary gets effaced due to sanctions of law. The learned counsel also argued that under the attending circumstances the swap ratio of 1 share of the transferee company for 5 shares of the transferor company was also unfair, especially when the valuers did not have an opportunity to examine the inspection reports under Section 209-A of the Act.”

“43. Having held that the Official Liquidator had failed to discharge the duty cast on him in terms of the second proviso to Section 394(1) of the Act, the next issue that requires consideration is: whether sanction of a scheme of amalgamation can be held up merely because the conduct of an Official Liquidator is found to be blameworthy? We are of the view that it will neither be proper nor feasible to lay down absolute parameters in this behalf. The effect of misdemeanour on the part of the Official Liquidator on the scheme as such would depend on the facts obtaining in each case and ordinarily the Company Judge should be the final arbiter on that issue. In the instant case, indubitably, the findings in the report under Section 209-A of the Act were placed before the Company Judge, and he had considered the same while sanctioning the scheme of amalgamation. Therefore, in the facts and circumstances of the present case, the Company Judge had, before him, all material facts which had a direct bearing on the sanction of the amalgamation scheme, despite the aforesaid lapse on the part of the Official Liquidator. In this view of the matter, we are of the considered opinion that the Company Judge, having examined all material facts, was justified in sanctioning the scheme of amalgamation, particularly when the current investigation under Section 235 of the Act was initiated pursuant to a complaint filed by Respondent 1 subsequent to the order of the Company Judge sanctioning the scheme.”

“44. For the foregoing reasons, the appeals are allowed, and the impugned judgment is set aside. Consequently, the order passed by the Company Judge sanctioning the scheme of amalgamation is restored. However, it is made clear that the scheme of amalgamation will not come in the way of any civil or criminal proceedings which may anse pursuant to the action initiated under Sections 209-A or 235 of the Act, or any criminal proceedings filed by Respondent 1.”

The Apex Court in Hindustan Lever Employees Union vs. Hindustan Leven Ltd and Others1 has observed in paras 71 and 77 of its judgment as under:-

“71. As a result of the amalgamation, it is found that the working of the Company is being conducted in a way which brings it within the mischief of the MRTP Act, it would be open to the authority under the MRTP Act

1	(1995) Supp. 1 sec 499

to go into it and decide the controversy as it thinks fit.”

“77. Nor do we think that “public interest” which is to be taken into account as an element against approval of amalgamation would include a mere future possibility of merger resulting in a situation where the interests of the consumer might be adversely affected. If, however, in future the working of the Company turns out to be against the interest of the consumer or the employees, suitable corrective steps may be taken by appropriate authorities in accordance with law. As has been said in the case of Fertilizer Corpn. Kamgar Union v. Union of India: (SCR p.77 : SCC pp. 588-89, para 47)

“...it is not a part of the judicial process to examine entrepreneurial activities to ferret out flaws. The Court is least equipped for such oversights. Nor, indeed, it is the function of the judges in our constitutional scheme.”

The Apex court in Reliance Petroleum Limited1 in para 31 of its judgment has observed as under:-

“31. In view of what is stated hereinbefore the Scheme of Amalgamation as proposed by the petitioner-company at Annexure E to the petition is hereby sanctioned subject to the clarification that this sanction shall not affect any proceedings that may be pending or that may be commenced against the

1	In re- [2003] 46 SCL 38

petitioner-company in relation to any of its liabilities arising from past activities.”

28. The submission of the Objector that this Report has been suppressed firstly from the Valuers and secondly from the equity shareholders is also devoid of any substance. In the explanatory statement, reference has been made about pending investigation. In the explanatory statement it is also clearly stated that if any voter wanted to take inspection of the document referred to in explanatory statement, he could do so by visiting Company’s Office. Much emphasis was laid by the Objector on the word “pending” which has been used in the explanatory statement. It has been submitted that SFIO had submitted its Report and investigation was not pending and, therefore, there was suppression of material facts and an attempt was made to mislead the equity shareholders. This submission is also without any substance. It is quite well settled that even if the Report is filed and if any action has to be taken, further investigations have to be done for the purpose of taking recourse to criminal proceedings and report has to be filed in the Court and, as such, it cannot be said that by using the word “pending” 1n the said explanatory statement, there has been a suppression of material fact by the Petitioner-Company.

29. The next objection is regarding voting which has taken

place at the court convened meeting of the equity shareholders on 19/06/2012. It has been contended that ateleast one of the votes of Bimal S. Gandhi has been shown to be cast in favour of the Scheme is an illegal vote since the said Bimal S. Gandhi expired almost a decayed ago and could not have cast his vote in the said meeting and, as such, he contended that counting of such vote is in violation of provisions of section 391(2) of the Act. It has been then contended that there was no true and correct representation of the shareholders of the Petitioner-Company in the court convened meeting since votes of deceased persons had been counted in the process of arriving at the result of the court convened meeting. Reliance has been placed on the judgment in T. Mathew vs. Smt. Saroj G. Poddar 1. It has been then submitted that majority votes of the promoters of the Petitioner-Company comprises of 55.13% and if the said votes are excluded from the counting of the votes of persons who had allegedly voted in favour of the Scheme then both the Schemes had miserably failed to garner support of the minority shareholders of the Petitioner-Company. Reliance has been placed on the judgment in Hellenic and General Trust Ltd.2 which has been followed by the Apex Court in Miheer H. Mafat/a/ (supra) and this Court in Bedrock (supra). It has been submitted that separate meetings for promoters and minority shareholders ought to have been held in the

1	(1996) 22 CLA 200 (Bam)
2	(1975) 3 ALLER 382

facts of the present proceedings since the terms offered to both the set of shareholders were the same. It has been contended that the terms offered to the minority shareholders and the promoters of Vedanta group were not the same. It has been submitted that the majority shareholders in the Petitioner-Company who had voted were subsidiaries of ultimate parent company itself. It has been then contended that most FilS had voted against the scheme of merger. It has been contended that since most of the FilS had overwhelmingly voted against the scheme that itself is a ground for not granting sanction to the scheme. During the course of arguments the Objector contended that the Chairperson of the court convened meeting and the scrutinizers who had scrutinized valid and invalid votes had committed grave irregularity in not doing their duty as required under the law. The Objector has taken me through various charts which showed who has voted in favour of the scheme and who has voted against. It has been contended that it is inconceivable that Fils who had voted by proxy could not have given two different votes; one in favour and the one against.. It has been contended that this also showed that there was material irregularity in respect of valid and invalid votes. It has been contended that scrutinizers had erred in discarding number of votes as invalid votes. It has been contended that even if these votes had been treated as valid votes, the Scheme could not have been sanctioned by 3/41h majority. It has been contended that the fact that the Scheme was approved by a very slender margin itself indicated that this was a fit case where direction should be given by this Court to convene a meeting again and order re-voting. Again, reliance has been placed on number of judgments which have been referred to in the written submissions.

30. It has been contended by Mr. Chagla, the learned Senior Counsel appeanng on behalf of the Petitioner that Chairperson (Justice Gurudas D. Kamat (Retired)) in the court convened meeting of the equity shareholders appointed scrutinizers to scrutinize the ballot papers and the persons so appointed were acceptable to all the shareholders including the Objector and it has been submitted that report of the meetings has been filed by the Chairperson before this Court. It has been contended that under the law and under the Act equity shareholder is entitled to vote on a poll differently on a resolution with respect to the said shareholder’s holding in a company. It has been submitted that this exercise of discretion by a shareholder could not be objected to or questioned by the Objector in view of provisions of Section 183 of the Act. It has been submitted that the Objector could not be permitted in the present proceedings to go behind the Chairperson’s report and embark on fishing and roving inquiry with the exercise of discretion of the equity shareholder. It has been then submitted that invalid votes are not considered for the purpose of counting and determining the majority by which a resolution is passed. It has been submitted that result of the meetings was duly reported to the Bombay Stock Exchange Limited and the National Stock Exchange of India Limited and also had been posted on the website of the Petitioner. However, no shareholder or Fll had, pursuant to the declaration of results, objected to the voting on the concurrent Scheme and the Composite Scheme or to the Reports. So far as the case of Bimal S. Gandhi is concerned, it has been submitted that the shares held by the said individual were under transmission pursuasnt to the request made by Ms. Ramila Gandhi who had sought issuance of duplicate certificates and Ms. Ramila Gandhi executed a proxy to vote at the court convened meeting and the shares of Bimal S. Gandhi have been thereafter transmitted in favour of Ms. Ramila Gandhi. So far as the submission of the Objector that the minority shareholders constituted a separate class is concerned, it has been submitted that since the same compromise or arrangement was applicable to all its equity shareholders, one last meeting of equity shareholders was convened. It has been submitted that only when a separate or different scheme is offered to a sub-class of shareholders, a separate meeting could be called within the same class.

31. In my v1ew, the submissions made by the Objector regarding irregularity in voting are required to be stated to be rejected. It has to be remembered that meeting was convened by the Chairperson who was a retired judge of this Court and who retired as a Chief Justice of Gujarat High court. He had appointed scrutinizers who scrutinized the said votes. No objection was raised regarding appointment of the said scrutinizers either by the Objector or any other equity shareholders. None of the Fils had raised any objection regarding voting after the results were declared and made available to the shareholders by publishing it on the website of the Petitioner-Company and before Bombay Stock Exchange and National Stock Exchange. Section 183 of the Act provides for right of a member to use votes differently which reads as under:-

“Right of member to use his votes differently. On a poll taken at a meeting of a company, a member entitled to more than one vote, or his proxy, or other person entitled to vote for him as the case may be, need not, if he votes, use all his votes or cast in the same way all the votes he uses.”

Merely because different votes have been given by some Fils, no objection can be raised on that ground since it is legally permissible. Even if the said vote of Bimal S. Gandhi is not taken into consideration even then the said Scheme had been sanctioned by 3/41h majority of the shareholders.

32. The next objection taken by the Objector is that the Scheme proposed by the Petitioner-Company has been modified before seeking approval from the shareholders of the Petitioner-Company and also after seeking approval from the shareholders in the said meeting. Firstly, it is contended that the Valuers have also considered the valuation in terms of transfer of 38.8% stake in the Company known as Cairn India Ltd. (CIL) into one of the 100% subsidiaries of Petitioner-Company alongwith associated debt of $ 5924 million into the same from one of the subsidiaries of Vedanta Resources Pic. viz. Twin Star Energy Holdings Ltd. (“THEL”). He invited my attention to paragraphs on pages 44, 46 and 47 and also the Fairness Opinion Report of Citibank at pages 41 and 42 of the reply filed by the Petitioner-Company in Company Application No. 4 of 2013. He has also submitted that even if the statement made by ultimate promoter company of the Vedanta group viz Vedanta Resources Pic to the London Exchange shows the inclusion of Cairn India Ltd and its associateddebt in valuations arrived at by the Valuers. Reliance has been placed on the extract of the statement at page 927 of the Company Petition No. 11 of 2012. It has been submitted that the Scheme as presented before the shareholders and as filed before this Court do not refer to transfer of the stake in Cairn India Ltd and the resultant debt associated with. Secondly, it is submitted that so far as Petition No. 12 of 2012 is concerned, as per clause 3.3 of Chapter 6 of the said scheme ‘Residual VAL’ was supposed to take care of its own liabilities and the Petitioner- Company was not required to honor any liabilities of Residual VAL. It has been submitted that despite the said submission made in clause 3.3, in the affidavit dated 2/10/2012 filed by the Petitioner-Company in the Madras High Court, in para 3 it has been stated that all contractual/legal remedies including appellate remedies by Residual VAL shall be discharged by the amalgamated Company to the extent that Residual VAL is unable to discharge the same. With reference to both these instances, it has been submitted that the Petitioner-Company has modified terms of the Scheme of amalgamation after having sought the approval from the shareholders of the Petitioner-Company. Reliance has been placed on two judgments; one in Megha/ Homes Pvt. Ltd. Vs. Shree Niwas Girni K.K. Samiti 1 and the other in Bengal Bank Ltd. Vs. Suresh Chakravartty2

33. On the other hand, Mr. Chagla, the learned Senior Counsel appearing on behalf of the Petitioner-Company has submitted that transfer of shareholding of 38.8% of Vedanta Resources Pic in Cairn India Limited was not being implemented as a part of either the Concurrent Scheme or

1	AIR 2007 SC 3079
2	AIR (39) 1952 Calcutta 133.

the Composite Scheme. It has been contended that the same was a part of the larger transaction and combination which was clear from the communication of the Competition Commission of India. My attention was invited to pages 576 to 581 of Company Petition No.IIof 2012 and pages 1402 to 1407 of Company Petition No.12 of 2012. It has been then submitted that value of the shareholding of Vedanta Resources Pic in Cairn Inida Limited is not the subject matter of the Valuation Report as prepared by Valuers and this has been mentioned in the Valuation Report. Secondly, it has been contended that transfer of VAL’s shares from the Twinstar Holdings Limited (wholly owned subsidiary of Vendanta Resources Pic) and Welter Trading Limited (wholly owned subsidiary of Vedanta Resources Pic) to Ekaterina (wholly owned subsidiary of Vedanta Resources Pic) being a transfer among the holding company and subsidiary company is not required to be at fair values. Whereas the fair value of VAL’s shares was rightly considered by the Valuers for determining the share exchange ratio which was based on factors as stated in the Valuation Report. So far as the liabilities of Residual VAL is concerned, it has been submitted that in terms of the Composite Scheme, it was proposed that Aluminium Business Undertaking of VAL would be demerged and transferred into the Petitioner and Residual VAL would operate the Power Business Undertaking and on the effectiveness of the Concurrent Scheme and the merger of the SilL into the Petitioner becoming effective, VAL would become a wholly owned subsidiary of the Petitioner. So far as the transfer of debt of Residual VAL is concerned, it has been submitted that this submission was made in the affidavit dated 2/10/2012 in the proceedings pending before the Madras High Court and this was merely an undertaking given to the Madras High Court in the form of a comfort for the benefit of the Unsecured Creditors of Residual Val and would become effective only upon effectiveness of the Composite Scheme. It has been submitted that therefore this is independent of and not a part of the Scheme and the said affidavit is not an amendment of or modification to the Composite Scheme.

34. The submission made by the Objector is without any substance. Perusal of the Valuation Reports clearly discloses that the Valuers had clearly stated that they had carried out relative valuation of the equity shares of SGL, SilL, MALCO and Ekaterina Ltd with a view to arrive at fair share exchange ratio of equity shares of SilL, MALCO and Ekaterina Ltd and for equity shares of SGL and, therefore, in my view, shareholding of Vedanta Resources Pic in Cairn India Ltd is not the subject matter of Valuation Report. Similarly, the objection which has been taken regarding affidavit filed before the Madras High Court also has to be taken into consideration in the context and circumstances under which the said affidavit has been filed. Perusal of the affidavit discloses that in order to give comfort to the Residual VAL which would become subsidiary of the amalgamated Company, it was stated that after the Scheme was sanctioned if the Residual VAL was not in a position to repay the debts of its creditors, in that event the said debts would be paid by the amalgamated Company. It is obvious that the said affidavit has been filed in order to give assurance to the creditors of Residual VAL that they would be taken care of and it cannot be said that it amounts to modification of the Scheme. In my view, judgment of the Apex Court in Megha/ Homes Private Limited (supra) was in the context of the Scheme which proposed revival of the Company and the Apex Court was concerned with the fact as to whether the Scheme was a genuine attempt to revive the Company and not a mere ruse to dispose of the assets of the Company. These facts are distinguishable from the present case which, in fact, proposes consolidation of business interest of the Vedanta Group Companies in one entity i.e. the Petitioner. In Megha/ Home Private Limited (supra), a clear modification of the Scheme was sought to be made and, therefore, the Supreme Court held that the approval of the shareholders was required to the modification. The ratio of the judgment in Megha/ Homes Private Limited (supra) is not applicable to the facts of the present case nor is the ratio of the judgment of the Calcutta High Court in Bengal Bank Ltd (supra).

35. It has been then submitted that the Objector was shocked to discover on the perusal of contents of the Valuation Report and Fairness Opinion Reports when they were produced in Court that a draft Scheme of amalgamation between the transferor companies herein along with Cairn India Ltd and the Petitioner/transferee Company was already prepared and was ready on 22/02/2012 i.e. even before the swap/exchange ratio arrived at by the Valuers was known to anybody. It has been contended that the Valuers in the present Scheme had in fact filed their Valuation Report on 24/02/2012. It has been contended that both, DSP Merrill Lynch and Citibank in their Fairness Opinion Reports have stated that the final terms of the scheme of merger ought not to materially vary from those set forth in the draft or else the opinion report given by them would not stand good. It has been contended that the Petitioner-Company and the transferor companies knew about swap/exchange ratios that would be arrived at by the Valuers in the present Scheme atleast two days in advance. It has been submitted that ultimate promoters of the Petitioner-Company also knew the swap/exchange ratio atleast a day in advance i.e. on 23/02/2012 since while making the representation at London Stock Exchange, the ultimate promoting company of the group viz Vedanta Resources Pic happened to provide the swap/exchange ratios to the London Stock Exchange whilst categorically stating that the information contained in the said representation was as on 23/02/2012. It has been submitted that this fact indicated that the said ratios were pre-decided/pre-determined and the valuations were sought to be done in a manner so that the pre-determined results would be ultimately arrived at by the said Valuers.

36. Mr. Chagla, the learned Senior Counsel appeanng on behalf of the Petitioner-Company has submitted that the Schemes including share exchange ratio recommended by the Valuers were approved by the Board of Directors of the Petitioner on 25/02/2012. The presentation to the outside world and business community was submitted to RIS for release to the London Stock Exchange on 25/02/2012, after the Board approval was given. It has been submitted that the announcement was also made available on the website of the respective companies being parties to the Composite Scheme from 25/02/2012 and on the London Stock Exchange website from 27/02/2012 and not on 23/02/2012 as contended by the Objector.

In my view, the explanation given by the learned Senior Counsel appearing on behalf of the Petitioner is plausible. Firstly, this objection has been taken by the Objector during the course of his submissions. The said objection has not been taken in his reply and on that ground alone the said objection really needs to be rejected. It is necessary to keep in mind that the Scheme and the share exchange ratio recommended by the Valuers were approved by the Board of Directors on 25/02/2012. The information was released to the outside world and submitted to the London Stock Exchange on 25/02/2012 after the Board’s approval was given. The information was made available on the Website of the respective companies from 25/02/2012 and on the London Stock exchange on 27/02/2012. In my view, merely because the date “23/02/2012” has appeared in one of the documents, on the basis of that date it is not possible to arrive at the conclusion that prior to the approval given by the Board of Directors, swap ratio was already known on 23/02/2012.

37. The next objection to the Scheme is that it is against the public policy and against the public interest. It has been submitted by the Objector that the Report issued by the SFIO clearly indicates that the Petitioner-Company having siphoned away atleast Rs 1002 crores as and by way of under invoicing of iron ore exports which is not only against the principles of public policy but also causing great harm to the interests of general public of our country. Secondly, it has been contended that both Vedanta Aluminium Ltd and Sterlite Energy Ltd are making huge losses in their respective operations over the last few years. It has been contended that different appointed dates have been given for each of the amalgamated companies and this was for the purpose of avoiding income-tax. It has been contended that such a Scheme was nothing else but colourable device by virtue of which refunds of tax amounts were being indirectly claimed by the amalgamating companies. Reliance has been placed on the Judgment of the Apex Court in Mcdowell & Company Ltd vs. Commercial Tax Officer1 which approves the judgment of Gujarat High Court in Wood Polymers Ltd2. Reliance has been placed on paras 17, 45 and 46 of the said judgment. It has been contended that this judgment was approved by the Apex Court in Vodafone International Holding BV Vs. Union of India & Anr.3 Reliance has also been placed on paras 68, 69 and 70 of the said judgment. Reliance has also been placed on the judgment in Wood Polymers Ltd. (supra). The Objector, therefore, contended that the Scheme deserves to be dismissed on the said aspect of violation of principles of public policy.

38. Mr. Chagla, the learned Senior Counsel appeanng on behalf of the Petitioner-Company, on the other hand, submitted that the Composite Scheme complies with the requirements of the provisions of the Income Tax Act, 1961 including Sections 2(1B), 2(19AA) and 72A. It has been submitted that Section 72A expressly permits/provides for

1	(1985) 3 sec 230
2	1977 (47) Company Cases 597
3	(2012) 6 sec 613.

carry forward of unutilised business losses of the transferor company to the transferee company m case of merger/demerger. It has been submitted that this is the policy of law and there can be nothing objectionable to the sanctioning of the Scheme, if the law itself permits these consequences. It has been submitted that implementation of the Scheme would be the subject matter of the scrutiny of the Income Tax authorities and it shall not defeat the right of the Income Tax authorities to scrutinize returns to be filed by the Petitioner. Reliance has been placed on the judgments in AVM Capital Services Private Limited\ Union of India and Another vs. Azadi Bachao Andolan and Another 2 and Vodafone International Holdings BV vs. Union of India3 (paras 68, 69 and 70).

39. It is surpnsmg that the Objector, who has admittedly purchased the shares of Petitioner-Company after the Scheme of amalgamation was announced, now seeks to challenge the Scheme of amalgamation on the ground that it is against the public policy and only for avoidance of income-tax. Be that as it may. Without going into the reason as to why the Objector purchased the shares after the Scheme was announced, the legal position is quite clear. The provisions of the Income Tax Act contemplates a situation whereby section 72A provides for carry forward of unutilised business

1	(2012) 115 SCL 81
2	(2004) 10 sec 1
3	(2012) 6 sec 613

losses of the transferor company to the transferee company in case of merger/demerger. Even after the Scheme is sanctioned, it is always open for the Income Tax authorities to scrutinize the returns and issue notices.

40. Apart from that in Azadi Bachao Ando/an (supra), the Supreme Court has explained the scheme in McDowell & Co. Ltd.’s case (supra) Paragraphs 147 to 149 are relevant and are are reproduced hereunder:-

“147. We may in this connection usefully refer to the judgment of the Madras High Court in M.V. Vallippan v. ITO which has rightly concluded that the decision in McDowell cannot be read as laying down that every attempt at tax planning is illegitimate and must be ignored, or that every transaction or arrangement which is perfectly permissible under law, which has the effect of reducing the tax burden of the assessee, must be looked upon with disfavour. Though, the Madras High Court had occasion to refer to the judgment of the Privy Council in IRC v. Challenge Corpn. Ltd and did not have the benefit of the House of Lord’s pronouncement in Craven the view taken by the Madras High Court appears to be correct and we are inclined to agree with it.

148. WE may also refer to the judgment of the Gujarat High Court in Banyan and Berry v. CIT where referring to McDowell, the Court observed : (ITR p.850 E-H).

“The Court nowhere said that every action or inaction on the part of the taxpayer which results in reduction of tax liability to which he may be subjected in future, is to be viewed with suspicion and be treated as a device for avoidance of tax irrespective of legitimacy or genuineness of the Act; an inference which unfortunately, in our opinion, the Tribunal apparently appears to have drawn from the enunciation made in McDowell case. The ratio of any decision has to be understood in the context it has been made. The facts and circumstances which lead to McDowell decision leave us in no doubt that the principle enunciated in the above case has not affected the freedom of the citizen to act in a manner according to his requirements, his wishes in the manner of doing any trade, activity or planning his affairs with circumspection, within the framework of law, unless the same fall in the category of colourable device which may properly be called a device or a dubious method or a subterfuge clothed with apparent dignity.

149. This accords with our own view of the matter.”

41. From the aforesaid paragraphs it can be clearly seen that, according to the Apex Court, decision in Mcdowell & Co. Ltd.’s case (supra) cannot be said to lay down that every attempt at tax planning is illegitimate or that every transaction which is otherwise permissible under law but has the effect of reducing tax burden of the assessee must be looked upon with disfavor. The Apex Court, therefore, in para 166 of its judgment in Azadi Bachao Andho/an (supra) has held as under:-

“166. We are unable to agree with the submission that an act which is otherwise valid in law can be treated as non est merely on the basis of some underlying motive supposedly resulting in some economic detriment or prejudice to the national interests, as perceived by the respondents”.

42. In Vodafone International Holdings BV (supra), it was contended on behalf of the revenue that decision in Azadi Bachao Andolan (supra) has to be overruled since it departs from decision of McDowell & Co Ltd (supra).

43. The Apex Court in para 64 of its judgment in Vodafone International Holdings BV (supra) observed that there was no conflict between its judgments in McDowell & Co. Ltd (supra and Azadi Bahao Andolan (supra). Para 64 of the said judgment reads as under:-

“64. The majority judgment in McDowell & Co. Ltd (supra) held that “tax planning may be legitimate provided it is within the framework of law” (para 45). In the latter part of para 45, it held that “colourable device cannot be a part of tax planning and it is wrong to encourage the belief that it is honourable to avoid payment of tax by resorting to dubious methods”. It is the obligation of every citizen to pay the taxes without resorting to subterfuges. The above observations should be read with para 46 where the majority holds “on this aspect one of us, Chinnappa Reddy, J. has proposed a separate opinion with which we agree”. The words “this aspect” express the majority’s agreement with the judgment of Reddy, J. only in relation to tax evasion through the use of colourable devices and by resorting to dubious methods and subterfuges. Thus, it cannot be said that all tax planning is illega1/illegitimate/impermissible. Moreover, Reddy, J. himself says that he agrees with the majority. In the judgment of Reddy J. there are repeated references to schemes and devices in contradistinction to “legitimate avoidance of tax liability” (paras 7-10, 17 and 18). In our view, although Chinnappa Reddy, J. makes a number of observations regarding the need to depart from the “Westminster” and tax avoidance - these are clearly only in the context of artificial colourable devices. Reading McDowell, in the manner indicated hereinabove, in cases of treaty shopping and/or tax avoidance, there is no conflict between McDowell and Azadi Bachao or between McDowell and Mathuram Agrawal”.

44. In my view, therefore, judgment of Gujarat High Court in Wood Polymers Ltd1 and and that of the Calcutta High Court in Bengal Bank Ltd. Vs. Suresh Chakravartty2 is no longer good law.

45. The Apex Court in Vodafone International Holdings BV (supra) in paras 68, 69 and 70 has, in terms, approved the

1	1977 (47) Company Cases 597
2	AIR (39) 1952 Calcutta 133.

judgment of the Apex Court in Union of India and Another vs. Azadi Bachao Ando/an and Another 1 and, as such, the said issue is no longer res integra. It cannot be said, therefore, that the said Scheme is against the public policy.

46. It has been then contended that the present Scheme of amalgamation is unconscionable in nature as the interest of minority shareholders has been completely overlooked. It has been contended that balance sheets of Ekaterina Ltd., Vedanta Aluminium Ltd and Sterlite Energy Ltd do not exhibit any sort of a confidence that can be reposed in their financial status. It has been contended that if the Scheme is sanctioned then the Petitioner-Company would be saddled with enormous amount of debts concerning the transferor companies that would need to be serviced and which in turn would convert the Petitioner-Company into loss making concern and thus the interest of shareholders would be affected. It has been submitted that interest of the promoters was to somehow load the Petitioner-Company with the liabilities of the transferor companies such as Vedanta Aluminium Ltd and Sterlite Energy Ltd. It has been contended that there was no rationale at all behind proposing the present Scheme of amalgamation by the Petitioner-Company.

47. On the other hand, Mr. Chagla, the learned Senior

1	(2004) 10 sec 1

Counsel appeanng on behalf of the Petitioner-Company submitted that there was no provision in the said Act which prevented amalgamation of profit making Company and loss making Company. It is open for majority shareholders to take a decision and the commercial wisdom of such decision is not open for scrutiny by the Court.

48. The Objector has invited my attention to the losses which are incurred by Vedanta Aluminium Ltd. It has also been urged that the position of Vedanta Aluminium Ltd. over a period of one year has deteriorated further and liabilities have been increased. It has also been contended that position of Sesa Goa Ltd has deteriorated in the last one year since mining operations have been stopped in view of the orders passed by the Apex Court and since May 2012 mining operations have been stopped completely. In this context, financial position of all the Companies as per their audited accounts as of September, 2012 needs to be taken into consideration. It is submitted that from the said figures, it can be seen that, after amalgamation, position of the Petitioner-Company would dramatically increase even after absorbing the so-called loss making companies. It has to be remembered that when entrepreneurs take commercial decisions, it is not open for the Court to judge their commercial wisdom. Whenever entrepreneurs take a commercial decision, there is always an element of risk involved and businessmen take such calculated risk after taking into consideration various facts and circumstances and pros and cons of all situations. It has been consistently held that the Court is not expected to dissect and conduct a postmortem of such decisions which are based on business experience and commercial wisdom. The Court has to examine the Scheme on well settled parameters. The Court is expected to be an impartial umpire and is not expected to enter the arena and examine the Scheme under a microscope. Whenever decisions are taken there is bound to be some kind of variation in the situation in respect of functioning of both companies. This should not deter the Court from granting sanction to the Scheme. It has to be remembered that after advent of globalisation, it has become necessary for all companies all over the world to find out ways and means to survive in the market. The initial impact of globalisation was that large number of Indian Companies became bankrupt and had to be closed down. This was initially restricted to small-scale industries. However, soon, even the large companies were affected and they had to find out innovative means to survive in the global market. While taking decision, commercial wisdom of entrepreneurs on this post-globalisation scenario has also to be kept in mind and, as such, the need for amalgamation and consolidation of competingcompanies in one agglomeration sometimes becomes necessary, not for the purpose of creating monopoly but for the purpose of survival in the global market. In these circumstances, merely because one of the companies is a loss making company, that should not deter the Court from sanctioning the Scheme if the net result is going to increase the assets of the amalgamated company.

49. In my v1ew, the said objections cannot be accepted. Both these Petitions are allowed in terms of prayer clauses (a) and (b). However, Company Applications taken out therein by the Objector are dismissed.

(V.M. KANADE, J.)

IN THE HIGH COURT OF BOMBAY AT GOA

COMPANY APPEAL NO. 5 OF 2013

IN

COMPANY PETITION NO. 11 OF 2012

Shaiiesh H. Bajaj,
Major in age,
Indian National,
24/25, Bharatiya Bhavan,
7th floor, 72 Marine Drive,
	Mumbai – 400 020.	……	Appellant
(Original Objector)

V e r s u s

1.	Sesa Goa Ltd.,
Sesa Ghor, 20 EDC Complex,
Patto, Panjim,
	Goa – 403 001.	……	Respondent no.1.

2.	Registrar of Companies,
Goa Daman & Diu,
Panaji, Ministry of Company
Affairs, Govt. of India,
Company Law Bhavan,
Plot No. 21, EDC Complex,
	Patto, Panjim, Goa – 403 001.	…..	Respondent No.2.

WITH COMPANY APPLICATION NO. 31 OF 2013 IN COMPANY APPEAL NO. 5 OF 2013

Shailesh H. Bajaj,
Major in age,
Indian National,
24/25, Bharatiya Bhavan,
7th floor, 72 Marine Drive,
	Mumbai – 400 020.	……	Applicant
(Original Objector)

V e r s u s

1.	Sesa Goa Ltd.,
Sesa Ghor, 20 EDC Complex,
Patto, Panjim,
	Goa – 403 001.	……	Respondent no.1.

2.	Registrar of Companies,
Goa Daman & Diu,
Panaji, Ministry of Company
Affairs, Govt. of India,
Company Law Bhavan,
Plot No. 21, EDC Complex,
	Patto, Panjim, Goa – 403 001.	…..	Respondent No.2.

WITH COMPANY APPEAL NO. 6 OF 2013 IN COMPANY PETITION NO. 12 OF 2012

Shailesh H. Bajaj,
Major in age,
Indian National,
24/25, Bharatiya Bhavan,
7th floor, 72 Marine Drive,
Mumbai – 400 020.		……	Appellant
(Original Objector)

V e r s u s

1.	Sesa Goa Ltd.,
Sesa Ghor, 20 EDC Complex,
Patto, Panjim,
	Goa – 403 001.	……	Respondent no.1.

2.	Registrar of Companies,
Goa Daman & Diu,
Panaji, Ministry of Company
Affairs, Govt. of India,
Company Law Bhavan,
Plot No. 21, EDC Complex,
	Patto, Panjim, Goa – 403 001.	…..	Respondent No.2.

WITH

COMPANY APPLICATION NO. 30 OF 2013 IN COMPANY APPEAL NO. 6 OF 2013

Shailesh H. Bajaj,
Major in age,
Indian National,
24/25, Bharatiya Bhavan,
7th floor, 72 Marine Drive,
Mumbai – 400 020.		……	Applicant
(Original Objector)

V e r s u s

1.	Sesa Goa Ltd.,
Sesa Ghor, 20 EDC Complex,
Patto, Panjim,
	Goa – 403 001.	……	Respondent no.1.

2.	Registrar of Companies,
Goa Daman & Diu,
Panaji, Ministry of Company
Affairs, Govt. of India,
Company Law Bhavan,
Plot No. 21, EDC Complex,
	Patto, Panjim, Goa – 403 001.	…..	Respondent No.2.

Appellant in person.

Mr. Iqbal M. Chagla, Senior Advocate and Mr. A. N. S. Nadkarni, Senior Advocate with Mr. Riyaz Chagla, Mr. D. Lawande and Mr. Kaif Noorani , Advocates for respondent no.1.

Mr. C. A. Ferreira, Advocate for respondent no. 2.

Mr. P. Sridhar, Official Liquidator.

CORAM :	A. P. LAVANDE & U. V. BAKRE, JJ.

Reserved on :	26th June,2013.

Pronounced on :	12th August,2013.

JUDGMENT : (per U. V. Bakre, J.)

Heard the appellant in person, Mr. Chagla, learned Senior Counsel for respondent no. 1 and Mr. Ferreira, learned Assistant Solicitor General for respondent no. 2. Brief written submissions have also been filed by the appellant and respondent no. 1.

2. The above appeals are directed against the common Judgment and order dated 3rd April, 2013 whereby the learned Company Judge has sanctioned the scheme of amalgamation (concurrent scheme) of Ekaterina Limited (Transferor Company or Ekaterina) with Sesa Goa Ltd. (Transferee Company or SGL) sought in Company Petition no. 11 of 2012 and the scheme of amalgamation and arrangement (composite scheme) amongst Sterlite Industries (India) Limited (amalgamating Company 1 or SIIL), The Madras Aluminium Company Limited (amalgamating company 2 or MALCO); Sterlite Energy Limited (amalgamating company 3 or SEL); Vedanta Aluminium Limited (amalgamating company 4 or VAL) and SGL and rejected the objections filed by the appellant to the above schemes.

3. Brief facts leading to the filing of these appeals are as under :

The Board of Directors of SGL and of Ekaterina (a company based in Mauritius), in their respective meetings held on 25/02/2012 approved the concurrent scheme including the share exchange ratio. On the same date the Board of Directors of SGL and of SIIL, MALCO, SEL and VAL, in their respective meetings approved the composite scheme and the share exchange ratio. The approval of both the schemes was after considering the joint valuation report of M/s. Grant Thornton India, LLP and KPMG India Private Limited, independent valuers and the Fairness Opinion Report of Citigroup Global Markets India Private Limited (given to the Board of Directors of SGL) and DSP Merrill Lynch Private Limited (given to the Board of Directors of SIIL) on 02/04/2012 and 12/04/2012, respectively. The National Stock Exchange India Limited and the Bombay Stock Exchange Limited, respectively granted their no objection to the said concurrent and composite scheme. On 23/04/2012, the Competition Commission of India approved the proposed combination including the transaction as provided for in the concurrent scheme and the composite scheme. On 26/04/2012 the High Court of Judicature at Madras dispensed with the convening of the meeting of the Equity Share Holders of SEL in view of the consent affidavit given by all Equity Share Holders to the composite scheme. On 26/04/2012, the Madras High Court dispensed with the convening of the meeting of Equity Share Holders of VAL in view of the consent affidavit given by all Equity Share Holders and Preference Share Holders to the composite Scheme. On 19/06/2012, the Equity Share Holders of SGL approved the composite scheme at the Court convened meeting with the requisite majority as prescribed under Section 391(2) of the Companies Act, 1956 (the Act, for short). On 19/06/2012 itself, the equity shareholders of SGL approved the concurrent scheme at the Court convened meeting with the requisite majority as prescribed under Section 391(2) of the Act. On 21/06/2012, the equity share holders of SIIL approved the composite scheme at Court convened meeting. On 23/06/2012, the equity shareholders of MALCO approved the composite scheme at the Court convened meeting. Mr. G. D. Kamat, the learned retired Chief Justice of Gujarat High Court acted as the Chairman of the said meeting dated 19/06/2012 and reported the result of the equity shareholders of SGL of the said meetings by his report dated 04/07/2012 along with his affidavit in support thereof. On 29/06/2012 the Foreign Investment Promotion Board of India approved the transaction as proposed in the concurrent scheme. On 02/08/2012, the advertisement of petitions in accordance with rule 80 of the Companies (Court) Rules 1959 with respect to both the company Petitions were published in the local newspapers namely Navhind Times and Sunaprant. On 24/08/2012, the Supreme Court of Mauritius approved the concurrent Scheme. The company petitions filed by SIIL, MALCO, SEL and VAL, for sanction of composite scheme, have reportedly been heard by Madras High Court and the judgments have been reserved.

4. SGL had filed the company petition no. 11/2012 seeking sanction of the company Court to the concurrent scheme and company petition no. 12/2012 thereby seeking sanction of the Company Court to the composite scheme. The appellant filed his objections to the said schemes on various grounds. The company petitions and objections raised by the appellant were extensively heard by the learned Company Judge and upon appraisal of the entire material on record, the learned Judge allowed the company petitions and rejected the objections of the appellant. The said common judgment and order dated 3/4/2013 is impugned in the present appeals.

5. Section 391 of the Act provides as under:-

391. Power to compromise or make arrangements with creditors and members.-

(1)	where a compromise or arrangement is proposed-

(a)	between a company and its creditors or any class of them; or

(b)	between a company and its members or any class of them;

the court may, on the application of the company or of any creditor or member of the company, or, in the case of a company which is being wound up, of the liquidator, order a meeting of the creditors or class of creditors, or of the members or class of members, as the case may be, to be called, held and conducted in such manner as the court directs.

(2)	If a majority in number representing three-fourths in value of the creditors, or class of creditors, or members,or class of members, as the case may be present and voting either in person or, where proxies are allowed under the rules made under section 643, by proxy, at the meeting, agree to any compromise or arrangement, the compromise or arrangement shall, if sanctioned by the court, be binding on all the creditors, all the creditors of the class, all the members, or all the members of the class, as the case may be, and also on the company, or, in the case of a company which is being wound up, on the liquidator and contributories of the company :

Provided that no order sanctioning any compromise or arrangement shall be made by the court unless the court is satisfied that the company or any other person by whom an application has been made under sub-section (1) has disclosed to the court, by affidavit or otherwise, all material facts relating to the company, such as the latest financial position of the company, the latest auditor’s report on the accounts of the company, the pendency of any investigation proceedings in relation to the company under section 235 to 351, and the like.

(3)	An order made by the court under sub-section (2) shall have no effect until a certified copy of the order has been filed with the Registrar.

(4)	A copy of every such order shall be annexed to every copy of the memorandum of the company issued after the certified copy of the order has been filed as aforesaid, or in the case of a company not having a memorandum, to every copy so issued of the instrument constituting or defining the constitution of the company.

(5)	If default is made in complying with sub-section (4), the company, and every officer of the company who is in default, shall be punishable with fine which may extend to one hundred rupees for each copy in respect of which default is made.

(6)	The Tribunal may, at any time after an application has been made to it under this section, stay the commencement or continuation of any suit or proceeding against the company on such terms as the court thinks fit, until the application is finally disposed of.”

6. Section 392 of the Act provides as under:

“392. Power of Tribunal to enforce compromise and arrangement.

(1)	Where a Tribunal makes an order under section 391 sanctioning a compromise or an arrangement in respect of a company, it—

(a)	shall have power to supervise the carrying out of the compromise or an arrangement; and

(b)	may, at the time of making such order or at any time thereafter, give such directions in regard to any matter or make such modifications in the compromise or arrangement as it may consider necessary for the proper working of the compromise or arrangement.

(2)

If the Tribunal aforesaid is satisfied that a compromise or an arrangement sanctioned under section 391 cannot be worked satisfactorily with or without modifications, it may, either on its own motion or on the application of any person interested in the affairs of the company, make an order winding up the company, and such an order shall be deemed to be an order made under section 433 of this Act.

(3)	The provisions of this section shall, so far as may be, also apply to a company in respect of which an order has been made before the commencement of the Companies (Amendment) Act, 2001 sanctioning a compromise or an arrangement.”

7. Section 393 of the Act, inter alia, provides as under:-

“393. Information as to compromise or arrangements with creditors and members.-

(1)	Where a meeting of creditors or any class of creditors or of members or any class of members, is called under section 391,-

(a)	with every notice calling the meeting which is sent to a creditor or member, there shall be sent also a statement setting forth the terms of the compromise or arrangement and explaining its effect; and in particular, stating any material interests of the directors, managing director managing agent, secretaries and treasurers or manager of the company, whether in their capacity as such or as members or creditors of the company or otherwise, and the effect on those interests, of the compromise or arrangement, if, and in so far as, it is different from the effect on the like interests of other persons; and

(b)	in every notice calling the meeting which is given

by advertisement there shall be included either such a statement as aforesaid or a notification of the place at which and the manner in which creditors or members entitled to attend the meeting may obtain copies of such a statement as aforesaid.

………………………………………………..”

8. The appellant as well as the SGL, amongst others, have relied upon the following cases in which the principles laid down, are as under:-

(a) In the case of “Miheer H. Mafatlal Vs. Mafatlal Industries Ltd.” reported in [1996 (Vol. 87) Comp. Cases, 792], in the matter of sanctioning the scheme of amalgamation, the Apex Court has held that the compromise or arrangement between the company and the creditors and members is the commercial wisdom of the parties to the scheme who have taken an informed decision about the usefulness and propriety of the scheme by supporting it by requisite majority vote that has to be kept in view by the Court. The Court certainly would not act as a court of appeal and sit in judgment over the informed view of the parties concerned to the compromise as the same would be in the realm of corporate and commercial wisdom of the parties concerned. The Court has neither the expertise nor the jurisdiction to delve deep into the commercial wisdom exercised by the creditors and members of the company who have ratified the scheme by the requisite majority. Consequently the Company Court’s jurisdiction to that extent is peripheral and supervisory and not appellate. The Court acts like an umpire in a game of cricket who has to see that both the teams play their game according to the rules and do not overstep the limits. But subject to that how best the game is to be played is left to the players and not to the umpire. The supervisory jurisdiction of the Company Court can also be culled out from the provisions of Section 392 of the Act. Of course this section deals with post-sanction supervision. But the said provision itself clearly earmarks the field in which the sanction of the Court operates. It is obvious that the supervisor cannot ever be treated as the author or a policy-maker. Consequently the propriety and the merits of the compromise or arrangement have to be judged by the parties who as sui Juris with their open eyes and fully informed about the pros and cons of the scheme arrive at their own reasoned judgment and agree to be bound by such compromise or arrangement. The following are the broad contours of the scope and ambit of the jurisdiction of the Company Court enumerated by the Apex Court in the case of “Miheer Mafatlal”,(supra) which are stated to be illustrative and not exhaustive:-

1. The sanctioning court has to see to it that all the requisite statutory procedure for supporting such a scheme has been complied with and that the requisite meetings as contemplated by Section 391(1) (a) have been held.

2. That the scheme put up for sanction of the Court is backed up by the requisite majority vote as required by Section 391 sub-section (2).

3. That the meetings concerned of he creditors or members or any class of them had the relevant material to enable the voters to arrive at an informed decision for approving the scheme in question. That the majority decision of the concerned class of voters is just and fair to the class as a whole so as to legitimately bind even the dissenting members of that class.

4. That all the necessary material indicated by Section 393(1)(a) is placed before the voters at the concerned meetings as contemplated by Section 391(1).

5. That all the requisite material contemplated by the proviso to sub-Section (2) of Section 391 of the Act is placed before the Court by the concerned applicant seeking sanction for such a scheme and the court gets satisfied about the same.

6. That the proposed scheme of compromise and arrangement is not found to be violative of any provision of law and is not unconscionable, nor contrary to public policy. For ascertaining the real purpose underlying the

Scheme with a view to be satisfied on this aspect, the court, if necessary, can pierce the veil of apparent corporate purpose underlying the scheme and can judiciously x-ray the same.

7. That the Company Court has also to satisfy itself that members or class of members or creditors or class of creditors, as the case may be, were acting bona fide and in good faith and were not coercing the minority in order to promote any interest adverse to that of the latter comprising of the same class whom they purported to represent.

8. That the scheme as a whole is also found to be just, fair and reasonable from the point of view of prudent men of business taking a commercial decision beneficial to the class represented by them for whom the scheme is meant.

9. Once the aforesaid broad parameters about the requirements of a scheme for getting sanction of the Court are found to have been met, the Court will have no further jurisdiction to sit in appeal over the commercial wisdom of the majority of the class of persons who with their open eyes have given their approval to the scheme even if in the view of the Court there could be a better scheme for the company and its members or creditors for whom the scheme is framed. The Court cannot refuse to sanction such a scheme on that ground as it would otherwise amount to the Court exercising appellate jurisdiction over the scheme rather than its supervisory jurisdiction.”

(b) In the case of “Hindustan Lever and another Vs. State of Maharashtra and another” reported in [(2004) 9 SCC 438], the Apex Court reiterated the said contours and further observed as under:-

12. Two broad principles under lying a scheme of amalgamation which have been brought out in this judgment are:

1. that the order passed by the court amalgamating the company is based on a compromise or arrangement arrived at between the parties; and

2. that the jurisdiction of the Company Court while sanctioning the scheme is supervisory only i.e. to observe that the procedure set out in the Act is met and complied with and that the proposed scheme of compromise or arrangement is not violative of any provision of law, unconscionable or contrary to public policy. The Court is not to exercise the appellate jurisdiction and examine the commercial wisdom of compromise or arrangement arrived at between the parties. The role of the court is that of an umpire in a game, to see that the teams play their role as per rules and do not overstep the limits. Subject to that how best the game is to be played is left to the players and not to the umpire.

Both these principles indicate that there is no adjudication by the court on the merits as such.

(c) In the case of “Bedrock Ltd.” reported in [1998 (4) Bom. C.R. 710], it has been held that a party seeking discretionary relief from the Court must come with clean hands; must not suppress any relevant fact from the Court; must refrain from making misleading statements and from giving incorrect information to the Court and that such conduct of the party is sufficient to entail an outright dismissal of the petition without going into the merits.

(d) In the case of “T. Mathew Vs. Smt. Saroj G. Poddar” reported in [(1996) 22 CLA Section II, 200], it has been held that one who comes to the Court must come with clean hands and that this position is well settled in “S. P. Chengalavarya Naidu V/s. Jagannath” [AIR 1994 SC 853] wherein, inter alia, it is observed that the courts of law are meant for imparting justice between the parties; that one who comes to the court must come with clean hands and that it can be said without hesitation that a person whose case is based on falsehood has no right to approach the court and he can be summarily thrown out at any stage of the litigation.

9. Mr. Chagla, learned Senior Counsel appearing on behalf of the respondent no.1 submitted that before proceeding to deal with the objections raised by the appellant, it would be advisable to look into his conduct and bona fides. He vehemently urged that the present appeals require something more than dismissal as there is lack of bona fides; suppression of material facts and an attempt to mislead the Court, which ought not to be encouraged. He submitted that the appellant has not approached with clean hands. The learned Counsel pointed out that the appellant has filed Writ Petition No. 840/2012 before the High Court of Judicature at Bombay for enforcement of Serious Frauds Investigation Office (SFIO) report and for other reliefs, which is still pending. He further submitted that the appellant has filed Civil Suit no. 69 of 2012 before the District Court, at Panaji-Goa, based on the SFIO report, for a direction to the Registrar of Companies, Goa to delete the name of SGL from the register maintained by his office, for recovery of money and other reliefs, in which even interim relief for stay of amalgamation proceedings was asked for. He pointed out that in the Company Petitions, the judgment was reserved on 08/02/2013 but the said suit no. 60 of 2012 was filed before the District Judge on 07/12/2012 which shows that there is suppression of material facts. He submitted that the above facts have been suppressed from this Court and also they were suppressed from the

Company Court. According to SGL, the material fact of filing of the said Writ Petition and Civil Suit has been suppressed with ulterior motive and malafide intention and with an attempt to procure orders from this Court. Learned Counsel pointed out that the appellant and his family members have increased their equity shareholding in SGL by purchasing additional shares after the court convened meeting of SGL and still the appellant says that the scheme is bad and detrimental to him and others. He submitted that the present appeals are filed with ulterior motive and that there is no ground for challenge of the impugned judgment and order. Learned Senior Counsel submitted that it is well settled that when a person comes with unclean hands, he is not entitled to any relief. In this regard, he relied upon “Bedrock Ltd.” and “Smt. Saroj G. Poddar” (supra). The appellant, in answer, submitted that the said Writ Petition and the Suit have no co-relation with the issues raised in the present proceedings. According to him, by the Writ Petition, he is trying to enforce the recommendations in terms of filing prosecutions under Indian Penal Code against delinquent officers of SGL and the Suit pertains to a contract that had been entered into by SGL in terms of buying shares of its erstwhile subsidiary viz Sesa Industries Ltd. and both do not come in the way of amalgamation proceedings. The Writ Petition No. 840/2012 was filed in or around April 2012 by the minority shareholders of SGL, including the appellant praying therein inter alia for a direction to the respondents therein to file proceedings under relevant provisions of Indian Penal Code and the Companies Act, on the basis of SFIO reports dated 29/4/2011, against the persons named therein and to reimburse the funds siphoned away from the Company (a mention of which is made in the reports dated 29/4/2012 of SFIO), back into its books. In Suit No. 69/2012, filed in December 2012, the appellant and his family members have, inter alia, prayed for direction to the Registrar Of Companies to take action against SGL under the relevant provisions of the Companies Act and to delete the name of SGL from the register and to restrain SGL from amalgamating or merging itself with any other company or voluntarily winding up itself, pending the hearing and final disposal of the suit. The learned Company Judge had reserved the Judgment in Company Petitions on 8/2/2013 and had sanctioned the schemes of amalgamation by order dated 3/4/2013. One of the objections taken by the appellant is that SFIO report, wherein siphoning of more than 1,000 crores has been discovered, was not considered by valuers. In our considered opinion, there is no merit in the submission canvassed by the appellant that the said Writ Petition and the Suit have no co-relation with the issues raised in the present proceedings.

10. The learned Senior Counsel appearing on behalf of SGL further submitted that the appellant and his family members who had opposed the sanctioning of the concurrent scheme, represented only 0.17% in number and 0.01% in value of the Equity shareholders present and voting at the Court convened meetings held on 19/6/2012 and insofar as composite scheme is concerned, they represented only 0.43% in number and 0.01% of the value of the Equity Shareholders present and voting at the court convened meeting held on 19/6/2012. Learned Senior Counsel then pointed out that the appellant and his family members have now purchased approximately 10,000 shares of SGL and have thus increased their equity shareholding in SGL after the Court convened meetings of SGL. Relying upon “Hindalco Industries Limited, In re” reported in [(2009) 151 Comp. Cases 446 (Bom)], learned Counsel, submitted that the appellant lacks bonafides. The appellant, on the other hand, submitted that he and his family members had sold more than 50,000 shares of SGL before the announcement of amalgamation and that they deal in stocks and shares on a regular basis and since the value of the shares of SGL plummeted post announcement of amalgamation and further once the appellant on reading the Explanatory Statement and on ascertaining the other facts of the case was convinced that the present amalgamations could never pass the test of law, they re-purchased approximately 10,000 shares of SGL, which were available at discount rate of 60/- per share. According to the appellant, frivolous arguments have been advanced by SGL only to prejudice this Court. Nobody trades into the shares knowing that they would ultimately go into loss. When it is the case of appellant that the schemes of amalgamation are detrimental to the minority shareholders and only the promoters and majority shareholders would stand to gain and when he wants that the schemes should not be sanctioned, purchasing of shares of

SGL after amalgamation is contrary to the above case and prayer. In case of the appellant and his family members who claim to be dealing in stocks and shares, who sold more than 50,000 shares prior to the announcement of amalgamation, again purchasing 10,000 shares of the same company after amalgamation is all the more conspicuous and this certainly reveals lack of bona fides. In the case of “Hindalco Industries Ltd.”(supra), the second objector had only one share of the petitioner-company. He participated in the meeting and registered his objection. But the resolution was passed with overwhelming majority. On the one hand, he objected to the proposed scheme and on the other hand, after the meeting of the Equity Shareholders, he purchased additional 50 Equity Shares of the petitioner-company and that reflected his bona fides. Learned Company Judge held that no prudent person who had opposed the proposed scheme would think of acquiring additional shares of the same company. No doubt, It was observed that the fact that the objector possessed only one share on the relevant date does not mean that he is denuded of his right of raising objection. However still, substance was found in the stand taken by the petitioner-company that the complaint filed by this objector was not bona fide. It has been held that the person who has not approached with clean hands and have traded in the shares of the target company, cannot be heard to make grievance about the scheme. Therefore, we have no hesitation to hold that there is a serious doubt about the bona fides of the appellant in challenging the Scheme.

11. We now proceed to deal with the objections raised by the appellant, on merits.

12. The appellant’s first objection is that there is violation of the provisions of Section 391 of the Act, on account of following:- (a) the schemes have been modified twice: firstly after the valuation was done and placed before the shareholders for approval and secondly after the filing of the Company Petitions in the Court; (b) the report of SFIO was not placed before the Company Court and hence there was violation of the proviso to Section 391(2) of the Act; (c) since one of the members who had allegedly cast a vote in favour of the scheme had died long back, there was misrepresentation of the shareholders of SGL; (d) the majority of the minority shareholders who were present and who had voted in the Court convened meetings had opposed the schemes; and (e) the majority of the Foreign Institutional Investors (FII) who held shares in SGL had voted against the scheme. His second objection is that the valuations are skewed and pre-determined. In this regard, he has contended as follows:- (a) SFIO report has discovered siphoning of more than 1,000/- crores but the same has not been considered by the valuers; (b) the valuers had considered the valuation of Cairns India Ltd.(CIL) and its associated debt but CIL is not part of merger which shows that there is modification; (c) Scheme that had been approved by the shareholders have been modified inasmuch as SGL has undertaken to take over Residual VAL’s liabilities; (d) the principles of the methodologies applied by the valuers whilst valuing the schemes and more specifically the “Price of Recent Investment”(PRI) methodology insofar as the valuation of VAL is concerned, has been most incorrectly applied by the valuers; (e) the subsequent developments in terms of the complete stoppage of operations at VAL post December, 2012 i.e during the course of the hearing of the present Petitions by this Court have completely rendered the valuations arrived at by the valuers as otiose; (f) the non-disclosure of many of the contingent liabilities of the transferor companies in their balance sheets have also rendered the valuations arrived at by the valuers as meaningless; (g) the valuations arrived at by the valuers only benefit the promoters of SGL at the cost of its minority shareholders; (h) the valuations arrived at by the valuers are arithmetically incorrect inasmuch as the shares of SIL have been valued differentially while valuing the said Company and whilst valuing the same as an investment made by another transferor company viz, MALCO; and (i) the valuations arrived at by the valuers were pre-determined inasmuch as the merchant bankers were already having draft reports of the schemes which were prepared at least two days prior to the issuance of the valuation report. Even the report submitted by the parent company of SGL to the London Stock Exchange was based on information that was gathered by it one day prior to the valuation report.

13. The next objection is that there is violation of the provisions of

Section 393 of the Act inasmuch as:- (a) SFIO report was not shown to the shareholders despite being available with SGL; (b) the fairness opinion reports were not disclosed in the Explanatory Statement despite an undertaking given by SGL to the National Stock Exchange(NSE); and (c) Misleading statement made by SGL in the Explanatory Statement to the effect that the financial position of SGL would not be adversely affected if Ekaterina was merged into it. The fourth objection is that there is violation of Public Policy and Public Interest because of following:- (a) SFIO report exhibits the fact that the affairs of SGL have been managed by its management in a manner contrary to public policy and public interest;(b) the schemes mooted by SGL are a colourable device inasmuch as by the said schemes SGL and SIL are trying to claim refund of the taxes paid by them for yester years owing to the accumulation of the losses accrued in the other transferor companies which would then be transferred into the books of SGL and claiming of tax refunds otherwise is impermissible in law; (c) there is no element of public interest in the schemes mooted by SGL inasmuch as by the said schemes the interests of the minority shareholders of SGL would be severely affected. The fifth objection is that the schemes mooted by SGL are completely unconscionable in nature inasmuch as on the sanction of the same, SGL would be reduced to a debt laden status having no means to cater to the said debt and would thus be in no capacity to churn out any profits for distribution amongst its minority shareholders but the promoters of SGL would be relieved of the said debt and the responsibility to service the same. Sixth and the last objection of the appellant is that the schemes of arrangement have been proposed by SGL so as to somehow circumvent the action that is required to be taken by the Ministry of Corporate Affairs on the recommendations made by SFIO in its report since once a sanction is accorded by a Court to a scheme, it is presumed that the companies amalgamating were managing their affairs in a manner not prejudicial to their respective shareholders.

14. The appellant has relied upon the following judgments:-

(a)	Vodafone International Holdings BV Vs Union of India and another. [(2012) 6 SCC 613]

(b)	J. S. Davar and another Vs. Shankar Vishnu Marathe and others. (AIR 1967 Bom.456)

(c)	Satyesh James Parasad and others Vs. Indian Petrochemicals Corporation Ltd. [(2008) 85 CLA 175 (Guj.)]

(d)	M/s Meghal Homes Pvt. Ltd. Vs Shree Niwas Girni K. K. Samity, (AIR 2007 SC 3079)

(e)	Bengal Bank Ltd. Vs. Suresh Chakravartty and others, [AIR (39) 1952 Calcutta 133]

(f)	Modus Analysis and Information P. Ltd. and others, In re, [(2008)142 Comp Cas 410 (Cal)]

(g)	Re Hellenic & General Trust Ltd. [(1975) 3 All ER 382]

(h)	Wood Polymer Ltd. In re. And Bengal Hotels Pvt. Ltd., In re. [(1977) 47 Com. Cas. 597]

(i)	M/s McDowell and Co. Ltd. Vs Commercial Tax Officer, [(1985) 3 SCC 230]

(j)	Union of India and another Vs. Azadi Bachao Andolan and another, [(2004) 10 SCC 1]

(k)	Larsen and Toubro Limited, In re(Bom) [(2004) 121 Com. Cas. 523]

15. Per contra, it is the contention of learned Senior Counsel appearing on behalf of SGL that it is well settled that a Company Court is not expected to sit in appeal over the commercial wisdom of the majority shareholders of the company who have given their seal of approval to the schemes of amalgamation. The court is expected to act as an umpire and dispassionately consider whether the procedure which is laid down under the section has been followed meticulously, fairly and impartially and proper opportunity is given to all shareholders and the creditors of the company to ensure that sanction and approval is not obtained by suppression of material facts or that a decision is contrary to the interest of minority shareholders or creditors. It is submitted that the contours of the jurisdiction of the Company Court whilst sanctioning the scheme of amalgamation have been laid down by the Apex Court. Learned Counsel invited our attention to paragraphs 27, 28 and 29 of the judgment in the case of “Miheer Mafatlal”; paragraphs 3, 4 and 6 of the judgment in the case of “Hindustan Lever Employees’ Union Vs. Hindustan Lever Ltd. and others” (AIR 1995 SC 470) and paragraphs 11, 12, 13, 18 and 32 of the judgment in the case of “Hindustan lever and another”(supra). It is submitted that in the present case, the concurrent and composite schemes have been approved by the equity shareholders of SGL in accordance with the mandate of Section 391(2) of the Act and in accordance with the well settled position of law. According to the learned Counsel for SGL, there is no impediment to the sanction of the schemes in view of the following facts:-

(a)	SGL has complied with the statutory procedures under the Act and the Rules and the requisite meetings as directed by the Court have been convened;

(b)	The scheme has been approved by majority of the equity shareholders in terms of Section 391(2) of the Act;

(c)	All relevant material as stipulated by Section 391 of the Act was provided to the equity shareholders and/or made available for inspection as as to enable the equity shareholders to arrive at an informed decision on the scheme;

(d)	The scheme is not violative of any provisions of law and is not contrary to public policy;

(e)	The scheme is just, fair and advances the interest of SGL and their shareholders and stakeholders.

16. Mr. Chagla, learned Senior Counsel appearing on behalf of the respondent no.1, further submitted that the petitioner has argued all the objections before this Appellate Court as if these are original Petitions. He pointed out that almost all the objections which are now taken by the appellant before this Court were taken before the Company Court and have been dealt with by the said Court. He submitted that the judgment in the case of “Miheer Mafatlal” (supra) and “Hindustan Lever” (supra) were cited before the learned Company Court and have been duly considered by it. It was therefore submitted that no interference is called for.

17. Mr. Ferreira, the learned Assistant Solicitor General, appearing on behalf of the respondent no. 2, submitted that the respondent no. 2 has no role to play in these proceedings.

18. According to the appellant, the valuers who have arrived at swap/exchange ratio and the merchant bankers who have ascertained the fairness of the said valuation, have considered the valuation in terms of transfer of 38.8% stake in Cairn India Ltd.(CIL) from one of the subsidiaries of Vedanta Resources Plc. viz Twin Star Energy Holdings Ltd.(THEL) into one of the 100% subsidiaries of SGL along with the associated debt of $ 5,924 million. It is the contention of the appellant that this fact has been acknowledged by SGL in paragraph 25 of the Sur-Sur-Rejoinder, filed by it on 6/10/2012 read with a chart which is a part of Exhibit J-colly to the affidavit in rejoinder of SGA dated 13/9/2012. It is contended that the figures of SGL in respect of revenue, EBITDA and cash and current investment post the merger as mentioned therein correspond axiomatically with the figures stated in the said chart annexed to the rejoinder dated 13/9/2012, which aptly demonstrate the inclusion of financials related to CIL whilst arriving at the said figures of revenue, EBIDTA and cash and current investments of SGL, post merger. It is further submitted that the above fact is clear from the valuation report dated 24/2/2012 of Grant Thornton and KPMG India Pvt. Ltd., wherein according to the appellant, at page 1, the valuation of Twinstar Holding Ltd., which is not a part of the amalgamating companies has been considered. It was pointed out that at page 7, the valuers have used the word ‘transaction’ whilst qualifying that they have not, by the said valuation, addressed the relative merits of the said amalgamation and that the word ‘transaction’ as defined in the Fairness Opinion Reports include the valuation of CIL. The appellant further submitted that in the valuation report dated 24/2/2012, at page 8, the words “proposed restructuring”, which include the proposed schemes of amalgamation as also the inclusion of CIL and its associated debt, have been used whilst qualifying the report. It is further submitted that the merchant bankers (DSP Merrill Lynch and Citygroup), in their Fairness Opinion Reports, have mentioned that CIL and “Cairns Forecasts” have been considered by them whilst appreciating the valuation report dated 24/2/2012. The appellant canvassed that in the statutory report filed by Vedanta Resources Plc with London Stock Exchange, the entire scheme of amalgamation and the valuations conducted by SGL in respect thereto have been laid out in detail and CIL being part of the said valuations has been expressly stated in the said report. The appellant submitted that SGL whilst seeking approval of the proposed schemes from its shareholders as also from the Company Court varied the terms of the said schemes inasmuch as the original valuations arrived at by the joint valuers in respect of the companies forming part of the said schemes included the valuation of 38.8% stake in CIL and its associated debt whereas CIL was ultimately excluded from the gamut of companies forming a part of the proposed amalgamation and hence the swap/exchange ratio arrived at by the joint valuers was rendered meaningless in terms of the said modification rendered to the proposed schemes that were placed for approval before the shareholders of SGL and also before the Company Court.

19. Learned Senior Counsel appearing on behalf of SGL, during the course of arguments, made it clear that the Fairness Opinion dated 25/2/2012 of Citigroup Global Markets India Limited, which is at page no.

163A/Set IV has been inadvertently filed before the Court. He submitted that the opinion dated 25/02/2012 given by Citigroup Global Markets India Private Limited relied upon by the appellant is not for merger but for purchase of CIL. As pointed out by him, the said opinion finally says that based upon and subject to the foregoing, the experience of the Citigroup Global Markets India Private Limited, as Investment Bankers, their work as described above and other factors deemed relevant by them, they are of the opinion that as on the date mentioned in the report, the consideration is fair, from financial point of view to the SGL. Learned Senior Counsel submitted that the said 38.8% stake of cairn was to be purchased and that was a totally independent transaction. He further submitted that 20.1% of CIL was taken as investment in valuation. He submitted that said transfer of Vendanta’s direct holding of 38.8% in CIL to Sesa Goa was not a condition to the merger. According to him, the statement in the Affidavit in Sur Sur Rejoinder dated 6/10/2012, filed by SGL, with regard to CIL is read out of context. A perusal of the said opinion of Global Markets India Pvt. Ltd., pointed out by the appellant, reveals that it is in respect of the acquisition of the shares of CIL and has nothing to do either with the concurrent scheme or the composite scheme. With regard to the acquisition of CIL, it is seen that in the press release note issued by SGL on 25/2/2012, on ‘All-share Merger of Sesa Goa and Sterlite Industries, and Vedanta Group Consolidation”, on of the transaction highlights is mentioned as transfer of Vedanta’s direct holding of 38.8% in CIL to SGL, together with the associated debt of $5.9 billion, at cost and that post the transfer, Sesa Sterlite will have a 58.9% shareholding in Cairn India. Further, one of the proposed transaction steps has been stated as follows:-

“ Vedanta will transfer its 38.8% direct shareholding in Cairn India to a wholly-owned subsidiary of Sesa Goa at a nominal consideration of $1, together with the associated acquisition debt of $ 5.9 bn (through the transfer of companies in which such debt and shareholdings are held). The debt will continue to be guaranteed by Vedanta. This transfer is not inter-conditional on the merger of Sesa, Sterlite, MALCO and VAL.”

Thus, it can be said that transfer of Vedanta’s direct holding of 38.8% in CIL to Sesa Goa, is an independent transaction. At page no. 3 of the joint valuation report dated 24/2/2012 of Grant Thornton and KPGD India Pvt. Ltd., with regard to proposed restructuring, it is specifically mentioned that the relative valuation of the equity shares of SGL, SIIL, MALCO and Ekaterina has been carried out with a view to arriving at a fair share exchange ratio of the equity shares of SIIL, MALCO and Ekaterina for the equity shares of SGL. At page no. 6 of the said report, it is mentioned that the Price of Recent Investment (PRI) approach has been considered in cases where an investment/transaction has taken place recently or the company has been acquired recently. It is stated that in such case the cost of such investment/acquisition has been considered as the fair market value and that PRI has been used to derive value of SGL’s investments in CIL. In view of the above, there is force in the submission of Mr. Chagla, learned Senior Counsel, appearing on behalf of SGL that the 38.8% stake of CIL is not the subject matter of the valuation report dated 24/2/2012 prepared by joint valuers and that what has been considered is only the investment in CIL.

20. The appellant further submitted that as per clause 3.3 of Chapter III of the Scheme in Company petition No. 12 of 2012, “Residual VAL” was supposed to take care of his own liabilities and the petitioner-Company was not required to own any liabilities of Residual VAL. The appellant submitted that in spite of above, in paragraph 3 of the affidavit dated 02/10/2012 filed by the petitioner-Company in Madras High Court it has been stated that all contractual/legal remedies including appellate remedies by Residual VAL shall be discharged by the amalgamating company to the extent that the Residual VAL is entitled to discharge the same. As provided in the composite scheme, the aluminium business of VAL will be demerged and transferred into SGL whereas Residual VAL will operate the power undertaking. In terms of Clause 3.3 of Chapter 6 of the Composite Scheme, in Company Petition No. 12/2012, Residual VAL which concerns the power business of VAL and MALCO (post merger), was supposed to take care of its own liabilities and SGL would in no circumstances be required to honour any liabilities of Residual VAL towards its secured/unsecured creditors. However, in an affidavit filed by SGL before the Madras High Court in Company Petition No. 167/2012, filed by VAL, SGL has undertaken to discharge the liabilities of Residual VAL to the extent Residual VAL was unable to discharge the same. On account of the above, it is the contention of the appellant that SGL has expressly modified the terms of the schemes of amalgamation, after having sought the approval from its shareholders. We find that there is absolutely no substance in the above objection of the appellant on alleged modification of the schemes. Insofar as, the affidavit filed before the Madras High Court, is concerned, the learned Counsel on behalf of SGL, submitted that the said undertaking given to the Court cannot be held as modification of the scheme. We agree with the learned Counsel, because, admittedly, there is no amendment moved to the Court for modification of the scheme. What is stated in the affidavit is post-merger and about taking over all liabilities post amalgamation. This point has been elaborately considered by the learned Company Judge. The learned Judge has observed that a perusal of the affidavit discloses that in order to give comfort to the Residual VAL which would become subsidiary of the amalgamated Company and to give assurance to its creditors that they would be taken care of, it was stated that after the scheme was sanctioned if the Residual VAL was not in a position to repay the debts of its creditors, in that event the said debts would be paid by the amalgamating company. Even otherwise, as pointed out by the learned Senior Counsel, as per the clause 3.3.1 of the scheme of Residual VAL, all the assets, liabilities and obligations pertaining thereto shall continue to belong to and be vested in and be managed by VAL. Clause 3.3.2 (ii) mentions that if proceedings are taken up against SGL in respect of the matters referred to in sub-clause 1(i) above, it shall defend the same in accordance with the advice of VAL and at the cost of VAL, and the latter shall reimburse and indemnify SGL against all liabilities and obligations incurred by SGL in respect thereof.

21. There can be no dispute that the procedural requirements of Section 391 of the Act must be satisfied before the Court can consider the acceptability of a scheme. Section 392 of the Act only gives power to the Court to make such modifications in the compromise or arrangement as it may consider necessary for the proper working of the compromise or arrangement and this cannot be understood as a power to make substantial modifications in the scheme approved by the members in a meeting called in terms of Section 391 of the Act. In the present case there is no violation of the provisions of Section 391 of the Act, as there is no modification of the schemes as alleged by the appellant. Reliance placed by the appellant in the cases of “M/s. Meghal Homes Pvt. Ltd.”; and “Bengal Bank Ltd.”(supra) is misplaced. As pointed out by Mr Chagla, the learned Senior Counsel, in paragraph 11 of the judgment in the case of “M/s. Meghal Homes Pvt. Ltd.”(supra), the Apex Court has observed that the Division Bench had allowed the appeals, set aside the judgment of the Company Court and sanctioned the scheme as modified and as further modified during the course of hearing before the Division Bench, by way of two affidavits filed by the Director of Lodha Builders Pvt. Ltd. and therefore the said scheme with modification had to go back to the General Meeting of the members, called in accordance with Section 391 of the Act and for obtaining requisite majority. Therefore, the judgment of the Apex Court in the case supra is clearly distinguishable. The learned Company Court, in paragraph 34 of the impugned judgment, has distinguished the facts of the present cases with those in “Meghal Homes Pvt. Ltd.”(supra). There is no modification of the schemes in the present cases. The ratio of the judgment in case supra is not applicable to the facts of the present cases. In the case of “Bengal Bank Ltd.”, a scheme was sanctioned by the majority under Section 153(2) of the Companies Act, 1913. But that scheme was modified by the Reserve Bank. The changes were substantial and not just nominal. It was held by the Calcutta High Court that if a scheme has been sanctioned under Section 153(2) of the Companies Act and that scheme has not been certified as it is, but has been modified by the Reserve Bank and that modified scheme is presented to the Court for confirmation, without being sanctioned as required under Section 153(2), the Court has no jurisdiction to grant sanction to such a scheme. No such thing has happened in cases before us. Hence, the case of “Bengal Bank Ltd.”(supra) is also not applicable.

22. In view of the discussion supra, the contention of the appellant that there is violation of the provisions of Section 391 of the Act inasmuch as SGL has modified the schemes with regard to CIL and that CIL is considered for valuation therefore there was modification to the proposed schemes before seeking approval of the shareholders of SGL as also before the Company Court and further that the schemes have been modified after filing the petitions before the Company Court in view of affidavit filed in Madras High Court, is without legal sanctity, and liable to be rejected.

23. Further, for the same reasons as above, the contention of the appellant that since the scheme had been valued by considering the valuation of CIL and its associated debt though CIL is not part of merger, due to which the scheme is modified and therefore the joint valuation is skewed and predetermined, has no force. Similarly, the submission that since Residual VAL’s liabilities have been undertaken by SGL, the scheme stands modified and hence the joint valuation is skewed and predetermined, has also no merit.

24. The appellant submits that there is violation of the provisions of Section 391(2) of the Act inasmuch as SGL has suppressed the SFIO report which pertains to the investigation regarding SGL under Section 235 of the Act, from the Company Court as well as the shareholders. According to the appellant, SGL has misled them by making false statements in the Explanatory Statement thereby driving them to take an uninformed decision. It is contended that despite being in possession of the SFIO report, SGL failed to even refer to the same in the Explanatory Statement but on the contrary made a statement that the investigation before the SFIO was pending. Thus, the appellant submitted that there is violation of the provisions of Section 393 of the Act. It is further the contention of the appellant that SFIO report, dated 29/4/2011, wherein a siphoning of more than 1,000 crores has been discovered, has not been considered by the valuers, and therefore the valuation is skewed, predetermined, disproportionate and belies even the methodologies used by the valuers and such ratios cannot be imposed upon the minority shareholders of SGL by sanctioning the schemes. It is also a contention of the appellant that the said SFIO Report exhibits the fact that the affairs of SGL have been managed by its management in a manner contrary to public policy and public interest since the said siphoning of amount of more than 1,000 crores is in respect of iron exports of iron ore which is a national wealth.

25. As far as the SFIO report dated 29/4/2011, is concerned, the learned Senior Counsel appearing on behalf of SGL, submitted that the said report had not culminated into prosecution and had to go to the Central Government for approval. He submitted that the said report was only provisional and therefore not required to be disclosed. The learned Counsel further submitted that in spite of the same being provisional, SGL had disclosed to the National Stock Exchange that there was investigation. He submitted that it was for National Stock Exchange to raise objection, if any, about the non-disclosure of the SFIO Report. He also stated that in the Explanatory Statement as also in the Company Petition filed before the Company Court, SGL had disclosed the pendency of the proceedings, before the SFIO, under Sections 235 to 251 of the Act.

26. A perusal of the Explanatory Statement dated 19/5/2012 reveals that there is reference to the pending investigation. It is further mentioned in this Statement that any voter could take inspection of the document referred to in this Statement, by visiting Company’s office. According to the appellant there was no investigation pending since SFIO had already submitted its report dated 29/4/2012. But the said report, unless approved by the Ministry of Corporate Affairs, could not have attained finality. SGL had sent its representations against the allegations made in the said provisional report. The learned Company Judge has observed that it is quite well settled that even if the report is filed and if any action has to be taken, further investigations have to be done for the purpose of taking recourse to criminal proceedings and the report has to be filed in the Court. Therefore, merely because the word ‘pending’ has been used in the Explanatory Statement, it cannot be said that there is suppression of material fact and an attempt to mislead the equity shareholders. We do not find anything wrong in the above observations made by the Company Court. Be that as it may, the said SFIO report could not have come in the way of amalgamation, since Company remains and the erring directors, officers, etc of SGL would be subject to the consequences that would arise from that report. During the course of arguments, the appellant had fairly conceded that the SFIO report is not relevant and does not come in the way of sanction of the schemes. Hence, there cannot be any need to file the SFIO report along with the Company Petitions for sanction of Schemes. The appellant had himself filed the report along with his reply to the Petition. According to the appellant, though the SFIO report was with him, however, the same was not with any other shareholder. As has been rightly contended by the learned Senior Counsel for SGL, the other equity shareholders had not raised any objection regarding non disclosure of SFIO report.

27. The joint valuation report is dated 24/2/2012. The valuers, in the letters dated 9/1/2013 and 14/1/2013, have specifically mentioned that they had received the copy of SFIO report dated 29/4/2011 and representations made by SGL to the Secretary, Ministry of corporate Affairs in response to the SFIO report and that they have considered the information provided by SGL including the SFIO report while recommending the swap exchange ratio vide joint swap letter dated 24/2/2012 and that this should be read along with the joint swap letter dated 24/2/2012. These letters were produced by SGL before the learned Company Court. Besides the above, there are subsequent events. The SFIO has prepared another report after considering the representations and submissions sent by SGL to the Secretary, Ministry of Corporate Affairs, thereby explaining the stand of SGL on the allegations made in SFIO’s report and denying those allegations. In the fresh report, it is stated that had these representations been there prior to the preparation of the first report, then the conclusions in that report would have been different with regard to under invoicing, over invoicing and other aspects and these conclusions would have been in favour of SGL. By letter dated 10/5/2013, the Ministry of Corporate Affairs has stated that they have advised SFIO not to file prosecution against SGL, for alleged violations.

28. Therefore, there is no merit in the objection raised by the appellant, regarding the alleged suppression of the SFIO report dated 29/4/2011 from the shareholders or the Company Court or about the alleged non-consideration of the same by the joint valuers. Further, the contention of the appellant that the joint valuation is skewed since the valuers have not considered the alleged siphoning of more than 1,000/- crores disclosed in the SFIO report dated 29/4/2012, has also no merit at all. There is also no substance in the allegation that there is violation of public policy and public interest, since alleged siphoning of huge amount was in respect of national wealth i.e. iron ore.

29. Next contention of the appellant is that in the only methodology that could apply for arriving at the valuation of Ekaterina as per the valuation report submitted by the joint valuers was the PRI methodology since neither the Company Ekaterina is a listed Company nor does it have any positive net asset value and also it does not have any positive cash flow for any other methodologies, used by valuers to arrive at the valuations, to apply to Ekaterina. According to the appellant, Ekaterina had valued the shares of VAL at the rate of  16.50/- per share as on 24/2/1012 whilst issuing its own shares in exchange for the acquisition of shares of 70.50% stake in VAL from other subsidiaries of Vedanta Resources Plc. It is further stated that this was the most recent investment made by any company in the shares of VAL. It is contended that despite making a categorical statement that the cost of any such investment made by the said amalgamating companies has been considered by the valuers as fair value, however, the valuers have on the same day valued the shares of VAL at 27.60/- per share thereby completely defying the application of their methodology in terms of PRI. It is therefore contended that the entire valuation report is untrustworthy and unreliable. It has been further contended that the valuers have arithmetically arrived at some absurd valuations and swap/exchange ratios.

30. With regard to the above difference between the value of VAL shares at 16.50 per share by Ekaterina and the value of VAL at  27.60/- per share arrived at by the Joint-valuers for the amalgamation, learned Counsel appearing on behalf of SGL submitted that the comparison is wholly incorrect since the prior transfer of VAL’s share from the said subsidiaries of Vedanta Resources Plc, namely Twinstar Holdings Ltd. and Welter Trading Ltd. to Ekaterina was a transfer amongst the holding Company and wholly owned subsidiaries and no one else was concerned. It was not a market value but a notional value and therefore, not required to be at a fair value. It is contended that the joint-valuers had arrived at a valuation of VAL based on the inherent value of VAL’s shares, in determining the share exchange ratio which was based on factors stated in the joint valuation report, swap value was 27.60/- and that was relevant.

31. Learned Company Judge has observed that the above submissions of the objector (appellant) are nothing but conjectures and surmises and the own opinion of the objector in respect of the valuation and fairness report and his own analysis as to how the swap ratio which is arrived at by the valuers is incorrect. The Company Court has observed that there is no material on record to show that minority shareholders would suffer by this ratio whereas the promoters would stand to gain, since this ratio is applicable to all the equity shareholders without making any exception either in respect of promoter shareholders or any other category of equity shareholders. The valuers were not before the Company Court. There may not be any provision in the Act enabling the objector to propose an amendment to the scheme in the Court convened meeting, but he can very well produce his own valuation report prepared by some experts, for showing that the valuations considered for schemes were not correct. In the present cases in addition to Joint valuation report prepared by experts, there are fairness opinion reports prepared by by other experts stating that the share exchange ratio as arrived in the joint valuation report is fair. Therefore the appellant cannot be heard to say that the valuation is skewed since the methodology insofar as the valuation for VAL is concerned, has been incorrectly applied.

32. It is further submitted by the appellant that the balance sheets of VAL and SEL (which are the transferor companies in the present schemes of amalgamation) have not shown, either in the liability and/or the contingent liability heads, many of the claims of persons who are the creditors of the said companies (some of whom had also sought to intervene in the present proceedings). According to the appellant, the claims of such persons which amounted to more than 2,000 crores do not reflect in the financial statements of any of the aforesaid amalgamating companies. Thus, the appellant says that the valuers as also the merchant bankers who have assessed the said valuation report whilst giving their opinion have not been able to assess such hidden claims against the amalgamating companies and have therefore been misled whilst arriving at their respective valuations of either of these companies. This, according to the appellant, renders the said valuations a nullity. Learned Counsel for SGL, in answer to the above, has alleged that there has been necessary disclosure of the contingent liabilities of the transferor companies in their audited financial statements and the joint valuers have appropriately considered these contingent liabilities. We have serious doubts whether contingent liabilities need to be taken into account. Even otherwise, in this regard, a perusal of the joint valuation report dated 24/2/2012 at its page no. 6, reveals that based on the information made available to the valuers, contingent liabilities as on the date of valuation have been considered. Thus, there is no force in the contention of the appellant that the joint valuers and the merchant bankers have been misled whilst arriving at the valuation. The valuation report cannot be held to be skewed on such ground.

33. It is then contended by the appellant that the valuations arrived at by the valuers and affirmed by the merchant bankers only sub-serve the interests of the ultimate promoters of Vedanta Resources Plc. and enriches them at the cost of minority shareholders of SGL. According to the appellant, a perusal of the charts disclose that the relative holding of the minority shareholders in SGL would come down from 100% to 29.30% whereas the relative holding of the promoters of Vedanta Resources Plc. would increase from 55.1% to 58.3% and the relative holding of the minority shareholders of SGL in VAL and SEL(financially sick companies) go up from 0% to 29.30% whereas that of the promoters in VAL would come down from 87.60% to 58.30%, if the present schemes of amalgamation are sanctioned. Therefore, according to the appellant, the entire scheme is so orchestrated that the ultimate promoters of Vedanta Resources Plc. gain at the cost of the minority shareholders of SGL and the liabilities of the transferor companies(especially that of VAL, SIIL and SEL) which at present are the sole responsibilities of either of the said companies and/or the ultimate parent company viz. Vedanta Resources Plc. is shifted and transferred to SGL much to the detriment of its minority shareholders. Indisputably, the valuers namely KPMG India Pvt. Ltd. and Grant Thornton India LLP have independently worked on the analysis of the swap/exchange ratio and then have arrived at a consensus swap ratio. Thereafter the merchant bankers namely Merrill Lynch, a subsidiary of Bank of America Corporation, have assessed the joint valuation report and opined that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the Sterlite Shareholders and the merchant bankers namely Citigroup Global Markets India Pvt. Ltd. have assessed the said joint valuation report and opined that the Exchange Ratio is fair from a financial point of view to SGL. The capabilities and also bona fides of the valuers and the merchant bankers have not been challenged. As submitted by the learned Counsel for SGL, the swap/exchange ratio arrived at by the joint valuers is equally applicable to all classes of the shareholders, without making any exception either in respect of promoter shareholders or any other category of equity shareholders. The learned Company Judge has observed that there is no material on record to show that minority shareholders would suffer whereas the promoters would stand to gain by the ratio. There is no convincing reason for us to differ from the said view of the Company Court.

34. The appellant has further contended that the valuers have even arithmetically arrived at some absurd valuations and swap/exchange ratios for some transferor companies and that the said valuations even mathematically do not tally with the swap/exchange ratios arrived at by them for inter related transferor companies that contain identical nature of shares as that of companion transferor companies. The appellant, by way of an example, has taken the valuation of the shares of SIIL and MALCO. During the course of arguments, the appellant sought to explain by figures as to how the valuers have allegedly arrived at absurd valuations. According to him, there is a difference of approximately 2,619 crores in the valuation of the shares of Sterlite Industries Ltd., if the swap/exchange ratios arrived at by the valuers for the shares of SIIL and MALCO(which essentially is an investment company and holds 3.56% in the shares of Sterlite Industries Ltd.) with SGL are considered on their standalone basis. In this regard, the learned Senior Counsel appearing on behalf of SGL rightly submitted that the two values cannot be compared as the valuation of the joint valuers based on the market price as contained in balance sheet as on 31/03/2012 is not relevant to a valuation done on 24/02/2012. It is the contention of SGL that the inherent value of SIIL as on the date of valuation was considered and has been set out in the joint valuation report and not the market price as of 31/03/2012. In the case of “Hindustan Lever Employees’ Union”(supra), it has been observed that the jurisdiction of the Court in sanctioning a claim of merger is not to ascertain with mathematical accuracy if the determination satisfied the arithmetical test. It has been observed that the Company Court exercises a jurisdiction founded on fairness and is not required to interfere only because the figure arrived at by the valuer was not as better as it would have been if another method would have been adopted. What is imperative is that such determination should not have been contrary to law and that it was not unfair for the shareholders of the company which was being merged. It has been further held that the Court’s obligation is to be satisfied that valuation was in accordance with law and it was carried out by an independent body. In the present cases, it is not the case of the appellant that the valuers were not independent.

35. The appellant submitted that a bare perusal of the contents of the Fairness Opinion Reports reveals that a draft scheme of amalgamation between the transferor companies along with CIL and SGL was already prepared and was in existence as on 22/2/2012 i.e. even before the swap/exchange ratio arrived at by the valuers was known to anybody. The appellant submitted that the valuers had filed their valuation report on 24/2/2012. He pointed out that it is qualified in the Fairness Reports that the final terms of the scheme of merger ought not to materially vary from those set forth in the draft or else the opinion Report would not stand good. It is further contended by the appellant that from the records it is clear that the ultimate promoters of SGL also knew the swap/exchange ratio that was yet to be arrived at by the valuers at least a day in advance i.e. on 23/2/2012 since while making the representation at the London Stock Exchange, Vedanta Resources Plc. whilst declaring the swap/exchange ratios to London Stock Exchange categorically stated that the information contained in the said representation was as on 23/2/2012. Therefore, according to the appellant, the said ratios were pre-decided / predetermined. In this regard, Mr. Chagla, the learned Senior Counsel appearing on behalf of SGL submitted that the draft report which is mentioned in the Fairness Report of 25/2/20X2 is the draft scheme of amalgamation and arrangement and there has been no pre-determination of the valuation report as alleged. What should be understood to have been stated by the merchant bankers in this Fairness Report is that the representatives of the Vedanta Group have advised them and they have further assumed that the final terms of the scheme of arrangement will not vary materially from those set forth in the draft scheme of amalgamation. It is seen, as rightly pointed out by learned Counsel appearing on behalf of SGL, that the report which is at pages 406-407 of set II mentions the date of 24/2/20X2. This report was uploaded on 27/2/20X2 after the Board had approved the scheme on 25/2/20X2. Hence, there is nothing wrong in the observation of the learned Company Court that merely because the date

“23/02/2012” has appeared in one of the documents, on the basis of that date it is not possible to arrive at the conclusion that prior to the approval given by the Board of Directors, swap ratio was already known on 23/02/2012.

36. Relying upon the principles of valuation laid down in the cases of “Miheer Mafatlal”; “Hindustan Lever Employees’ Union”; “Smt Saroj G. Poddar”; and “Larsen and Toubro” (supra), the appellant contended that the valuations conducted and the swap ratios arrived at, apart from being unfair, unjust, predetermined and to the disadvantage of the shareholders of SGL, was a result of incorrect and suppressed financial data being supplied to the valuers thereby resulting into a fallacious exchange ratio being reached by them and further that the same included financial data of companies which do not form part of the present scheme/merger. According to the appellant in any event, the subsequent events that have transpired during the pendency of the present proceedings have made the swap/exchange ratios so arrived at by the valuers/merchant bankers meaningless and otiose.

37. What is settled in view of the above judgments is that unless material is shown and produced on record to show that the valuation, as done, was unfair or contrary to the record or material, the Court has no reason to interfere with such experienced opinion in proceedings like these.

In the present case, instead of himself producing material in the form of valuation done by some other experts in the field of accountancy, before the Company Court, for understanding as to how the report of joint valuers was unreliable, the appellant wanted the Company Court to appoint fresh valuers at his cost in the event the Court was of the opinion that it could not go into the conclusion reached by the expert valuers, we accept the submission made by Mr. Chagla, learned Senior Counsel for SGL that swap value is for the valuers to evaluate and the same is not an exercise that the Court would embark upon. Valuation cannot be the job of Counsel for the parties or even of the Court as the same requires expertise. It is a complex technical problem which should be left to the consideration of experts in the field of accountancy. It was pointed out by learned Counsel for SGL that the petitioner is not a Chartered Accountant whereas the renowned Chartered Accountants have carried out the valuation and in addition to the said valuation there are fairness reports given by internationally acclaimed groups of Chartered Accountants in accordance with the SEBI regulations. No mala fides have been attributed against these valuers. The method of valuation is not challenged. Nothing had prevented the appellant to engage any expert valuer and to show the discrepancies. Mr. Chagla, learned Counsel, pointed out that even in the present appeals the appellant has not produced any report of the expert valuer and on the contrary the appellant is asking the Court to send the matter for fresh valuation. He further submitted that the said valuers are not here for cross-examination.

Almost all the same contentions on valuation and fairness opinion reports, canvassed before this Court, were raised before the Company Court which has held that the submissions are nothing but conjectures and surmises and the own opinion of the Objector (appellant) in respect of valuation and fairness report and his own analysis as to how the swap ratio which is arrived at by the valuers, is wrong. We do not find any error in the above finding.

38. A Company Court does not exercise an appellate jurisdiction. It exercises a jurisdiction founded on fairness. It is not required to interfere only because the figures arrived at by the valuer were not as better as it would have been if another method would have been adopted. What is imperative is that such determination should not have been contrary to law and that it would not unfair for the shareholders of the company which was being merged. The Court’s obligation is to be satisfied that valuation was in accordance with law and it was carried out by an independent body. There is no dispute that the joint valuers were independent experts. Their bona fides have not been challenged. There is no merit in the submission of the appellant that the Company Court ought to have appointed a valuer from the panel of valuers to ascertain the correct valuations of the companies involved in the schemes of amalgamation. We do not see any reason to interfere with the valuation arrived at by the joint valuers.

39. According to the appellant, there was misrepresentation of the share holders of SGL inasmuch as at least one of the members namely Mr. Bimal S. Gandhi, who had allegedly cast a vote in favour of the scheme, had died a decade ago. The appellant submitted that the counting of such a vote squarely breaches the provisions of Section 391(2) of the Act. He expressed fear that many more such invalid votes might have been counted or that there may be many other discrepancies. In this regard, learned Senior Counsel for SGL submitted that the shareholding of said late Mr. Bimal was under transmission pursuant to the request of Ms. Ramila Gandhi, the mother of late Bimal, who on 9/5/2012 sought issuance of duplicate certificates. Ms. Ramila executed a proxy to vote at the Court convened meeting though that transfer had not taken effect. The shares of Bimal have thereafter been transmitted in favour of Ms. Ramila Gandhi. It was submitted that the mother of the late Bimal had wrongly voted and even if the said 12800 shares are deducted from the voting result, the Concurrent scheme stands approved by 92.31% in number and 79.07% in value present for the meeting and voting and in respect of Composite scheme stands approved by 91.70% in number and 79.12% in value present and voting. The above approval by requisite majority even after excluding invalid vote of Ms. Ramila, has not been denied. We are inclined to believe that it was by sheer inadvertent mistake that Ms. Ramila executed a proxy to vote. The fact remains that even if the said vote is not considered, the schemes stand approved by 3/4th majority of the shareholders. Fear of the appellant that there might have been many such invalid votes has no legal basis and is nothing but an imagination.

40. Another contention of the appellant is that if the majority vote of the promoters of SGL, which comprises 55.13% of the total issued and subscribed capital of SGL, is excluded from the counting of the votes of persons who have allegedly voted in favour of the scheme, then both the schemes have miserably failed to garner the support of the minority shareholders of SGL and only 18% of the shareholders present and voting had cast their votes in favour of the schemes in terms of the value of their votes and 82% of the shareholders had cast their votes against the sanctioning of the schemes. Thus, according to the appellant, majority of the minority shareholders have voted against the schemes. According to the appellant, considering the above facts, the Petitions for amalgamation ought to have been dismissed. The appellant also submitted that most of the FIIs have voted against the schemes. In the case of “Re Hellenic and General Trust Ltd.”(supra), relied upon by the appellant, it has been held that when the vendors meet to discuss and vote whether or not to accept the offer, it is incongruous that the loudest voice in theory and the most significant vote in practice should come from the wholly owned subsidiary of the purchaser. The Apex Court in “Miheer Mafatlal”(supra), with reference to the above decision of the English Court, observed that the said decision is a pointer to the fact that what was required to be considered while sanctioning the scheme was the bona fides of the majority acting as a class and not of one single person. The said decision of the English Court in the case of “Hellenic and General Trust Ltd.”(supra), has been followed in the case of “Bedrock”(supra). There can be no dispute that unless a separate and different type of scheme of compromise is offered to a subclass of a class of creditors or shareholders otherwise equally circumscribed by the class, no separate meeting of such sub-class of the main class of members or creditors is required to be convened. In the present case, as submitted by learned Senior Counsel for SGL, no separate scheme was offered to the sub-class of shareholders which would require separate meeting. Both the schemes had offered the same compromise or arrangement to all the equity shareholders and hence one class meeting of equity shareholders was convened to consider the concurrent scheme and composite scheme. There was only one class of equity shareholders, whether promoter, or public or minority which class had been treated identically by the schemes. The same share exchange ratio was applicable to all its equity shareholders and there was no benefit to the promoters of SGL, at the cost of minority shareholders. The objection of the appellant to the manner in which the FIIs voted both in favour of and against the scheme, has no merit in view of Section 183 of the Act which provides that on a poll taken at a meeting of a Company, a member entitled to more than one vote, or his proxy, or other person entitled to vote for him as the case may be, need not, if he votes, use all his votes or cast in the same way all the votes he uses. The learned Company Judge, in paragraph 31 of the impugned Judgment, has dealt with this objection. In the circumstances above, the case of “Hellenic and General trust Ltd.”(supra), is not applicable here.

41. According to the appellant, as of today all manufacturing businesses of VAL relating to alumina and aluminium have come to a halt and this eventuality has occurred in the interregnum period i.e. from the time the present schemes of amalgamations had been announced/proposed and till the time the same are being heard in the various Courts of law. The appellant submitted that such a financially disastrous development which occurred during the interregnum period ought to have been looked into by the Company Court so that the minority shareholders of SGL are not emburdened with any unnecessary hardship despite the knowledge of the Company Court of such an eventuality. Relying upon the observations of the Division Bench of Gujarat High Court in paragraph 13.3 of the judgment in the case of “Satyesh James Parasad and Others”(supra), the appellant canvassed that the Company Court could not have turned blind eye at such subsequent development. With regard to the above subsequent development as alleged, SGL has made it clear that the said stoppage of the operation of the alumina refinery of VAL in Lanjigarh is a temporary suspension due to lower availability of bauxite. It has been further stated that the operation of the aluminium smelter is going on and in January 2013 to March 2013 the production was approximately 1,33,000 MT as against corresponding quarter in the financial year 2011-2012 which was approximately 1,15,000 MT. It is further pointed out by SGL that the fourth quarter production was 16% higher than corresponding quarter in the financial year 2011-2012. In view of the above, there is no substance in the fear of the appellants that the minority shareholders of SGL would be emburdened with unnecessary hardship.

42. The appellant submitted that there is violation of the provision of Section 393 of the Act as the Fairness Opinion Reports were not disclosed in the Explanatory Statement despite an undertaking given by SGL to the National Stock Exchange. In this regard, SGL has stated that the above objection is without any merit, in terms of the NOC dated 02/4/2012 of the National Stock Exchange of India Ltd. A disclosure is found to have been made in the Explanatory Statements dated 19/5/2012 with respect to the concurrent as well as composite scheme that the share exchange ratio was approved by the Board of Directors of SGL after considering the Valuation Report and Fairness Opinion Reports. It is further found stated in the said Explanatory Statements that the Valuation Report and the Fairness Reports are available for inspection. According to SGL, the same were also been placed on the website of SGL at “Sesagoa.com”. Hence, there is no force in the contention of the appellant that the Fairness Opinion Reports were not disclosed in the Explanatory Statements.

43. The appellant submitted that there is a completely false and misleading statement made by SGL in the Explanatory Statement by saying that the financial position of SGL would not be prejudicially affected if Ekaterina was amalgamated into it. According to the appellant, the affidavit dated 6/10/2012 filed by SGL reveals that the net worth of VAL which is the only investment of Ekaterina as on 31/3/2012 was in the negative by a sum of 1938 crores and thus the financial position of SGL would admittedly deteriorate if Ekaterina(whose only asset is 70.50% stack of VAL) was amalgamated into it much to the converse of what had been stated by SGL in the Explanatory Statement issued to its shareholders. In this regard, it is specifically stated in the Fairness Opinion Report dated 25/2/2012 given by Citigroup Global Markets India Pvt. Ltd. that as more fully described in the scheme of amalgamation, Ekaterina, a company incorporated in Mauritius as an indirect 100% subsidiary of Vedanta Resources Plc and which will own 70.5% equity ownership in VAL will be merged with and into SGL and pursuant to the merger, 0.04 fully paid up equity shares, par value one per share, of SGL will be issued to the shareholders of Ekaterina for every one fully paid up equity share par value US $ 0.1 per share of Ekaterina held by the shareholders of Ekaterina. Thus net worth of Ekaterina was positive due to its 70.5% equity holding of VAL as a whole (including residual VAL). Hence, it is not correct to say that a false and misleading statement was made by SGL in the Explanatory Statement made to the shareholders. Therefore there is no violation of the provisions of Section 393 of the Act, on this ground.

44. According to the appellant, the present schemes have been mooted under the influence of the ultimate promoters of the said companies and only for two purposes. The first motive is to somehow hive away VAL from the books of Vedanta Resources Plc,. so that it is relieved from the guarantees and other undertakings given by it for the said company. The appellant submitted that the element of ‘public interest’ includes the ‘shareholders interest’. He further submitted that Vedanta Resources Plc. has given its own corporate guarantees for the loans of approximately  34,500 crores amassed by VAL which in turn has also taken loans worth  2,900 crores (which are included in the total figure of  34,000 crores), either directly and/or indirectly from Vedanta Resources Plc. It is the submission of the appellant that since the operations of VAL have come to a stand still and since VAL is now on the verge of an impending default both on its principle repayments as also on its interest payments, the present schemes have been mooted so as to hive away all the obligations that are likely to accrue owing to the default of VAL onto the shoulders of the minority shareholders of SGL thereby completely tramping upon the interests of the minority shareholders of SGL. The second motive, according to the appellant, is that the present schemes are being used as device by the amalgamating companies so that the losses accumulated in VAL and Sterlite Energy Ltd. over the last few years (not just the previous year)

could be adjusted against the profits made by SGL and SIIL and thus the taxes paid by these profit making companies with the exchequer can be reclaimed as refunds on account of offset of losses incurred by the aforesaid two companies. The appellant pointed out that the appointed dates for each of the amalgamating companies are:- 1/04/2012 for Ekaterina; 1/04/2011 for SIIL; Effective date of Sanction for MALCO; 1/01/2011 for Sterlite Energy Ltd.; and 1/04/2011 for VAL( Aluminium business). According to the appellant, as per the Income Tax Act and more particularly Section 72(A), the companies involved in an amalgamation proceedings can merge their accounts from the previous preceding year from which the amalgamation was effected i.e. the date of sanction. Reliance has been placed by the appellant on paragraphs 17, 45 and 46 of the judgment of the Apex Court in the case of “Mcdowell & company Ltd.”(supra) and paragraphs 68, 69 and 70 of the judgment of Apex Court in “Vodafone International Holding BV” (supra), for his contention that colourable devices cannot be a part of tax planning and it is wrong to encourage the belief that it is honourable to avoid payment of taxes by resorting to dubious methods. Relying upon “Wood Polymer Ltd.”(supra), the appellant contended that companies do not amalgamate for the fun of it and they must amalgamate or would like to amalgamate or may be amalgamated to achieve some purpose or object and such purpose must have some correlation to public interest. He read out relevant portions of page no. 622 of the above citation for understanding the meaning of the expression “Public Interest” , as given by the Gujarat High Court in the judgment in “Wood Polymer Ltd.”(supra).The appellant submitted that it is a settled principle of law that what cannot be done directly is not permitted to be done indirectly. Therefore, according to the appellant, the schemes are both against public policy and against public interest.

45. There is no material produced by the appellant, on record, to show that either SGL or the companies which are parties to the composite scheme have defaulted in repayment of loans or advances received from the financial institutions. The joint valuers, who are experts, cannot arrive at the share exchange ratios without considering all relevant factors including the debts and liabilities, along with the assets. It should be kept in mind that the said swap ratios have been assessed and approved by expert merchant bankers and the same have been duly approved by the majority of the equity shareholders. The allegations of the appellant appear to be based on his surmises.

46. Learned Senior Counsel appearing on behalf of SGL, on the other hand, relied upon Section 72A of the Income Tax Act, 1961 which provides for carrying forward and setting off of accumulated loss and unabsorbed depreciation allowance in amalgamation or demerger, etc.. He submitted that it is clear from paragraphs 147 to 149 of the judgment of the Apex Court in “Azadi Bachao Andolan”(supra); paragraph 45 of

“Mcdowell and company Ltd.”(supra); and paragraphs 68 to 70 of “Vodafone International Holdings BV” that it cannot be said that all tax planning is illegal/illegitimate/impermissible. Tax planning may be legitimate provided it is within the frame work of law. Every attempt at tax planning cannot be held to be illegitimate though the evasion of tax by use of colourable devices and by resorting to dubious methods and subterfuges is not permissible. The learned Company Judge has observed that even after a scheme is sanctioned, it is always open for the tax authorities to scrutinize returns and issue notices. The learned Judge, in paragraph 40 of the impugned judgment, has reproduced paragraphs 147 to 179 of the judgment of the Apex Court in “Azadi Bachao Andolan”(supra) and in paragraph 43 of the impugned judgment, paragraph 68 of the judgment in “Vodafone International Holdings BV”(supra). Learned Judge has observed that the judgment of the Gujarat High Court in the case of “Wood Polymers Ltd.”(supra) is no longer good law. The learned Company judge has held that it cannot, therefore, be said that the scheme is against the public policy. There is no ground shown to us by the appellant to differ from the findings given as above by the learned Company Judge.

47. According to the appellant, the present schemes are of unconscionable nature and the interest of the minority shareholders of SGL has been completely overlooked. He pointed out that as per Clause III(12) of the memorandum of association of SGL, it is entitled to enter into arrangement and/or amalgamation with any other person/concern so as to carry out or engage in any business which would directly/indirectly be beneficial to it. He submitted that the present schemes neither directly nor indirectly benefit the interests of SGL but on the contrary they tremendously deteriorate the financial condition of SGL and turn it into a negative figure apart from inflating its debt to unmanageable levels. The contention of the learned Counsel appearing on behalf of SGL, in this regard, is that the net worth of SGL would, in fact, increase from 12,910.8 crores to 36,923.63 crores, post merger, thereby making the minority shareholders of SGL richer by three folds(100%) and hence the schemes could never be termed as unconscionable. Learned Company Judge has observed that the financial position of all the companies as per their audited accounts as of September, 2012 needs to be taken into consideration and from these figures, it can be said that after amalgamation, position of SGL would dramatically increase even after absorbing the so-called loss making companies. The Company Judge has observed that when entrepreneurs take commercial decisions, it is not open for the Court to judge their commercial wisdom. It is observed that when entrepreneurs take a commercial decision, their is always an element of risk and businessmen take such calculated risk after taking into consideration various facts and circumstances and pros and cons of all situations. The company Judge has further observed that it has been consistently held that the court is not expected to dissect and conduct a postmortem of such decisions which are based on business experience and commercial wisdom. The Court has to examine the scheme on well settled parameters. The Court is expected to be an umpire and is not expected to enter into arena and examine the scheme under a microscope. Whenever decisions are taken there is bound to be some kind of variation in the situation in respect of the functioning of both companies. This should not deter the Court from granting sanction to the schemes. The above observations of the learned Company Judge are based on the well settled principles laid down by the Apex Court in various cases. The contention that the schemes are unconscionable has no merit.

48. The appellant lastly submitted that the proposed scheme of amalgamation is a ruse to stifle further action required to be taken by the Ministry of Corporate Affairs in terms of report dated 29/4/2011 compiled and filed by the SFIO. According to the appellant, once the present schemes are sanctioned by the Company Court, the Ministry of Corporate Affairs would refrain from initiating any action against the delinquent management of SGL as has been the case in respect of a prior amalgamation of Sesa Industries Ltd. with SGL wherein despite the damning findings against the managements of the said companies in the said SFIO report, the SFIO, in its supplementary report, had refrained from taking any action on the ground that both the said companies have been amalgamated and therefore the action that was required to be taken against the misdeeds of either of them has lost its relevance in the wake of amalgamation. Insofar as the above, contention is concerned, the said provisional SFIO report dated 29/4/2011 had not culminated into prosecution and had to go to the Central Government for approval. SGL had made representations to the Secretary, Ministry of corporate Affairs in response to the said SFIO report. The SFIO then prepared another report after considering said the representations and submissions sent by SGL to the Secretary, Ministry of Corporate Affairs, thereby explaining the stand of SGL on the allegations made in SFIO’s report and denying those allegations. In the fresh report, it is stated that had these representations been there prior to the preparation of the first report, then the conclusions in that report would have been different with regard to under invoicing, over invoicing and other aspects and these conclusions would have been in favour of SGL. By letter dated 10/5/2013, the Ministry of Corporate Affairs has stated that they have advised SFIO not to file prosecution against SGL, for alleged violations. There is therefore no force in the submission of the appellant that the schemes are a ruse to stifle the further action that was required to be taken by the Ministry of Corporate Affairs, in terms of the recommendations made in the SFIO report dated 29/4/2011.

49. We make it clear that though we have not referred to each and every judgment relied upon by the parties, however, we have considered the principles laid down in each of them.

50. Taking over all view of the matter, we are of the considered view that all the statutory requirements were complied with. The schemes do not violate any of the provisions of the Act and also do not violate any principles of natural justice and cannot be termed as against public policy and public interest. We do not find any infirmity in the impugned Judgment. The objections have been rightly rejected by the learned Company Judge and the schemes have been sanctioned by applying the settled principles laid down by the Supreme Court. Therefore, no interference is called for. The appeals deserve to be dismissed and hence are dismissed. Needless to mention that the applications for interim relief also get dismissed, accordingly. No order as to costs.

A.P. LAVANDE, J.

U.V. BAKRE,J.

MV

ITEM NO.3	COURT NO.9	SECTION IX

S U P R E M E	C O U R T O F I N D I A RECORD OF PROCEEDINGS

Petition(s) for Special Leave to Appeal (Civil) No(s).26086/2013 (From the judgment and order dated 12/08/2013 in COA No.5/2013 in COP No.11/2012 of The HIGH COURT OF BOMBAY AT PANAJI)

SHAILESH H. BAJAJ

Petitioner(s)

VERSUS

SESA GOA LTD & ANR	Respondent(s)

(With appln(s) for exemption from filing c/c of the impugned Judgment and with prayer for interim relief)

WITH

SLP(C) NO. 26715 of 2013

(With appln.(s) for exemption from filing c/c of the impugned judgment and permission to file synopsis and list of dates and with prayer for interim relief and office report)

Date: 27/08/2013 These Petitions were called on for hearing today.

CORAM :	HON’BLE MR. JUSTICE SURINDER SINGH NIJJAR HON’BLE MR. JUSTICE FAKKIR MOHAMED IBRAHIM KALIFULLA

For Petitioner(s)	Mr. Shekhar Naphade, Sr. Adv.
Ms. Meenakshi Arora, Adv.
Mr. Mohit Kumar Shah, Adv.

For Respondent(s)	Mr. Shyam Divan, Sr. Adv.
Mr. Gopal Jain, Adv.
Ms. Ranjana Roy Gawai, Adv.
Ms. Vasudha Sen, Adv.
Mr. Abhishek Rao, Adv.
Ms. Tushita Ghosh, Adv.
Ms. Divya Roy, Adv.
Ms. Ankita Amrapali, Adv.

UPON hearing counsel the Court made the following

O R D E R

Heard learned counsel for the parties at length.

The special leave petitions are dismissed.

(VINOD LAKHINA)	(INDU BALA KAPUR)
COURT MASTER	COURT MASTER

ARTICLES OF ASSOCIATION

OF

SESA STERLITE

LIMITED

TABLE ‘A’ EXCLUDED

1. No regulations contained in Table A, in the First Schedule to the Companies Act, 1956, or in the Schedule to any previous Companies Act, shall apply to this company, but the regulations for the management of the Company and for the observance of the Members thereof and their representatives shall, subject to the exercise of any statutory powers of the Company with reference to the repeal or alteration of, or addition to, its regulations by Special Resolution, as prescribed by the said Companies Act, 1956, be such as are contained in these Articles.	Table ‘A’ not to apply but Company to be governed by these Articles

2. In the interpretation of these Articles, unless repugnant to the subject or context:-	Interpretation clause

“The Company” or “this Company” means SESA STERLITE LIMITED.	“The Company” or ‘this Company”

“The Act” means “the Companies Act, 1956”, or any statutory modification or re-enactment thereof for the time being in force.	“The Act”

“Auditors” means and includes those person appointed as for the time being by the Company.	“Auditors”

“Beneficial Owner” means the beneficial owner as defined in clause (a) of Subsection I) of Section (2) of the Depositories Act, 1996 and every person holding equity shares of the Company and whose name is entered as Beneficial Owner in the records of a depository shall be deemed to be a Member of the Company.	“Beneficial Owner”

“Board” or “Board of Directors” means a meeting of the Directors duly called and constituted or, as the case may be, the Directors assembled at a Board, or the requisite number of Directors entitled to pass a resolution by circulation in accordance with the Articles, or the Directors of the Company collectively.	“Board” or “Board of Directors”

“Capital” means the share capital for the time being raised or authorised to be raised, for the purpose of the Company.	“Capital”

“Debenture” includes debenture stock.	“Debenture”

“Depository Act” means the Depository Act, 1996 and shall include any statutory modification (s) or re-enactment thereof for the time being in force.	“Depository Act”

“Depository”	“Depository” shall mean a Depository as defined under clause (e) of sub-section (I) of Section 2 of the Depositories Act, 1996.

“Directors”	“Directors” means the Directors for the time being of the Company or, as the case may be the Directors assembled at a Board.

“Dividend”	“Dividend” includes any interim dividend.

“Employees Stock Option”	“Employees stock option” means the option given to the whole-time directors, officers or employees of a Company which gives such directors, officers or employees the benefit or right to purchase or subscribe at a future date, the securities offered by the company at pre-determined price.

“Gender”	Words importing the masculine gender also include the feminine gender.

“In Writing” and “Written”	“In writing” end “Written” include printing, lithography and other modes of presenting or reproducing words in a visible form.

“Members”	“Member” means the duly registered holder from time to time shares of the Company and includes the subscribers of the Memorandum of the Company.

“Meeting” or “ General Meeting”	“Meeting” or “General Meeting,” means a meeting of Members.

“Annual General Meeting”	“Annual General Meeting” means a general meeting of the Members held in accordance with the provisions of Section 166 of the Act and any adjourned holding thereof.

“Extraordinary “ General Meeting”	“Extraordinary General Meeting” means a extraordinary general meeting of the Members duly called and constituted and any adjourned holding thereof.

“Month”	“Month” means a calendar month.

“Office”	“Office” means the registered office for the time being of the Company.

“Paid-up”	“Paid-up” includes credited as paid-up.

“Persons”	“Persons” include Corporations and firms as well as individuals.

“Register of Members”	“Register of Members” means the Register of Members to be kept pursuant to the Act.

“The Registrar”	“The Registrar” means the Registrar of Companies of the State or Union Territory in which the Office of the Company is for the time being situate.

“Secretary”

“Secretary” means a Company Secretary within the meaning of clause(c) of sub-section (1) of Section 2 of the Company Secretaries Act 1980 (56 of 1980) and includes any other individual possessing the prescribed qualifications and appointed to perform the duties which may be performed by a Secretary under the Act and any other ministerial or administrative duties.

	“Securities” means securities as defined in clause (h) of section 2 of the Securities Contracts (Regulation) Act, 1956 (42 of 1956) and includes hybrids.”	“Securities”

	“Seal” means the Common Seal for the time being of the Company.	“Seal”

	“Share” means share in the share capital of the Company and includes stock except where a distinction between stock and share is expressed or implied.	“Share”

	“Share with differential rights” means a share that is issued with differential rights in accordance with the provisions of section 86.	“Share with differential rights”

	“FINSIDER” means FINSIDER S.p.A., a company incorporated in Italy and shall include its successors and assigns and any body corporate with which it may merge or amalgamate.	“FINSIDER”

	Words importing the singular number include, where the context admits or requires, me plural number and vice versa.	“Singular number”

	“Ordinary Resolution” and “Special Resolution” shall have the meanings assigned thereto by Section 189 of the Act.	“Ordinary Resolution” and “Special Resolution”

	“Year” means the calendar year and “ Financial Year” shall have the meaning assigned thereto by Section 2 (17) of the Act.	“Year” and “Financial Year”

	The marginal notes and catch lines used in these Articles shall not affect the construction thereof.	“Marginal Notes and Catch Lines”

Save as aforesaid, any words or expression defined in the Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

3.	Deleted by a Resolution passed an the Extraordinary General Meeting held on 25th March, 1981.	Company to be Private Company

INCREASE AND REDUCTION OF CAPITAL

4.	The Company in General Meeting may, from time to time, by resolution, increase the capital by the creation of new shares, such increase to be of such aggregate amount and to be divided into shares of such respective amounts as the resolution shall prescribe. Subject to the provisions of the Act, any shares of the original or increased capital shall be issued upon such terms and conditions with such rights and privileges annexed thereto, as the General Meeting resolving upon the creation thereof, shall direct, and if no direction be given, as the Directors shall determine; and in particular, such shares may be issued with a preferential or qualified right to dividends, and in the distribution of assets of the Company, and with a right of voting at General Meetings of the Company in conformity with Sections 87 and 88 of the Act. Whenever the capital of the Company has been increased under the provisions of this Article, the Directors shall comply with the provisions of Section 97 and the Act.	Increase of capital by the Company, and how carried into effect.

5.	Except so far as otherwise provided by the conditions of issue or by these presents, any capital raised by the creation of new shares shall be considered as part of the original capital, and shall be subject to the provisions herein contained, with reference to the	New Capital same as existing capital

payment of calls and instalments, forfeiture, lien, surrender, transfer and transmission, voting and otherwise.

PROVIDED that the Company may issue the equity share capital with differential rights as to dividend, voting or otherwise in accordance with section 86 of the Act and rules framed pursuant thereto.

Redeemable Preference Share.	6.	Subject to the provisions of Section 80 of the Act, the Company shall have the power to issue Preference Shares which are, or at the option of the Company are liable, to be redeemed on or within the expiry of a period of ten years from the date of their issue and the resolution authorising such issue shall prescribe the manner, terms and conditions of redemption.

Provisions to apply on issue of Redeemable. Preference Shares	7.

On the issue of Redeemable Preference Shares under the provisions of Article 6 hereof, the following provisions shall take effect :-

(a) no such shares shall be redeemed except out of the profits of the Company which would otherwise be available for dividend or out of the proceeds of a fresh issue of shares made for the purpose of the redemption;

(b) no such shares shall be redeemed unless they are fully paid;

(c ) the premium, if any, payable on redemption must have been provided for out of the profits of the Company or the Company’s Share Premium Account before the share are redeemed;

(d) where any such shares are redeemed otherwise than out of the proceeds of a fresh issue, there shall, out of profits which would otherwise have been available for dividend, be transferred to a reserve fund, to be called the “Capital Redemption Reserve Account”, a sum equal to the nominal amount of the shares redeemed and the provisions of the Act relating to the reduction to the share capital of the Company shall, except as provided in Section 80 of the Act, apply as if the Capital Redemption Reserve Account were paid-up share capital of the Company.

Reduction of Capital	8.	The Company may (subject to the provisions of Sections 78, 80 and 100 to 105 of the Act), from time to time, by special resolution, reduce its capital, any Capital Redemption Reserve Account and Share Premium Account in any manner for the time being authorised by law, and, in particular, capital may be paid off on the footing that it may be called up again or otherwise. This Article is not to derogate from any power the Company would have if it were omitted.

Sub-division, consoliadation and cancellation of shares.	9.	Subject to the provisions of Section 94 of the Act, the Company in General Meeting may, from time to time, sub-divided a or consolidate its shares, or any of them, and the resolution whereby any share is sub-divided or consolidated may determine that, as between the holders of the shares resulting from such sub-division or consolidation, one or more of such shares shall have some preference or special advantage as regards dividend, capital or otherwise over or as compared with the others or other. Subject as aforesaid, the Company in General Meeting may also cancel shares which have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

10.	Whenever the capital, by reason of the issue of Preference Shares or otherwise, is divided into different classes of shares, all or any of the rights and privileges attached to each class may, subject to the provisions of Sections 106 and 107 of the Act, be varied with the consent in writing of holders of not less than three fourths of the issued shares of that class or with the sanction of a special resolution passed at a separate General Meeting of the holders of the issued shares of that class.	Modification of rights

SHARES AND CERTIFICATES

11.	The Company shall cause to be kept a Register and Index of Members in accordance with Sections 150 and 151 of the Act.	Register and Index of Members

12.	The Company shall be entitled to keep in any state or country outside India a branch Register of Members resident in that state or country.	Branch Register of Members.

13.	The shares in the capital shall be numbered progressively according to their several denominations, and except in the manner hereinbefore mentioned to no share shall be sub-divided. Every forfeited or surrendered share shall continue to bear the number by which the same was originally distinguished.	Shares to be numbered progressively and no share to be sub-divided.

14.	(a) Where at any time it is proposed to increase the subscribed capital of the Company by allotment of further shares, whether out of unissued share capital or out of increased share capital, then, such further shares shall be offered to the persons who at the date of the offer, are holders of the Equity Shares of the Company, in proportion, as nearly as circumstances admit, to the capital paid-up on these shares at that date. Such offer shall be made by a notice specifying the number of shares offered and limiting a time not being less than forty-five days from the date of the offer within which of the offer, if not accepted, will be deemed to have been declined. After within which the offer, if not accepted, will be deemed to have been declined. After the expiry of the time specified in the notice aforesaid, or on receipt of earlier intimation from the person to whom such notice is given that he declines to accept the shares offered, the Board may dispose of them in such manner as they think most beneficial to the Company.	Further issue of capital

(b) Notwithstanding anything contained in sub-clause (a) hereof, the Company may

(i) By a Special Resolution; or

(ii) By an ordinary resolution and with the approval of the Central Government:

issue further shares to any persons (whether or not these persons include the persons referred to in clause (a) hereof) in any manner whatsoever.

		(c) Not with standing anything contained in sub-clause (a) above, but subject, however, to Section 81(3) of the Act, the Company may increase its subscribed capital on exercise of any option attached to the debentures issued or loans raised by the Company to convert such debentures or loans into shares or to subscribe for the Shares or to subscribe for Employees stock option or to subscribe for share with differential rights or to Subscribe for Sweat equity shares in the Company.

Issue of Sweat Equity Shares		(d) Notwithstanding anything contained in Section 79 of the Act, the Company may issue sweat equity shares of a class of shares already issued, subject to the terms and conditions prescribed in Section 79A of the Act”.

Shares under control of Directors.	15.	Subject to the provisions of these Articles and of the Act, the shares (including any shares forming part of any increased capital of the Company) shall be under the control of the Directors, who may allot or otherwise dispose of the same to such persons in such proportion, on such terms and conditions and at such times as the Directors think fit and subject to the sanctions of the Company in General Meeting with full power, to give any person the option to call for or be allotted shares of any class of the Company either (subject to the provisions of Sections 78 and 79 of the Act) at a premium or at par or at a discount and such option being exercisable for such time and for such consideration as the Directors think fit. The Board shall cause to be filed the returns as to allotment provided for in Section 75 of the Act. PROVIDED that the Board of Directors may issue shares with differential voting rights subject to provision of Articles 5 of the Articles of Association or Sweat equity shares subject to Article 14D of the Articles of Association or Employees stock option subject to section 81 of the Act.

Power also to Company in General Meeting to issue shares.	16.	In addition to and without derogating from the powers for the purpose conferred on the Board under Articles 14 and 15, the Company in General Meeting may, subject to the provisions of section 81 of the Act, determine that any shares (whether forming part of the original capital or of any increased capital of the Company) shall be offered to such person (whether a Member or not), in such proportion and on such terms and conditions and either (subject to compliance with the provision and on such terms and conditions and either (subject to compliance with the provisions of sections 78 and 79 of the Act) at a premium or at par or at a discount, as such General Meeting shall determine and with full power to give any person (whether a Member or not) the option to call for or be allotted shares of any class of the Company either (subject to compliance with the provisions of sections 78 and 79 of the Act) at a premium or at par or at a discount, such option being exercisable at such time and for such consideration as may be directed by such General Meeting or the Company in General Meeting may make any other provisions whatsoever for the issue, allotment or disposal of any shares.

Acceptance of shares	17.	Any application signed by or on behalf of an applicant for shares in the Company, followed by an allotment of any share therein, shall be an acceptance of shares within the meaning of these Articles, and every person who thus or otherwise accepts any shares and whose name is on Register of Members shall, for the purposes of these Articles, be a Member.

18.	The Money (if any) which the Board shall, on the allotment of any shares being made by them, require or direct to be paid by way of deposit, call or otherwise, in respect of any shares allotted by them, shall immediately on the insertion of the name of the allottee in the Register of Members as the name of the holder of such share, become a debt due to and recoverable by the Company from the allottee thereof, and shall be paid by him accordingly.	Deposit and call etc. to be a debt payable immediately

19.	Every Member, or his heirs, executors or administrators shall pay to the Company the portion of the capital represented by his share or shares which may, for the time being, remain unpaid thereon, in such amounts, at such time or times, and in such manner as the Board shall, from time to time, in accordance with the Company’s regulations require or fix for the payment thereof.	Liability of Members.

20.	(a) Every Member or allotted of shares shall be entitled without payment, to receive one certificate specifying the name of the person in whose favour it is issued, the shares to which it relates and the amount paid-up thereon. Such certificates shall be issued only in pursuance of a resolution passed by the Board and on surrender to the Company of the letter of allotment or the fractional coupons of requisite value, save in case of issues against letters of acceptance or of renunciation or in cases of issues of bonus shares. Every such certificate shall be issued under the seal of the Company, which shall be affixed in the presence of two Directors, or persons acting on behalf of the Directors under a duly registered power of attorney, and the secretary or some other person appointed by the Board for the purpose, and the two Directors or their attorneys and the Secretary or other person shall sign the share certificate PROVIDED THAT if the composition of the Board permits of it, at least one of the aforesaid two Directors shall be a person other than a Managing or a Whole-time Director. Any two or more joint allottees of a shares shall, for the purpose of this Article, be treated as a single member and the certificate of any share, which may be the subject of joint ownership, may be delivered to any one of such joint owners on behalf of all of them. Particulars of every share certificate issued shall be entered in the Register of Members against the name of the person whom it has been issued, indicating the date of issue. For any further certificate the Board shall be entitled, but shall not be bound, to prescribed a charge not exceeding Rupee one. The Company shall comply with the provisions of section 113 of the Act.	Share Certificates

(b) ‘Notwithstanding the provisions contained in Article 20 (a), the Board of Directors may refuse application for issue of share certificates for sub-division or consolidation of shares into denominations of less than 25, except when such sub-division or consolidation is required to be made to comply with a statutory order or an order of the competent Court of Law.’

(c) A Director may sign a share certificate by of fixing his signature thereon by means of any machine, equipment or other mechanical means, such as engraving in metal or lithography, but not by means of a rubber stamp PROVIDED THAT the Director shall be responsible for the safe custody of such machine, equipment or other material used for the purpose.

(d) No certificate of any share or shares shall be issued where such share or shares are being held in an electronic and fungible form as per the provisions of the Depositories Act 1996.

Renewal of Shares Certificate.	21. (a) No certificate of any share or shares shall be issued either in exchange for those which are sub-divided or consolidated or in replacement of those which are defaced, torn or old, decrepit, worn out, or where the cages on the reverse for recording transfers have been duly utilised, unless the certificate in lieu of which it is issued is surrendered to the Company.

(b) When a new share certificate has been issued in pursuance of clause (a) of this Article, it shall state on the face of it and against the stub or counterfoil to the effect that it is “issued in lieu of share certificate No. sub-divided/replaced/on consolidation of shares”.

(c) If a share certificate is lost or destroyed, a new certificate in lieu thereof shall be issued only with the prior consent of the Board and on such terms, if any, as to evidence and indemnity and as to the payment of out of - pocket expenses incurred by the Company in investigating evidence as the Board thinks fit.

(d) When a new share certificate has been issued in pursuance of clause (c) of this Article, it shall state on the face of it and against the stub or counterfoil to the effect that it is “duplicate issued in lieu of share certificate No.” The word “Duplicate” shall be stamped or punched in bold letters across the face of the share certificate.

(e) Where a new share certificate has been issued in pursuance of clause (a) or clause (c) of the Article, particulars of every such share certificate shall be entered in a Register of Renewed and Duplicate Certificates indicating against the names of the persons to whom the certificate is issued, the number and date of issue of the share certificate in lieu of which the new certificate is issued and the necessary changes indicated in the Register of Members by suitable cross reference in the “Remarks” column.

(f) All blank forms to be used for issue of share certificates shall be printed and the printing shall be done only on the authority of a resolution of the Board. The blank forms shall be consecutively machine-numbered and the forms and the blocks, engravings, facsimiles and hues relating to the printing of such forms shall be kept in the custody of the Secretary or of such other person as the Board may appoint for the purpose; and the Secretary or the other person aforesaid shall be responsible for rendering an account of these forms to the Board.

(g) The Managing Director of the Company for the time being or, if the Company has no Managing Director, every Director of the Company shall be responsible for the maintenance, preservation and safe custody of all books and documents relating to the issue of share certificates except the blank forms of share certificates referred to in sub-Article(f).

(h) All books referred to in sub-Article (g) shall be preserved in good order permanently.

22.	(a) Where two or more persons are registered as the holders of any share, they shall be deemed to hold the same as joint tenants with benefits of survivorship subject to the following and other provisions contained in these Articles.	Joint holders
(b) The Company shall be entitled to decline to register more than four persons as the holders of any share.
(c) The joint holders of any share shall be liable, severally as well as jointly, for and in respect of all calls and other payments which ought to be made in respect of such shares.

(d) On the death of any such joint holder, the survivor or survivors shall be the only person or persons recognised by the Company as having any title to the share, but the Directors may require such evidence of death as they may deem fit and nothing herein contained shall be taken to release the estate of the deceased joint holder from any liability on shares held by him jointly with any other person.

(e) Any of such pint holders may give effectual receipts for any dividends or other moneys payable in respect of such share.

(f) Only the person whose name stands in the Register of Members as the first of the joint holders of any shares shall be entitled to delivery of the certificate relating to such share or to receive notices from the Company, and any notice given to such person shall be deemed proper notice to all joint holders.

(g) Any one of two or more joint holders may vote at any meeting either personally or by proxy in respect of such share as if he were solely entitled thereto, and if more than one of such joint holders be present at any meeting personally or by proxy, the holder whose name stands first or higher (as he case may be) on the Register of Members in respect of such share shall alone be entitled to vote in respect thereof.

PROVIDED always that a person present at any meeting personally shall be entitled to vote in preference to a person present by proxy although the name of such person present by proxy stands first on the Register of Members in respect of such shares.

23	(1) Except as ordered by a court of competent jurisdiction or as by law required, the company shall not be bound to recognize any equitable, contingent, future or partial	Company not bound to recognise any interest in shares other than that of registered holder.

		interest in any share, or (except only as is by these Articles otherwise expressly provided) any right in respect of a share other than an absolute right thereto, in accordance with these Articles, in the person from time to time registered as the holder thereof; but the Board shall be at liberty at their sole discretion to register any share in the joint names of any two or more persons or the survivor or survivors of them.

Facility of Nomination	(2)	Every holder of shares, debentures or securities of the company may, at any time, nominate, in the prescribed manner, a person, to whom his or her shares, debentures or securities shall vest in the event of his or her death. Where such shares, debentures or securities are held by more than one person, jointly, the joint holders may together nominate, in the prescribed manner, a person to whom all the rights in the shares, debentures or securities of the Company shall vest in the event of death of all the joint holders. Where nomination has been made as aforesaid, which confers on the nominee, the right to vest the shares, debentures or securities of the company, the nominee shall on the death of the shareholder or the holder of the debentures or holder of the securities of the Company or on the death of joint holders, as the case may be, be entitled to all the rights in the shares, debentures or securities to the company or of the joint holders in relation to such shares, debentures or securities, to the exclusion of all other persons, until the nomination is varied or cancelled, the right of the nominee shall remain valid and effectual, notwithstanding anything contained in any other law for the time being in force or in any disposition, whether testamentary or otherwise. Where the nominee is minor, it shall be lawful for the holder of the shares, debentures or securities to make nomination to appoint, in the prescribed manner, any person to become entitled to shares, debentures or securities of the company, in the event of his or her death, during the minority of the nominee. A nominee, upon the production of such evidence as may be required by the Board, elect either to be registered as holder of the shares, debentures or securities, as the case may be, or to make such transfer of the shares, debentures or securities, as the deceased shareholder or debenture holder or security holder could have made. All the provisions of Sections 109A & 109 B of the Act shall apply.

Funds etc. of Company may not be applied in purchase of shares of the Company.	24.	(1) The Company shall not give, whether directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, and financial assistance for the purpose of or in connection with the purchase or subscription made or to be made by any person of or for any shares in the Company except in conformity with the provision of section 77 of the Act.

Power of company to purchase its own securities

(2) Notwithstanding the provision contained in Article 24(1), the Company may purchase its own shares or other specified securities out of

(i) its free reserves; or

(ii) the securities premium account; or

(iii) the proceeds of any shares or other specified securities.

Subject to provisions of sections 77A, 77AA and 77B of the Act.

UNDERWRITING AND BROKERAGE

25.	Subject to the provisions of Section 76 of the Act, the Company may at any time pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) for any shares, in or debentures of the Company, or procuring, or agreeing to procure subscriptions (whether absolute or conditional) for any shares in or debentures of the Company; but so that the commission shall not exceed in the case of shares, five per cent of the price at which the shares are issued, and in the case of the debentures, two and a half per cent of the price at which the debentures are issued. Such commission may be satisfied by payment in cash or by allotment of fully or partly paid shares or partly in one way and partly in the other.	Commission may be paid.

26.	The Company may also, on any issue of shares or debentures, pay such brokerage as may be lawful.	Brokerage.

INTEREST OUT OF CAPITAL

27.	Where any shares are issued for the purpose of raising money to defray the expenses of the construction of any work or building, or the provision of any plant, which cannot be made profitable for a lengthy period, the Company may pay interest on so much of that share capital as is for the time being paid up, for the period at the rate and subject to the conditions and restrictions provided by Section 208 of the Act and may charge the same to capital as part of the cost of construction of the work or building, or the provision of plant.	Interest may be paid out of capital.

CALLS

28.	The Board may, from time to time, subject to the terms on which any shares may have been issued and subject to the conditions of allotment, by a resolution passed at a meeting of the Board (and not by resolution by circulation) make such call as it thinks fit upon the Members in respect of all moneys unpaid on the shares held by them respectively and each Member shall pay the amount of every call so made on him to the person or persons and at the times and places appointed by the Board. A call may be made payable by instalments.	Directors may make calls

29.	Not less than thirty days’ notice in writing of any call shall be given by the Company specifying the time and place of payment, and the person or persons to whom such call shall be paid.	Notice of calls

30.	A call shall be deemed to have been made at the time when the resolution authorising such call was passed at a meeting of the Board.	Call to date from resolution

31.	A call may be revoked or postponed at the discretion of the Board.	Call may be revoked or postponed

32.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.	Liability of joint holder.

Directors may extend time	33.	The Board may, from time to time at its discretion, extend the time fixed for the payment of any call, and may extend such time as to all or any of the members for reasons which the Board may consider satisfactory, but no member shall be entitled to such extension save as a matter of grace and favour.

Calls to carry interest	34.	If any member fails to pay any call due from him on the day appointed for payment thereof, or any such extension thereof as aforesaid, he shall be liable to pay interest on the same from the day appointed for the payment thereof to the time of actual payment at such rate as shall from time to time be fixed by the Board, but nothing in this Article shall render it obligatory for the Board to demand or recover any interest from any such member.

Sums deemed to be calls.	35.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Articles be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable, and incase of non-payament, all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum has become payable by virtue of a call duly made and notified.

Proof on trial of suit for money due on shares	36.	At the trial or hearing of any action or suit brought by the Company against any Member or his representatives for the recovery of any money claimed to be due to the company in respect of his shares, it shall be sufficient to prove that the name of the member in respect of whose shares the money is sought to be recovered appears entered on the Register of Member as the holder at or subsequently to the date at which the money sought to be recovered is alleged to have become due on the shares in respect of which such money is sought to be recovered; that the resolution making the call is duly recorded in the Minute Book; and that notice of such call was duly given to the Member or his representatives so sued in pursuance of these Articles; and it shall not be necessary to prove the appointment of the Directors who made such call, nor that a quorum of Directors was present at the Board at which any call was made, nor that the meeting at which any call was made was duly convened or constituted nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

Partial payment not to preclude forfeiture.	37.	Neither the receipt by the Company of a portion of any money which shall from time to time be due from any Member to the Company in respect of his shares, either by way of principal or interest, nor any indulgence granted by the Company in respect of the payment of any such money, shall preclude the Company from thereafter proceeding to enforce a forfeiture of such shares as hereinafter provided.

Payment in anticipation of calls may carry interest.	38.	(a) The Board may, if it thinks fit, agree to and receive from any Member willing to advance the same, all or any part of the amounts of his respective share beyond the sums actually called up; and upon the moneys so paid in advance, or upon so much thereof, from time to time, and at any time thereafter as exceeds the amount of the calls then made upon and due in respect of the shares on account of which such advances are made, the Board may pay or allow interest, at such rate as the Member paying the sum in advance and the Board agree upon. The Board may agree to repay at any time any amount so advanced or may at any time repay the same upon giving to the Member three months notice in writing; PROVIDED THAT moneys paid in advance of calls on any shares may carry interest but shall not confer a right to dividend or to participate in profits.

(b) No Member paying any such sum in advance shall be entitled to voting rights in respect of the moneys so paid by him until the same would but for such payment become presently payable.

LIEN

39.	(a) The Company shall have a first and paramount lien on every share (other than fully paid-up shares) for all moneys (whether presently payable or not) payable at a fixed time in respect of such share; PROVIDED THAT the Board may, at any time, declare any share to be wholly or in part exempt from the provisions of this Article.	Company’s Lien on shares

(b) The Company’s lien, if any, on a share shall extend to all dividends payable thereon.

(c) Unless otherwise agreed, the registration of a transfer of shares shall operate as a waiver of the Company’s lien, if any, on such shares, as against the transferor.

40.	For the purpose of enforcing such lien as aforesaid the Directors may sell the shares subject thereto in such manner as they shall think fit, but no sale shall be made:-	As to enforcing lien by sale.
(a) Unless a sum in respect of which the lien exists if presently payable; and

(b) until the expiration of seven days a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists and as is presently payable, has been given to the registered holder for the time being of the share or to the person entitled thereto by transmission, and default shall have been made by him in payment of the sum payable as aforesaid for seven days after such notice.

41.	The net proceeds of any such sale shall be received by the Company and applied in or towards payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the persons entitled to the shares at the date of the sale.	Application of proceeds of sale

	FORFEITURE OF SHARES

If money payable on shares not paid notice to be given to Members.	42.	If any member fails to pay any call or instalment of a call on or before the day appointed for the payment of the same or any such extension thereof as aforesaid, the Board may at any time thereafter, during such time as the call or instalment remains unpaid, give notice to him requiring him to pay the same together with any interest that may have accrued and all expenses that may have been incurred by the Company by reason of such non-payment.

Form of Notice	43.	The notice shall name a day ( not being less than fourteen days from the date of notice) and the place or places on and at which such call or instalment and such interest thereon at such rate not exceeding 12 percent per annum as the Directors shall determine from the day on which such call or instalment ought to have been paid and expenses as aforesaid are to be paid. The notice shall also state that in the event of the non-payment at or before the time and at the place appointed, the shares in respect of which the call was made or instalment is payable, will be liable to be forfeited.

In default of payment shares to be forfeited	44.	If the requirements of any such notice as aforesaid are not complied with, every or any share in respect of which such notice has been given may, at any time thereafter, but before payment of all calls or installments interests and expenses due in respect thereof, be forfeited by a resolution of the Board to that effect. Such forfeiture shall include all dividends declared or any other moneys payable in respect of the forfeited share and not actually paid before the forfeiture.

Notice of forfeiture to a Member	45.	When any share shall have been so forfeited, notice of the forfeiture shall be given to the Member in whose name it stood immediately prior to the forfeiture, and an entry of the forfeiture with the date thereof, shall forthwith be made in the Register of Members, but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice or to make any such entry as aforesaid.

Forfeited share to be property of the Company and may be sold etc.	46.	Any share so forfeited shall be deemed to be the property of the Company, and may be sold, re-allotted, or otherwise disposed of, either to the original holder thereof or to any other person, upon such terms and in such manner as the Board shall think fit.

Member still liable to pay calls owing at the time of forfeiture and interest.	47.	Any Member whose shares have been forfeited shall, notwithstanding the forfeiture be liable to pay and shall forthwith pay to the Company, on demand, all calls, installments, interests and expenses owing upon or in respect of such shares at the time of the forfeiture, together with interest thereon from the time of the forfeiture until payment at such rate per annum as the Board may determine, and the Board may enforce the payment thereof, if it thinks fit.

Effect of forfeiture	48.	The forfeiture of a share shall involve extinction, at the time of the forfeiture of all interest in and all claims and demands against the company, in respect of the share and all other rights incidental to the share, except only such of those rights as by these Articles are expressly saved.

49.	A declaration in writing that the declarant is a Director or Secretary of the Company and that certain shares in the Company have been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the shares.		Evidence of forfeiture.

50.	Upon any sale after forfeiture or for enforcing a lien in purported exercise of the powers herein before given the Board may appoint some person to execute an instrument of transfer of the shares sold and cause the purchaser’s name to be entered in the register of Members in respect of the shares sold, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Register in respect of such shares, the validity of the sale shall not be impeached by any person and the remedy of any persons aggrieved by the sale shall be in damages only and against the Company exclusively.		Validity of sale under Article 40 and 46.

51.	Upon any sale, re-allotment or other disposal under the provisions of the preceding Articles, the certificate or certificates originally issued in respect of the relative shares shall (unless the same shall on demand by the Company have been previously surrendered to it by the defaulting member) stand cancelled and become null and void and of no effect, and the Director’s shall be entitled to issue a duplicate certificate or certificates in respect of the said shares to the person or person entitled there to.		Cancellation of share certificates in respect of forfeited shares.

52.	The Board may at any time before any share so forfeited shall have been sold, re-allotted or otherwise disposed of, annul the forfeiture thereof upon such conditions as it things fit.		Power to annul forfeiture

TRANSFER AND TRANSMISSION OF SHARES AND DEBENTURES

53.	(1)	The Company shall maintain a Register of Transfers and therein shall be fairly and distinctly entered the particulars of every transfer or transmission of any share.	Register of Transfers.

	(2)	Nothing contained in clause (1) of Article 53 shall apply to transfer of Security effected by the transferor and the transferee both of whom are entered as Beneficial Owners in the records of a Depository.	Beneficial Owner deemed as member

	(3)	In the case of transfer of shares or other marketable securities where the Company has not issued any certificates and where such shares or securities are being held in an electronic and fungible form, the provisions of the Depositories Act, 1996 together with its amendments, if any, shall apply.	Securities in Fungible form

	(4)	The provisions contained in this Article of Association with regard to transfer of transmission of shares, debentures or any other securities effected by the transferor and the tansferee both of whom are entered as beneficial owners in the records of a depository.	Transfer of Depository Shares and Debentures

Rectification of Register on Transfer		(5) With regard to the rectification of Register on transfer, all the provisions of section 111 A of the Act, as may be in force from time to time shall also apply.

Allotment of Shares and Debentures under Despository		(6) Notwithstanding anything contained in sub-section (1) of Section 113 of the Act or any modification (s) or re-enactment (s) thereof, where the shares, debentures or any other securities are dealt with in a depository, the Company shall intimate the details thereof to the depository immediately on allotment of such shares, debentures or any other securities as far as practicable.

Distinctive numbers not required under Depository		(7) Provisions contained in this Articles of Association about recording distinctive numbers of shares or debenture holder respectively in the Register of Members or Register of Debenture holders of the Company shall not apply to the shares or debentures or any other securities which are held with a depository.

Register and Index of Beneficial Owner		(8) The Register and Index of Beneficial Owners maintained by a depository under Section 11 of the Depositories Act, 1996, shall also be deemed to be a Register and Index of Members and Register and Index of Debenture holders, as the case may be, for the purposes of this Articles of Association and the Act.

Form of Transfer.	54.	The instrument of transfer shall be in writing and in such form as may be prescribed. All the provisions of section 108 of the Act shall be duly complied with in respect of all transfers and of the registration thereof. The Company shall not charge any fee for registration of a transfer of shares or debentures.

Transfer to be left at office and evidence of title given.	55.	Every instrument of transfer shall be in respect of only one class of shares, and shall be left at the Office of the Company or such other place as the Company may notify for registration accompanied by the certificate of the shares to be transferred and such other evidence as the Directors may require to prove the title of the transferor or his right to transfer the shares: PROVIDED THAT where it is provided to the satisfaction of the Directors that an instrument of transfer signed by the transferor and the transferee has been lost, the Company may, if the Directors think fit, on an application in writing made by the transferee and bearing the stamp required by an instrument of transfer, register the transfer on such terms as to indemnity as the Directors may think fit.

No transfer to minors etc.	56.	No transfer shall be made to a person of unsound mind or to a minor.

Closure of Register of members or Debenture holders	57.	The Directors shall have power, on giving seven days notice by advertisement as required by Section 154 of the Act, to close the transfer books, Register of Members or Register of Debenture holders of the Company for such period of time not exceeding in the whole 45 days in each year (but not exceeding 30 days at a time) as they may determine.

Director’s powers to refuse to register a transfer.	58.	Subject to the provisions of Section 111 of the Act, and Section 22A of the Securities contract (Regulation) Act, 1956, the Board may at its absolute and uncontrolled discretion and without assigning any reason, decline to register or acknowledge any transfer of shares or debentures or any other scrip or security whether fully paid or not (notwithstanding that the proposed transferee be already a member) but in such cases it shall, within one month from the date on which the instrument of transfer was lodged with the Company, send to the transferee and the transferor notice of the refusal to register such transfer, provided that the registration of a transfer shall not be refused on the ground that the transferor being either alone or jointly with any other person or persons indebted to the Company on any account whatsoever, except a lien on shares.

59.	The executors or administrators of a deceased Member or the holder of a Succession Certificate in respect of the shares of a deceased Member (no being one of two or more joint holders) shall be the only persons whom the company will be bond to recognised as having any title to the shares registered in the name of such Member, and the Company shall not be bound to recognised such executors or administrators or holders unless such executors, administrators or holders shall have first obtained Probate or Letters of Administration or Succession Certificate as the case may be, from a duly constituted Court in India: PROVIDED THAT the Directors may, at their absolute discretion, dispense with production of Probate, Letters of Administration or Succession Certificate upon such terms as to indemnity or otherwise as they think fit and may enter the name of the person who claims to be absolutely entitled to the shares standing in the name of a deceased Member, as a Member. The Company shall not charged any fee for registration of any Power of Attorney, Probate, Letters of Administration or similar document.	Title to shares of deceased holder.

60.	Any person becoming entitled to any share in consequence of the death, lunacy or insolvency of any Member or by any lawful means other than by a transfer in accordance with these Articles, may, with the consent of the Directors (which they shall be under no obligation to give) and upon producing such evidence that he sustains the character in respect of which he proposes to act under this Article or of his title as the Directors may require, and upon giving such indemnity as the Directors may require, either be registered as a Member in respect of such shares or elect to have some person nominated by him and approved by the Directors registered as a Member in respect of such shares: PROVIDED THAT if such person shall elect to have his nominee registered, he shall testify his election by executing in favour of his nominee and instrument of transfer in accordance with these Articles, and until he does so he shall not be freed from any liability in respect of such shares. This clause is hereinafter referred to as the “Transmission Clause”.	Transmission Clause.

61.	The Directors shall have the same right to refuse to register a person entitled by transmission to any shares or his nominee as if he were the transferee named in the case of a transfer of shares presented for registration.	Refusal to Register in case of transmission.

62.	The Company shall incur no liability or responsibility whatever in consequence of its registering or giving effect to any transfer of shares made or purported to be made by any apparent legal owner thereof (as shown or appearing in the Register of Members) to the	The Company is not liable for disregard of notice prohibiting registration of transfer.

		prejudice of persons having or claiming any equitable right, title or interest to or in the same shares, notwithstanding that the Company may have had notice of such equitable right, title or interest or notice prohibiting registration of such transfer, and may have entered such notice or referred to it in any book, or attended or given effect to any notice which may have been given to it of any equitable right, title or interest or be under any liability whatsoever for refusing or neglecting so to do though it may have been entered or referred to in some book of the Company, but the Company shall nevertheless be at liberty to regard and attend to any such notice and give effect thereto, if the Directors shall so think fit.

Rights of successors.	63.	A person becoming entitled to a share by reason of the death or insolvency of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the shares, except that he shall not, before being registered as a Member in respect of the shares, be entitled to exercise any right conferred by membership in relation to meetings of the Company; PROVIDED THAT the Directors shall, at any time, give notice requiring any such person to elect either to be registered himself or to transfer the shares, and if the notice is not complied with within ninety days, the Directors may thereafter withhold payment of all dividends, bonuses or other moneys payable in respect of the shares until the requirements of the notice have been complied with.

	COPIES OF MEMORANDUM AND ARTICLES TO BE SENT TO MEMBERS

Copies of Memorandum and Articles of Association to be sent by the Company.	64.	Copies of the Memorandum and Articles of Association of the Company and other documents referred to in section 39 of the Act shall be sent by the Company to every Member at his request within seven days of the request on payment of the sum of Rupee one for each copy.

	BORROWING POWERS

Borrowing powers.	65.	Subject to the provisions of Sections 292, 293 and 58 A of the Act, the Board of Directors may, from time to time at its discretion, by resolution at a meeting of the Board, accept deposits from Members, either in advance of calls or otherwise, and generally raise or borrow or secure the payment of any sum or sums of money for the purpose of the Company.

Payment or repayment of borrowed moneys.	66.	The payment and repayment of moneys borrowed as aforesaid may be secured in such manner and upon such terms and conditions in all respects as the Board of Directors may think fit, by resolutions passed at a meeting of the Board (but not by circulation) and in particular, by the issue of bonds, debentures or debenture stock of the Company either unsecured or secured by a mortgage or charge over all or any part of the property of the Company (both present and future) including its uncalled capital for the time being, and debentures, debenture stock, bonds and other securities may be made assignable free from any equities between the Company and the person to whom the same may be issued.

67.	Any debenture, debenture stock or other securities may be issued at a discount, premium or otherwise and may be issued on condition that they shall be convertible into shares of any denomination, and with any privileges and conditions as to redemption, surrender, drawing, allotment of share and attending (but not voting) at General Meetings, appointment of Directors and otherwise, Debentures with the right to conversion into or allotment of shares shall be issued only with the consent of the Company in General Meeting accorded by a special resolution.	Terms of issue of Debentures.

68.	The Board shall caused a proper Register to be kept in accordance with the provisions of section 143 of the Act of all mortgages, debentures and charges specifically effecting the property of the Company; and shall cause the requirements of sections 118, 125 and 127 to 144 (both inclusive) of the Act in that behalf to be duly complied with, so far as they are required to be complied with by the Board.	Register of Mortgages etc. to be kept.

69.	The Company shall, if at any time it issues debentures, keep a register and Index of Debenture holder in accordance with section 152 of the Act. The Company shall have the power to keep in any State or country outside India a branch register of debenture holders resident in that State or country.	Register and Index of Debenture holders.

CONVERSION OF SHARES INTO STOCK AND RECONVERSION

70.	The Company in General meeting may convert any paid-up shares into stock; and when any shares shall have been converted into stock, the several holders of such stock may thenceforth transfer their respective interest therein, or any part of such interest, in the same manner and subject to the same regulations, as and subject to which shares from which the stock arose might have been transferred, if no such conversion had taken place, or as near there to as circumstances will admit. The company may at any time reconvert any stock into paid-up shares of any denomination.	Shares may be converted into stock.

71.	The holders of stock shall, according to the amount of stock held by them, have the same rights, privileges and advantages as regards dividends, voting at meetings of the Company and other matters, as if they held the shares from which the stock arose; but no such privilege or advantage (except participation in the dividends and profits of the Company and in the assets on winding up) shall be conferred by an amount of stock which would not, if existing in shares, have conferred that privilege or advantage.	Rights of stock holders.

MEETINGS OF MEMBERS

72.	The Company shall in each year hold a General Meeting as its Annual General Meeting in addition to any other meetings in that year. All General Meetings other than Annual General Meetings shall be called Extraordinary General meetings. An Annual General Meeting of the Company shall be held within six months after the expiry of each financial year: PROVIDED THAT not more than fifteen months shall elapse between the date of	Annual General Meeting and Annual Return.

		the one Annual General Meeting and that of the next. Nothing contained in the foregoing provisions shall be taken as affecting the right conferred upon the Registrar under the provisions of Section 166 (1) of the Act to extend the time within which any Annual General Meeting may be held. Every Annual General Meeting shall be called for a time during business hours, on a day that is not a public holiday, and shall be held at the Office of the Company or at some other place within the City, Town or Village in which the Office is situate as the Board may determine and the notices calling the Meeting shall specify it as the Annual General Meeting. The Company may in any one Annual General Meeting fix the time for its subsequent Annual General Meeting. Every Member of the Company shall be entitled to attend either in person or by proxy and the Auditor of the Company shall have the right to attend and to be heard at any General Meeting which he attends on any part of the business which concerns him as Auditor. At every Annual General Meeting of the Company there shall be laid on the table the Directors’ Report and Audited Statement of Accounts. Auditor’s Report (if not already incorporated in the Audited Statement of accounts), the Proxy Register with proxies and the register of Director’s Shareholdings which latter Register shall remain open and accessible during the continuance of the meeting to any person having the right to attend the meetings. The Board shall cause to be prepared the Annual Return, Balance Sheet and Profit and Loss Account and forward the same to the Registrar in accordance with Sections 159, 161 and 220 of the Act.

Extraordinary General Meeting	73.	The Board may, whenever it thinks fit, call an Extraordinary General Meeting and it shall do so upon a requisition in writing by a Member or Members holding in the aggregate not less than one-tenth of such of the paid-up capital as at that date carries the right of voting in regard to the matter in respect of which the requisition has been made.

Requisition of Members to state object of meeting.	74.	Any valid requisition so made by Members must state the object or objects of the meeting proposed to be called, and must be signed by the requisitionists and deposited at the Office: PROVIDED THAT such requisition may consist of several documents in like form, each signed by one or more requisitionists.

On receipt of requisition Directors to call meeting and in default requisitionists may do so.	75.	Upon the receipt of any such requisition, the Board shall forthwith call an Extraordinary General Meeting and if they do not proceed within twenty-one days from the date of the requisition being deposited at the Office to cause a meeting to be called on a day not later than forty-five days from the date of deposit of the requisition, the requisitionists, or such of their number as represent either a majority in value of the paid-up share capital held by all of them or not less than one-tenth of such of the paid up share capital of the Company as is referred to in Section 169(4) of the Act, whichever is less, may themselves call the meeting, but in either case, any meeting so called shall be held within three months from the date of the deposit of the requisition as aforesaid.

76.	Any meeting called under the forgoing Articles by the requisitionists shall be called in the same manner, as nearly as possible, as that in which meetings are to be called by the Board.	Meeting called by requisitionists.

77.	Twenty-one, days notice at the least of every General Meeting, Annual or Extraordinary, and by whomsoever called, specifying the day, place and hour of meeting, and the general nature of the business to be transacted thereat, shall be given in the manner hereinafter provided, to such person as are under these Articles entitled to receive notice from the Company: PROVIDED THAT in the case of an Annual General Meeting with the consent in writing of all the members entitled to vote thereat and in case of any other meeting, with the consent of Members holding not less than 95 percent of such part of the paid-up share capital of the Company as gives a right to vote at the meeting, a meeting may be convened by a shorter notice.	Twenty-one day’s notice of meeting to be given

78.	In the case of an Annual General meeting if any business other than (i) the consideration of the Accounts, Balance Sheet and Reports of the Board of Directors and Auditors, (ii) the declaration of dividend, (iii) the appointment of Directors in place of those retiring, (iv) the appointment of and fixing of the remuneration of, the Auditors, is to be transacted and in the case of any other meeting, in any event, there shall be annexed to the notice of the Meeting a statement setting out all materials facts concerning each such item of business, including in particular the nature of the concern or interests, if any, therein of every Director, and the Manager (if any). Where any such item of Special Business relates to, or affects any other company, the extent of shareholding interest in such other company of every Director and the Manager, if any, of the Company shall also be set out in the statement if the extent of such shareholding interest is not less than 20 percent of the paid-up share capital of that other company. Where any item of business consists of the according approval of any documents by the meeting, the time and place where the document can be inspected shall be specified in the statement aforesaid.	Business to be transacted at the General Meeting and nature thereof.

79.	The accidental omission to give any such notice as aforesaid to any of the Members, or the non-receipt thereof, shall not be invalidate any resolution passed at any such meeting.	Omissions to give notice not to invalidate a resolution passed.

80.	No General Meeting, Annual or Extraordinary, shall be competent to enter upon, discuss or transact any business which has not been mentioned in the notice or notices upon which it was convened.	Meeting not to transact business not mentioned in notice.

81.	The quorum for the meeting shall be as provided in Section 174 of the Act.	Quorum for the General Meeting.

82.	A body corporate being a Member shall be deemed to be personally present if it is represented in accordance with Section 187 of the Act.	Body Corporate deemed to be personally present.

83.	If, at the expiration of half an hour from the time appointed for holding a meeting of the Company, a quorum is not present, the meeting, if convened by or upon the requisition of Members, shall stand dissolved, but in any other case, the meeting shall stand	If quorum not present, meeting to be dissolved or adjourned

		adjourned to the same day in the next week or, if that day is a public holiday, until the next succeeding day which is not a public holiday, at the same time and place, or to such other day and at such other time and place as the Board may determine, and if at such adjourned meeting a quorum is not present at the expiration of half an hour from the time appointed for the holding the meeting, the Members present shall be a quorum and may transact the business for which the meeting was called.

Chairman of General Meeting	84.	The Chairman (if) any of the Board of Directors shall be entitled to take the Chair at every General Meeting whether Annual or Extraordinary. If at any meeting he shall not be present within fifteen minutes of the time appointed for holding such meeting, or if he shall be unable or unwilling to take the Chair, he shall nominate a Director who shall act as the Chairman of the meeting, and if no such nomination is made, then the Members present shall elect another Director as Chairman, and if no Director be present or if all the Directors present decline to take the chair, then the Members present shall elect one of their number to the Chairman.

Business confined to election of Chairman whilst chair vacant.	85.	No business shall be discussed at any General Meeting except the election of a Chairman, whilst the Chair is vacant.

Chairman with consent may adjourn meeting.	86.	The Chairman, with the consent of the Members, may adjourn any meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

Question at General meeting how decided.	87.	(1) At any General Meeting, a resolution put to vote of the meeting shall be decided on a show of hands, unless a polls is (before or on the declaration of the result on a show of hands) ordered to be taken by the Chairman of the meeting of his own motion or demanded by any member or members present in person or by proxy and holding shares in the Company which confer a power to vote on the resolution not being less than one tenth of the total voting power in respect of the resolution or on which an aggregate sum of not less than fifty thousand rupees has been paid up, and unless a poll is so ordered to be taken or demanded, a declaration by the Chairman that a resolution has, on a show of hands, been carried unanimously or by a particular majority or lost, and an entry to that effect in the Minute Book of the Company shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against that resolution.

		(2) Notwithstanding anything contained herein in the Articles of Association of the Company, in the case of resolutions relating to such business as the Central Government may by notification declare to be conducted only by postal ballot, the Company shall get such resolution passed by means of postal ballot or electronic mode in terms of Section 192A of the Companies Act, 1956, as amended, instead of transacting the business in General Meeting of the Company.

88.	In the case of an equality of votes, the chairman shall both on a show of hands and at a poll (if any) have a casting vote in addition to the vote or votes to which he may be entitled as a member.	Chairman’s casting vote

89.	If a poll is demanded as aforesaid, the same shall, subject to Article 91, be taken at such time (not later than forty-eight hours from the time when the demand was made) and place, and either by open voting or by ballot, as the chairman shall direct, and either at once or after an interval or adjournment, or otherwise, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn at any time by the persons who made the demand.	Poll to be taken, if demanded.

90.	Where a poll is to be taken, the Chairman of the meeting shall appoint two scrutineers to scrutinise the votes given on the poll and to report thereon to him. One of the scrutineers so appointed shall always be a Member (not being an officer or employee of the Company) present at the meeting, provided such a Member is available and willing to be appointed. The Chairman shall have power at any time before the result of the poll is declared to remove a scrutineer from the office and fill vacancies in the office of scrutineer arising from such removal or from any other cause.	Scrutineers at poll

91.	Any poll duly demanded on the election of a Chairman of a meeting or on any question of adjournment shall be taken at the meeting forthwith.	In what case poll taken without adjournment.

92.	The demand for a poll except on the questions of the election of the Chairman and of an adjournment shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded.	Demand for poll not to prevent transaction of other business.

VOTES OF MEMBERS

93.	No member shall be entitled to vote either personally or by proxy at any General Meeting or Meeting of a class of shareholders either upon a show of hands or upon a poll in respect of any shares registered in his name on which any calls or other sums presently payable by him have not been paid or in regard to which the Company has, and has exercised, any right of lien.	Members in arrears not to vote.

94.	Subject to the provisions of these Articles and without prejudice to any special privileges or restrictions as to voting for the time being attached to any class of shares for the time being forming part of the capital of the Company, every Member shall be entitled to be present, and to speak and vote at such meeting. Every member present in person or by proxy shall on a show of hands have one vote and upon a poll the voting a right shall be in proportion to his share of the paid-up equity share capital of the Company;	Number of votes to which member entitled.

PROVIDED, however, if any Preference Shareholder be present at any meeting of the Company, save as provided in clause (b) of sub-section (2) of section 87, he shall have a

		right to vote only on resolutions placed before the meeting which directly affect the rights attached to the Preference Shares.

Casting of votes by a member entitled to more than one vote.	95.	On a poll taken at a meeting of the Company, a Member entitled to more than one vote or his proxy or other person entitled to vote for him, as the case may be, need not, if he votes, use all his votes or cast in the same way all the votes he uses.

Vote of Member of unsound mind or who is a minor.	96.	A Member of unsound mind or in respect of whom an Order has been made by any Court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee or other legal guardian, or by proxy of such committee or other legal guardian. If any shareholder be a minor, the vote in respect of his share or shares shall be by his guardian, or any one of his guardians, if more than one, to be selected in case of dispute by the Chairman of the meeting.

Votes of joint members.	97.	If there be joint registered holders of any shares, any one of such persons may vote at any meeting or may appoint another person (whether a Member or not) as his proxy in respect of such shares, as if he were solely entitled thereto but the proxy so appointed shall not have any right to speak at the meeting and, if more than one of such joint holders be present at any meeting, that one of the said persons so present whose name stands higher on the Register shall alone be entitled to speak and to vote in respect of such shares, but the other or others of the joint holders shall be entitled to be present at the meeting. Several executors or administrators of a deceased Member in whose name shares stand shall for the purpose of these Articles be deemed joint holders thereof.

Voting in person or by proxy.	98.	Subject to the provisions of these Articles, votes may be given either personally or by proxy. A body corporate being a Member may vote either by proxy or by representative duly authorized in accordance with section 187 of the Act and such representative shall be entitled to exercise the same rights and powers (including the right to vote by proxy) on behalf of the body corporate which he represents as that body could exercise if it were an individual Member.

Votes in respect of shares of deceased and insolvent Member.	99.	Any person entitled under the Transmission Clause (Article 60) to transfer any shares may vote at any General Meeting in respect thereof in the same manner as if he were the registered holder of such shares; PROVIDED THAT forty-eight hours at least before the time of holding the meeting or adjourned meeting, as the case may be, at which he proposes to vote he shall satisfy the Directors of his right to transfer such shares and give such indemnity (if any) as the Directors may require or the Directors shall have previously admitted his right to vote at such meeting in respect thereof.

Appointment of proxy.	100..	Every proxy (whether a Member or not ) shall be appointed in writing under the hand of the appointer or his attorney, or if such appointer is a body corporate under the common seal of such corporation, or be signed by an officer or any attorney duly authorised by it, and any Committee or guardian may appoint such proxy. The proxy so appointed shall not have any right to speak at the meetings.

101.	An instrument of proxy may appoint a proxy either for the purpose of a particular meeting specified in the instrument and any adjournment thereof or it may appoint for the purpose of every meeting of the Company, or of every meeting to be held before a date specified in the instrument and every adjournment of any such meeting.	Proxy either for specified meeting or for a period.

102.	A member present either in person or by proxy shall be entitled to vote both on show of hands and on a poll.	Votes by members present or by proxy.

103	The instrument appointing a proxy and the power of attorney or other authority (if any), under which it is signed or a notarially certified copy of that power of authority, shall be deposited at the office not later than forty-eight hours before the time for holding the meeting at which the person named in the instrument proposes to vote, and in default, the instrument of proxy shall not be treated as valid. No instrument appointing a proxy shall be valid after the expiration of twelve months from the date of its execution.	Deposit of instrument of appointment

104	Every instrument of proxy whether for a specified meeting or otherwise shall, as nearly as circumstances will admit, be in any of the forms set out in Schedule IX of the Act.	Form of proxy.

105	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the proxy or of any power of attorney under which such proxy was signed, or the transfer of the share in respect of which the vote is given : PROVIDED THAT no intimation in writing of the death or insanity, revocation or transfer shall have been received at the Office before the meeting.	Validity of votes given by proxy notwithstanding death of Member.

106	No objection shall be made to the validity of any vote, except at the meeting or poll at which such vote shall be tendered, and every vote whether given personally or by proxy, not disallowed at such meeting or poll, shall be deemed valid for all purposes of such meeting or poll whatsoever.	Time for objection to votes.

107	The Chairman of any meeting shall be the sole judge of the validity of every vote tendered at such meeting. The Chairman present at the taking of a poll shall be the sole judge of the validity of every vote tendered at such poll.	Chairman of the meeting to be the judge of the validity of every vote

MINUTES OF GENERAL MEETING

108.	(a) The Company shall cause minutes of all proceedings of every General Meeting to be kept by making within thirty days of the conclusion of every such meeting concerned, enteries thereof in books kept for that purpose with their pages consecutively numbered.	Minutes of General Meetings and inspection thereof by Members.
(b) Each page of every such book shall be initialled or signed and the last page of the record of proceedings of each meeting in such book shall be dated and signed by the

		Chairman of the same meeting within the aforesaid period of thirty days or in the event of the death or inability of that Chairman within that period, by a Director duly authorised by the Board for the purpose.

		(c) In no case the minutes of proceedings of a meeting shall be attached to any such book as aforesaid by pasting or otherwise.

		(d) The minutes of each meeting shall contain a fair and correct summary of the proceedings thereat.

		(e) All appointments of officers made at any meeting aforesaid shall be included in the minutes of the meeting.

		(f) Nothing herein contained shall require or be deemed to require the inclusion in any such minutes of any matter which in the opinion of the Chairman of the meeting (a) is or could reasonably be regarded as defamatory of any person, or (b) is irrelevant or immaterial to the proceedings, or (c) is detrimental to the interests of the Company. The Chairman of the meeting shall exercise an absolute discretion in regard to the inclusion or non-inclusion of any matter in the minutes on the aforesaid grounds.

(g) Any such minutes shall be evidence of the proceedings recorded therein.

(h) The book containing the minutes of proceedings of General Meetings shall be kept at the Office of the Company and shall be open during business hours, for such periods not being less, in the aggregate, than two hours in each day, as the Directors determine to the inspection of any Member without charges.

	DIRECTORS

Number of Directors	109.	Until otherwise determined by a General Meeting of the Company and subject to the provisions of Section 252 of the Act, the number of Directors (excluding alternate Directors) shall not be less than three nor more than twelve.

Appointment of Directors.	110.	(a) Not less than two third of the total number of Directors shall (i) be persons whose period of office is liable to determination by retirement of Directors by rotation and (ii) save as otherwise expressly provided in the Articles, be appointed by the Company in General Meeting.

(b) Subject to the provisions of Section 256 of the Act and Articles 111, 112, 112A, 112B, 113, 114 and 115 at every Annual General Meeting of the Company, one third of such of the Directors for the time being as are liable to retire by rotation or if their number is not three or a multiple of three, the number nearest to one –third shall retire from office. The Directors appointed pursuant to Article 111, 112, 112A, and 112B shall not be subject to retirement under this article & shall not be taken into account in determining the rotation of retirement or the number of Directors to retire. In the following Articles, a “retiring Director(s)” means a Director (s) retiring by rotation.

(c) Subject to Section 284(5) of the Act, the Directors to retire by rotation under Article 110B at every Annual General Meeting shall be those who have been longest in office since their last appointment, but as between persons who become directors on the same day. Those who are to retire shall, in default of and subject to any agreement among themselves be determined by lot.

(d) A retiring Director shall be eligible for re-election.

(e) Subjects to Section 258, 259, 261 and 284 of the Act, the Company at the General Meeting at which a Director retires in manner aforesaid may fill up the vacancy by appointing the retiring Directors or some other person thereto.

(f). A. If the place of the retiring Directors is not filled up and the meeting has not expressly resolved not to fill the vacancy, the meeting shall stand adjourned till the same day in the next week, at the same time and place, or if that day is a public holiday till the next succeeding day which is not a public holiday, at the same time and same place.

B. If at the adjourned meeting also, the place of the retiring Directors is not filled up and that meeting also had not expressly resolved not to fill the vacancy of the retiring Director shall be deemed to have been re-appointed at the adjourned meeting unless.

(i) at the meeting or the previous meeting a resolution for the re-appointment of such Director has been put to the meeting and lost;

(ii) the retiring Director has, by a notice in writing addressed to the Company or its Board of Directors, expressed his unwillingness to be so re-appointed;

(iii) he is not qualified or is disqualified for appointment.

(iv) a resolution, whether special or ordinary, is required for his appointment or re-appointment in virtue of any provisions of the Act; or

(v) the proviso to sub-section (2) of Section 263 of the Act is applicable to the case.

111.	So long as FINSIDER and /or its holding, subsidiary or associate companies either singly or in the aggregate hold 26% or more of the paid-up equity share capital of the Company FINSIDER shall have the right by a notice in writing addressed to the Company, to appoint such number of persons as shall together with the Directors	Appointment of Directors by FINSIDER

		appointed under Articles 112, 112A and 112B not exceed one-third of the total number of Directors for the time being of the Company, as Directors of the Company and to remove such persons from office, and on a vacancy being caused in such office from any cause, whether by resignation, death, removal or otherwise, of any such person so appointed, to appoint another to fill such vacancy.

Debenture Directors.	112.	If it is provided by the Trust Deed secured or otherwise, in connection with any issue of debentures of the Company, that any person or persons shall have power to nominate a by Director of the Company, then in the case of any and every such issue of debentures, the person or persons having such power may exercise such power from time to time and appoint a Director acceptable to the Company. Any Director so appointed is herein referred to as Debenture Director. A Debenture Director may be removed from office at any time by the person or persons in whom for the time being is vested the power under which he was appointed and another Director may be appointed in his place. A Debenture Director shall not be bound to hold any qualification share.

Power to appoint ex-officio Directors	112A.	Whenever Directors enter into a contract with any Government, Central, State, or Local, any bank or financial institution or any person or persons (hereinafter referred to as “the appointer”) for borrowing any money or for providing any guarantee or security or for technical collaboration or assistance or for underwriting or enter into any other arrangement whatsoever, the Directors shall have, subject to the provisions of Section 255 of the Act, the power to agree that such appointer shall have the right to appoint or nominate by a notice in writing addressed to the Company one or more Directors on the Board for such period and upon such conditions as may be mentioned in the agreement and that such Director or Directors may not be liable to retire by rotation nor be required to hold any qualification shares. The Directors may also agree that any such Director or Directors may be removed from time to time by the appointer entitled to appoint or nominate them and the appointer may appoint another or others in his or their place and also fill in any vacancy, which may occur as a result of such Director or Directors ceasing to hold that office for any reason whatever. The Directors appointed or nominated under this Article shall be entitled to exercise and enjoy all or any of the rights and privileges exercised and enjoyed by the Directors of the Company including payment of remuneration and travelling expenses to such Director or Directors as may be agreed by the Company with the appointer.

Appointment of Director by ICICI.	112B.	So long as any moneys remain owing by the Company to The Industrial Credit & Investment Corporation of India Limited (ICICI), out of any loans granted by ICICI to the Company ICICI shall have a right to appoint from time to time, any person as a Director (which Director is hereinafter referred to as ‘ICICI Director’), on the Board of the Company to and to remove from such office any person or persons so appointed and to appoint any person in his place. The Board of Directors of the Company shall have no power to remove from office the ICICI Director. At the option of ICICI such ICICI Director shall not be required to hold any share qualification in the Company. Also at the option of ICICI, such ICICI Director shall not be liable to retirement by rotation of Directors. Subject as aforesaid, the ICICI Director shall be entitled to the same rights and privileges and be subject to the same obligations as any other Director of the Company.

The ICICI Director so appointed shall hold the said office only so long as any moneys remain owing by the Company to ICICI. The ICICI Director appointed under this Article shall be entitled to receive all notices of Board Meetings and of the meetings of the Committee of which the ICICI Director is a member as also the minutes of such meetings. The Company shall pay to the ICICI Director nominal allowances, other remuneration, travelling and boarding expenses as applicable to other non-whole time Directors of the Company.

113.	The Board may appoint an alternate Director to act for a Director (hereinafter called “the original Director”) during his absence for a period of not less than three months from the State or Union Territory in which meetings of the Board are ordinarily held: PROVIDED THAT in the case of a Director appointed by FINSIDER under Article 111, the alternate Director to be appointed for such original Director shall be a person approved or recommended by FINSIDER. An alternate Director so appointed shall not hold office as such for a period longer than that permissible to the original Director in whose place he has been appointed and shall vacate office if and when the original Director returns to the State in which meetings of the Board are ordinarily held. If the term of office of the Original Director is determined before he so returns to the State or Union Territory aforesaid, any provision for the automatic re-appointment of retiring Directors in default of another appointment shall apply to the original Director and not to the alternate Director.	Appointment of alternate Directors.

114.	Subject to the provisions of section 260 and 264, the Board shall have power at any time and from time to time to appoint any other qualified person to be a additional Director but so that the total number of Directors shall not at any time exceed the maximum fixed under Article 109. Any such additional Director shall hold office only up to the date of the next Annual General Meeting.	Director’s power to add to the Board.

115.	Subject to the provisions of section 262 and 264, the Board shall have power at any time and from time to time to appoint any other qualified person to be a Director to fill a casual vacancy. Any person so appointed shall hold office only up to the date up to which the Director in whose place he is appointed would have held office if it had not been vacated hy him.	Director’s power to fill casual vacancies.

115A.	A person who is not a retiring Director shall, subject to the provisions of the Act, be eligible for appointment to the office of Director at any General meeting, if he or some members intending to propose him has, not less than fourteen days before the meeting, left at the office of the Company a notice in writing under his hand signifying his candidature for the office of director or the intention of such member to propose him as a candidate for that office, as the case may be, along with a deposit of five hundred rupees, which shall be refunded to such persons or, as the case may be, to such member, if the person succeeds in getting elected as a Director.

Qualification of Director	116.	(1)	A Director shall not be required to hold any qualification share.
		(2)

A person shall not be capable of being appointed Director of the Company if he is disqualified under the provisions of section 274 for the time being in force and may other provision contained in the Companies Act, 1956.

Remuneration of Director.	117	(a) Subject to the provisions of the Act, a Managing Director or Managing Directors, and any other Director/who is/are in the whole-time employment of the Company may be paid remuneration either by way of a monthly payment or at a specified percentage of the net profits of the Company or partly by one way and partly by the other.

		(b)	Subject to the provisions of the Act, a Director, who is neither in the whole-time employment nor a Managing Director, may be paid remuneration either :-

		(i)	by way of monthly, quarterly or annual payment with the approval of the Central Government, or

		(ii)	by way of commission if the Company by a special resolution authorises such payment.

		(c) A Director (excluding a Managing or Whole time Director, if any) for attending a Meeting of the Board or Committee thereof shall be entitled to a fee to the extent of the maximum prescribed under the Act.”

Travelling expenses incurred by Director not a bonafide resident or by Director going out on Company’s business.	118.	The Board may allow and pay to any Director who is not a bonafide resident of the place where the meetings of the Board are ordinarily held and who shall come to such place for the purpose of attending any meeting, such sum as the Board may consider fair compensation for travelling, boarding, lodging and other expenses, in addition to his fee for attending such meeting as specified above; and if any Director be called upon to go or reside out of the ordinary place of his residence on the Company’s business, he shall be entitled to be paid and reimbursed any travelling or other expenses incurred in connection with the business of the Company.

Directors may act not withstanding any vacancy.	119.	The continuing Directors may act notwithstanding any vacancy in their body, but if, and so long as their number is reduced below the minimum number fixed by Article 109 hereof, the continuing Directors not being less than two may act for the purpose of increasing the number of Directors to that number, or of summoning a General Meeting, but for no other purpose.

When office of Directors to become vacant.	120.	Subject to Sections; 283 (2) and 314 of the Act, the office of a Director shall become vacant if:-
		(a)	he is found to be of unsound mind by a Court of competent jurisdiction; or
		(b)	he applies to be adjudicated an insolvent; or
		(c)	he is adjudged an insolvent; or

	(d)	he fails to pay any call made on him in respect of shares of the Company held by him, whether alone or jointly with others, within six months from the date fixed for the payment of such call unless the Central Government has, by notification in the Official Gazette, removed the disqualification incurred by such failure; or

	(e)	he absents himself from three consecutive meetings of the Directors or from all meetings of the Directors for a continuous period of three months, whichever is longer, without leave of absence from the Board; or

	(f)	he becomes disqualified by an order of the Court under section 203 of the Act; or

	(g)	he is removed in pursuance of Section 284 or

	(h)	he (whether by himself or by any person for his benefit or on his account), or any firm in which he is a partner, or any private company of which he is a Director, accepts a loan, or any guarantee or security for a loan, from the Company in contravention of Section 295 of the Act;or

	(i)	he acts in contravention of Section 299 of the Act;or

	(j)	he is convicted by a Court of an offense involving moral turpitude and is sentenced in respect thereof to imprisonment for not less than six months; or

	(k)	having been appointed a Director by virtue of his holding any office or other employment in the Company, he ceases to hold such office or other employment in the Company; or

	(1)	he resigns his office by a notice in writing addressed to the Company.

121.	(1) Except with the consent of the Board of Directors of the Company, a Directors of the Company or his relative, a firm in which such a Director or relative is a partner, any other partner in such a firm, or a private company of which the Director is a member or Director, shall not enter into any contract with the Company:-		Directors may contract with Company
(a) for the sale, purchase or supply of any goods, materials or service; or
(b) for underwriting the subscription of any shares in, or debentures of, the Company.

	(2)	Nothing contained in sub-clause (a) of Clause (1) shall effect:

(a) the purchase of goods and materials from Company, or the sale of goods and materials to the Company, by any Director, relative, firm, partner or private company as aforesaid for cash at prevailing market prices; or

		(b) any contract or contracts between the Company on the one side, and such Director, relative, firm, partner or private company on the other for sale, purchase or supply of any goods, materials and services in which either the company or the Director, relative, firm, partner or private company, as the case may be regularly trades or does business: PROVIDED THAT such contract or contracts do not relate to goods and materials the value of which, or services the cost of which, exceed five thousand rupees in the aggregate in any year comprised in the period of the contract or contracts.

	(3)	Notwithstanding anything contained in sub-clauses (1) and (2) of this Article, a Director, relative, firm, partner or private company as aforesaid may, in circumstances of urgent necessity enter, without obtaining the consent of the Board, into any contract with the company for the sale, purchase or supply of any goods or materials or services, even if the value of such goods or costs of such services exceed five thousand rupees in the aggregate in any year comprised in the period of the contract; but in such a case, the consent of the Board shall be obtained at a meeting within three months of the date on which the contract was entered into.

		(4) Every consent of the Board required under this Article shall be accorded by a resolution passed at a meeting of the Board and not otherwise, and the consent of the Board required under sub-clause (1) of this, Article shall not be deemed to have been given within the meaning or that sub-clause unless the consent is accorded before the contract is entered into or within three months of the date on which it was entered into.

		(5) If the consent is not accorded to any contract under this Articles anything done in pursuance of the contract shall be voidable at the option of the Board.

Disclosure of interest by Directors.	122.	(1) Every Director of the Company, who is in any way, whether directly or indirectly, concerned or interested in a contract or arrangement, or proposed contract or arrangement, entered into or to be entered into, by or on behalf of the Company, shall disclose the nature of his concern or interest at a meeting of the Board of Directors in the manner set out in Section 299 of the Act.

		(2) Nothing in sub-clause (1) of this Article shall apply to any contract or arrangement entered into or to be entered into between the Company and any other company, where any of the Directors of the Company or two or more of the Directors together holds or hold not not more than two per cent of the paid-up share capital in the other company.

Interested Directors not to participate or vote in Board’s proceedings.	123.	No Director shall, as a Director, take any part in the discussion of, or vote on any contract or arrangement entered into, by or on behalf of the Company, if he is in any way, whether directly or indirectly, concerned or interested in such contract or arrangement, nor shall his presence count for the purpose of forming a quorum at the time of any such discussion or vote; and if he does vote, his vote shall be void, PROVIDED, however, that nothing herein contained shall apply to-

(a) any contract or indemnity against any loss which the Directors, or any one or more of them, may suffer by reason of becoming or being sureties of a surety for the Company :

(b) any contract or arrangement entered into or to be entered into with a public company or a private company which is a subsidiary of a public company in which the interest of the Director consists solely–

(i)	in his being–

(a) a Director of such company ; and

(b) the holder of not more than shares of such number or value therein as is requisite to qualify him for appointment as a Director thereof, he having been nominated as such Director by the Company; or

(ii)	in his being a Member holding not more than 2 per cent of its paid-up share capital.

124.	The Company shall keep a Register in accordance with Section 301 (1) and shall within the time specified in Section 301 (2) enter therein such of the particulars as may be relevant having regard to the application thereto of Section 297 or Section 299 of the Act as the case may be. The Register aforesaid shall also specify, in relation to each Director of the Company, the names of the bodies corporate and firms of which notice has been given by him under Section 299. The Register shall be kept at the Office of the Company and shall be open to inspection at such, Office, and extracts may be taken therefrom and copies thereof may be required by any Member of the Company to the same extent, in the same manner, and on payment of the same fee as in the case of the Register of Members of the Company and the provisions of Section 163 of the Act shall apply accordingly.	Register of Contracts in which Director’s are interested.

125.	A Director may be or become a Director of any company promoted by the Company, or in which it may be interested as a vendor, shareholder, or otherwise, and no such Director shall be accountable for any benefits received as a Director or shareholder of such company except in so far as Section 309 (6) or Section 314 of the Act may be applicable.	Directors may be Directors of companies promoted by the Company

126.	Subject to Section 259 of the Act, the Company may, by ordinary resolution, from time to time, increase or reduce the number of Directors.	Company may increase or reduce the number of Directors.

127.	(a) The Company shall keep at its Office a Register containing the particulars of its Directors, Managers, Secretaries and other persons mentioned in Section 303 of the Act, and shall otherwise comply with the provisions of the said Section in all respects.	Register of Directors etc. and notification of Change to Registrar.

		(b) The Company shall in respect of each of its Directors also keep at its Office a register, as required by Section 307 of the Act, and shall otherwise duly comply with the provisions of the said Section in all respects.

Disclosure by Director of appointment to any other body corporate.	128.	Every Director (including a person deemed to be a Director by virtue of the Explanation to sub-section (1) of Section 303 of the Act), Managing Director, Manager or Secretary of the Company shall, within twenty days of his appointment to, or as the case may be, relinquishment of any of the above offices in any other body corporate, disclose to the Company the particulars relating to his office in the other body corporate which are required to be specified under sub-section (1) of Section 303 of the Act.

Disclosure by a Director of his holdings of shares and debentures of the Company.	129.	Every Director, and every person deemed to be a Director of the Company by virtue of sub-section (10) of section 307 of the Act, shall give notice to the Company of such matters relating to himself as may be necessary for the purpose of enabling the Company to comply with the provisions of that Section.

	MANAGING / WHOLETIME DIRECTOR

Board may appoint Managing/ Wholetime Director.	130.	Subject to the provisions of the Act and of these Articles the Board shall have power to appoint and re-appoint any one or more of their body to be the Managing Director or Managing Directors (which expression shall include a Joint Managing Director or Deputy Managing Director) or Whole time Director or whole time Directors of the Company for such term not exceeding five years at a time upon such terms and conditions as the Board thinks fit; and may from time to time (subject to the provisions of any contract between him or them and the Company) remove or dismiss him or them from office and appoint another or others in his or their place or places.

Restriction on management	131.	The Managing/Whole-time Directors shall not exercise the powers to–
		(a)	make calls on shareholders in respect of money unpaid on the shares in the Company;
		(b)	issue debentures:

	and except to the extent mentioned in the resolution passed at the Board Meeting under Section 292 of the Act, shall also not exercise the powers to–

		(c)	borrow moneys, otherwise than on debentures;

		(d)	invest the funds of the Company ; and

		(e)	make loans

132.	The Company shall not appoint or employ or continue the appointment or employment of, a person as its Managing or Whole–time Director who–	Certain persons not to be appointed Managing/ Wholetime Directors.
(a) is an undischarged insolvent, or has at any time being adjudged an insolvent ; or
(b) suspends, or has at any time suspended, payment to his creditors, or makes, or has at any time made, a composition with them; or
(c) Is, or has at any time been, convicted by a Court of an offense involving moral turpitude.

133.	A Managing/Wholetime Director(s) shall ipso facto an immediately cease to be a Managing / Whole time Director(s) on his ceasing to hold the office of Director.	Special position of Managing/ Wholetime Director.

PROCEEDINGS OF THE BOARD OF DIRECTORS

134.	The Directors may meet together as a Board for the dispatch of business from time to time, and shall so meet at least once in every three months and at least four such meetings shall be held in every year. The Directors may adjourn and otherwise regulate their meetings as they think fit.	Meeting of Directors.

135.	At least 10 days’ notice of every meeting of the Board shall be given in writing to every Director whether in or outside India. In the case of Directors residing outside India, notice shall be sent by cable or telex : PROVIDED THAT a meeting of the Board of Directors may be called after giving shorter notice than that specified as aforesaid, if consent is accorded thereto by a Director appointed, if any, in pursuance of Article 111, and by all the other Directors for the time being in India.	Notice of Directors’ Meeting.

136.	Subject to Section 287 of the Act, the quorum for a meeting of the Board shall be one- third of its total strength excluding Directors, if any, whose places may be vacant at the time and any fraction contained in that one-third being rounded off as one, or two Directors, whichever is higher : PROVIDED THAT where at any time the number of interested Directors exceeds or is equal to two-thirds of the total strength, the number of the remaining Directors, that is to say, the number of Directors who are not interested, present at the meeting being not less than two, shall be the quorum during such time : PROVIDED further, where the Board consists of a Director or Directors appointed in terms of Article 111, no quorum for a meeting of the Board shall be constituted unless any one of the Directors so appointed or his alternate is present at such meeting.	Quorum at Board Meeting

137.	If a Meeting of the Board could not be held for want of a quorum, then, the meeting shall automatically stand adjourned to the same day, place and time in the next week, unless otherwise decided by the Directors present.	Adjournment of meeting for want of quorum.

138.	A Director may at any time, and the Secretary shall, as and when directed by the Directors to do so, convene a meeting of the Board by giving a notice in writing to every other Director as provided in Article 135.	When meeting to be convened.

Chairman	139.

(a) The Board may elect a Chairman of its Meeting and determine the period for which he is to hold office.

(b) If no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be the Chairman of the Meeting.

Question at Board meetings how to be decided.	140.	Questions arising at meeting of the Board of Directors or a Committee thereof shall be decided by a majority of the votes and in case of an equality of votes the Chairman shall have a casting vote : PROVIDED, however, that where any Director or Directors are appointed in pursuance of Article 111, no resolution shall be passed by the Board or its Committee unless any one of the Directors so appointed or his alternate shall have voted in favour of such resolution.

Powers of Board Meeting.	141.	A meeting of the Board for the time being at which a quorum is present shall be competent to exercise all or any of the authorities, powers and discretions which by or under the Act or the Articles of the Company are for the time being vested in or exercisable by the Board generally.

Directors may appoint Committee.	142.	Subject to the restrictions contained in section 292 of the Act, the Board may delegate any of their powers to Committees of the Board consisting of such members or member of its body as it thinks fit; PROVIDED THAT where any Director or Directors are appointed in pursuance of Article 111, one of the members of such Committee shall be a Director so appointed or his alternate, and it may, from time to time, revoke and discharge any such committee of the Board either wholly or in part and either as to persons or purposes, but every Committee of the Board so formed shall in the exercise of the powers so delegated conform to any regulations that may from time to time, be imposed on it by the Board. All acts done by any such Committee of the Board in conformity with such regulations and in fulfillment of the purposes of their appointment but not otherwise, shall have the like force and effect as if done by the Board.

Mecing of Committee how to be governed.	143.	The meetings and proceedings of any such Committee of the Board consisting of two or more members shall be governed by the provisions herein contained for regulating the meetings and proceedings of the Directors, so far as the same are applicable thereto and are not superseded by any regulation made by the Directors under the last preceding Article.

Resolution by circulation.	144.	No resolution shall be deemed to have been duly passed by the Board or by a Committee thereof, by circulation, unless the resolution has been circulated in draft, together with the necessary papers, if any, to all Directors, or to all the members of the Committee, then in India (not being less in number than the quorum fixed for a meeting of the Board or Committee, as the case may be), and to all other Directors or members of the Committee, at their usual address in India and has been approved by such of the Directors or members of the Committee as are then in India, or by a majority of such of them, as are entitled to vote on the resolution; PROVIDED THAT, where a Director or Directors are appointed in pursuance of Article 111, the resolution by circulation shall not be deemed to have been duly passed unless any one of the Directors appointed in pursuance of Article 111 or his alternate shall have voted in favour of such resolution.

145.	All acts done by any meeting of the Board, or by a Committee of the Board, or by any person acting as a Director shall notwithstanding that it shall afterwards be discovered that there was some defect in the appointment of such director or persons acting as a aforesaid, or that they, or any of them, were disqualified or had vacated office or that the appointment of any of them had been terminated by virtue of any provisions contained in the Act or these Articles, be as valid as if every such person had been duly appointed, and was qualified to be a Director and had not vacated his office or his appointment had not been terminated : PROVIDED THAT nothing in this Article shall be deemed to give validity to acts done by a Director after his appointed has been shown to the Company to be invalid or to have determined.	Acts of Board or Committee valid notwithstanding informal defect in appointment.

146.	(a) The Company shall cause minutes of all proceedings of every meeting of the Board and Committee thereof to be kept by making, within thirty days of the conclusion of every such meeting, entries thereof in books kept for the purpose with their pages consecutively numbered	Minutes of Proceedings of meetings of the Board.

(b) Each page of every such book shall be initialled or signed and the last page of the record of proceedings of each meeting in such book shall be dated and signed by the Chairman of the said meeting or the Chairman of the next succeeding meeting.

(c) In no case the minutes of proceedings of a meeting shall be attached to any such book as aforesaid by pasting or otherwise.

(d) The minutes of each meeting shall contain a fair and correct summary of the proceedings thereat.

(e) All appointments of officers made at any of the meetings aforesaid shall be included in the minutes of the meeting.

(f) The minutes shall also contain–

(i) the names of the directors present at the meeting ; and

(ii) in the case of each resolution passed at the meeting, the names of the Directors, if any, dissenting from, or not concurring with the resolution.

(g) Nothing contained in sub-clauses (a) to (f) shall be deemed to require the inclusion in any such minutes of any matter which, in the opinion of the Chairman of the meeting–

		(i) is, or could reasonably be regarded as, defamatory of any person;

		(ii) is, irrelevant or immaterial to the proceedings; or

		(iii) is detrimental to the interests of the Company.

	The Chairman shall exercise an absolute discretion in regard to the inclusion or non-inclusion of any matter in the minutes on the grounds specified in this sub-clause.

		(h) Minutes of meetings kept in accordance with the aforesaid provisions shall be evidence of the proceedings recorded therein.

Power of Directors.	147.	The Board may exercise all such powers of the Company and do all such acts and things as are not, by the Act, or any other Act, or by the Memorandum or Articles of the Company, required to be exercised or done by the Company in General Meeting, subject nevertheless to these Articles, to the provisions of the Act, or any other Act and to such regulations or provisions, as may be prescribed by the Company in General Meeting; but no regulation made by the Company in General meeting shall invalidate any prior act of the Board which would have been valid if that regulation had not been made : PROVIDED THAT the Board shall not, except with the consent of the Company in General Meeting :-

		(a) sell, lease or otherwise dispose of the whole, or substantially the whole, of the undertaking of the Company or where the Company owns more than one undertaking of the whole, or substantially the whole, of any such undertaking;

		(b) remit, or give time for the repayment of, any debt due by a Director ;

		(c) invest otherwise than in trust securities, the amount of compensation received by the Company in respect of the compulsory acquisition of any such undertakings as is referred to in clause (a), or of any premises or properties used for any such undertaking and without which it cannot be carried on or can be carried on only with difficulty or only after a considerable time;

		(d) borrow moneys where the moneys to be borrowed, together with the moneys already borrowed by the Company (apart from temporary loans obtained from the Company’s bankers in the ordinary course of business), will exceed the aggregate of the paid-up capital of the Company and its free reserves, that is to say, reserves not set apart for any specific purpose;

		(e) contribute to charitable and other funds not directly relating to the business of the Company or the welfare of its employees, any amounts the aggregate of which will in any financial year exceed the limits specified in Section 293 of the Act.

Certain powers of the Board.	148.	Without prejudice to the general powers conferred by the last preceding Article and so as not in any way to limit or restrict those powers, and without prejudice to the other powers conferred by these Articles, but subject to the restrictions contained in the last preceding Article, it is hereby declared that the Directors shall have the following powers, that is to say, power –

(1) To pay and charge to the capital account of the Company any commission or interest lawfully payable there out under the provisions of Sections 76 and 208 of the Act;

(2) Subject to Sections 292 and 297 of the Act, to purchase or otherwise acquire for the Company any property, rights or privileges which the Company is authorised to acquire, at or for such price or consideration and generally on such terms and conditions as they may think fit; and in any such purchase or other acquisition to accept such title as the Directors may believe or may be advised to be reasonably satisfactory;

(3) At their discretion and subject to the provisions of the Act, to pay for any property, rights or privileges acquired by, or services rendered to, the Company, either wholly or partially, in cash or in shares, bonds, debentures, mortgages, or other securities of the Company, and any such shares may be issued either as fully paid-up or with such amount credit as paid-up thereon as may be aggreed upon; and any such bonds, debentures, mortgages or other securities may be either specially charged upon all or any part of the property of the Company and its uncalled capital, or not so charged;

(4) To secure the fulfillment of any contract or engagement into by the Company by mortgage or charge of all or any of the property of the Company and its uncalled capital for the time being or in such manner as they may think fit;

(5) To accept from any Member, as far as may be permissible by law, a surrender of his shares or any part thereof, on such terms and conditions as shall be agreed ;

(6) To appoint any person to accept and hold in trust for the Company any property belonging to the Company, in which it is interested, or for any other purposes; and to execute and do all such deeds and things as may be required in relation to any such trust, and to provide for the remuneration of such trustee or trustees;

(7) To institute, conduct, defend, compound, or abandon any legal proceedings by or against the Company or its officers, or otherwise concerning the affairs of the Company, and also to compound and allow time for payment or satisfaction of any debts due and of any claim or demand by or against the Company and to refer any differences to arbitration, and observe and perform any awards made thereon;

(8) To act on behalf of the Company in all matters relating to bankrupts and insolvents;

(9) To make and give receipts, releases, and other discharges for moneys payable to the Company and for the claims and demands of the Company;

(10) Subject to the Provisions of Sections 292, 295 and 3 72A of the Act, to invest and deal with any moneys of the Company not immediately required for the purposes thereof upon such security (not being shares of this Company), or without security and in such manner as they may think fit, and for time to time to vary or realise such investments. Save as provided in Section 49 of the Act, all investments shall be made and held in the company’s own name;

(11) To execute, in the name and on behalf of the Company, in favour of any Director or other person who may incur or be about to incur any personal liability whether as principal or surety, for the benefit of the Company, such mortgages of the Company’s property (present and future) as they think fit, and any such mortgage may contain a power of sale and such other powers, provisions, convenants and agreements as shall be agreed upon;

(12) To determine from time to time who shall be entitled to sign, on the Company’s behalf bills, notes, receipts, acceptances, endorsements, cheques, dividend warrants, releases, contracts and documents and to give the necessary authority for such purpose;

(13) To distribute by way of bonus amongst the staff of the Company a share or shares in the profits of the Company, and to give to any officer or other person employed by the Company a commission on the profits of any particular business or transaction: and to charge such bonus or commission as part of the working expense of the Company;

(14) To provide for the welfare of Directors or ex-Directors or employees or ex-employees of the Company and their wives, widows and families or the dependents or connections of such persons, by building or contributing to the building of houses, dwellings or chawls, or by grants of moneys pension, gratuities, allowances bonus or other payments or by creating, and from time to time subscribing or contributing to provident and other funds, associations, institutions or trusts and by providing or subscribing or contributing towards places of instruction and recreation, hospitals and dispensaries, medical and other attendance and other assistance as the Board shall think fit; and to subscribe or contribute or otherwise to assist or to guarantee money to charitable, benevolent, religious, scientific, national or other institutions or object which shall have any moral or other claim to support or aid by the Company, either by reason of locality of operation, or of public and general utility or otherwise;

(15) Before recommending any dividend, to set aside out of the profits of the Company such sums as they may think proper for depreciation or to a Depreciation Fund, or to an Insurance Fund, or as a Reserve Fund or Sinking Fund or any Special Fund to meet contingencies or to repay debenture or debenture-stock, or for special dividends or for equalising dividends or for repairing, improving, extending and maintaining any of the property of the Company and for such other purposes (including the purpose referred to in the preceding clause), as the Board may, in their absolute discretion, think conductive to the interest of the Company, and subject to Section 292 of the Act, to invest the several sums so set aside or so much thereof as required to be invested, upon such investments (other than shares of the Company) as they may think fit, and from time to time to deal with and vary such investments and dispose of and apply and expend all or any part thereof for the benefit of the Company, in such manner and for such purposes as the Board, in their absolute discretion, think conducive to the interest of the Company, notwithstanding that the matters to which the Board apply or upon which they expend the same, or any part thereof, may be matters to or upon which the capital moneys of the Company might rightly be applied or expended; and to divide the Reserve Fund into such special funds as the Board may think fit, with full power to transfer the whole or any portion of a Reserve Fund or division of a Reserve Fund to another Reserve Fund or division of Reserve Fund and with full power to employ the assets constituting all or any of the above funds, including the Depreciation Fund, in the business of the Company or in purchase or repayment of debentures or debenture-stock, and without being bound to pay interest on the same with power however to the Board at their discretion to pay or allow to the credit of such funds interest at such rate as the Board may think proper:

(16) To appoint, and at their discretion remove or suspend such general managers, managers, secretaries, assistants, supervisors, clerks, agents and servants for permanent, temporary or special services as they may from time to time think fit, and to determine their powers and duties and fix their salaries or emoluments or remunerations, and to require security in such instances and to such amounts as they may think fit. And also from time to time to provide for the management and transaction of the affairs of the Company in any specified locality in India or elsewhere in such manner as they think fit; and the provisions contained in the three next following sub-clauses shall be without prejudice to the general powers conferred by this sub- clause;

(17) From time to time and at any time to establish any local Board for managing any of the affairs of the Company in any specified locality in India or elsewhere and to appoint any person to be members of such local Boards, and to fix their remuneration;

(18) Subject to the provisions of the Act, from time to time and at any time, to delegate to any such local Board, or any member or members thereof or any managers or agents so appointed, any of the powers, authorities, and discretions for the time being vested in the Board, and to authorize the members for the time being of any such local Board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies, and any such appointment or delegation under the preceding and this subclause may be made on such terms and subject to such conditions as the Board may think fit, and the Board may at any time remove any person so appointed, and may annul or vary any such delegation;

		(19) At any time and from time to time by Power of Attorney under the Seal of the Company, to appoint any person or persons to be the Attorney or Attorneys of the Company, for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these presents and excluding the power to make calls and excluding also, except in their limits authorised by the Board, the power to make loans and borrow moneys) and for such period and subject to such conditions as the Board may from time to time think fit; and any such appointment may (if the Board thinks fit) be made in favour of the members or any of the members of any local Board, established as aforesaid or in favour of any Company, or the shareholders, directors, nominees, or managers of any Company or firm or otherwise in favour of any fluctuating body or person whether nominated directly or indirectly by the Board and any such Power of Attorney may contain such powers for the protection or convenience of persons dealing with such Attorney as the Board may think fit, and may contain powers, enabling any such delegates or attorneys as aforesaid to sub-delegate all or any of the powers, authorities and discretions for the time being vested in them;

		(20) Subject to Sections 294 and 297 of the Act, for or in relation to any of the matters aforesaid or otherwise for the purposes of the Company, to enter into all such negotiations and contracts and rescind and vary all such contracts, and execute and do all such acts, deeds and things in the name and on behalf of the Company as they may consider expedient;

		(21) From time to time to make, vary and repeal bye-laws for the regulations of the business of the Company, its officers and servants.

		THE SECRETARY

Secretary	149.	The Directors may from time to time subject to the provisions of Sections 2 (45) and 383 A of the Act, If applicable, appoint, and at their discretion remove, any individual to perform any functions which by the Act are to be performed by the Secretary, and to execute any other ministerial or administrative duties, which from time to time be assigned to the Secretary by the Directors. The Directors may also at anytime appoint some person (who need not be the Secretary) to keep the registers required to be kept by the Company.

		THE SEAL

The Seal its custody and use.	150.	(a) The Board shall provide a Common Seal for the purposes of the Company, and shall have power, from time to time, to destroy the same and substitute a new Seal in lieu thereof, and the Board shall provide for the safe custody of the Seal for the time being, and the Seal shall never be used except by the authority of the Board or a Committee of the Board previously given.

(b) The Company shall also be at liberty to have an official Seal accordance with Section 50 of the Act, for use in any territory, district or place outside India.

151.	Every deed or other instrument, to which the Seal of the Company is required to be affixed, shall unless the same is executed by a duly constituted attorney, be signed by two Directors or one Director and Secretary or some other person appointed by the Board for the purpose: PROVIDED THAT in respect of the Share Certificate, the Seal shall be affixed in accordance with Article 20 (a).	Deeds how executed

DIVIDENDS

152.	(a) The profits of the Company, subject to any special rights relating thereto created or authorised to be created by these Articles and subject to the provisions of these Articles, shall be divisible among the Members in proportion to the amount of capital paid-up or credited as paid-up on the shares held by them respectively.	Division of profits and dividends in proportion to amount paid - up

(b) All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly.

153.	The Company in General Meeting may declare dividends to be paid to Members according to their respective rights, but no dividends shall exceed the amount recommended by the Board, but the Company in General Meeting may declare a smaller dividend.	The Company in General Meeting may declare a dividend.

154.	(a) No dividend shall declared or paid by the company for any financial year except out of its profits arrived at in the manner set out in section 205 of the act.	Dividends only to be paid out of profits.

(b) where owing to inadequancy or absence of profits any year, the company proposes to declare dividend out of the accumulated profits earned by it in previous years and transferred to reserves, such declaration of dividend shall not be made accept in accordance with such rules as may be made in that behalf by the government, and where any such declaration is not in accordance with such rules, it shall not be made except with the previous approval of the government.

155.	The Board may, from time to time, pay to the members such interim dividend as in their judgment the position of the company justifies. Subject to provisions of section 205 of the act.	Interim dividend.

156.	Where capital is paid in advance of calls such capital may carry interest but shall not in respect thereof confer a right to dividend or participate in profits.	Capital paid up in advance at Interest not to earn dividend.

157.	The Board may retain the dividends payable upon shares in respect of which any person is, under articles 59 and 60, entitled to become a member, or which any person under those articles is entitled to transfer, until such person come a member in respect of such shares or shall duly transfer the same.	Retention of dividends until completion of transfer under Articles 59&60.

Dividend etc. to joint holders.	158.	Any one of several person who are registered as the joint holders of any share may give effectual receipts for all dividends or bonus and payments on account of dividend or bonus or other moneys payable in respect of such shares.

No Member to receive dividend whilst indebted to the Company and Company’s right of reimbursement thereout.	159.	No member shall be entitled to receive payment of any interest or dividend in respect of his share or shares, whilst any money may be due or owing from him to the company in respect of such share or shares or otherwise howsoever, either alone or jointly with any other person or persons; and the Board may deduct from the interest or dividend payable to any Member all sums of money so due from him to the Company.

Transfer of shares must be registered.	160.	A transfer of shares shall not pass the right to any dividend declared thereon before the registration of the transfer.

Dividends how remitted.	161.	Unless otherwise directed, any dividend may be paid by cheque or warrant or by a payslip or receipt having the force of a cheque or warrant sent through the post to the registered address of the Member or person entitled or in case of joint holders to that one of them first named in the Register in respect of the joint holdings. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. The Company shall not be liable or responsible for any cheque or warrant or payslip or receipt lost in transmission, or for any dividend lost to the Member or person entitled thereto by the forged endorsement of any cheque or warrant or the forged signature of any payslip or receipt or the fraudulent recovery of the dividend by any other means.

No interest on dividends.	162.	No unpaid dividend shall bear interest as against the Company.

Dividend and call together.	163.	Any General Meeting declaring a dividend may, on the recommendation of the Directors, make a call on the Members of such amount as the meeting fixes but so that the call on each Member shall not exceed the dividend payable to him and so that the call be made payable at the same time as the dividend, and the dividend may, if so arranged between the Company and the Member, be set off against be calls.

Unclaimed dividend.	164.	No unclaimed dividend shall be forfeited and all unclaimed dividends shall be dealt with in accordance with the provisions of Section 205 A and Section 205 B of the Act.

		CAPITALISATION

Capitalisation.	165.	(1) Any General Meeting of the Company may resolve that any Capitalization amounts standard to the credit of the Share Premium Account or the Capital Redemption Reserve Account or any moneys, investments or other assets forming part of the undivided profits including profits or surplus moneys arising from the realization and (where permitted by the law) from the appreciation in value of any capital assets of the Company standing to the credit of the General Reserve or any other Reserve or Reserve Fund or any other Fund of the Company or in the hands of the Company and available for dividend be capitalized:-

a)	by the issue and distribution, as fully paid-up, of shares, and to the extent permitted by the Act, debentures, debenture-stock, bonds or other obligations of the Company; or

b)	by crediting shares of the Company, which may have been issued and are not fully paid-up, with the whole or any part of the sum remaining unpaid thereon.

PROVIDED THAT any amounts standing to the credit of the Share Premium Account or the Capital Redemption Reserve Account shall be applied only in crediting the payment of capital on shares to be issued to Members as fully paid bonus shares.

(2) Such issue and distribution under sub-clause (1) (a) of this Article and payment to the credit of unpaid share capital under sub-clause (1) (b) of this Article shall be made to, among and in favour of the Members or any class of them or any of them entitled thereto and in accordance with their respective rights and interests and in proportion to the amount of capital paid up on the shares held by them respectively in respect of which such distribution or payment shall be made, on the footing that such Members become entitled thereto as capital.

(3) The Directors shall give effect to any such resolution and shall apply such profits, General Reserve, other Reserve or any other Fund or account as aforesaid as may be required for the purpose of making payment in full of the shares, debentures, debenture-stock, bonds or other obligations of the Company so distributed under sub-clause (1) (a) of this Article or (as the case may be) for the purpose of paying, in whole or in part, the amount remaining unpaid on the shares which may have been issued and are not fully paid-up under sub-clause (1) (b) above: PROVIDED THAT no such distribution or payment shall be made unless recommended by the Directors, and, if so recommended, such distribution and payment shall be accepted by such Members as aforesaid in full satisfaction of their interest in the said capitalized fund.

(4) For the purpose of giving effect to any such resolution, the Directors may settle any difficulty which may arise in regard to the distribution or payment as aforesaid as they think expedient, and, in particular, they may issue fractional certificates and may fix the value for distribution of any specific asset and may determine that any cash payment be made to any Members on the footing of the value so fixed and may vest any such cash, shares, debentures debenture-stock, bonds or other obligation in trustees upon such trusts for the persons entitled thereto as may seem expedient to the Directors, and generally may make such arrangement for the acceptance, allotment and sale of such shares, debentures, debenture-stock, bonds, or other obligations and fractional certificates of otherwise as they may think fit.

(5) When deemed requisite, a proper contract shall be filed in accordance with the Act and the Board may appoint any person to sign such contract on behalf of the Members entitled as aforesaid and such appointment shall effective.

(6) Subject to the provisions of the Act and these Articles, in cases where some of the shares of the Company are fully paid and others are partly paid, such capitalization may be effected by the distribution of further shares in respect of the fully paid shares and by crediting the partly paid shares with the whole or part of the unpaid liability thereon, but so that as between the holders of the fully paid shares and the partly paid shares, the sums so applied in the payment of such further shares and in the extinguishment or diminution of the liability on the partly paid shares shall be applied pro rata in proportion to the amount then already paid or credited as paid on the existing fully paid and partly paid shares respectively.

ACCOUNTS

Directors to keep true accounts.	166.	(a) The Company shall keep at the Office or at such other place in India as the Board thinks fit proper Books of Accounts in accordance with section 209 of the Act with respect to –

(i) all sums of money received and expended by the Company and the matters in respect of which the receipts and expenditure take place;

(ii) all sales and purchases of goods by the Company;

(iii) the assets and liabilities of the Company.

(b) Where the Board decides to keep all or any of the Books of Account at any place other than the Office of the Company, the Company shall within seven days of the decision file with the Registrar a Notice in writing giving the full address of that other place.

(c) The Company shall preserve in good order the Books of Account relating to a period of not less than eight years preceding the current year together with the vouchers relevant to any entry in such Books of Account.

(d) Where the Company has a branch office, whether in or outside India, the Company shall be deemed to have complied with this Article if proper Books of Accounts relating to the transactions effected at the branch office are kept at the branch office and proper summarized returns, made up-to-date at intervals of not more than three months, are sent by the branch office to the Company at its office or other place in India, at which the Company’s Books of Accounts are kept as aforesaid.

(e) The Books of Account shall give a true and fair view of the state of the affairs of the Company or branch office as the case may be, and explain its transactions. The Books of Account and other books and papers shall be open to inspection by any Director during business hours.

167.

The Board shall, form time to time, determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any accounts or books or documents of the Company except as conferred by law or authorized by the Board.

As to inspection of accounts or books by Members.

168.	The Directors shall, from time to time, in accordance with Sections 210, 211, 212, 215, 216 and 217 of the Act, cause to be prepared and to be laid before the Company in General Meeting, such Balance Sheets, Profit and Loss Accounts and Reports as are required by these Sections.	Statement of Accounts to be furnished to General Meeting.

169.	A copy of every such Profit and Loss Account and Balance Sheet (including the Auditors’ Report and every other document required by law to be annexed or attached to the Balance Sheet) shall at least twenty-one days before the meeting at which the same are to be laid before the members, be sent to the members of the Company, to every trustee for the holders of any debenture issued by the Company, whether such member or trustee is or is not entitled to have Notice of General Meeting of the Company sent to him, and to all persons other than such members or trustees being the persons so entitled. Provided that the Board may if it deems fit, instead of sending the said documents as aforesaid, may make copies of the said documents available for inspection at the Registered Office of the Company during working hours for a period of twenty-one days before the date of the meeting and send a statement containing the salient features of such documents in the form prescribed under Section 219 of the Act, to every member of the Company and to every trustee for the holders of any debentures issued by the Company, not less than twenty-one days before the date of the meeting. If the copies of the documents aforesaid are sent less than twenty-one days before the date of the meeting, they shall, notwithstanding that fact, be deemed to have been duly sent if it is so agreed by all the members entitled to vote at the meeting”.	Copies shall be sent to each members.

AUDIT

170.	Auditors shall be appointed and their rights and duties regulated in accordance with Sections 224 to 233 of the Act.	Accounts to be audited.

DOCUMENTS AND NOTICES

171.	A document or notice may be served or given by the Company on or to any Member either personally or by sending it by post to him to is registered address or (if he has no registered	Manner of service of documents or notices on Members by Company.

		address in India) to the address, if any, in India supplied by him to the Company for serving documents or notices on him.

When notice or documents served on Members.	172.	(a) Where a document or notice is sent by post, service of the document or notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the documents or notice : PROVIDED THAT where a Member has intimated to the Company in advance that documents or notices should be sent to him under a certificate of posting or by a registered post with or without acknowledgment due and has deposited with the Company a sum sufficient to defray the expenses of doing so, service of the documents or notice shall not be deemed to be effected unless it is sent in the manner intimated by the Member, and such service shall be deemed to have been effected in the case of a notice of a meeting at the expiration of forty eight hours after the letter containing the document or notice is posted and in any other case, at the time at which the letter would be delivered in the ordinary course of post.

(b) Notwithstanding anything stated in sub-clause (a) hereof, all notices and communications to be sent to foreign shareholders shall, in addition to posting as aforesaid, at the discretion of the Directors, be dispatched by telegram and/or telex.

By Advertisement	173.	A document or notice advertised in a newspaper circulating in the neighbourhood of the Office shall be deemed to be duly served or sent on the day on which the advertisement appears, on or to every Member who has no registered address in India and has not supplied to the Company an address within India for the serving of documents on or the sending of notice to him.

On joint holders.	174.	A document or notice may be served or given by the Company on or to the joint holders of a share by serving or giving the document or notice on or to the joint holder named first in the Register of Members in respect of the share.

On personal representatives, etc.	175.	A document or notice may be served to given by the Company on or to the persons entitled to a share in consequence of the death or insolvency of a Member by sending it through the post in prepaid letter addressed to them by name or by the title or representative of the deceased, or assignee of the insolvent or by any like description, at the address (If any) in India supplied for the purpose by the persons claiming to be entitled, or until such an address has been so supplied by serving the document or notice in any manner in which the same might have been given if the death or insolvency had not occurred.

To whom documents or notices must be served or given.	176.	Documents or notice or every General Meeting shall be served or given in same manner hereinbefore authorized on or to (a) every Member, (b) every person entitled to a share in consequence of the death or insolvency of a Member, and (c) the Auditor or Auditors for the time being of the Company.

177.	Every person who, by operation of law, transfer or other means whatsoever, shall become entitled to any share, shall be bound by every document or notice in respect of such share, which previously to his name and address being entered on the Register of Members, shall have been duly served on or given to the person from whom he derives his title to such shares.	Members bound by documents or notices served on or given to previous holders.

178.	Any document or notice to be served to given by the Company may be signed by a Director or some person duly authorized by the Board of Directors for such purpose and the signature thereto may be written, printed or lithographed.	Documents or notices by Company and signature therto

179.	All documents or notices to be served or given by Members on or to the Company or any Officer thereof shall be served or given by sending it to the Company or officer at the Office by post under a certificate of posting or by registered post, or by leaving it at the Office.	Service of document or notice by Member.

WINDING UP

180.	The Liquidator on any winding-up (whether voluntary, under supervision or compulsory) may, with the sanction of a special resolution, but subject to the rights attached to any preference share capital, divide among the contributories in specie any part of the assets of the Company and may, with the like sanction, vest any part of the assets of the Company in trustees upon such trusts for the benefit of the contributories as the Liquidator, with the like sanction, shall think fit.	Liquidator may divide assets in specie.

INDEMNITY AND RESPONSIBILITY

181 Every Officer or duly authorized Agent for the time being of the Company shall be indemnified out of the assets of the Company against all liability incurred by him in defending any proceedings arising out of his position as an Officer or as such Agent of the Company, whether civil or criminal, in which judgement is given in his favour or in which he is acquitted or discharged or in connection with any application under Section 633 of the Act in which relief is granted to him by the Court.		Indemnity.

SECRECY CLAUSE

182. (a) Every Director, Manager, Auditor, Treasurer, Trustee, member of a committee, officer, servant, agent, accountant or other person employed in the business of the Company shall, it so required by the Directors, before entering upon his duties, sign a declaration pledging himself to observe strict secrecy respecting all transactions and affairs of the Company with the customers and the state of the accounts with individuals and in matters relating thereto, and shall by such declaration pledge himself not to reveal any of the matters which may come to his knowledge in the discharge of his duties except when required so to do by the Directors or by law or by the person to whom such matters relate and except so far as may be necessary in order to comply with any of the provisions in these presents contained.		Secrecy clause.

(b) No Member shall be entitled to visit or inspect any work of the Company without the permission of the Directors or to require discovery of or any information respecting any details of the Company’s trading, or any matter which is or may be in the nature of a trade secret, mystery of trade, secret process or any other matter which may relate to the conduct of the business of the Company and which in the opinion of the Directors, it would be inexpedient in the interest of the Company to disclose.

Extract of the Minutes of the Seventeenth

Annual General Meeting held on Thursday, the

30th September, 1982 at 4.00 P.M.

“RESOLVED that subject to the confirmation by the Company Law Board, objects Clause III of the Memorandum of Association of the Company be altered by inserting following sub-clauses immediately after sub-clause (8):

(8A) To carry on the business of manufaturing, buying, selling, re-selling exchanging, altering, importing, improving, assembling or distributing and dealing in motor vehicles packages of component parts thereof, trucks, tractors, chassis, motor-cycles, mopeds, scooters, cycle, buses, lorries, omnibuses, engines, locomitives, turbines, tanks, ships, boats, barges, launches, aeroplanes, airships, seaplanes, balloons and aircrafts of every description and other vehicles and components of motor vehicles replacement parts, tools, implements, spare parts, accessories, materials and products for the transport or conveyance of passengers, merchandise and goods of every description whether propelled or used by electricity, steam, oil vapour, gas, petroleum or any other motive or mechanical power.

(8B) To carry on the business as structural engineers, construction engineers, mechanical engineers, electrical engineers, automobile engineers, fabricators, iron founders, fitters, wire - drawers, tool - makers, enamellers, electroplaters, painters, manufatures of machinery, tools, equipment, metal workers, smiths, wood-workers and metallurgists and in particular to manufacture and fabricate Engineering goods, machine tools, precision instrument, pneumatic tools structural steels and material handling equipment.

Further resolved that the Board of Directors be and is hereby authorised to accept such amendments or alterations to the above object clauses (8A) and / (8B) as may be directed by the Company Law Board and which the Board of Directors may in its discretion deem fit.”

Extract of the Minutes of the Eighteenth Annual General Meeting held on Tuesday, the 6 September, 1983 at 10.00 A.M.

“RESOLVED that the Articles of Association of the Company be and they are hereby amended as under:

After the existing Article 20 (a), insert the following new Article numbered as 20 (b) Notwithstanding the provisions contained in Article 20 (a), the Board of Directors may refuse applications for issue of share certificates for sub-division or consolidation of shares into denominations of less than 25, except when such sub-division or consolidation is required to be made to comply with a statutory order or an order of a competent Court of Law.”

The Existing Article 20(b) re-numbered as 20(c).

“RESOLVED that the Articles of Association of the Company be and they are hereby amended as under :

After the existing Article 58 insert the following new Article numbered as 58A.

‘Without prejudice to Article 58, the Directors shall be entitled to refuse an application for transfer of less than 25 equity shares of the Company subject, however, to the following exceptions:

(a)	Transfer of equity shares made in pursuance of any statutory order or an order of competent Court of Law.

(b)	Transfer of the entire holding of equity shares of a member, which is less than 25, to one or more transferees provided that the total holding of the transferee or each of the transferees, as the case may be, will not be less than 25 shares after the said transfer.”

Extract of the Minutes of the Twentieth Annual General Meeting held on

Saturday, the 28 September, 1985 at 4.00 p.m.

“RESOLVED that subject to the confirmation by the Company Law Board, Objects Clause III of the Memorandum of Association of the Company be altered by inserting the following sub-clause immediately after sub-clause (8B):

(8C) To carry on the business of manufacturing, converting, altering, processing, assembling, improving, buying, selling, exchanging, importing, exporting, operating, distributing or otherwise dealing in any or all the following items, namely,

i.	Electronic and electrical equipment, instruments, components and parts for consumer electronics and appliances, tele-communications, space application, computers, automotive electronics, industrial applications including integrated circuits and packages, semi conductor devices, chips, television sets, radios, amplifiers, tape recorders, video recorders, computers and computer peripherals, monitors, micro processors, logic controllers and other control equipment, all types of radar, transmitters and receivers, telephone switching equipment and systems, calculators and digital electronic devices and instruments, testing and research;

ii.	Pig Iron and all types of steel including alloy, special steels, stainless steel, cold and hot rolled steel, all types of materials required for manufacture of the same, and raw materials for these processes including charcoal and other component chemicals and compounds, and all kinds of downsteam products including re-rolled sections, i.e., flats, angles, rounds, T. Iron, squares, hexagons, rails, joints, channels, steel strips, sheets, plates, deformed bars, plain and cold twisted bars, bright bars, shafting and steel structure;

iii.	Equipment for production and conservation of energy covering non-conventional and renewable/non-renewable sources of energy including wind driven generators, solar powered equipment and all types of batteries and accumulators and the components, parts and accessories thereof;

iv.	Textile goods, finished leather goods and all types of apparels and accessories,

v.	All types of furniture for home, office and hotel use and appliances connected with the same including upholstery, furnishings, items of interior decoration, light fitting and handicrafts.”

Extract of the Minutes of the Twenty First Annual General Meeting held on

Friday, the 26 September, 1986 at 4.00 p.m.

“RESOLVED that the authorised capital of Company be increased from Rs. 4,00,00,000 to Rs. 10,00,00,000 by creation of 60,00,000 further Equity Shares of Rs. 10 each ranking pari passu with the existing equity shares and that the Clause V of the Memorandum of Association of the Company be altered accordingly.”

Extract of the Minutes of the Twenty Second Annual General Meeting held on

Saturday, the 26th September, 1987 at 3.30 p.m.

“RESOLVED that the words “Union Territory of Goa” appearing in Clause II of the Memorandum of Association of the Company be replaced by the words “State of Goa.”

Extract of the Minutes of the Twenty Third Annual General Meeting held on

Monday, the 7th November, 1988 at 3.30 p.m.

“RESOLVED that the Articles of Association of the Company be altered by substituting the figure “Rs. 750/-” for the figure “Rs. 250/-” occuring in Article 117(c).”

Extract of the Minutes of the Twenty Fourth Annual General Meeting held on

Saturday, the 30th September, 1989 at 4.00p.m.

“RESOLVED that the Articles of Association of the Company be altered pursuant to section 31 of the Companies Act, 1956 (“the Act”) in the following manner.

i.	In Article 2 the existing definition of the word “Secretary” be deleted and the following be substituted in its place.

“Secretary” means the Company Secretary within the meaning of clause (C) of subsection (1) of section 2 of the Company Secretaries Act, 1980 (56 of 1980) and includes any other individual possessing the prescribed qualifications and appointed to perform the duties which may be performed by a Secretary under the Act and any other ministerial or administrative duties.

ii.	Article 6 shall be deleted and the following be substituted in its place:

6. Subject to the provisions of Section 80 of the Act; the Company shall have the power to issue Preference Shares which are or at the option of the Company are liable, to be redeemed on or within the expiry of a period of ten years from the date of then issue and the resolution authorizing such issue shall prescribe the manner, terms and conditions of redemption.

iii.	Article 58 and 58A shall be deleted and the following be substituted in their place.

58. Subject to the provisions of Section 111 of the Act, and Section 22A of the Securities Contacts (Regulation) Act 1956, the Board may at its absolute and uncontrolled discretion and without assigning any reason, decline to register or acknowledge any transfer of shares or debentures or any other scrip or security whether fully paid or not (not withstanding that the proposed transferee be already a member) but in such cases it shall, within one month from the date on which the instrument of transfer was lodged with the Company, send to the transferee and the transferor notice of the refusal to register such transfer provide that the registration of a transfer shall not be refused on the ground that the transferor being either alone or jointly with any other person or persons indebted to the Company on any account whatsoever, except a lien on shares.

iv.	Article 87 shall be deleted and the following be substituted in its place;

87. At any General Meeting, a resolution put to vote of the meeting shall be decided on a show of hands, unless a poll is (before or on declaration of the result on a show of hands) ordered to be taken by the Chairman of the meeting of his own motion or demanded by any member or members present in person or by proxy and holding shares in the Company which confer a power to vote on the resolution not being less than one tenth of the total voting power in respect of the resolution or on which an aggregate sum of not less than fifty thousand rupees has been paid up, and unless a poll is so ordered to be taken or demanded, a declaration by the Chairman that a resolution has, on a show of hands, been carried or carried unanimously or by a particular majority or lost, and an entry to that effect in the Minute Book of the Company shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against that resolution.

v.	After the existing Article 115, the following Article be inserted numbered as 115A:

115A. A person who is not a retiring director shall, subject to the provisions of the Act, be eligible for appointment to the office of director at any general meeting, if he or some member intending to propose him has, not less than fourteen days before the meeting, left at the office of the Company a notice in writing under his hand signifying his candidature for the office of director or the intention of such member to propose him as a candidate for that office, as the case may be, along with a deposit of five hundred rupees, which shall be refunded to such person or as the case may be, to such member, if the person succeeds in getting elected as a director.

vi.	Article 169 shall be deleted and the following be substituted in its place:

169. A copy of every such profit and Loss Account and Balance Sheet (including the Auditors’ Report and every other document required by law to be annexed or attached to the Balance Sheet) shall at least twenty - one days before the meeting at which the same are to be laid before the members, be sent to the members of the Company, to every trustee for the holders of any debentures issued by the Company, whether such member or trustee is or is not entitled to have Notices of General Meetings of the Company sent to him, and to all persons other than such members or trustees being the persons so entitled.

Provided that the Board may if it deems fit, instead of sending the said documents as aforesaid, may make copies of the said documents available for inspection at the Registered Office of the Company during working hours for a period of twenty-one days before the date of the meeting and send a statement containing the salient features of such documents in the form prescribed under Section 219 of the Act, to every member of the Company and to every trustee for the holders of any debentures issued by the Company, not less than twenty-one days before the date of the meeting. If the copies of the documents aforesaid are sent less than twenty-one days before the date of the meeting, they shall, notwithstanding that fact, be deemed to have been duly sent if it is so agreed by all the members entitled to vote at the meeting.”

Extract of the Minutes of the Extraordinary General Meeting held on

Tuesday, the 30th March 1993 at 4.00 p.m.

“RESOLVED that the authorised capital of the Company be increased from Rs. 10,00,00,000 (Rupees Ten Crores) divided in 1,00,00,000 equity shares of Rs. 10 each to Rs. 20,00,00,000 (Rupees Twenty Crores) divided into 2,00,00,000 equity shares of Rs. 10 each, by creation of 1,00,00,000 new equity shares of Rs. 10 each and that such shares with rank pari passu in all respects with the existing equity shares of the Company and that Clause V of the Memorandum of Association of the Company be altered accordingly.”

RESOLVED that the existing Article 117(c) be replaced, with a new Article reading as under ‘117 (c) A director (excluding a Managing or Wholetime Director, if any) for attending a Meeting of the Board or Committee thereof shall be entitled to a fee to the extent of the maximum prescribed under the Act.’

Extract of the Minutes of the Thirty First Annual General Meeting held on

Wednesday, the 4 December, 1996 at 4.30 p.m.

“RESOLVED that the present Article 110 of the Articles of Association of the Company be deleted and the following be substituted therefore:

110	(a)	Not less than two third of the total number of Directors shall (i) be persons whose period of office is liable to determination by retirement of Directors by rotation and (ii) save as otherwise expressly provided in the Articles be appointed by the Company in general meeting.

(b)	Subject to the provisions of Section 256 of the Act and Articles 111,112,112A,112B, 113, 114, 115 and 130 at every Annual General Meeting of the Company, one third of such of the Directors for the time being as are liable to retire by rotation or if their number is not three or a multiple of three, the number of nearest to one-third shall retire from office. The Directors appointed pursuant to Article 111, 112, 112A, 112B and 130 shall not be subject to retirement under this Article and shall not be taken into account in determining the rotation of retirement or the number of Directors to retire. In the following Articles, a “retiring Director” means a Director retiring by rotation.

(c)	Subject to Section 284 (5) of the Act the Directors to retire by rotation under Article 110 B at every Annual General Meeting shall be those who have been longest in Office since their last appointment, but as between persons who become directors on the same day, those who are to retire shall, in default of and subject to any agreement among themselves be determined by lot.

(d)	A retiring Director shall be eligible for re-election.

(e)	Subject to Sections 258, 259, 261 and 284 of the Act, the Company at the General Meeting at which a Director retires in manner aforesaid may fill up the vacancy by appointing the retiring Director or some other person there to.

(f)	A. If the place of the retiring Director is not filled up and the meeting has not expressly resolved not to fill the vacancy, the meeting shall stand adjourned till the the same day in the next week, at the same time and place, or if that day is a public holiday till the next succeeding day which is not a public holiday, at the same time and place.

B. If at the adjourned meeting also, the place of the retiring Directors is not filled up and that meeting also had not expressly resolved not to fill the vacancy of the retiring Director shall be deemed to have been re-appointed at the adjourned meeting unless

I.	At the meeting or the previous meeting a resolution for the re-appointed of such Director has been put to the meeting and lost;

II.	The retiring Director has, by a notice in writing addressed to the Company or its Board of Directors, expressed his unwillingness to be so re-appointed;

III.	He is not qualified or is disqualified for appointment

IV.	A resolution, whether Special or Ordinary, is required for his appointment or reappointment in virtue of any provisions of the Act; or

V.	The proviso to sub-section (2) of section 263 of the Act is applicable to the case,”

Extract of the Minutes of the Thirty Sixth Annual General Meeting held on

Thursday, the 27th September, 2001 at 11.00 a.m.

“RESOLVED that the present Articles of Association of the Company be altered pursuant to Section 31 of the Companies Act, 1956 in the following manner :

I.	The following clauses be inserted in the existing Article 2 of the Articles of Association of the Company alphabetically at appropriate places:

Beneficial Owner	“ ‘Beneficial Owner’ means the beneficial owner as defined in clause (a) of Sub-section (1) of Section 2 of the Depositories Act, 1996 and every person holding equity shares of the Company and whose name is entered as Beneficial Owner in the records of a depository shall be deemed to be Member of the Company.”

Depository Act	“ ‘Depository Act’ means the Depositories Act, 1996 and shall include any statutory modification (s) or re-enactment thereof for the time being in force.”

Depository	“ ‘Depository’ shall mean a Depository as defined under clause (e) of sub-section (1) of section 2 of the Depositories Act, 1996.”

Employees stock option	“ ‘Employees stock option’ means the option given to the whole-time directors, officers or employees of a company, which gives such directors, officers or employees the benefit or right to purchase or subscribe at a future date, the securities offered by the company at pre-determined price.”

Securities	“ ‘Securities’ means securities as defined in clause (h) of section 2 of the Securities Contracts (Regulation) Act, 1956 (42 of 1956) and includes hybrids.”

Share with differential rights	“ ‘Share with differential rights’ means a share that is issued with differential rights in accordance with the provisions of section 86.”

“ For the existing definition of “Dividend” the following shall be substituted namely; Dividend “ Dividend includes any interim dividend.”

II.	To insert the following proviso in Article 5 of the Articles of Association of the Company:

“PROVIDED that the Company may issue the equity share capital with differential rights as to dividend, voting or otherwise in accordance with section 86 of the Act and rules framed pursuant there to.”

III.	To insert in Article 14 (C) after the words “ to subscribe for shares”, the words “ or to subscribe for Employees stock option.” “ or to subscribe for Share with differential rights”, or to subscribe for Sweat equity shares.”

IV.	To insert the following new clause D after clause C in Article 20 of the Articles of Association of the Company:

	“Notwithstanding anything contained in section 79 of the Act, the company may issue sweat equity shares of a class of shares already issued, subject to the terms and conditions prescribed in section 79A of the Act.”	Issue of Sweat Equity shares

V.	To add the following proviso in Article 15 of the Articles of Association of the Company:

“PROVIDED that the Board of Directors may issue shares with differential voting rights subject to provision of Article 5 of the Articles of Association or Sweat equity shares subject to Article 14D of the Articles of Association or Employees stock option subject to section 81 of the Act.”

VI.	To insert the following new clause D after clause C in Article 20 of the Articles of Association of the Company:

“ No certificate of any share or shares shall be issued where such shares are being half in an electronic and fungible form as per the provisions of the Depositories Act 1996.”

VII.	The existing Articles of Association of the Company be re-numbered as Article 23 (l) and following new clauses be added:

	“(2) Every holder of shares, debentures or securities of the company may, at any time, nominate, in the prescribed manner, a person, to whom his or her shares debentures or securities shall vest in the event of his or her death. Where such shares, debentures or securities are held by more than one person, jointly, the joint holders may together nominate, in the prescribed manner, a person to whom all the rights in the shares, debentures or securities of the company shall vest in the event of death of all the joint holders. Where nomination has been made as aforsaid, which confers on the nominee, the right to vest the shares, debentures or securities of the company, the nominee shall, on the death of the share holders or the holders of debentures or holder of the securities of the company or on the death of joint holders, as the case may be, entitled to all the rights in	Facility of Nomination

the shares, debentures or securities of the company or of the joint holders in relation to such shares, debentures or securities, to the exclusion of all other persons, until the nomination is varied or cancelled, the right of the nominee shall remain valid and effectual, notwithstanding anything contained in any other law for the time being in force or in any disposition, whether testamentary or otherwise. Where the nominee is a minor, it shall be lawful for the holder of the shares, debentures or securities, to make nomination to appoint, in the prescribed manner, any person to become entitled to shares, debentures or securities of the company, in the event of his or her death, during the minority of the nominee. A nominee, upon the production of such evidence as may be required by the Board, elect either to be registered as holder of the shares, debentures or securities, as the case may be, or to make such transfer of the shares, debentures or securities, as the deceased shareholder or debenture holder or security holder could have made. All the provisions of Sections 109A and 109B of the Act shall apply.”

	VIII.	The existing Article 24 of the Articles of Association of the Company be re-numbered as Article 24(1) and new clauses be added:

Power of company to purchase its own securities		“(2)	Notwithstanding the provision contained in Article 24 (1), the Company may purchase its own shares or other specified securities out of
(i) its free reserves; or
(ii) the securities premium account; or
(iii) the proceeds of any shares or other specified securities. Subject to provisions. of sections 77 A, 77AA & 77B of the Act.”

	IX.	The existing Article 53 of the Articles of Association of the Company be re-numbered as Article 53(l) and following new clauses be added:

Beneficial Owner deemed as member		“(2)	Nothing contained in “clause (1)” of Article 53 shall apply to transfer of Security effected by the transferor and the transferee both of whom are entered as Beneficial Owners in the records of a Depository.”

Securities in Fungible form		“(3)	In the case of transfer of shares or other marketable securities where the Company has not issued any certificates and where such shares or securities are being held in an electronic and fungible form, the provisions of the Depositories Act, 1996 together with its amendments, if any, shall apply.”

Transfer of Depository Shares and Debentures		“(4)	The provisions contained in this Articles of Association with regard to transfer or transmission of shares, debentures or any other securities effected by the transferor and the transferee both of whom are entered as beneficial owners in the records of a depository.”

Rectification of Register on Transfer		“(5)	With regard to the rectification of Register on transfer, all the provisions of Section 111A of the Act, as may be in force from time to time shall also apply.”

Allotment of Shares and Debentures under Depository		“(6)	Notwithstanding anything contained in sub-section (I) of Section 113 of the Act or any modification(s) or re-enactment(s) thereof, where the shares, debentures or any other securities are dealt with in a depository, the Company shall intimate the details thereof to the depository immediately on allotment of such shares, debntures or any other Securities as far as practicable.”

	“(7)	Provisions contained in this Articles of Association about recording distinctive numbers of shares or debenture holder respectively in the Register of Members or Register of Debenture holders of the Company shall not apply to the shares or debentures or any securities which are held with a depository.”	Distinctive numbers not required under Depository

	“(8)	The Register and Index of Beneficial Owners maintained by a depository under Section 11 of the Depositories Act, 1996, shall also be deemed to be a Register and Index of Members and Register and Index of Debenture holders, as the case may be, for the purposes of this Articles of Association and the Act.”	Register and Index of Beneficial Owner

X.

The existing Article 87 of the Articles of Association of the Company be re-numbered as Article 87(1) and the following new clause be added:

“(2) Notwithstanding anything contained herein in the Articles of Association of the Company, in the case of resolutions relating to such business as the Central Government may by notification declare to be conducted only by postal ballot, the Company shall get such resolution passed by means of a postal ballot or electronic mode in terms of Section 192A of the Companies Act, 1956, as amended, instead of transacting the business in General Meeting of the Company.”

XI.	The existing Article 118 of the Articles of Association of the Company be re-numbered as Article 118(1) and following new clauses be added:

	“(2)	A person shall not be capable of being appointed Director of the Company if he is disqualified under the provisions of section 274 for the time being in force and any other provision contained in the Companies Act, 1956.”

XII.	To replace in Article 152(10) the words “370 and 372” by the words “and 372A.”

XIII.	To add the following words at the end of Article 159 of the Articles of Association: “ Subject to provisions of section 205 of the Act.”

XIV.

To insert in Article 168 after the words “Section 205A” the words “and Section 205B.”

“RESOLVED FURTHER that the Board of Directors be and are hereby authorized to make such amendments in the Articles of Association as may also be consequential or necessary as a result of the amendments aforesaid in the Articles of Association as also to take other steps as may be necessary, desirable or proper to give effect to this resolution.”

Extract of the Minutes of the Extraordinary General Meeting

held on Tuesday 25th January 2005 at 3.30 p.m.

1.	“RESOLVED that pursuant to Section 16 and Section 94 and other applicable provisions of the Companies Act, 1956, the Authorised Share Capital of the Company be increased from Rs. 20,00,00,000 (Rupees Two Hundred Million) divided into 2,00,00,000 equity shares of Rs. 10 each to Rs. 50,00,00,000 (Rupees Five Hundred Million) divided into 5,00,00,000 equity shares of Rs. 10 each, by creation of 3,00,00,000 new equity shares of company Rs. 10 each and that such shares will rank pari passu in all respects with the existing equity shares of the company and consequently the existing clause V of the Memorandum of Association of the Company be and is hereby altered by deleting the same and substituting in place and instead thereof, the following as new clause V.

The Authorized Share Capital of the Company will be Rs. 50,00,00,000 (Rupees Five Hundred Million) divided into 5,00,00,000 (Rupees Fifty Million) equity shares of Rs. 10/- (Rupees ten) each with the rights, privileges and conditions attaching thereto as are provided by the Articles of Association of the Company for the time being, with power to divide the shares in the capital for the time being into several classes and to attach thereto respectively such preferential, qualified, or special rights, privileges or conditions as may be determined by or in accordance with the Articles of Association of the Company for the time being and to vary, modify or abrogate any such rights, privileges or conditions in such manner as may be permitted by the Companies Act, 1956 or provided by the Articles of Association of the Company for the time being.”

2.	“RESOLVED that pursuant to the provisions of Article 165 of the Articles of Association of the Company and recommendation of the Board of Directors and subject to the guidelines issued by the Securities and Exchange Board of India and such approvals as may be required in this regard, consent of the members be and hereby accorded to the Board of Directors of the Company (hereinafter referred to as the Board which expression shall be deemed to include a committee of Directors duly authorized in this behalf) for capitalization of such of General Reserves of the Company as may be considered necessary by the Board for the purpose of issue of bonus shares of Rs. 10/- each, credited as fully paid-up shares to the holders of existing equity shares of the Company whose names appear in the Register of Members on such date as may be fixed in this regard, in the proportion of One equity share for every One existing equity share held by them.

RESOLVED FURTHER that such bonus equity shares shall be subject to the Memorandum and Articles of Association of the Company and shall rank pari Passu in all respects with and carry the same rights as the existing equity and shall be entitled to participate in any dividend in full to be declared Financial Year 2004-05 except that of the interim dividend paid for the Financial Year 2004-05.

RESOLVED FURTHER that no letters of allotment be issued with respect to additional equity shares but the Share Certificates of Shareholders who hold their existing equity shares in physical form in respect of the new equity shares shall be completed and ready for despatch within Two (2) months and Direct credit of additional equity shares in Electronic form shall be completed within One (1) month from the date of allotment thereof.

RESOLVED FURTHER that the allotment and issue of fully paid new equity shares as bonus shares to the extent that they relate to Non-Resident India (NRI), Persons of Indian Origin (PIO)/Overseas Corporate Bodies (OCBs) a other Foreign investors of the Company shall be subject to the compliance of the requirements of Reserve Bank of India under FEMA, as may be necessary.

RESOLVED FURTHER for the purpose of giving effect to this resolution, the Board of Directors be and hereby authorized to take all such steps for giving such direction as may be necessary or desirable and to settle any questions or difficulties whatsoever that may arise with regard to the issue, allotment and distribution of the new equity shares as the Board may, in its absolute discretion, deem fit.”

No. 12/310/2006 - CL. VII

GOVERNMENT OF INDIA

MINISTRY OF COMPANY AFFAIRS

REC. ON                                          SHASTRI BHAVAN, 5TH FLOOR A WING

New Delhi, Date:- 15th February, 2007

To

M/s. Sesa Goa Ltd.,

Sesa Ghor, 20, EDC Complex,

Patto, Panajim,

Goa-403 001

Subject:- Approval of the Central Government under section 268 of the Companies Act, 1956.

Gentleman,

With reference to the correspondence resting with your letter No. NIL dated 11.12.2006, I am directed to say that subject to the provisions of Section 255 of the Companies Act, 1956 the Central Government has been pleased to approve under section 268 thereof, the deletion of Article 130 and substitution of new Article in place of existing 110 (b) of Articles of Association of the Company as under:-

Article 110 (b) shall be deleted and the following substituted in its place:-

“110 (b) subject to the provisions of Section 256 of the Act and Articles 111, 112, 112A, 112B, 113, 114 and 115 at every Annual General Meeting of the company, one-third of the Directors for the time being as are liable to retire by rotation or if their number is not three or a multiple of three, the number nearest to one-third shall retire from office. The directors appointed pursuant to Article 111, 112, 112A and 112B Shall not be subject to retirement under this Article and shall not be taken into account in determining the rotation of retirement or the number of Directors to retire. In the following Articles,” retiring Directors (s)” means director (S) retiring by rotation.”

To delete the following proviso in Article 130 of the Articles of Association of the Company:-

“PROVIDED THAT so long as the Board consists of Director or Directors appointed in pursuance of Article 111, such Director or Directors only shall be entitled to be appointed as Managing/Whole-time Directors.”

2. The approval accorded is further subject to the following modifications/conditions:-

(i) The approval of the Central Government would be required to increase the number of Directors beyond 12.

ii) The company shall pass a special Resolution in their regular Annual General Meeting to give effect to the aforesaid standard clauses.

3. The above approval has been accorded without prejudice to any change in the Government’s policy or any action that may be taken in pursuance of the provisions of the Companies Act, 1956 or any amendments thereto that may be enacted by Parliament from time to time.

4. This letter is issued by order and in the name of the President of India.

Yours faithfully,

(MANOJ KUMAR ARORA)

DIRECTOR

Ph. 23389403

(No. of corrections Nil)

CERTIFIED TRUE COPY OF THE RESOLUTION

PASSED BY THE SHAREHOLDERS THROUGH

POSTAL BALLOT UNDER NOTICE DATED 16TH MAY 2008

AND RESULTS DECLARED ON 30th JUNE 2008

“RESOLVED that pursuant to the provisions of Sections 13, 16 and all other applicable provisions, if any, of the Companies Act, 1956, including any amendments thereto or re-enactments thereof, the Memorandum of Association of the Company, be and is hereby altered as follows.

The existing Clause V of the Memorandum of Association of the Company be deleted by substitution in its place and stead the following clause as new Clause V:

V “The Authorized Share Capital of the Company will be Rs. 100,00,00,000 (Rupees One hundred crore) divided into 100,00,00,000 (One hundred crore) equity shares of Re 1/-(Rupee one) each with the rights, privileges and conditions attaching thereto as are provided by the Articles of Association of the Company for the time being, with power to divide the shares in the capital for the time being into several classes and to attach thereto respectively such preferential, qualified, or special rights, privileges or conditions as may be determined by or in accordance with the Articles of Association of the Company for the time being and to vary, modify or abrogate any such rights, privileges or conditions in such manner as may be permitted by the Companies Act, 1956 or provided by the Articles of Association of the Company for the time being.”

RESOLVED FURTHER that the alteration of the Memorandum of Association shall be effective and simultaneous with the allotment of Bonus Shares by the Board of Directors or a Committee thereof.”

CERTIFIED TRUE COPY OF THE SPECIAL

RESOLUTION PASSED BY THE SHAREHOLDERS

THROUGH

POSTAL BALLOT UNDER NOTICE DATED 29TH SEPTEMBER

2008

AND RESULTS DECLARED ON 17TH NOVEMBER

2008

“RESOLVED that pursuant to section 17 and section 192A of the Companies Act, 1956 read with the companies (Passing of the resolution by Postal Ballot) Rules, 2001 and all other applicable provisions, if any, of the Companies Act, 1956 (hereinafter referred to as “the Act”), including any statutory modification or re-enactment thereof for the time being in force; the Object Clause, i.e. Clause III of the Memorandum Association of the Company be altered by insertion of the following sub-clause (8D) after the existing sub-clause (8C):

(8D)(i)To construct, develop, maintain, build, operate equip, hire or otherwise deal with ports, shipyard, jetties, harbours, docks, ship breaking, ship repair, ship building at any port in India or elsewhere.

(ii)	To carry on business of inland and sea transport including goods, passengers and mail, shippers, ship agents, ship underwriters, ship managers, tug owners, barge owners, loading brokers, freight brokers, freight contractors, stevedores, warehouseman, Wharfingers and building, assembling, fitting, constructing, repairing, servicing and managing ships, seagoing vessels for inland waterways.

(iii)	To carry on in India and in any part of the world the business to construct, erect, build, buy, sell, give or take on lease or license, repair, remodel, demolish, develop, improve, own, equip, operate and maintain, ports and port approaches, breakwaters for protection of port or on the fore shore of the port or port approaches with all such convenient arches, drains, lending places, hard jetties, floating barges or pontoons, stairs, fences, roads, railways, sidings, bridges, tunnels and approaches and widening, deepening and improving any portion of the port or port approaches, light houses, light ships, beacons, pilot boats or other appliances necessary for the safe navigation of the ports and the port approaches and to build highways, roads, parks, streets, sideways, building structure, building and ware houses and to construct and establish, dry docks, shipways and boat basins and workshops to carry out repairs or overwhelming of vessels, tugs, boats, machinery or appliances.

(iv)

To establish and develop Special Economic Zones and Industrial Estates/Parks and to carry on the business of properties developers, builders, creators, operators, owners, contractors of all and any kind of Infrastructure facilities and services including cities, towns, roads, seaports, airports, hotels, airways, railways, tramways, mass rapid transport system, cargo movement and cargo handling including mechanised handling system and equipment, shipyard, land development, water desalination plant, water treatment & recycling facilities, water supply & distribution system, solid waste management, effluent treatment facilities, power generation, transmission, distribution, power trading, generation and supply of gas or any other form of energy, environmental protection and pollution control, public utilities, security services, municipal services, clearing house agency and stevedoring services and of like infrastructure facilities and services viz., telecommunication, cell services, cable and satellite communication networking, data transmission network, information technology network, agriculture and food processing zone, textile & apparel park, automobile & auto ancillaries park, chemical park, drugs & pharmaceuticals parks, light & heavy engineering park, trading & warehousing zone, gem and jewellery and other industrial parks, factory buildings, warehouses, internal container depots, container freight station, clearing houses, research centre, trading centers, school and educational institutions, hospitals, community centre, training centers, hostels, places of worship, courts, markets, canteen, restaurants, residential complexes, commercial complexes and other social infrastructures and equip the same with all or any amenities, other facilities and infrastructure required by the various industries and people, entertainment centers, amusement park, green park, recreational zone, import & export house, to purchase, acquire, take on lease or in exchange or in any other lawful manner land, building, structures to promote industrial, commercial activity for inland and foreign trade, to carry on the business of international financial services centers, banks, insurance, postal services, courier services and to purchase plant & machineries, tools and equipment and to carry on business of import and export, buying, selling, marketing and to do government liaison work and other work.’

RESOLVED FURTHER that for the purpose of giving effect to the above resolution, the Board of Directors of the Company (which expression shall include any Committee of Directors) or any officer authorised by it be and is hereby authorised to do all such acts, deeds, matters and things as it may, in its absolute discretion deem necessary or desirable.”